                                                                    Exhibit 10.7


================================================================================



            U.S. $188,500,000 FLOATING RATE PUBLIC COMPANY NOTES DUE
                                  JULY 9, 2006

                                    INDENTURE


                            Dated as of June __, 2004

                                     between

                            THE ISSUERS NAMED HEREIN,

                                   as Issuers,


                                       and


                        LASALLE BANK NATIONAL ASSOCIATION

                                 as Note Trustee


                                   Secured by:

                 The Properties Identified on Schedule B Hereto






================================================================================

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
                                                  TABLE OF CONTENTS

                                                                                                              PAGE

                                  ARTICLE I DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.      Definitions....................................................................................6
Section 1.2.      Principles of Construction....................................................................47

                                                 ARTICLE II GENERAL

Section 2.1.      The Notes.....................................................................................48
Section 2.2.      Interest......................................................................................63
Section 2.3.      Repayment.....................................................................................68
Section 2.4.      Prepayment....................................................................................69
Section 2.5.      Release of Properties.........................................................................71
Section 2.6.      Intentionally Omitted.........................................................................75
Section 2.7.      Interest Rate Cap Agreements..................................................................75
Section 2.8.      Rule 144A Information.........................................................................76

                                          ARTICLE III CONDITIONS PRECEDENT

Section 3.1.      Conditions Precedent..........................................................................77
Section 3.2.      Reliance Language.............................................................................81

                                      ARTICLE IV REPRESENTATIONS AND WARRANTIES

Section 4.1.      Issuers' Representations......................................................................82
Section 4.2.      Survival of Representations...................................................................99

                                           ARTICLE V AFFIRMATIVE COVENANTS

Section 5.1.      Covenants of the Issuers......................................................................99

                                            ARTICLE VI NEGATIVE COVENANTS

Section 6.1.      Negative Covenants of the Issuers............................................................110

                                   ARTICLE VII ALTERATIONS AND EXPANSIONS; LEASING

Section 7.1.      Alterations and Expansions...................................................................118
Section 7.2.      Leasing......................................................................................122

                                       ARTICLE VIII CASUALTY AND CONDEMNATION

Section 8.1.      Insurance; Casualty and Condemnation.........................................................122


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
                                          ARTICLE IX ACCOUNTS AND RESERVES

Section 9.1.      Establishment and Maintenance of Cash Management Deposit Account.............................132
Section 9.2.      Reserve Accounts.............................................................................133
Section 9.3.      Tax and Insurance Escrow Account.............................................................143
Section 9.4.      Disbursements from the Deposit Account and the Holding Account; Issuers'
                  Obligation to Fund Deposit Account...........................................................145
Section 9.5.      No Release if Event of Default Exists........................................................147
Section 9.6.      Grant of Security Interest; Rights upon Default..............................................148
Section 9.7.      Note Trustee Not Responsible.................................................................148
Section 9.8.      Inspections; Undertaking of Work.............................................................148
Section 9.9.      Bankruptcy...................................................................................149

                                                 ARTICLE X DEFAULTS

Section 10.1.     Events of Default............................................................................150
Section 10.2.     Remedies.....................................................................................153
Section 10.3.     Remedies Cumulative..........................................................................153

                                           ARTICLE XI PROPERTY MANAGEMENT

Section 11.1.     Property Management..........................................................................154

                                              ARTICLE XII MISCELLANEOUS

Section 12.1.     Survival.....................................................................................155
Section 12.2.     Permitted Investments; Eligible Accounts; Eligible Institutions..............................155
Section 12.3.     Governing Law; Consent to Jurisdiction.......................................................155
Section 12.4.     Modification, Waiver in Writing..............................................................157
Section 12.5.     Delay Not a Waiver...........................................................................157
Section 12.6.     Notices......................................................................................157
Section 12.7.     Trial by Jury................................................................................158
Section 12.8.     Headings.....................................................................................158
Section 12.9.     Severability.................................................................................158
Section 12.10.    Preferences..................................................................................158
Section 12.11.    Waiver of Notice.............................................................................159
Section 12.12.    Remedies of Issuers..........................................................................159
Section 12.13.    Expenses; Indemnity..........................................................................159
Section 12.14.    Exhibits and Schedules Incorporated..........................................................160
Section 12.15.    Offsets, Counterclaims and Defenses..........................................................160
Section 12.16.    No Joint Venture or Partnership..............................................................160
Section 12.17.    Publicity....................................................................................161
Section 12.18.    Waiver of Marshalling of Assets..............................................................161
Section 12.19.    Waiver of Counterclaim.......................................................................161
Section 12.20.    Conflict; Construction of Documents..........................................................161
Section 12.21.    Brokers and Financial Advisors...............................................................161
Section 12.22.    No Third Party Beneficiaries.................................................................161

                                       ii

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
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
Section 12.23.    Prior Agreements.............................................................................162
Section 12.24.    Exculpation..................................................................................163
Section 12.25.    Assignability................................................................................164
Section 12.26.    Exculpation of Note Trustee..................................................................165
Section 12.27.    Contribution Among Issuers...................................................................165
Section 12.28.    Joint and Several Obligations................................................................166
Section 12.29.    Note Trustee's Rights........................................................................166
Section 12.30.    Acts of Noteholders..........................................................................166

                                           ARTICLE XIII SERVICE PROVIDERS

Section 13.1.     Retention of Servicer, Securitization Note Trustee...........................................167
Section 13.2.     Rating Surveillance..........................................................................167

                                             ARTICLE XIV SECURITIZATION

Section 14.1.     Sale of Note and Securitization..............................................................167
Section 14.2.     Cooperation with Rating Agencies.............................................................169
Section 14.3.     Securitization Financial Statements..........................................................169
Section 14.4.     Securitization Indemnification...............................................................169

                                               ARTICLE XV THE TRUSTEE

Section 15.1.     Duties of the Note Trustee...................................................................171
Section 15.2.     Rights of Note Trustee.......................................................................173
Section 15.3.     Individual Rights of Note Trustee............................................................174
Section 15.4.     Note Trustee's Disclaimer....................................................................174
Section 15.5.     Notice of Defaults...........................................................................174
Section 15.6.     Compensation and Indemnity...................................................................175
Section 15.7.     Replacement of Note Trustee..................................................................175
Section 15.8.     Successor Note Trustee by Merger.............................................................176
Section 15.9.     Eligibility; Disqualification................................................................176

                                ARTICLE XVI NOTEHOLDERS' LISTS, REPORTS AND MEETINGS

Section 16.1.     Preservation of Information; Communications to Noteholders...................................176
Section 16.2.     Fiscal Year..................................................................................177
Section 16.3.     Voting by Noteholders........................................................................177
Section 16.4.     Purposes for Which Noteholder Meetings May Be Called.........................................177
Section 16.5.     Call, Notice and Place of Meetings...........................................................177
Section 16.6.     Persons Entitled to Vote at Meetings.........................................................177
Section 16.7.     Quorum; Action...............................................................................177
Section 16.8.     Determination of Voting Rights; Conduct and Adjournment of Meetings..........................179
Section 16.9.     Counting Votes and Recording Action of Meetings..............................................179

                                        ARTICLE XVII SUPPLEMENTAL INDENTURES

Section 17.1.     Supplemental Indentures Without Consent of Noteholders.......................................180

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                                      iii

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
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
Section 17.2.     Supplemental Indentures with Consent of Noteholders..........................................181
Section 17.3.     Execution of Supplemental Indentures.........................................................182
Section 17.4.     Effect of Supplemental Indenture.............................................................182
Section 17.5.     Reference in Notes to Supplemental Indentures................................................182

                                       iv

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
SCHEDULES
Schedule A                      -       Issuers
Schedule B-1 - B-8              -       Description of Mortgaged Premises
Schedule C                      -       Allocated Outstanding Principal Amounts
Schedule D                      -       Property Managers and Brands
Schedule E                      -       Intentionally Omitted
Schedule F                      -       Material Agreements
Schedule G                      -       Property Management Agreements
Schedule H                      -       Unfunded Obligations
Schedule I                      -       Form of Monthly Officer Certificate
Schedule 1.1                    -       Deferred Maintenance
Schedule 1.2                    -       Environmental Conditions
Schedule 3.1(o)                 -       Schedule of Financial Statements and Operating Statements
Schedule 4.1(h)                 -       Ground Lease Exceptions
Schedule 4.1(v)                 -       Schedule of Temporary Certificates of Occupancy
Schedule 4.1(w)                 -       Schedule of Properties in Flood Zones
Schedule 4.1(x)                 -       Schedule of Engineering Reports, Environmental Reports and Seismic
                                        Reports
Schedule 4.1(ee)                -       Breaches of Material Agreements and Property Management Agreements
Schedule 4.1(gg)                -       Schedule of Occupancy Reports, Delinquency Reports, Tenant Security
                                        Deposits and Letters of Credit and Tenant Arrearages
Schedule 4.1(ss)                -       Schedule of Sharing Agreements
Schedule 4.1(uu)                -       Schedule of Liquor Licenses
Schedule 4.1(ddd)               -       Corporate Structure
Schedule 6.1(g)                 -       Zoning Exceptions

EXHIBITS
Exhibit A                       -       Form of Disbursement Request
Exhibit B                       -       Waiver of Prepayment Rights
Exhibit C                       -       Interest Rate Cap Requirements
Exhibit D                       -       Pre-approved Transferees
Exhibit E                       -       Intentionally Omitted
Exhibit F                       -         Property Management Term Sheet
Exhibit G                       -       Las Palmas Outparcel
Exhibit H-1                     -       Form Notes
Exhibit H-1-A                   -       Form Unrestricted Global Note
                                -       Form Restricted Global Note
                                -       Form Regulation S Temporary Global Notes
Exhibit H-1-B                   -       Form Definitive Note
Exhibit H-2                     -       Form Owner Securities Certification
Exhibit H-3                     -       Form Investment Representation Letter
Exhibit H-4                     -       Form Investment Representation Letter
Exhibit H-5                     -       Form Transferee Securities Certification
Exhibit H-6                     -       Form Certification
Exhibit H-7                     -       Form Certification
Exhibit H-8                     -       Form Instructions for Exchange of Beneficial Interests


                  INDENTURE, dated as of June __, 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof, this "Indenture"), among EACH OF THE PARTIES IDENTIFIED ON SCHEDULE A HERETO, the issuers; and LASALLE BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee for the benefit of Noteholders and any successor thereto (in such capacity, the "Note Trustee").

                  All capitalized terms used herein shall have the respective meanings set forth in Section 1.1 hereof.

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance and delivery of the Notes (as defined herein) and secure the same by, among other things, each Issuer's interest in the real property identified on Schedule B hereto;

                  NOW, THEREFORE, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of Holders of the Issuers' [ ] (the "Notes"):

                                   ARTICLE I

                     DEFINITIONS; PRINCIPLES OF CONSTRUCTION
                     ---------------------------------------

                  Section 1.1. Definitions.

                  For all purposes of this Indenture, except as otherwise expressly provided herein:

                  "Acceleration Prepayment Premium" shall mean an amount equal to 3.0% of the Outstanding Principal Amount prepaid, to be paid in accordance with Section 2.4.3 hereof.

                  "Acceptable Counterparty" shall mean a Counterparty, the long-term unsecured debt rating with respect to which is at least "A1" by Moody's and "A+" by Standard & Poor's (or the equivalent by each of the Rating Agencies).

                  "Acceptable Property Management Agreement" shall mean, with respect to any Property, a new or amended Property Management Agreement with the Property Manager of such Property as of the date hereof (as indicated on Schedule D hereto) which agreement shall be upon terms and conditions no less favorable to the applicable Issuer, Operating Lessee, and Note Trustee than those contained in the Property Management Agreement with respect to such Property in effect as of the Closing Date (provided, that Issuers' and/or Operating Lessees' entitlement to, and the timing of the receipt of, cash flows from such Property and the cash management procedures with respect thereto shall not be adversely affected) or any new or amended Property Management Agreement entered into by any Issuer and/or Operating Lessee with respect to any Property in accordance with the terms of Article XI hereof.

                  "Acceptable Property Manager" shall mean (i) with respect to each Property, the current Property Manager and current brand as of the Closing Date for such Property as indicated on Schedule D hereto and, at any time prior to two years after the Closing Date, the property managers and brands listed under "Acceptable Property Manager" for such Property on Schedule D hereto, provided (x) each such property manager or brand continues to be Controlled by substantially the same Persons Controlling such property manager or brand as of the Closing Date (or if such Property Manager is a publicly traded company, such Property Manager continues to be publicly traded on an established securities market), and (y) such property manager has under management, at the time of its engagement as Property Manager, not fewer than 20 first class full service resort or business hotel properties (excluding the Properties) containing not fewer than 5,000 hotel rooms in the aggregate; (ii) during such two-year period, any Close Affiliate of any of the foregoing Persons with respect to a Property (provided that such Close Affiliate continues to manage the same Property as the Acceptable Property Manager of which it is a Close Affiliate (as indicated in clause (i) above) and so long as such Affiliate continues to be Controlled by substantially the same Persons Controlling such Close Affiliate as of the Closing Date (or if such Close Affiliate is a publicly traded company, such Close Affiliate continues to be publicly traded on an established securities market)); or (iii) any other reputable and experienced professional hotel management company (A) which, or a Close Affiliate of which, shall have at least five years' experience in the management of hotel properties substantially similar to the Properties, (B) which, or a Close Affiliate of which, shall have under management, at the time of its engagement as Property Manager, not fewer than 20 first class full service resort or business hotel properties (excluding the Properties) containing not fewer than 5,000 hotel rooms in the aggregate, and (C) with respect to which a Rating Confirmation has been obtained.

                  "Act" shall have the meaning ascribed to it in Section
12.30(a).

                  "Adjusted Operating Income" shall mean, for any specified period, all income received by Issuers and/or Operating Lessee (or by a Property Manager for the account of an Issuer and/or an Operating Lessee) from any Person during such period in connection with the ownership or operation of the Properties, determined on an accrual basis of accounting determined in accordance with GAAP, including the following:

                           (i) all revenues derived from rooms, food and beverage, telecommunications, garage and parking, other operating departments, services and rentals and other;

                           (ii) all amounts payable to any Issuer and/or any Operating Lessee (or to a Property Manager for the account of any Issuer and/or any Operating Lessee) pursuant to Operating Agreements relating to any one or more of the Properties;

                           (iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such specified period;

                           (iv) business interruption and loss of "rental value" insurance proceeds to the extent such proceeds are allocable to such specified period; and

                           (v) all investment income with respect to the Reserve Accounts.

Notwithstanding the foregoing clauses (i) through (iv), Adjusted Operating Income shall not include (A) any condemnation or insurance proceeds (other than of the types described in clauses (iii) and (iv) above), (B) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any part of any Property (other than of the types described in clause (iii) above), (C) any repayments received from Tenants of principal loaned or advanced to Tenants by Issuers, (D) any type of income that would otherwise be considered Adjusted Operating Income pursuant to the provisions above but is paid directly by any Tenant to a Person other than any Issuer, Operating Lessee or Property Manager or its agent, (E) any fees or other amounts payable by a Tenant or another Person that are reimbursable to Tenant or such other Person and (F) any amount payable to Issuers or any of their Affiliates in connection with the Marriott Litigation.

                  "Administrative Services Agreement" means any agreement entered into by any Issuer with any Person for the delivery by such Person of administrative and employee services.

                  "Affected Property Management Agreement" shall have the meaning specified in Section 9.2.20 hereof.

                  "Affected Property Management Agreement Termination" shall have the meaning specified in Section 9.2.20 hereof.

                  "Affiliate" shall mean a Person or Persons directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with the Person or Persons in question.

                  "Agent Member" shall have the meaning set forth in Section 2.1.9(e) hereof.

                  "Aggregate DSCR" shall mean, with respect to a particular period, the ratio of Net Operating Income to Debt Service in respect of such period (except that no principal payment shall be included in such calculation), as computed by Note Trustee from time to time, using in all cases an assumed loan constant equal to the then applicable Maximum Pay Rate per annum (which constant shall be calculated at all times using a 30/360 accrual convention). If no such period is specified, then the period shall be deemed to be the immediately preceding full 12 months.

                  "Aggregate Monthly FF&E Reserve Amount" shall mean, as of any specified date the sum of the Monthly FF&E Reserve Amounts as of such date for all of such Properties then subject to the Lien of the Mortgage.

                  "Aggregate Monthly Incentive Fee Reserve Amount" shall mean, as of any specified date, the sum of the Monthly Incentive Fee Reserve Amounts as of such date for all of the Properties then subject to the Lien of the Mortgage.

                  "Agreements with Managers" shall mean, collectively, each of those certain Agreements and Estoppels entered into as of the Closing Date by each of the Property Managers, Note Trustee and Issuers.

                  "ALTA" shall mean American Land Title Association, or any successor thereto.

                  "Allocated Outstanding Principal Amount" shall mean the principal amount of the Notes allocated to each Property as set forth on Schedule C hereto.

                  "Alteration" shall mean any demolition, alteration, installation, improvement or decoration of or to a Property or any part thereof or the Improvements (including FF&E) thereon (other than any of the foregoing that (i) is permitted to be done and actually is done by or on behalf of the applicable Property Manager without the consent of the applicable Issuer (it being the intent of the parties that for this purpose amounts expended by a Property Manager in respect of FF&E in the ordinary course of business from amounts reserved for FF&E under the applicable Acceptable Property Management Agreement shall be deemed not to be an Alteration), or (ii) is paid for out of any Reserve Account described in Section 9.2.1(a), (f) or (h)).

                  "Annual Budget" shall mean the annual operating and capital budget for each Property for any Fiscal Year setting forth, in reasonable detail, (i) the relevant Issuer's good faith estimates of all Adjusted Operating Income, (ii) all Operating Expenses, (iii) Management Fees and (iv) Capital Expenditures.

                  "Applicable Interest Rate" shall have the meaning set forth in
Section 2.2.2(a) hereof.

                  "Applicable Procedures" shall have the meaning set forth in
Section 2.1.10(d)(iii) hereof.

                  "Applicable Property Manager Amount" shall mean, from and after the occurrence of a Management Agreement Trigger Event, with respect to the Marriott Las Palmas Property, the amount set forth in the Management Agreement Termination Budget delivered to Note Trustee in accordance with the terms of Section 9.2.20 hereof.

                  "Appraisal" means an as-is MAI appraisal of a Property, prepared not more than ninety (90) days (or such longer period as shall be acceptable to Note Trustee) prior to the Closing Date by (a) Hospitality Valuation Services or (b) another member of the American Institute of Real Estate Appraisers selected by Note Trustee (or, if such appraiser is selected by Issuers, such appraiser shall be acceptable to Note Trustee and shall have at least ten (10) years' experience in evaluating and appraising properties similar in type and geographic location as such Property), which appraisal shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA).

                  "Approved Banks" shall mean banks or other financial institutions which have (a) a minimum net worth of $500,000,000 or (b) total assets of $5,000,000,000.

                  "Assignment of Agreements" shall mean each first priority Assignment of Agreements, Licenses, Permits and Contracts dated as of the Closing Date, from the applicable Issuer and Operating Lessee, as assignor, to the Note Trustee, as assignee, assigning to the Note Trustee as security for the Notes, to the extent assignable under law, all of such Issuer's and Operating Lessee's interest in and to the Property Management Agreements, Operating Agreements, Operating Leases, Material Agreements, including, without limitation, with respect to the Property known as the Marriott Schaumburg, Schaumburg, Illinois, that certain Lease Agreement dated as of May 22, 1998 between Strategic Hotel Funding, L.L.C. and Marriott Hotel Services, Inc. and all other licenses, permits and contracts necessary or desirable for the use and operation of each of the Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time pursuant to the provisions thereof or of the other Transaction Documents, in each case to the extent legally assignable.

                  "Assignment of Leases" shall mean each Assignment of Leases, Rents and Revenues, dated as of the Closing Date, from the applicable Issuer and Operating Lessee, as assignor, to the Note Trustee, as assignee, together with any amendments thereto pursuant to the provisions thereof, assigning all the Leases and Rents with respect to each Property.

                  "Authorized Officer" with respect to the Issuers, shall mean any director or officer of the Issuers who is authorized to act for or on behalf of the applicable Issuer in matters relating to that Issuer. With respect to the Note Trustee or any other bank or trust company acting as trustee of an express trust or as collateral agent or custodian, "Authorized Officer" shall mean a Trust Officer. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

                  "Bankruptcy Code" shall mean (a) Title 11 of the United States Code entitled "Bankruptcy," and (b) with respect to the Mexican Issuers only, the Ley de Concursos Mercantiles as the same may be amended, modified, succeeded or replaced, from time to time.

                  "Basic Carrying Costs" shall mean the sum of the following costs associated with the Properties: Taxes, Other Charges and Insurance Premiums.

                  "Beneficial" when used in the context of beneficial ownership has the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

                  "Beneficial Owner" shall mean each Person having an interest in the notes as recorded in the Register.

                  "Breakage Costs" means, with respect to the prepayment of any principal amount of the Notes (other than a voluntary Prepayment following the requisite prior notice which is made pursuant to Section 2.4.2 hereof), an amount equal to the aggregate of (i) the excess, if any, of (A) the amount of interest that otherwise would have accrued on the principal amount of the Notes so prepaid for the period from the date of such prepayment through and including the last day of the then-current Interest Accrual Period (or, in the case of a prepayment on a Payment Date without the required notice, the period from and including the first day of the immediately succeeding Interest Accrual Period through and including the final day of such Interest Accrual Period) at the rate of interest which would have been applicable herein over (B) the amount of interest that otherwise would have accrued on such principal amount for the applicable period at a rate per annum equal to LIBOR measured two Business Days prior to such prepayment; plus (ii) any and all other losses, costs, fees and expenses of Note Trustee (including, without limitation, any early termination or upfront payments, brokerage commissions and other transaction costs) incurred or sustained, directly or indirectly, as a result of such prepayment of the Notes.

                  "Burbank Indebtedness" means that certain indebtedness owed by the Issuer, which owns the Property known as the Hilton Burbank Airport, Burbank, California, to the Redevelopment Agency of the City of Burbank.

                  "Business Day" means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Note Trustee, or any master servicer, special servicer or trustee in connection with a Securitization are located are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to an Interest Determination Date, "Business Day" shall mean a day on which banks are open for dealing in foreign currency and exchange in London.

                  "Capital Expenditures" means the hard and soft costs incurred by the Issuers with respect to replacements and capital repairs made to the Properties (including, without limitation, repairs to, and replacements of, the structural components, roofs, building systems, parking garages and parking lots, but excluding additions to, and replacements of, FF&E) that are permitted to be done and actually are directed to be done or done by the applicable Property Manager without the consent of the applicable Issuer, unless the same shall have been carried out or directed to have been carried out by the applicable Property Manager at the request or upon the direction of an Issuer or pursuant to items specifically provided for in a budget with respect to a Property approved by an Issuer.

                  "Cash" shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

                  "Cash and Cash Equivalents" shall mean (i) Cash, (ii) U.S. Government Securities, (iii) interest bearing or discounted obligations of federal agencies and government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass-through certificates, Federal National Mortgage Association bonds and notes, Federal Farm Credit System securities (provided all of the obligations described in this clause (iii) shall have a long-term unsecured debt rating of "AAA" by the Rating Agencies or backed by the full faith and credit of the United States government for full and timely payment), (iv) time deposits, domestic and Eurodollar certificates of deposit, bankers acceptances or commercial paper rated at least A-1+ (or its equivalent) by the Rating Agencies, and/or guaranteed by an entity having a long-term rating at least equal to the Required Rating, (v) floating rate notes and other money market instruments each issued by Approved Banks having a minimum long-term senior unsecured debt rating from each of the Rating Agencies at least equivalent to the Required Rating, (vi) obligations issued by state and local governments or their agencies, carrying a rating at least equal to the Required Rating and/or guaranteed by an irrevocable letter of credit of an Approved Bank having a long-term senior unsecured debt rating of at least AA- from each of the Rating Agencies (provided that if the scheduled maturity of any such obligation is more than six (6) months after the date of purchase by Issuers or Note Trustee and such obligation is guaranteed by a letter of credit, the letter of credit guaranteeing such obligation must be issued by an Approved Bank having a long-term senior unsecured debt rating of at least AA- from each of the Rating Agencies), (vii) repurchase agreements with major banks and primary government securities dealers fully secured by U.S. government or agency collateral with a value equal to or exceeding the principal amount on a daily basis and held in safekeeping (provided that at the time of purchase the counterparty to such repurchase agreement must have a long-term senior unsecured debt rating at least equal to the Required Rating), and (viii) investments in money market funds and money market mutual funds all the assets of which are comprised of investments described in clauses (i) through (vii) above, and (ix) any other investment which the Rating Agencies confirm in writing will not in and of itself result in a downgrading or withdrawal of any of the ratings then assigned to any Notes. Except as otherwise provided in this definition, Cash and Cash Equivalents shall not include any investments commonly known as "derivatives", any investments requiring a payment above par for an obligation, and under no circumstances shall Cash and Cash Equivalents include interest-only strips. Any investment in Cash and Cash Equivalents shall have a maturity date not later than one Business Day prior to the date that the proceeds therefrom are required hereunder.

                   "Casualty" means a fire, explosion, flood, collapse, earthquake or other casualty affecting any Property.

                  "Certificate of Authentication" shall have the meaning ascribed to it in Section 2.1.4(a).

                  "Clearstream" shall mean Clearstream Banking, societe anonyme, or a successor organization thereto.

                  "Close Affiliate" shall mean with respect to any Person (the "First Person") any other Person (each, a "Second Person") which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in both the First Person and the Second Person.

                  "Closing Date" shall mean the date of the funding of the Outstanding Principal Amount.

                  "Closing Date DSCR" shall mean [ ].

                  "Closing Date Net Operating Income" shall mean $37,933,000.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

                  "Condemnation" shall mean a taking or voluntary conveyance during the term hereof of all or any part of any Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority, whether or not the same shall have actually been commenced.

                  "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers published by the United States Department of Labor, national index (all items) (base year 1982-84 = 100), or any successor index thereof as such successor index may be appropriately adjusted to establish substantial equivalence with the Consumer Price Index. If the Consumer Price Index is converted to a different standard reference base or otherwise revised, then whenever the determination of a CPI Increase figure is called for herein, the Consumer Price Index shall be converted in accordance with the conversion factors published by the United States Department of Labor, Bureau of Labor Statistics, or, if said Bureau shall not publish the same, as the same may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information selected by Note Trustee (in its reasonable discretion). If the Consumer Price Index ceases to be published and there is no successor thereto, such other index as Note Trustee shall reasonably select shall be substituted for the Consumer Price Index.

                  "Control" shall mean, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, fifty one percent (51%) or more of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. "Controlling" and "Controlled" have meanings correlative thereto.

                  "Corporate Trust Office" shall mean the principal office of the Note Trustee at which at any particular time its corporate trust business shall be administered, which as of the Closing Date is 135 S. LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Asset Backed Securities Trust Services Group -- Floating Rate Public Company Notes.

                  "Cost and Expense Amount" shall have the meaning set forth in
Section 9.2.15(a) hereof.

                  "Counterparty" shall mean the counterparty to the Interest Rate Cap Agreement and any counterparty under a Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement and, if applicable, any credit support provider identified in the Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement.

                  "Custodian" shall mean LaSalle Bank National Association, and any successor custodian, as custodian under custody agreements, or any similar successor agreement or agreements for DTC.

                  "CPI Increase" shall mean, when used to qualify a fixed dollar amount set forth herein at the date in question, such fixed dollar amount, as increased by the percentage by which the Consumer Price Index at the time of such measurement shall have increased over such Consumer Price Index for December 2003.

                  "Credit Facility" shall mean a clean, irrevocable, unconditional transferable letter of credit, payable on sight draft only, in respect of which an Issuer has no reimbursement obligation and such reimbursement obligation is not secured by any Property or any other property pledged to secure the Notes, in favor of Note Trustee and entitling Note Trustee to make multiple draws thereon (which in the aggregate of all such draws do not exceed the aggregate face value thereof) in New York City, in such other city as Note Trustee's corporate trust office may be located at the time of the issuance of such letter of credit or in any city in which the issuing bank shall have a branch or office, issued by either (i) a domestic bank or the U.S. agency or branch of a foreign bank, in each case, having a long-term senior unsecured debt rating from the Rating Agencies which at the time such letter of credit is delivered and throughout the term of such letter of credit is at least equal to "AA," and a short-term unsecured debt rating at least equal to A-1+ or (ii) any other bank approved by a majority (by Outstanding Principal Amount) of the Noteholders in their sole discretion, and as to which Issuers shall have obtained a Rating Confirmation. Such Credit Facility shall provide that (x) it will automatically renew unless the issuer of such Credit Facility delivers written notice to Note Trustee, as beneficiary, and Issuers, as account party, at least thirty (30) days prior to its expiration, that such Credit Facility will not be renewed, (y) in such case, Note Trustee, as beneficiary, shall be entitled to draw upon the full amount of such Credit Facility and (z) such Credit Facility is freely transferable by Note Trustee without the payment of any imposition or fee by Note Trustee. Without in any way limiting the generality of the foregoing, if any Credit Facility is not renewed or replaced with another Credit Facility prior to the date that is thirty (30) days prior to its expiration, it is hereby agreed that Note Trustee shall be entitled to draw upon the full amount of such Credit Facility.

                  "Current Debt Service Reserve Account" shall have the meaning set forth in Section 9.2.1(g) hereof.

                  "Debt" shall mean the outstanding principal amount set forth in, and evidenced by, the Notes, together with all interest accrued and unpaid thereon and all other sums due to Note Trustee in respect of the Notes (including any Breakage Costs), and any sums due under the Notes, this Indenture, the Mortgage or in any other Transaction Document.

                  "Debt Securities" shall mean debt obligations, other than U.S. Government Securities, of any Person, whether evidenced by bonds, notes, debentures, certificates, book entry deposits, certificates of deposit, commercial paper, bankers acceptances, reinvestment letters, funding agreements or other instruments, which (i) are not subject to prepayment or redemption prior to maturity and (ii) are rated not less than the then Required Rating; or any combination of the foregoing. Any Debt Securities delivered to Note Trustee as collateral for an obligation shall mature not less than one (1) Business Day prior to the due date of such obligation.

                  "Debt Service" shall mean, with respect to any specified date or a particular period of time, principal and interest payments under the Notes due as of such date or payable with respect to or during such period (including the last day thereof), as applicable and repayment in full of the principal balance of the Notes at the maturity of the Notes or upon the earlier acceleration of the Notes.

                  "Debt Service Amount" shall have the meaning set forth in
Section 9.2.15(a)(iii) hereof.

                  "Default" shall mean the occurrence of any event hereunder or under any other Transaction Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

                  "Default Rate" shall mean a rate per annum equal to 300 basis points (3.0%) in excess the Applicable Interest Rates for the Notes (but in no event shall the Default Rate be less than the Prime Rate from time to time plus one percent (1%)).

                  "Deferred Maintenance Conditions" shall mean, collectively, the deferred maintenance conditions and near-term capital requirements described on Schedule 1.1 attached hereto and made a part hereof.

                  "Deferred Maintenance and Environmental Conditions Reserve Account" shall have the meaning set forth in Section 9.2.1(a) hereof.

                  "Deficiency Payment" shall have the meaning set forth in
Section 9.2.11 hereof.

                  "Deficiency Reserve Account" shall have the meaning set forth in Section 9.2.1(d) hereof.

                  "Definitive Note" shall have the meaning set forth in Section 2.1.6(f) hereof.

                  "Deposit Account" shall have the meaning given such term in
Section 9.1 hereof.

                  "Deposit Account Agreement" shall mean the Deposit Account Agreement, dated as of the Closing Date, among Issuers, Operating Lessees, the Note Trustee, and the Depositary Bank, for the Deposit Account, relating to the collection and application of disbursements and other payments from the Property Managers and/or Operating Lessees pursuant to the applicable Property Management Agreements and/or Operating Lease.

                  "Depositary" shall mean, with respect to the Global Notes, DTC or such other Person as shall be designated as Depositary by the Issuers pursuant to Section 2.9(a) of this Indenture.

                  "Depositary Bank" shall mean the depositary bank under the Deposit Account Agreement.

                  "Disqualified Transferee" shall mean any Person that, or any Person that Controls, is Controlled by, or is under common Control with, a Person that, (i) has (within the past ten (10) years) defaulted, or is now in default, beyond any applicable cure period, of its material obligations, under any written agreement with Note Trustee or any Affiliate of Note Trustee; (ii) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Note Trustee in its sole discretion) to have substantial business or other affiliations with an organized crime figure; (iii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) as to which an involuntary petition has at any time been filed under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (v) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (vi) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vii) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; or (viii) has been found by a court of competent jurisdiction or other Governmental Authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.

                  "Downgrade" shall have the meaning as set forth in Section 2.7(b) hereof.

                  "DTC" shall mean The Depository Trust Company, a New York trust company, and its permitted successors and assigns.

                  "Earthquake Deductible Reserve Account" shall have the meaning set forth in Section 9.2.1(b).

                  "Earthquake Deductible Reserve Amount" shall mean an amount equal to the deductible amount of the earthquake insurance policy relating to a Property or Property at which an Earthquake Reserve Event shall have occurred.

                  "Earthquake Reserve Event" shall mean the occurrence of an earthquake or other casualty covered under an earthquake insurance policy relating to one or more of the Properties located in the state of California which causes damage or destruction in an amount in excess of the deductible amount of the earthquake insurance policy on such Property or Properties.

                  "Eligibility Requirements" means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder's equity of $250,000,000 and
(ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.

                  "Eligible Account" shall mean an identifiable account separate from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state-chartered depository institution or trust company acting in its fiduciary capacity, and which, in the case of a state-chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. ss.9.10(b), and has a combined capital and surplus of at least $500,000,000 and is subject to supervision or examination by federal or state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

                  "Eligible Collateral" shall mean U.S. Government Securities, Debt Securities, Credit Facilities or Cash and Cash Equivalents, or any combination thereof.

                  "Eligible Institution" shall mean (1) LaSalle Bank National Association (provided that the rating by Standard & Poors and Moody's for LaSalle Bank National Association's short term unsecured debt obligations or commercial paper and long term unsecured debt obligations does not decrease below its current ratings) or (2) any other federal or state-chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation and (i) in the case of accounts in which funds are held for thirty
(30) days or less, the short term unsecured debt obligations or commercial paper of which are rated A-1 by Standard & Poors, P-1 by Moody's, or (ii) in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least "AA-" by Standard & Poors and "Aa3" by Moody's.

                  "Employee Benefit Plan" shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3 of Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which each Issuer or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Engineering Report" means the structural engineering report or reports with respect to each Property prepared by an Independent Engineer and delivered to Note Trustee in connection with the Notes, and any amendments or supplements thereto delivered to Note Trustee.

                  "Environmental Auditor" means an independent environmental auditor reasonably approved by a majority (by Outstanding Principal Amount) of the Noteholders.

                  "Environmental Claim" means any written notice, claim, proceeding, investigation, demand or other communication by any Person or Governmental Authority alleging or asserting liability with respect to any Issuer or any Property arising out of, based on or resulting from (i) the presence, use or Release of any Hazardous Substance, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law, or (iii) any alleged injury or threat of injury to property, health or safety or to the environment caused by Hazardous Substances.

                  "Environmental Conditions" shall mean those matters which are the subject of environmental and seismic remediation described on Schedule 1.2 attached hereto.

                  "Environmental Indemnity" shall mean that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Issuers and Sponsor in connection with the Notes for the benefit of Note Trustee on behalf of Noteholders.

                  "Environmental Laws" means any and all present and future federal, state or local laws, statutes, ordinances or regulations, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the pollution, protection or cleanup of the environment, the impact of Hazardous Substances on property, health or safety, or the use or Release of Hazardous Substances.

                  "Environmental Reports" means a "Phase I Environmental Site Assessment" as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-94 (and, if necessary, a "Phase II Environmental Site Assessment"), prepared by an Environmental Auditor and delivered to Note Trustee and any amendments or supplements thereto delivered to Note Trustee, and shall also include any other environmental reports delivered to Note Trustee pursuant to this Indenture and the Environmental Indemnity.

                  "Equipment" shall have the meaning set forth in the Mortgage.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

                  "ERISA Affiliate" at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with any Issuer as a single employer under Title IV or Section 302 of ERISA or
Section 412 of the Code.

                  "Euroclear" shall mean Euroclear Bank S.A./N.V., as operator of the Euroclear System, or a successor organization thereto.

                  "Event of Default" shall have the meaning set forth in Section 10.1(a) hereof.

                  "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

                  "Existing Debt" shall mean any indebtedness assigned to Note Trustee as of the date hereof and amended, restated and/or consolidated pursuant to any Mortgage.

                  "Existing Note" shall mean any promissory notes or other instruments evidencing indebtedness assigned to Note Trustee as of the date hereof and amended, restated and/or consolidated pursuant to any Notes.

                  "Expansion" shall mean any expansion of any Property or any portion thereof or the Improvements thereon.

                  "Expenses" shall mean all reasonable origination costs and all reasonable out-of-pocket expenses and costs incurred by the Note Trustee or the Noteholders (or any of their Affiliates) with respect to the issuance of the Notes, including for preparation of audits, reasonable costs of agreed-upon-procedures, reasonable travel expenses, reasonable costs of preparation of environmental, seismic and engineering reports, reasonable costs of credit reports, reasonable costs of appraisals, reasonable costs of preparation, negotiation, execution and delivery of the Term Sheet, this Indenture and the other Transaction Documents and the reasonable costs of consummation of the transactions contemplated hereby and thereby (including reasonable attorneys' fees and disbursements in connection therewith and in connection with the Note Trustee's due diligence), mortgage recording taxes and other document filing fees and any other reasonable out-of-pocket expenses relating to credit and collateral evaluations.

                  "Extension Date" shall have the meaning set forth in Section 2.3.3(b) hereof.

                  "Extension Interest Rate Cap Agreement" shall mean, following the Issuers' exercise of their option to extend the Maturity Date pursuant to
Section 2.3.3 (b), an interest rate cap agreement or agreements (together with the confirmations and schedules relating thereto), each from an Acceptable Counterparty and satisfying the requirements set forth on Exhibit C hereto; provided that, to the extent any such interest rate cap agreement does not meet the foregoing requirements, an "Extension Interest Rate Cap Agreement" shall be such interest rate cap agreement as may be approved by each of the Rating Agencies (such approval to be evidenced by the receipt of a Rating Confirmation).

                  "FF&E" for each of the Properties, shall have the meaning set forth in the applicable Property Management Agreement for such Property. In the event the term "FF&E" is not used in any one or more of the Property Management Agreements, "FF&E" shall be deemed to refer to whatever term is used in the applicable Property Management Agreement to describe the furniture, fixtures and Equipment for the applicable Property.

                  "FF&E Reserve Account" has the meaning set forth in Section 9.2.1(h) hereof.

                  "FF&E Reserve Sub-Accounts" shall have the meaning set forth in Section 9.2.16(a)(i) hereof.

                  "Final Completion" shall mean, with respect to any specified work, the final completion of all such work, including the performance of all "punch list" items, as confirmed by an Officer's Certificate and, with respect to any Material Alteration or Material Expansion, a certificate of the Independent Architect, if applicable.

                  "First Extension Term" shall have the meaning set forth in
Section 2.3.3(b) hereof.

                  "Fiscal Year" shall mean the period commencing on the Closing Date and ending on and including December 31 of the calendar year in which the Closing Date occurs and thereafter each twelve month period commencing on January 1 and ending on December 31 until the Debt is repaid in full, or such other common fiscal year of Issuers as Issuers may select from time to time with the prior consent of a majority (by Outstanding Principal Amount) of the Noteholders, such consent not to be unreasonably withheld.

                  "Fitch Ratings" shall mean Fitch, Inc., its successors and/or assigns.

                  "Form W-8 BEN" shall have the meaning set forth in Section 2.2.2(d)(v)(1) hereof.

                  "Form W-8 ECI" shall have the meaning set forth in Section 2.2.2(d)(v)(1) hereof.

                  "Four Season Mexico City Property" shall mean that certain property known as the Four Seasons Mexico City, located in Mexico City, Mexico.

                  "Four Season Punta Mita Property" shall mean that certain property known as the Four Seasons Punta Mita, located in Punta Mita, Mexico.

                  "Funding Issuer" shall have the meaning set forth in Section
12.27 hereof.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as of the relevant date in question (as supplemented by the Uniform System of Accounts for the Lodging Industry, current edition), consistently applied.

                  "Global Note" shall mean any Regulation S Temporary Global Note, any Restricted Global Note or any Unrestricted Global Note, as the case may be.

                  "Governmental Authority" means any national or federal government, any state, regional, local or other political subdivision of the United States of America or the United Mexican States thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or quasi-governmental issues (including, without limitation, any court).

                   "Ground Lease" shall mean that certain Land Lease Agreement, dated as of December 18, 1970, as amended from time to time, between the Lincolnshire Issuer and Ground Lessor.

                  "Ground Rent" shall mean any base, percentage, additional or other rent and any other amounts payable by the Lincolnshire Issuer under the Ground Lease.

                  "Ground Lessor" shall mean Indian Creek Investor, Inc., f/k/a Rivershire, Inc. and American National Bank and Trust Company of Chicago, as Trustee under that certain Trust Agreement, dated as of August 22, 1966 and known as Trust 23830 and under that certain Trust Agreement, dated as of August 22, 1966 and known as Trust 23831.

                  "Ground Rent Reserve Account" shall have the meaning set forth in Section 9.2.1(j) hereof.

                  "Hazardous Substance" means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), and lead-based paint, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definitions of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law, (iii) toxic mold and (iv) any other chemical or any other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

                  "Hilton Burbank Property Management Agreement" shall mean that certain Management Agreement, dated as of August 24, 1998, between the Hilton Burbank Property Manager, as manager and Strategic Hotel Capital Incorporated, as owner, as amended by that certain First Amendment to Management Agreement, dated as of June 19, 2002 and by that certain Second Amendment to Management Agreement, dated as of July 8, 2003 (as the same may be further amended, modified or supplemented from time to time in accordance with the terms hereof).

                  "Hilton Burbank Property Manager" shall mean Hilton Hotels Corporation (together with its successors and assigns.

                  "Hilton Termination Payment" means any payment pursuant to
Section 8.1(f) of the Hilton Burbank Property Management Agreement that may be payable to the Hilton Burbank Property Manager.

                   "Holding Account" shall have the meaning given such term in
Section 9.1 hereof.

                  "Hotel Operating Accounts" shall mean those accounts maintained by the applicable Issuer or Property Manager pursuant to the Property Management Agreements into which all Rents from the applicable Property are deposited.

                  "Improvements" shall have the meaning set forth in the Mortgage.

                  "Incentive Fee" shall mean: (a) for the Property known as the Hilton Burbank Airport, Burbank, California, the "Incentive Management Fee" as defined in the applicable Property Management Agreement; (b) for the Property known as the Embassy Suites Lake Buena Vista, Orlando, Florida, the "Incentive Management Fee" as defined in the applicable Property Management Agreement; (c) for the Property known as the Marriott Schaumburg, Schaumburg, Illinois, the "Incentive Management Fee" as defined in the applicable Property Management Agreement; (d) for the Marriott Las Palmas Property, the "Incentive Management Fee" as defined in the applicable Property Management Agreement and any payments under Section 3 of the "Note" (as defined in the Las Palmas FF&E Loan Agreement); (e) for the Property known as the Loews Santa Monica, the "Incentive Fee" and the "Super Incentive Fee" as defined in the applicable Property Management Agreement; (f) for the Lincolnshire Property, the "Adjusted Net House Profit" as defined in the applicable Property Management Agreement (g) for the Four Seasons Mexico City Property, the "Incentive Fee" as defined in the applicable Property Management Agreement and (h) for the Four Seasons Punta Mita Property, the "Incentive Fee" as defined in the applicable Property Management Agreement.

                  "Incentive Fee Sub-Account" shall have the meaning set forth in Section 9.2.13(a) hereof.

                  "Incentive Management Fee Reserve Account" shall have the meaning set forth in Section 9.2.1(e) hereof.

                  "Increased Cost" shall have the meaning set forth in Section 2.2.2(c) hereof.

                  "Independent Architect" shall mean any reputable architecture or construction management firm that is licensed or registered in the jurisdiction where a Property is located, if required by the laws of such jurisdiction, and not affiliated with any Issuer.

                  "Independent Director" means a duly appointed member of the board of directors or board of managers reasonably satisfactory to Note Trustee who shall not have been at the time of such individual's appointment and while serving as an Independent Director, and who may not have been at any time during the preceding five years (i) an equity holder, member, partner or director (other than an independent director or manager of an Affiliate of any Issuer that is required to be a single purpose bankruptcy remote entity) of, or an officer or employee of, any Issuer, Sponsor, or any of their respective equityholders or Affiliates (except in the context of this transaction), (ii) based on information provided by such individual and reasonably believed by Issuers, a creditor or customer of, or supplier or service provider (including a provider of professional services) to, any Issuer, Sponsor, or any of their respective equityholders, members or Affiliates (other than a company that provides professional independent managers and which also provides other services to an Issuer or such Issuer's equityholders, members or Affiliates in the ordinary course of business), (iii) a member of the immediate family of any such equityholder, member, partner, officer, employee, creditor, supplier, service provider or customer or a member of the immediate family of any other director of such entity or (iv) under common control with the Persons in (i) -
(iii) above.

                  "Independent Engineer" means such engineer as shall be reasonably approved by a majority (by Outstanding Principal Amount) of the Noteholders.

                  "Initial Maturity Date" shall mean July 9, 2006.

                  "Initial Payment Date" shall mean August 9, 2004.

                  "Initial Purchaser" shall mean Deutsche Bank Securities Inc.

                  "Initial Tax and Insurance Escrow Amount" has the meaning set forth in Section 9.3.1 hereof.

                  "Initial Tax and Insurance Sub-Account Amount" has the meaning set forth in Section 9.3.3(a) hereof.

                  "Insurance Premiums" shall have the meaning set forth in
Section 8.1(d) hereof.

                  "Insurance Requirements" shall mean all terms of any insurance policy required hereunder covering or applicable to any Property or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting a Property or any part thereof or any use of any Property or any part thereof.

                  "Interest Accrual Period" means, in connection with the calculation of interest accrued with respect to any specified Payment Date, with respect to the Notes, the period from and including the fifteenth (15th) day of a calendar month to but excluding the fifteenth (15th) day of the immediately following month; provided, however, that the first Interest Accrual Period with respect to such Notes shall be from the Closing Date to but excluding July 15, 2004.

                  "Interest Determination Date" means in connection with the calculation of interest accrued for any Interest Accrual Period, the second Business Day preceding the first day of such Interest Accrual Period.

                  "Interest Rate Cap Agreement" means an Interest Rate Agreement or Agreements (together with the confirmation and schedules relating thereto), each between a Counterparty and Issuers obtained by Issuers and collaterally assigned to Note Trustee pursuant to this Indenture, and each satisfying the requirements set forth in Exhibit C.

                  "Issuer" shall mean each of the parties identified on Schedule A hereto, together with its successors and assigns as permitted hereunder and which shall be collectively referred to herein as "Issuer" or "Issuers," but excluding any Issuer, all of the real property of which has been released from the Lien of the Transaction Documents pursuant to the provisions thereof.

                  "Issuer Order" and "Issuer Request" shall mean a written order or request signed in the name of an Issuer by any one of its Authorized Officers and delivered to the Note Trustee at least one (1) Business Day prior to the date of the requested action specified therein.

                  "Institutional Accredited Investor" shall mean an institution that is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

                  "Investment Representation Letter" shall have the meaning set forth in Section 2.1.6(f) hereof.

                  "knowledge" or words of similar import shall mean the actual or constructive knowledge of a Person or, if such Person is not an individual, of such Person's representatives, agents, employees, officers or directors who would be likely to have actual or constructive knowledge of the relevant subject matter, provided, however, that such term shall not include knowledge of any Property Manager or its representatives, agents, employees, officers or directors which has not been communicated to Issuers.

                  "Lake Buena Vista Property Management Agreement" shall mean that certain Management Agreement, dated as of September 30, 1997, between the Lake Buena Vista Property Manager, as manager and SHC Funding Incorporated, as owner and Embassy Suites License Agreement, dated as of September 30, 1997, between the Lake Buena Vista Property Manager, as licensor and SHC Funding Incorporated, as licensee (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof).

                  "Lake Buena Vista Property Manager" shall mean Promus Hotels Florida, Inc., a Delaware limited liability company (together with its successors and assigns).

                  "Las Palmas FF&E Loan Agreement" means that certain Loan Agreement, dated as of July 1, 1998, between the Las Palmas Issuer (by assumption) and the Las Palmas Holder, as the same has been or may be amended and/or restated in accordance with the terms set forth in the Marriott Side Letter.

                  "Las Palmas Holder" means Marriott International Capital Corporation, a Delaware corporation, its successors and/or assigns.

                  "Las Palmas Issuer" means New Rancho, L.L.C., a Delaware limited liability company.

                  "Las Palmas Indebtedness" means that certain indebtedness owed by the Las Palmas Issuer to the Las Palmas Holder, pursuant to that certain "Note" (as defined in the Las Palmas FF&E Loan Agreement, as the same has been or may be amended and/or restated in accordance with the terms set forth in the Marriott Side Letter).

                  "Lease" shall mean any lease, Operating Lease, sublease, sub-sublease, license, letting, concession, occupancy agreement or other agreement (whether written or oral and whether now or hereafter in effect), existing as of the Closing Date or hereafter entered into by an Issuer or any Property Manager, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into, in accordance with the terms of the Transaction Documents, in connection with such lease, sublease, sub-sublease, or other agreement and all agreements related thereto, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. Notwithstanding the foregoing, Leases shall exclude the Property Management Agreements.

                  "Legal Requirements" shall mean:

                           (i) all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, Environmental
         Laws) affecting any Issuer or any Property or any part thereof or the construction, ownership, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force),

                           (ii) all permits, licenses and authorizations and regulations relating thereto, and

                           (iii) all covenants, conditions and restrictions contained in any instruments at any time in force (whether or not involving Governmental Authorities) affecting any Property or any part thereof which, in the case of this clause (iii), require repairs, modifications or alterations in or to a Property or any part thereof, or in any material way limit or restrict the existing use and enjoyment thereof.

                  "LIBOR" shall mean the rate per annum calculated as set forth below:

                           (i) On each Interest Determination Date, LIBOR for the next Interest Accrual Period will be the rate for deposits in United States dollars for a one-month period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such date.

                           (ii) With respect to an Interest Determination Date on which no such rate appears on Telerate Page 3750 as described above, LIBOR for the next Interest Accrual Period will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period (each a "Reference Bank Rate"). Note Trustee shall request the principal London office of each of the Reference Banks to provide a quotation of its Reference Bank Rate. If at least two such quotations are provided, LIBOR for such Interest Accrual Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Accrual Period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Note Trustee, at approximately 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a one-month period.

                           (iii) If on any Interest Determination Date Note Trustee is required but unable to determine LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Accrual Period shall be LIBOR as determined on the previous Interest Determination Date.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards, if necessary, to the nearest multiple of 1/1,000 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounding upwards).

                  "Licenses" shall have the meaning set forth in Section 4.1(v) hereof.

                  "Lien" shall mean any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting the interest of an Issuer or Operating Lessee in a Property or any portion thereof or any Issuer or Operating Lessee, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics', materialmen's and other similar liens and encumbrances).

                  "Lincolnshire Issuer" means SHC Lincolnshire LLC, a Delaware limited liability company.

                  "Lincolnshire Property" means that certain property known as the Marriott Lincolnshire, located in Lincolnshire, Illinois.

                  "Liquidity Reserve Account" shall have the meaning set forth in Section 9.2.1(c) hereof.

                   "Lockout Period" shall mean the period beginning on the Closing Date through but not including the Permitted Prepayment Date.

                  "Long-Term Agreement" means any contract or agreement with an unexpired term (inclusive of extension periods) in excess of one year; provided that any contract or agreement which may be terminated by the applicable Issuer without cause and without penalty on sixty (60) days' advance notice or less shall not be a Long-Term Agreement for purposes hereof.

                  "Loews Santa Monica Property Management Agreement" shall mean that certain Management Agreement, dated as of March 4, 1998, between the Loews Santa Monica Property Manager and New Santa Monica Beach Hotel, L.L.C., as owner by assignment from SHC Santa Monica Beach Hotel III, L.L.C., and further assigned to DTRS Santa Monica, L.L.C. (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof).

                  "Loews Santa Monica Property Manager" shall mean Loews Santa Monica Hotel, Inc.(together with its successors and assigns).

                  "Loews Termination Payment" means the "Termination Amount" that may be payable to the Loews Santa Monica Property Manager pursuant to the Loews Santa Monica Property Management Agreement.

                  "Management Agreement Termination Budget" shall mean, from and after the occurrence of a Management Agreement Trigger Event with respect to the Marriott Las Palmas Property, the amount set forth in a budget promptly prepared by the applicable Issuer which sets forth a good faith estimate of the aggregate conversion cost associated with the applicable Issuer entering into a new Acceptable Property Management Agreement and converting the applicable Property to a brand permitted hereunder.

                  "Management Agreement Trigger Event" shall have the meaning specified in Section 9.2.20 hereof.

                  "Management Control" shall mean, with respect to any direct or indirect interest in an Issuer or a Property, the power and authority to make and implement or cause to be made and implemented all material decisions with respect to the operation, management, financing and disposition of the specified interest.

                  "Management Fees" shall mean all fees, commissions, expenses and other compensation (including, without limitation, any incentive management fees) payable by any Issuer or Operating Lessee to any Property Manager.

                  "Marriott Las Palmas Property" means that certain property known as Marriott's Rancho Las Palmas Resort, located in Rancho Mirage, California.

                  "Marriott Litigation" shall mean the action entitled SHC Laguna Niguel I LLC, et al. v. Marriott International, Inc., et al., Index No. BC 280028, which is currently pending in the Superior Court of the State of California, County of Los Angeles.

                  "Marriott Side Letter" shall mean that certain side letter dated as of the date hereof from Issuers to Note Trustee related to the Marriott Litigation.

                  "Marriott Litigation Documents" shall mean the documents which are required to be furnished pursuant to Section 3.1(l) hereof.

                  "Material Adverse Effect" shall mean any material adverse effect upon (i) the business operations, economic performance, Properties, assets or condition (financial or otherwise) of the Issuers, taken as a whole (or as specifically indicated herein, for a Property), (ii) the ability of the Issuers to perform, in all material respects, their obligations under each of the Transaction Documents, (iii) the enforceability or validity of any Transaction Document or the perfection or priority of any Lien on any material asset created under any Transaction Document, (iv) the value of, or cash flow from, the Properties, taken as a whole (or as specifically indicated herein, for a Property), or the operations thereof or (v) the ability of Note Trustee to enforce or collect the Debt.

                  "Material Agreements" means the agreements listed on Schedule F hereto and each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of any Property or portion thereof, or otherwise imposing obligations on any Issuer,
(a) which has an unexpired term of one year or less and under which an Issuer would have the obligation to pay more than $100,000 or (b) is a Long-Term Agreement requiring any Issuer to pay more than $50,000 in any twelve-month period or more than $200,000 in the aggregate during the term thereof; provided, however, that Material Agreements shall include any Long-Term Agreement not identified on Schedule F and under which (1) the aggregate payments required to be made by the applicable Issuer exceed $25,000, and (2) the aggregate payments required to be made by the applicable Issuer, when aggregated with all the payments required to be made by such Issuer under all such other Long-Term Agreements not included on Schedule F, would exceed for any Property either (x) $250,000 in any twelve-month period or (y) $500,000 in the aggregate. Notwithstanding the foregoing, Material Agreements shall not include the Property Management Agreements.

                  "Material Alteration" shall mean any Alteration to be performed by or on behalf of an Issuer at any Property the cost of which (including, without limitation, construction costs and costs of architects, engineers and other professionals) as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

                  "Material Casualty" shall mean a Casualty where the loss (i) is in an aggregate amount equal to or in excess of thirty percent (30%) of the outstanding principal amount of the Allocated Outstanding Principal Amount for the subject Property or (ii) has caused thirty percent (30%) or more of the hotel rooms or common areas (including banquet and conference facilities) in the applicable Property to be unavailable for its applicable use.

                  "Material Condemnation" shall mean a Condemnation where the loss (i) is in an aggregate amount equal to or in excess of thirty percent (30%) of the outstanding principal amount of the Allocated Outstanding Principal Amount for the subject Property or (ii) has caused thirty percent (30%) or more of the hotel rooms or common areas (including banquet and conference facilities) in the applicable Property to be unavailable for its applicable use.

                  "Material Expansion" shall mean any Expansion to be performed by or on behalf of an Issuer at any Property or Properties, the total cost of which, as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

                  "Maturity Date" shall have the meaning set forth in Section 2.3.3(b) hereof.

                  "Maximum Pay Rate" shall mean, (i) 6.25% through the Initial Maturity Date and (ii) from and after the Initial Maturity Date through the final Maturity Date greater of (1) 6.25% and (2) the lesser of (A) the product of (x) 6.25%, and (y) a fraction, the numerator of which is Net Operating Income for the most recently available twelve (12) month period prior to the later of
(I) the date on which the applicable Extension Interest Rate Cap Agreement is purchased and (II) the date that is thirty (30) days prior to the applicable Maturity Date and the denominator of which is Closing Date Net Operating Income and (B) 10.50%.

                  "Mexican GAAP" shall mean generally accepted accounting principles in Mexico, consistently applied.

                  "Mexican Issuers" shall mean, Inmobiliaria Nacional Mexicana,
S. de R.L. de C.V. and Punta Mita Resort, S. de R.L. de C.V.

                  "Mexican Properties" shall mean collectively, the Four Seasons Mexico City Property and the Four Seasons Punta Mita Property.

                  "Mexican Trust Agreement" means the trust agreement (as amended from time to time) entered by and among the Mexican Issuers, the Note Trustee, the other parties named therein and a Mexican trustee (the "Mexican Trustee") to hold collateral in Mexico, including the Mexican Properties, as security for the payment of the Notes.

                  "Mexican Trustee" shall have the meaning set forth in the definition of "Mexican Trust Agreement".

                  "Mexico" means the United Mexican States.

                  "Monthly Debt Service Payment Amount" shall have the meaning set forth in Section 2.3.2 hereof.

                  "Monthly FF&E Reserve Amount" shall mean, for any Property, as of any specified date, the excess, if any, of (a) 4.0% of gross revenues of each Property, for the calendar month then most recently ended, as such gross revenues are computed in accordance with the applicable Property Management Agreement, over (b) the amount paid, reserved or withheld by the applicable Property Manager in accordance with the terms of the applicable Property Management Agreement for capital expenditures in respect of FF&E for the same calendar month (it being expressly agreed by the parties hereto for purposes hereof that a mere book entry of an amount shall not be deemed to be the payment, reserve or withholding of such amount).

                  "Monthly Incentive Fee Reserve Amount" shall mean, for any Property, as of any specified date, the excess, if any, of (a) the Incentive Fees owed to the applicable Property Manager accruing for the previous calendar month (computed in accordance with the applicable Property Management Agreement on the basis of budgeted annual operating performance, as reasonably modified by Note Trustee from time to time on the basis of actual operating performance), over (b) the amount paid, reserved or withheld by the applicable Property Manager in accordance with the terms of the applicable Property Management Agreement for Incentive Fees for the same calendar month (it being expressly agreed by the parties hereto for purposes hereof that a mere book entry of an amount shall not be deemed to be the payment, reserve or withholding of such amount).

                  "Moody's" shall mean Moody's Investors Service, Inc., its successors and/or assigns.

                  "Mortgage" shall mean, collectively, each of the first priority: (A) Deed of Trust, Security Agreement, Assignment of Leases, Rents and Revenues and Fixture Filing (California); (B) Deed of Trust, Security Agreement, Assignment of Leases, Rents and Revenues and Fixture Filing (California); (C) Deed of Trust, Security Agreement, Assignment of Leases, Rents and Revenues and Fixture Filing (California); (D) Mortgage, Security Agreement, Assignment of Leases, Rents and Revenues and Fixture Filing (Illinois); (E) Mortgage, Security Agreement, Assignment of Leases, Rents and Revenues and Fixture Filing (Illinois); (F) Amended and Restated Mortgage, Security Agreement, Assignment of Leases, Rents and Revenues and Fixture Filing (Florida); (G) Mexican Trust Agreement (Mexico City, Mexico and Punta Mita, Nayarit, Mexico) (dated as of the Closing Date, executed and delivered by the applicable Issuer or Issuers as security for the Notes and encumbering one or more of the Properties, as the same may be amended, restated, replaced, supplemented, consolidated or otherwise modified from time to time pursuant to the provisions thereof or of the other Transaction Documents).

                  "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Issuer or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "Net Operating Income" means, for any specified period, the excess of Adjusted Operating Income over Operating Expenses for the trailing twelve (12) month period.

                  "Net Worth" shall have the meaning set forth in Section 12.24 hereof.

                  "New Note" shall have the meaning set forth in Section 2.1.11 hereof.

                  "Non-Hotel Space" means any portion of any Property which is used or intended to be used primarily for retail purposes.

                  "Noteholder" or "Holder" shall mean each of (i) the holder of the Global Notes for the benefit of the Beneficial Owners, or, for the purposes of voting and determinations hereunder, as long as the Notes are in global form, each Beneficial Owner and (ii) the holder of the Definitive Note.

                  "Note Registrar" shall have the meaning ascribed to it in
Section 2.1.3(b).

                  "Note Repayment Amount" shall mean 100% of the Outstanding Principal Amount of the Notes as determined as of the Business Day immediately prior to the Maturity Date.

                  "Notes" shall mean the Amended and Restated Promissory Notes, dated of even date hereof, in an aggregate amount equal to the Outstanding Principal Amount, made payable by Issuers, as maker, which notes (i) amend and restate the Existing Note and (ii) evidence in the aggregate the advance made to the Issuers by Note Trustee on behalf of the Noteholders, as the same may be amended, restated, severed, substituted, replaced, supplemented, consolidated or otherwise modified from time to time pursuant to the provisions hereof.

                  "Note Trustee" shall mean LaSalle Bank National Association, not in its individual capacity but solely as trustee for the benefit of Noteholders, and its successors hereunder.

                  "OFAC List" shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

                  "Officer's Certificate" shall mean a certificate made by an individual authorized to act on behalf of an Issuer and, to the extent applicable, any constituent Person with respect to such Issuer. Without limiting the foregoing, if the individual signing the certificate is doing so on behalf of a corporation, then such individual shall hold the office of President, Vice President or Chief Financial Officer (or the equivalent) with respect to such corporation.

                  "Operating Agreements" shall mean reciprocal easement and/or operating agreements; covenants, conditions and restrictions; condominium documents; and similar agreements affecting any Property and binding upon and/or benefiting Issuers and other third parties, but specifically excluding the Property Management Agreements.

                  "Operating Expenses" shall mean, for any specified period, on an accrual basis, all expenses incurred by or on behalf of an Issuer and/or an Operating Lessee (or by a Property Manager for the account of an Issuer and/or an Operating Lessee) during such period in connection with the ownership or operation of a Property, including costs (including labor) of providing services including rooms, food and beverage, telecommunications, garage and parking and other operating departments, as well as real estate and other business taxes, rental expenses, insurance premiums, Ground Rent, utilities costs, administrative and general costs, repairs and maintenance costs, franchise fees, Management Fees and other costs and expenses relating to such Property, amounts deposited into the applicable Hotel Operating Account for FF&E expenditures and legal expenses incurred in connection with the operation of a Property, determined, in each case (other than with respect to FF&E expenditures), in accordance with GAAP. "Operating Expenses" shall not include (i) depreciation or amortization or other noncash items, (ii) the principal and interest on the Notes, (iii) income taxes or other taxes in the nature of income taxes, (iv) the cost of any FF&E expenditures (other than amounts deposited into the applicable Hotel Operating Account for FF&E expenditures, which shall be considered an "Operating Expense" as used herein) or any other capital expenditures, (v) distributions to the members in an Issuer, (vi) any expenses incurred by Issuer in prosecuting the Marriott Litigation, (vii) the excess of insurance premiums over $[TBD] (per annum) incurred by Issuers solely in connection with the purchase of terrorism insurance pursuant to Section 8.1(b)(xi) or (viii) the excess of insurance premiums over $[TBD] (per annum) incurred by Issuers solely in connection with the purchase of political risk insurance pursuant to Section 8.1(b)(xii). Expenses that are accrued as Operating Expenses during any period shall not be included in Operating Expenses when paid during any subsequent period.

                  "Operating Lease" shall mean each Lease Agreement, dated as of the Closing Date, from by and between the applicable Issuer and the applicable Operating Lessee with respect to each Property, together with any amendments thereto pursuant to the provisions thereof.

                  "Operating Lease Subordination Agreement" shall mean each Operating Lease Subordination Agreement, dated as of the Closing Date, by and among the applicable Issuer and the applicable Operating Lessee with respect to each Property and Note Trustee, together with any amendments thereto pursuant to the provisions thereof, subordinating the Operating Lease to the Notes.

                  "Operating Lessee" shall mean each of the parties identified on Schedule A-1 hereto with respect to each Property, together with its successors and assigns as permitted hereunder and which shall be collectively referred to herein as "Operating Lessee" or "Operating Lessees," but excluding any Operating Lessee, all of the real property of which has been released from the Lien of the Transaction Documents pursuant to the provisions thereof.

                  "Opinion of Counsel" shall mean one or more written opinions of counsel who may, except as otherwise expressly provided in this Indenture, be counsel to the Issuers (including an employee as such) and which opinion or opinions shall be addressed to the Note Trustee in its capacity as such, and shall comply with any applicable requirements of this Indenture.

                  "Original Principal Amount" shall mean $188,500,000.

                  "Other Charges" shall mean all ground rents, maintenance charges, charges associated with any condominium or similar association, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof and payable by Issuers.

                  "Other Taxes" shall have the meaning set forth in Section 2.2.2(d)(ii) hereof.

                  "Outstanding" shall mean, with respect to the Notes, as of any date of determination, all of such Notes theretofore authenticated and delivered under this Indenture except:

                  a) Notes theretofore cancelled by the Note Trustee or delivered to the Note Trustee for cancellation;

                  b) Notes or portions thereof the payment for which money in the necessary amount has been theretofore deposited with the Note Trustee in trust for the Holders of such Notes; provided, however, that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision for such notice has been made, satisfactory to the Note Trustee;

                  c) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture unless proof satisfactory to the Note Trustee is presented that any such first-mentioned Notes are held by a bona fide purchaser; and

                  d) Mutilated Notes or Notes alleged to have been lost or stolen and for which replacement Notes have been issued.

                  provided, however, that in determining whether the Holders of the requisite Outstanding Principal Amount of the Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder (other than with respect to which the consent or approval of each affected Noteholder is required, including, without limitations, Notes owned by the Issuers or any Affiliate of the Issuers shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Note Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Note Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Note Trustee the pledgee's right so to act with respect to such Notes and that the pledgee is not the Issuers or any Affiliate of the Issuers.

                  "Outstanding Principal Amount" shall mean the Original Principal Amount of the Notes reduced from time to time by the amount of any payment of the Original Principal Amount made by the Issuers in accordance with the terms of this Indenture; provided, however, that the Outstanding Principal Amount for any Note shall not be less than zero.

                  "Owner Securities Confirmation" shall have the meaning set forth in Section 2.1.6(c) hereof.

                  "Pass-Through Entity" shall mean a trust or other entity created in a Securitization of which one or more of the Notes is an asset.

                  "Pass-Through Entity Representation Letter" has the meaning set forth in Section 2.1.6(f) hereof.

                  "Payment Date" shall mean the ninth (9th) day of each calendar month or, if in any month the ninth (9th) day is not a Business Day, then the Payment Date for such month shall be the first Business Day immediately prior to such ninth (9th) day.

                  "Permanent Global Note" shall have the meaning ascribed to it in Section 2.1.6 hereof.

                  "Permits" means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of any one or more of the Properties (including, without limitation, business licenses, state health department licenses, licenses to conduct business, licenses to own and operate the Properties as hotel properties, licenses to sell and serve alcoholic beverages at the Properties and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of any one or more of the Properties).

                  "Permitted Issuer Transferee" shall mean any entity (i) that is experienced in owning and operating properties similar to the Properties,
(ii) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $1 Billion and (b) who, immediately prior to such transfer, controls, together with its Close Affiliates real estate equity assets of at least $1 Billion, (iii) which, together with its Close Affiliates own or have under management or act as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than 20 first class full service resort or business hotel properties (excluding the Properties) containing not fewer than 5,000 hotel rooms in the aggregate and (iv) that is not a Disqualified Transferee.

                  "Permitted Encumbrances" shall mean, collectively, (i) the Liens and security interests created by the Transaction Documents, (ii) all Liens, encumbrances and other matters disclosed in the Qualified Title Policy,
(iii) Liens, if any, for Taxes or Other Charges not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with Section 5.1(b)(ii) hereof, (iv) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's, landlord's, mechanic's, materialmen's, repairmen's and other similar Liens arising in the ordinary course of business, and Liens for workers' compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with Section 5.1(b)(ii) hereof, (v) Leases and Property Management Agreements, (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances (including any of such matters incurred or entered into by any Issuer in the ordinary course of business) which in each case could not be reasonably expected to have a Material Adverse Effect, do not diminish in any material respect the value of the Properties or affect in any material respect the validity, enforceability or priority of the Liens created by the Transaction Documents, (vii) Liens securing permitted indebtedness of the type described in clause (iii) of the definition of Permitted Indebtedness so long as such Lien is only in respect of the specific property relating to such obligation, (viii) deposits securing or in lieu of surety, appeal or custom bonds in processing to which Issuers are a party, (ix) any judgment Lien provided that the judgment it secures shall have been discharged of record or the execution thereof stayed pending appeal within thirty (30) days after entry thereof or within thirty (30) days after the expiration of any stay, as applicable in either case provided there is no imminent risk of forfeiture during such thirty (30) day period, (x) Liens securing the Revolver Loan and (xi) such other title and survey exceptions as the majority (by Outstanding Principal Amount) of the Noteholders has approved or may approve in writing in the reasonable discretion of Noteholders holding at least a majority (by Outstanding Principal Amount) of the Notes.

                  "Permitted Fund Manager" means any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and
(iii) not subject to a bankruptcy proceeding.

                  "Permitted Indebtedness" shall mean (i) the Debt, (ii) Trade Payables incurred in the ordinary course of any Issuer's business, paid by such Issuer within sixty (60) days of incurrence and in fact not more than sixty (60) days outstanding (subject to such Issuer's right to contest the same in accordance with Section 5.1(b)(ii) hereof) provided that in no event shall the aggregate amount of such Trade Payables incurred by all of the Issuers exceed three and one-half percent (3.5%) of the aggregate Allocated Outstanding Principal Amounts of those Properties still subject to the Lien of the Mortgage,
(iii) purchase money indebtedness and capital lease obligations incurred in the ordinary course of business but in no event shall the annual scheduled debt service on such indebtedness or obligations exceed the aggregate amount of $600,000 for the Properties then subject to the Lien of the Mortgage (which amount shall, in connection with a permitted partial prepayment of the Notes where a Property is released from the Mortgage, be reduced by Note Trustee on a ratable basis equal to an amount determined by applying a fraction, the numerator of which is the Allocated Outstanding Principal Amount for the Property or Properties which are released from the Mortgage and the denominator of which is the aggregate original amount of the Notes on the Closing Date),
(iv) any Management Fees not yet due and payable under any Property Management Agreement, (v) Taxes or Other Charges not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with Section 5.1(b)(ii) hereof, (vi) indebtedness relating to Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's, landlord's, mechanic's, materialmen's, repairmen's and other similar Liens arising in the ordinary course of business, and Liens for workers' compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with Section 5.1(b)(ii) hereof, (vii) the Las Palmas Indebtedness,
(viii) the Revolver Loan, (ix) amounts payable in the ordinary course of business (and not as a result of Issuer's delinquency or default) pursuant to Permitted Encumbrances of the type described in clauses (ii) or (xi) of the definition of Permitted Encumbrances and (x) such other unsecured indebtedness approved by a majority (by Outstanding Principal Amount) of the Noteholders in their sole discretion and with respect to which Issuers have received a Rating Confirmation.

                  "Permitted Investments" shall mean the following, subject to qualifications hereinafter set forth:

                           (i) Obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America. These obligations include, but are not limited to:

                  (a) Treasury obligations, all direct or fully guaranteed obligations
                  (b) Farmers Home Administration Certificates of beneficial ownership
                  (c) General Services Administration Participation certificates (d) U.S. Maritime Administration Guaranteed Title XI financing
                  (e) Small Business Administration Guaranteed participation certificates Guaranteed pool certificates
                  (f) U.S. Department of Housing and Urban Development Local authority bonds
                  (g) Washington Metropolitan Area Transit Authority guaranteed transit bonds

                           (ii) Obligations of government-sponsored agencies that are not backed by the full faith and credit of the U.S., where the obligation is limited to those instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. These obligations are limited to:

                  (a) Federal Home Loan Mortgage Corp. (FHLMC) Debt obligations

                  (b) Farm Credit System (formerly: Federal Land Banks, Federal Intermediate Credit Banks, and Banks for Cooperatives) Consolidated system wide bonds and notes
                  (c) Federal Home Loan Banks (FHL Banks) consolidated debt obligations
                  (d) Federal National Mortgage Association (FNMA) Debt obligations
                  (e) Student Loan Marketing Association (SLMA) Debt obligations
                  (f)      Financing Corp. (FICO) Debt obligations
                  (g)      Resolution Funding Corp. (REFCORP) Debt obligations.

                           (iii) Federal funds, unsecured certificates of deposit, time deposits, banker's acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated "A-1+" (or the equivalent) by each of the Rating Agencies.

                           (iv) Deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC).

                           (v) Debt obligations maturing in 365 days or less that are rated AAA or higher (or the equivalent) by each of the Rating Agencies.

                           (vi) Commercial paper rated "A-1+" (or the equivalent) by each of the Rating Agencies and maturing in 365 days or less.

                           (vii) Investments in certain short-term debt of issuers rated "A-1+" (or the equivalent) by each of the Rating Agencies may be permitted with certain restrictions. The total amount of debt from "A-1+" issuers must be limited to the investment of an amount equal to the Monthly Debt Service Payment Amount. The total amount of "A-1+" investments should not represent more than twenty percent (20%) of the rated issue's outstanding principal amount and each investment should not mature beyond thirty (30) days. Investment in "A-1+" (or the equivalent) rated securities are not eligible for reserve accounts, cash collateral accounts, or other forms of credit enhancement. Short-term debt for purposes of this definition includes: commercial paper, federal funds, repurchase agreements, unsecured certificates of deposit, time deposits, and banker's acceptances.

                           (viii) Investment in money market funds rated "AAAm" or "AAAm-G" (or the equivalent) by each of the Rating Agencies.

                           (ix) Such other investments as shall be approved in writing by means of a Rating Confirmation.

Notwithstanding the foregoing, "Permitted Investments": (A) shall exclude any security with any Rating Agency's symbol attached to the rating indicating high volatility or dramatic fluctuations in their expected returns because of market risk, as well as any mortgage-backed securities and any security of the type commonly known as "strips"; (B) shall not have maturities in excess of one year;
(C) as to the investments described in (i), (ii), (iii), (iv), (v), (vi) and
(vii): the obligations shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; interest may either be fixed or variable; and any variable interest should be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index; and (D) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provide a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three (3) months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

                  "Permitted Prepayment Date" shall mean the Payment Date in July 2005.

                  "Person" shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

                  "Personal Property Lease" shall mean that certain personal property lease and sublease for the Property known as the Marriott Schaumburg, Schaumburg, Illinois, Lease Agreement, dated as of May 22, 1998, between Strategic Hotel Funding, L.L.C. and Marriott Hotel Services, Inc. and Sublease Agreement, dated as of April 12, 2001, between Strategic Hotel Funding, L.L.C. and SHC Schaumburg II, L.L.C.

                  "Personal Property Lessor" shall mean Marriott Hotel Services, Inc. with respect to the Property known as the Marriott Schaumburg, Schaumburg, Illinois (together with their respective successors and assigns).

                  "Personal Property Termination Payment" means any payments due under the Personal Property Lease that may be payable to the Personal Property Lessor pursuant to Section 14 of the Personal Property Lease.

                  "Plan" means an employee benefit plan other than a Multiemployer Plan, (i) which is maintained for employees of any Issuer or any ERISA Affiliate and which is subject to Title IV of ERISA or (ii) with respect to which any Issuer or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA (including Section 4069 of ERISA).

                  "Plan Assets" means assets of any Employee Benefit Plan subject to Part 4, Subtitle A, Title I of ERISA.

                  "Policies" shall have the meaning specified in Section 8.1(c) hereof.

                  "Pre-approved Transferee" shall mean any of the entities set forth on Exhibit D hereof, or any Close Affiliates thereof, provided any of the foregoing entities or their Close Affiliates shall only be a "Pre-approved Transferee" if (i) such entity continues to be Controlled by substantially the same Persons Controlling such entity as of the Closing Date or if such Pre-approved Transferee is a publicly traded company, such Pre-approved Transferee continues to be publicly traded on an established securities market,
(ii) there has been no material adverse change in the financial condition or results of operations of such entity since the Closing Date and (iii) such entity and its Close Affiliates together own, have under management or act as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than twenty (20) first class full service resort or business hotel properties (excluding the Properties) containing not fewer than 5,000 hotel rooms in the aggregate.

                  "Predecessor Note" of any particular Note shall mean every previous Note issued pursuant to this Indenture evidencing all or a portion of the same indebtedness as that evidenced by such particular Note.

                  "Prepayment" shall have the meaning specified in Section 2.4.2 hereof.

                  "Prepayment Date" shall have the meaning specified in Section
2.4.2 hereof.

                  "Prepayment Notice" shall have the meaning specified in
Section 2.4.2 hereof.

                  "Prime Rate" shall mean the annual rate of interest published in The Wall Street Journal from time to time as the "Prime Rate". If more than one "Prime Rate" is published in The Wall Street Journal for a day, the average of such "Prime Rates" shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the "Prime Rate", the Note Trustee shall select an equivalent publication that publishes such "Prime Rate", and if such "Prime Rates" are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Note Trustee shall select a comparable interest rate index.

                  "Proceeds" shall mean amounts, awards or payments payable to Issuers (including, without limitation, amounts payable under any title insurance policies covering Issuers' ownership interests in the Properties) or Note Trustee in respect of all or any part of a Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Issuers and Note Trustee, respectively, of any and all reasonable expenses incurred by Issuers and Note Trustee in the recovery thereof, including all attorneys' fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

                  "Prohibited Person" shall mean any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States or America.

                  "Property" shall mean each parcel or group of parcels of land described on one of the Schedules B-1 through B-8, and the improvements thereon owned or leased by the Issuers, and "Properties" shall mean such parcels and improvements, collectively, less, however, any Property (or portion thereof) released from the Lien of the Mortgage in accordance with the terms hereof.

                  "Property Management Agreement" shall mean the hotel operating agreements entered into by an Issuer and/or Operating Lessee and the applicable Property Manager (including any amendments, supplements or modifications thereof, and including related franchise and licensing agreements) in effect as of the Closing Date as described on Schedule G hereto and previously provided to Note Trustee and each hotel operating agreement, operating lease or other similar agreement entered into by an Issuer and/or Operating Lessee and the applicable Property Manager pursuant to Article 11 hereof, pursuant to which such Property Manager or an Affiliate is to provide hotel management and other services with respect to a Property or pursuant to which a Property Manager leases all or a portion of a Property.

                  "Property Manager" shall mean any Person identified as a current Property Manager on Schedule D hereto or any replacement "Property Manager" appointed in accordance with Article 11 hereof.

                  "Property Manager Reserve Account" shall have the meaning specified in Section 9.2.1(i) hereof.

                  "Property Worth" shall mean, with respect to each Issuer, the fair market value of the Property or Properties owned by such Issuer as of the Closing Date.

                  "QIB" shall mean a "qualified institutional buyer" within the meaning of Rule 144A.

                  "Qualified Survey" shall mean a current title survey of each Property, certified to the title company and Note Trustee and their successors and assigns, that (i) is in form and content satisfactory to Note Trustee, (ii) is prepared by a professional and properly licensed land surveyor satisfactory to Note Trustee in accordance with the 1992 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, (iii) meets the classification of an "Urban Survey", and the following additional items from the list of "Optional Survey Responsibilities and Specifications" (Table A) should be added to each survey:
2, 3, 4, 6, 7, 8, 9, 10, 11 and 13, (iv) reflects the same legal description contained in the Qualified Title Policy relating to the applicable Property, (v) includes, among other things, a metes and bounds description of the real property comprising part of the applicable Property satisfactory to Note Trustee and (vi) contains a certification in form and substance acceptable to Note Trustee.

                  "Qualified Title Policy" shall mean an ALTA title insurance policy (1970 unmodified form, where issuable or, if not issuable, 1992 unmodified form so long as the creditors' rights exception is omitted from the issued policy) issued by one or more title companies acceptable to Note Trustee, with ALTA facultative reinsurance and direct access agreements acceptable to Note Trustee, which title insurance policy shall (i) (a) with respect to the Property known as Embassy Suites Lake Buena Vista, Orlando, Florida, provide coverage in the amount of $27,533,333, (b) with respect to the Mexican Properties, provide coverage in the aggregate amount of $[TBD - 115% of the Allocated Outstanding Principal Amount] and (c) with respect to the remaining Properties not included in the preceding subclauses (a) or (b), provide blanket coverage in an aggregate amount equal to the Outstanding Principal Amount (as of the Closing Date), (ii) insure Note Trustee that the Mortgage creates a valid first mortgage lien on the applicable Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and such standard exceptions and exclusions from coverage as the Initial Purchaser shall approve, (iii) contain such endorsements and affirmative coverages as the Initial Purchaser may reasonably request, (iv) name Note Trustee as the insured and (v) be assignable by its terms with a transfer of the Notes.

                  "Qualified Transferee" shall mean one or more of the following:

                           (i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan that satisfies the Eligibility Requirement

                           (ii) an investment company, money management firm or "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended, that satisfies the Eligibility Requirements;

                           (iii) an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) that satisfies the Eligibility Requirements;

                           (iv) any entity Controlled (and only so long as such entity continues at all times to be Controlled) by any of the entities described in clauses (i) or (iii) above; or

                           (v) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (i), (ii), (iii) or (iv) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (i), (ii), (iii) or (iv) of this definition.

                  "Rating Agency" shall mean any one or more of Standard & Poor's, Moody's, Fitch, Inc., and any other nationally recognized statistical rating agency, as selected by Note Trustee and which rate the Notes, and their respective successors.

                  "Rating Agency Securitization Amount" shall have the meaning set forth in Section 9.2.15(a) hereof.

                  "Rating Confirmation", with respect to the matter in question, shall mean that as a condition thereto the Rating Agencies shall have confirmed in writing that (i) such investment, replacement, action or inaction shall not result, in and of itself, in a reduction, withdrawal or qualification of any rating then assigned to any outstanding Notes (if a Securitization has occurred), or (ii) such investment, replacement, action or inaction would not result, in and of itself, in a reduction, withdrawal or qualification of any rating for proposed Notes then under consideration by the Rating Agencies (if a Securitization has not yet occurred); provided that if a Securitization has not taken (or as certified by Note Trustee, will not take) the form of a transaction rated by the Rating Agencies, then "Rating Confirmation" shall instead mean that the matter in question shall be subject to the prior approval of the Note Trustee, which approval shall be granted by Note Trustee to the extent Note Trustee believes in its reasonable discretion a Rating Confirmation would have been granted with respect to such matter had a Securitization been in effect at such time.

                  "Regulation S" shall mean Regulation S under the Securities
Act.

                  "Regulation S Distribution Compliance Period" shall mean the period of 40 consecutive days beginning on and including the later of (i) the day that the Initial Purchaser advises the Issuers and the Note Trustee in writing is the day on which any Notes are first offered to Persons (other than distributors) in reliance upon Regulation S, and (ii) the Closing Date.

                  "Regulation S Temporary Global Note" shall have the meaning set forth in Section 2.1.6(b) hereof.

                  "Reference Banks" means four (4) major banks in the London interbank market selected by the Note Trustee.

                  "Register" shall have the meaning provided in Section
2.1.3(b).

                  "Regulatory Change" means any change after the date of this Indenture in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Note Trustee, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

                  "Release Amount" means with respect to each Property, an amount equal to 115% of such Property's Allocated Outstanding Principal Amount.

                  "Release Instruments" shall have the meaning set forth in
Section 2.5.1 herein.

                  "Rent Roll Date" shall mean December 31, 2003.

                  "Rents" shall mean all rents, rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of any Issuer and/or any Operating Lessee or its agents or employees from any and all sources arising from or attributable to the Properties and/or the use and occupancy thereof, including, without limitation, all room rents related to overnight occupancy of guests at the Properties, all banquet, conference or other room rentals, all greens fees for the use of golf courses, fees or considerations of any sort, credit card receivables, and all deposits of money as advance rent, for security or as earnest money or as down payment or deposit for the reservation of rooms or other facilities in any of the Properties and any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by any Issuer and/or Operating Lessee and proceeds, if any, from business interruption or other loss of income insurance.

                  "Replacement Interest Rate Cap Agreement" shall mean, in connection with a replacement of an Interest Rate Cap Agreement following a Downgrade of the Counterparty thereto, an interest rate cap agreement (together with the confirmation and schedules relating thereto) from an Acceptable Counterparty and satisfying the requirements set forth on Exhibit C hereto; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements a "Replacement Interest Cap Agreement" shall be such interest rate cap agreement approved by each of the Rating Agencies, such approval to be evidenced by the receipt of a Rating Confirmation.

                  "Required Amount" shall have the meaning specified in Section 9.4.1(x) hereof.

                  "Required Loan-to-Value Ratio" shall mean that the Original Principal Amount is not more than forty-one percent (41%) of the appraised value of the Properties as of the Closing Date based on the Appraisals.

                  "Required Rating" shall mean the higher of (i) the highest rating then assigned by the Rating Agencies to any of the Notes, and (ii) "AA" (or its equivalent) by each of the Rating Agencies.

                  "Required Records" shall have the meaning set forth in Section 5.1(j)(x) hereof.

                  "Reserve Accounts" shall have the meaning set forth in Section
9.2.1 hereof.

                  "Responsible Officer" shall mean, with respect to the Note Trustee, any officer of the Note Trustee with direct responsibility for the administration of this Indenture and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular matter.

                  "Restoration" shall have the meaning set forth in Section 8.1.2(b) hereof.

                  "Restricted Global Note" shall have the meaning set forth in
Section 2.1.6(e) hereof.

                  "Restricted Notes" shall have the meaning specified in Section
2.1.8 hereof.

                  "Revolver Loan" shall mean that certain revolving credit facility from Deutsche Bank Trust Company Americas to Strategic Hotel Funding, L.L.C., evidenced by that certain Revolving Credit Agreement, dated as of the date hereof.

                  "Rule 144A" shall mean Rule 144A under the Securities Act.

                  "Rule 144A Information" shall mean such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) and as is delivered by or at the direction of an Issuer or an Affiliate of an Issuer pursuant to Section 2.8 hereof.

                  "Second Extension Term" shall have the meaning set forth in
Section 2.3.3(b) below.

                  "Security Agreement" shall have the meaning set forth in
Section 2.4.5 hereof.

                  "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder from time to time.

                  "Securitization" shall mean, collectively, any transaction or transactions pursuant to which the Notes are either syndicated or participated or pursuant to which securities are issued that are backed in whole or in part by the Notes, which securities may be offered and sold to institutional investors in transactions whether or not required to be registered under the Securities Act, provided that none of Issuers, Operating Lessees, Sponsor or any Affiliate of Issuers, Operating Lessees, or Sponsor shall be a registrant, co-registrant or have any reporting obligations with respect to any such transactions.

                  "Servicer" shall mean Midland Loan Services, Inc. or such other Person designated in writing with an address for such Person by Note Trustee, in its sole discretion, to act as Note Trustee's agent hereunder with such powers as are specifically delegated to the Servicer by Note Trustee, whether pursuant to the terms of this Indenture, the Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto.

                  "Single Purpose Entity" shall mean a Person which:

                  (a) is formed solely for the purpose of acquiring and directly holding an ownership interest in or leasing one or more of the Properties or an ownership interest in an Issuer or Operating Lessee,

                  (b) does not engage in any business unrelated to the Properties or the ownership of an Issuer,

                  (c) does not have any assets other than those related to its interest in the Properties or an Issuer, as the case may be, or any indebtedness other than Permitted Indebtedness,

                  (d) has books, records, accounts, financial statements, stationery, invoices and checks which are separate and apart from those of any other Person,

                  (e) is subject to and complies with all of the limitations on powers and separateness requirements set forth in Section 4.1(bb) hereof and in the organizational documentation of the applicable Issuer or the applicable Issuer's SPE Member (if any), as the case may be, as of the Closing Date,

                  (f) holds itself out as being a Person separate and apart from each other Person, conducts its business in its own name and exercises reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity,

                  (g) pays its own liabilities out of its own funds and reasonably allocates any overhead for shared office space,

                  (h) maintains a sufficient number of employees in light of its contemplated business operations, and

                  (i) in the case of a limited partnership, observes all applicable limited partnership formalities in all material respects, has at all times a corporate general partner that is a Single-Purpose Entity, and has a limited partnership agreement which provides that for so long as the Notes are outstanding and the limited partnership's assets shall continue to be subject to the Liens securing the Debt, the limited partnership shall not take any of the following actions:

                           (i) to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of any Issuer or Operating Lessee, except in connection with the sale of any Property as permitted hereunder,

                           (ii) the engagement by any Issuer or Operating Lessee in any business other than the ownership, maintenance and operation of the Properties,

                           (iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for an Issuer or Operating Lessee or a substantial portion of their properties, without the unanimous vote of all partners of the limited partnership, and

                           (iv) the amendment or modification of any provision of its limited partnership agreement or certificate of limited partnership that adversely affects any of the requirements for qualifying as a "Single-Purpose Entity" (except as required by law); or

                  (j) in the case of a corporation, observes all applicable corporate formalities in all material respects, has at all times at least two
(2) Independent Directors on its Board of Directors, and has a Certificate of Incorporation which provides that for so long as the Notes are outstanding and the corporation's assets continue to be subject to the Liens securing the Debt, the corporation shall not take or consent to, as the case may be, any of the following actions:

                           (i) to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets or the assets of any Issuer, except in connection with the sale of any Property as permitted hereunder,

                           (ii) the engagement by any Issuer in any business other than the ownership, maintenance and operation of the Properties or the engagement by it in any business other than the ownership of a membership interest in an Issuer,

                           (iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official, in each case with respect to it or any Issuer without the unanimous vote of all members of its board of directors, and

                           (iv) the amendment or modification of any provision of its certificate of incorporation or, if such corporation is the SPE Member or general partner of an Issuer, such Issuer's limited liability company agreement or limited partnership agreement, as applicable, or certificate of formation or certificate of limited partnership, as applicable, that adversely affects any of the requirements for qualifying as a "Single-Purpose Entity" (except as required by law); or

                  (k) in the case of a limited liability company, observes all applicable limited liability company formalities in all material respects, has at all times either (A) a corporate member that is a Single-Purpose Entity or
(B) two (2) Independent Directors, and has a limited liability company agreement which provides that for so long as the Notes are outstanding and the limited liability company's assets continue to be subject to the Liens securing the Debt, (1) the bankruptcy of any member (including the sole economic member) will not result in a dissolution of such Single-Purpose Entity, and (2) the limited liability company shall not take any of the following actions:

                           (i) to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of any Issuer, except in connection with the sale of any Property as permitted hereunder,

                           (ii) the engagement by any Issuer in any business other than the ownership, maintenance and operation of the Properties,

                           (iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for an Issuer or a substantial portion of its properties, without the unanimous vote of all members of the limited liability company's board of directors (including the members who are Independent Directors, if applicable),

                           (iv) the amendment or modification of any provision of its limited liability company agreement or certificate of formation that adversely affects any of the requirements for qualifying as a "Single-Purpose Entity" (except as required by law); or

                  (l) in the case of a limited liability company (Sociedad de Responsabilidad Limitada) organized in Mexico, observes all formalities in all material respects applicable to such types of entities in the Mexican General Corporations Law (Ley General de Sociedades Mercantiles), has at all times at least two (2) Independent Directors, and has by-laws (estatutos sociales) which provide that for so long as the Notes are outstanding and the limited liability company's assets continue to be subject to the Liens searing the Debt, the limited liability company shall not take any of the following actions:

                           (i) the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of the company, except with the unanimous approval of the Independent Directors,

                           (ii) the engagement by the Issuer in any business other than the ownership, leasing, maintenance and operation of the Properties, and

                           (iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition (concurso mercantil), any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, sindico, assignee, trustee, sequestrator, custodian or any similar official for an Issuer or a substantial portion of its properties, without the unanimous vote of all partners of the limited liability company, or to the extent applicable, the unanimous vote of all members of the board of managers (including the members who are Independent Directors).

                  "SPE Member" shall have the meaning set forth in Section 4.1(bb) hereof.

                  "Sponsor" shall mean Strategic Hotel Funding, L.L.C., a Delaware limited liability company.

                  "Sponsor Indemnity Agreement" shall mean that certain Sponsor Indemnity Agreement, dated as of the Closing Date, by Sponsor in favor of Note Trustee.

                  "Spread" shall mean 1.15% per annum.

                  "Standard & Poor's" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and/or assigns.

                  "STAR Report" shall mean (a) a quarterly Smith Travel Accommodations Report compiled by Smith Travel Research, or (b) should Smith Travel Research cease to compile such reports, a quarterly report containing similar data compiled by a nationally-recognized lodging industry information source which is reasonably acceptable to Note Trustee and (except during any period following the occurrence and during the continuation of an Event of Default) Issuers.

                  "Stub Interest" shall mean $[___________].

                  "Tax and Insurance Escrow Account" shall have the meaning set forth in Section 9.3.1 hereof.

                  "Tax and Insurance Incremental Amount" shall have the meaning set forth in Section 9.3.3(b) hereof.

                  "Tax and Insurance Sub-Account" shall have the meaning set forth in Section 9.3.3(a) hereof.

                  "Taxes" shall mean all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, and other governmental charges now or hereafter levied or assessed or imposed against any Issuer or any Property or rents therefrom or which may become Liens.

                  "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

                  "Tenant" shall mean any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

                  "Term Sheet" shall mean that certain letter agreement, dated February 20, 2004, between German American Capital Corporation and Strategic Hotel Capital, Inc.

                  "Third Extension Term" shall have the meaning set forth in
Section 2.3.3(b) below.

                  "Third Party Securitization Amount" shall have the meaning set forth in Section 9.2.15(a) hereof.

                  "Threshold Amount" shall mean with respect to each Property, the lesser of 5% of the Allocated Outstanding Principal Amount for such Property or $3 million.

                  "Trade Payables" shall mean unsecured amounts payable by or on behalf of any Issuer for or in respect of the operation of the Properties in the ordinary course and which would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to any Property or any Issuer (other than compensation payable to Property Managers, exclusive of reimbursements).

                  "Transaction Documents" shall mean, collectively, this Indenture, the Notes, the Mortgage, the Assignment of Agreements, the Assignment of Leases, the Environmental Indemnity, the Deposit Account Agreement, the Sponsor Indemnity Agreement, the Operating Lease Subordination Agreement, each Agreement with Managers and any other document executed by Issuer, Operating Lessee or their respective Affiliates in connection with the Notes, as well as all other documents executed and/or delivered in connection with the Notes or hereafter delivered by or on behalf of any Issuer and Operating Lessee pursuant to the requirements hereof or of any other Transaction Document.

                  "Transferee Securities Certification" shall have the meaning set forth in Section 2.1.10(d)(ii) hereof.

                  "Trust Officer" shall mean when used with respect to the Note Trustee, any officer within the Corporate Trust Office (or any successor group of the Note Trustee) including any vice president, assistant vice president or officer of the Note Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject.

                  "UCC" or "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in the state in which a Property is located.

                  "Unfunded Obligations" shall mean, collectively, the unfunded obligations described on Schedule H attached hereto and made a part hereof.

                  "Unfunded Obligations Account" shall have the meaning set forth in Section 9.2.1(f) hereof.

                  "Unrestricted Global Note" shall have the meaning set forth in
Section 2.1.6(b) hereof.

                  "U.S. Government Securities" shall mean securities evidencing an obligation to pay principal and interest in a full and timely manner that are
(i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person Controlled or supervised by and acting as an agency or instrumentality of and guaranteed as a full faith and credit obligation by the United States of America, which in either case are not callable or redeemable at the option of the issuer thereof (including a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such securities or a specific payment of principal of or interest on any such securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the securities or the specific payment of principal of or interest on the securities evidenced by such depository receipt).

                  "U.S./Mexico Taxes " shall have the meaning set forth in
Section 2.2.2(d)(i) hereof.

                  "Year-to-Date Period" shall mean the period commencing on January 1, 2004 and ending on May 31, 2004.

                  Section 1.2. Principles of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Indenture unless otherwise specified. Unless otherwise specified, the words "hereof", "herein" and "hereunder" and words of similar import when used in this Indenture shall refer to this Indenture as a whole and not to any particular provision of this Indenture. The words "includes", "including" and similar terms shall be construed as if followed by the words "without limitation". The terms "Property" or "Properties" shall be construed to be followed by the phrase "or any part or portion thereof". The term "Issuers" shall be construed to be followed by the phrase "or any of them". Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, as may be modified herein. As a matter of convenience herein, rating categories are generally stated in the nomenclature of Standard & Poor's Ratings Group, it being understood that unless otherwise expressly stated to the contrary, reference to such category shall also be deemed to be a reference to the comparable category of each other Rating Agency; provided that if a specified rating (or its equivalent) from any of the Rating Agencies is required hereunder with respect to an issuer or a security (other than the Notes), and one of the Rating Agencies in connection with a Securitization does not rate the issuer or security in question, then such requirement hereunder shall nevertheless be deemed satisfied so long as such Rating Agency has issued a Rating Confirmation with respect thereto. For purposes of any representation, warranty or covenant herein relating to one or more Operating Lessee, including without limitation Section 4.1(bb) hereof, all defined terms and sections used in or referred to therein or in any defined terms used therein shall, to the extent not expressly provided for in such definitions or sections, be deemed to refer to Operating Lessees in addition to Issuers.

                                   ARTICLE II

                                     GENERAL
                                     -------

                  Section 2.1. The Notes.

                  2.1.1 Commitment. Each of the parties hereto agrees and acknowledges that the Issuers received the proceeds of the Notes on the Closing Date and that the Notes shall mature on the Maturity Date. Each Issuer hereby confirms its issuance of the Notes, subject to and upon the terms and conditions set forth herein.

                  2.1.2 Disbursement to Issuers and Use of Notes Proceeds. The Notes were fully issued and outstanding on the Closing Date. The parties hereto acknowledge that, on the Closing Date, Issuers received the proceeds of the Notes in an aggregate principal amount equal to the Original Principal Amount, subject to payment from such proceeds of the Expenses and subject to funding from such proceeds of (i) the Tax and Insurance Escrow Account and Tax and Insurance Sub-Account, (ii) the Deferred Maintenance and Environmental Reserve Account, (iii) the Liquidity Reserve Account, (iv) the FF&E Reserve Account (v) the Unfunded Obligations Reserve Account and (vi) Stub Interest (covering the period ending July 14, 2004), which have been escrowed with Note Trustee, all in accordance with the provisions of this Indenture.

                  2.1.3 The Notes In General. (a) The Notes evidence an aggregate original principal amount equal to the Original Principal Amount. Each Note shall bear interest at its Applicable Interest Rate through and including the Interest Accrual Period in which occurs the Maturity Date. The Notes shall be subject to repayment as provided in Section 2.3 hereof, shall be entitled to the benefits of this Indenture and shall be secured by a Mortgage granting a first mortgage Lien on each Property and by certain of the other Transaction Documents.

                  (b) The Issuers shall cause to be kept at the Corporate Trust Office a register, within the meaning of Section 163(f) of the Code (the "Register") on which shall be entered the name or names of the registered owner or owners from time to time of the Notes. The Register shall be maintained by the Note Trustee, which is hereby appointed as "Note Registrar" for purposes of registering Notes and transfers of Notes as provided herein. The Notes (or, if applicable, each Note) may be independently assigned or otherwise transferred in whole or in part (including, without limitation, the sale of any participation interests in the Notes by the Noteholders) by registration of such assignment or transfer on the Register (and the Notes shall expressly so provide). The Register shall be available for inspection by Issuers at any reasonable time upon reasonable prior notice.

                  (c) Upon surrender for registration of transfer of any Note at the Corporate Trust Office, accompanied by a written instrument of transfer in the form approved by the Issuers and the Note Trustee (it being understood that, until notice to the contrary is given to Holders, the Issuers and the Note Trustee shall each be deemed to have approved the form of instrument of transfer, if any, printed on the Notes), executed by the registered owner, in Person or by such Holder's attorney thereunto duly authorized in writing, such Note shall be transferred upon the Register, and the Issuers shall execute, and the Note Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more newly registered Notes of any authorized denominations and of a like aggregate principal amount. Transfers and exchanges of Notes shall be subject to the restrictions set forth in this Section 2.1.3 and Section 2.1.10 and in the text of the Notes and such reasonable regulations as may be prescribed by the Issuers or Note Registrar. Successive registrations of transfers as aforesaid may be made from time to time as desired, and each such registration shall be noted on the Register.

                  (d) Any Note (subject, in the case of a Regulation S Temporary Global Note, to the requirements of Section 2.1.6(b)) may be exchanged for two or more Notes of any authorized denominations and of a like aggregate principal amount if the Note to be so exchanged is surrendered for cancellation at the Corporate Trust Office accompanied by the written request of the Holder thereof specifying the denominations of the new Notes to be issued in exchange therefor. New Notes, executed by the Issuers and payable to such Holder in the authorized denominations so requested, and in an aggregate principal amount equal to the principal amount of the surrendered Notes, shall be authenticated and delivered by the Note Trustee to such Holder in exchange for the surrendered Note.

                  (e) Issuers agree that they shall, upon request, reasonably cooperate with Note Trustee and any Noteholder in connection with any request by a Noteholder to sever the Notes into two or more separate series of substitute notes in an aggregate principal amount equal to the Original Principal Amount and to reapportion the Original Principal Amount among such separate series of substitute notes, including, without limitation, by executing and delivering to the Noteholders new substitute notes of such series to replace the Notes, amendments to or replacements of existing Transaction Documents to reflect such severance and/or legal opinions with respect to such substitute notes, amendments and/or replacements, provided that the Issuers shall not be responsible for fees for any such fractionalization that are incurred following the Closing Date. Notwithstanding the foregoing, Issuers shall not be required to incur any post-closing costs or expenses relating to the severance of the Note, other than Issuers' internal costs and expenses and the fees and disbursements of Issuers' counsel with respect to the issuance of a new enforceability opinion in connection with any such substitute series of notes. Any such series of substitute notes may as among themselves be pari passu, senior and subordinate and/or otherwise have varying principal amounts and economic terms, provided, however, that, subject to the effect of any prepayments of the notes of such substitute series after an Event of Default,
(i) the weighted average spread applicable to the substitute series of notes shall not exceed the Spread and (ii) the economics of the Notes (or severed portions thereof) and other terms of the Notes, taken as a whole, shall not be modified by such fractionalization in a manner which is in any material respect adverse to Issuers (except any increase in the weighted average spread applicable to the substitute notes that may result after prepayments of the Notes have been made after an Event of Default). Upon the occurrence and during the continuance of an Event of Default, Note Trustee may apply payment of all sums due on the Notes in such order and priority as Note Trustee shall elect in its sole and absolute discretion.

                  2.1.4 Forms Generally. The Notes and the Note Trustee's certificate of authentication thereon (the "Certificate of Authentication") shall be in substantially the forms required by this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by an Authorized Officer of the Issuers as evidenced by its execution of such Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

                  2.1.5 Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of the Issuers by any of their respective Authorized Officers and the Certificate of Authentication thereon shall be executed on behalf of the Note Trustee by a Responsible Officer. The signature of any such Authorized Officers on the Notes may be manual or by facsimile and the signature of any such Responsible Officer on the Certificates of Authentication shall be manual. Each Note shall be dated as of the date of its authentication. A Note bearing the manual or facsimile signature of individuals who were at the time of the execution of such Note Authorized Officers of the Issuers shall bind the Issuers, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.

                  2.1.6 Form of the Notes.

                  (a) Except as otherwise provided in this Section 2.1.6, the Notes are issuable in physical, definitive, fully registered form without coupons in substantially the form of Exhibit H-1 hereto. In each case the Notes shall bear such applicable legends as are provided for in Section 2.1.7. The Notes are not issuable in bearer form. The Notes are issued in transactions exempt from the registration requirements of the Securities Act. The Notes are issuable in denominations of not less than $25,000 initial principal amount and integral multiples of $1,000 in excess thereof except that Notes issued to Institutional Accredited Investors which are not QIBs or to Pass-Through Entities shall be in denominations of not less than $250,000 in initial principal amount and integral multiples of $1,000 in excess thereof.

                  (b) Notes that are to be offered and sold in reliance on Regulation S shall be issued initially in the form of a single temporary Global Note (a "Regulation S Temporary Global Note") in fully registered form without interest coupons, substantially in the form of Exhibit H-1-A hereto with such applicable legends as are provided for in Section 2.1.7. The Regulation S Temporary Global Note shall be duly executed by the Issuers and authenticated by the Note Trustee, as provided herein, and shall be registered in the name of the Depositary or its nominee and deposited with the Note Trustee, as Custodian, at its Corporate Trust Office, for credit to the accounts of the Agent Member then acting for Euroclear or Clearstream, as the case may be, for credit to the respective beneficial owners of such Note in accordance with the rules thereof. On or after the termination of the Regulation S Distribution Compliance Period, interests in the Regulation S Temporary Global Note will be exchangeable for corresponding interests in an unrestricted Global Note (an "Unrestricted Global Note") in definitive, fully registered form without interest coupons, substantially in the form of Exhibit H-1-A hereto, and with such applicable legends as are provided for in Section 2.1.7. The aggregate principal amount of the Regulation S Temporary Global Note and the Unrestricted Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Trustee, as custodian for the Depositary, as hereinafter provided.

                  (c) A holder of a beneficial interest in the Regulation S Temporary Global Note may arrange to receive distributions on account of such interest through Euroclear or Clearstream only after delivery by such Person to Euroclear or Clearstream, as the case may be, of a written certification (an "Owner Securities Certification") substantially in the form of Exhibit H-2 hereto. The delivery by such holder of a beneficial interest in the Regulation S Temporary Global Note of such certification shall constitute an irrevocable instruction by such holder to Euroclear or Clearstream, as the case may be, to exchange such holder's beneficial interest in the Regulation S Temporary Global Note for a beneficial interest in the Unrestricted Global Note upon the expiration of the relevant Regulation S Distribution Compliance Period in accordance with paragraph (d). No distribution shall be paid to any holder of a beneficial interest in the Regulation S Temporary Global Note until the foregoing Owner Securities Certification has been provided to Euroclear or Clearstream, as the case may be, by such holder and, if Euroclear or Clearstream shall notify the Note Trustee in writing that it has not been provided with such Owner Securities Certification, the Note Trustee shall instruct the Depositary not to make any distribution to Euroclear or Clearstream, as applicable, in respect of such holder's interest in the Regulation S Temporary Global Note until an Owner Securities Certification has been delivered with respect to such interest.

                  (d) Upon

                           (i) the expiration of the Regulation S Distribution Compliance Period,

                           (ii) receipt by Euroclear or Clearstream, as the case may be, of the certification described in paragraph (c),

                           (iii) receipt by the Depositary of

                                    (A) written instructions given in accordance
                  with the Applicable Procedures from an Agent Member directing the Depositary to credit or cause to be credited to a specified Agent Member's account a beneficial interest in an Unrestricted Global Note in a principal amount equal to that of the beneficial interest in the Regulation S Temporary Global Note for which the necessary certificates have been delivered, and

                                    (B) a written order given in accordance with
                  the Applicable Procedures containing information regarding the account of the Agent Member, and the Euroclear or Clearstream account for which such Agent Member's account is held, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and

                           (iv) receipt by the Note Trustee of notification from the Depositary of the transactions described in (iii) above,

the Note Trustee, as Note Registrar, shall instruct the Depositary to reduce the principal amount of the Regulation S Temporary Global Note and to increase the principal amount of the Unrestricted Global Note, by the principal amount of the beneficial interest in the Regulation S Temporary Global Note to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Unrestricted Global Note having an principal amount equal to the amount by which the principal amount of the Regulation S Temporary Global Note was reduced upon such transfer.

                  (e) Notes that are to be offered and sold to QIBs in accordance with Rule 144A shall be issued in definitive, fully registered form without interest coupons, substantially in the form of Exhibit H-1-A hereto with such applicable legends as are provided for in Section 2.1.7. The Notes issued to QIBs may be issued in the form of a single Global Note (a "Restricted Global Note"). The Restricted Global Note shall be duly executed by the Issuers and authenticated by the Note Trustee as provided herein and shall be registered in the name of a nominee of the Depositary and deposited with the Note Trustee, as Custodian, at its Corporate Trust Office, for credit to the respective accounts of the Depositary's Agent Members who hold interests in the Restricted Global Note. The aggregate principal amount of the Restricted Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Trustee, as custodian for the Depositary, as hereinafter provided.

                  (f) Notes that are to be offered and sold to Institutional Accredited Investors that are not QIBs, sold in each case to an Institutional Accredited Investor that has executed and delivered to the Note Registrar a letter substantially in the form of Exhibit H-3 hereto (an "Investment Representation Letter"), shall be issued in definitive, fully registered form without interest coupons, substantially in the form of Exhibit H-1-B hereto, as applicable, with such applicable legends as are provided for in Section 2.1.7. The Notes sold to Institutional Accredited Investors in accordance with the foregoing sentence (each, a "Definitive Note") shall not be issued in the form of global notes, provided, however, that Definitive Notes acquired by QIBs in accordance with Rule 144A or acquired in reliance on Regulation S may be exchanged for interests in Global Notes pursuant to Section 2.1.10(e). Definitive Notes shall be duly executed by the Issuers and authenticated by the Note Trustee as provided herein, and shall be registered in the name of the Institutional Accredited Investor purchasing such Note.

                  (g) Notes that are to be offered and sold to Pass-Through Entities, sold in each case to an Pass-Through Entity that has executed and delivered to the Note Registrar a letter substantially in the form of Exhibit H-4 hereto (an "Investment Representation Letter"), shall be issued as Definitive Notes, with such applicable legends as are provided for in Section
2.1.7. The Notes sold to Pass-Through Entities in accordance with the foregoing sentence shall not be issued in the form of global notes. Such Definitive Notes shall be duly executed by the Issuers and authenticated by the Note Trustee as provided herein, and shall be registered in the name of the Pass-Through Entity purchasing such Note.

                  2.1.7 Legends.

                  (a) Restricted Notes (including Restricted Global Notes) shall bear a legend substantially in the following form:

         THE NOTE EVIDENCED HEREBY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL ACCREDITED INVESTOR AS DEFINED IN RULE 50l(a)(l), (2), (3) OR (7) OF REGULATION D OR AN ENTITY IN WHICH EACH OF THE EQUITY OWNERS IS AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (5) IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, TO A TRUST OR OTHER ENTITY THAT WILL OFFER, SELL OR OTHERWISE TRANSFER INTERESTS IN THIS NOTE ONLY IN TRANSACTIONS AND TO PERSONS OF THE TYPES SPECIFIED IN CLAUSES (A)(1), (2), (3) OR (4), AND, IN EACH CASE, (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

         THIS NOTE WILL NOT BE ACCEPTED FOR REGISTRATION OF TRANSFER UNLESS THE NOTE REGISTRAR IS SATISFIED THAT THE RESTRICTIONS ON TRANSFER SET FORTH ABOVE HAVE BEEN COMPLIED WITH, ALL AS PROVIDED IN THE INDENTURE.

                  (b) So long as DTC is acting as Depositary, Global Notes shall bear a legend substantially in the following form:

         UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN. THIS GLOBAL NOTE MAY NOT BE EXCHANGED, IN WHOLE OR IN PART, FOR A NOTE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES SET FORTH IN THE INDENTURE. BENEFICIAL INTERESTS IN THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE INDENTURE.

                  (c) Regulation S Temporary Global Notes shall bear a legend substantially in the following form:

         THIS NOTE IS A REGULATION S TEMPORARY GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN. INTERESTS IN THIS REGULATION S TEMPORARY GLOBAL NOTE MAY NOT BE OFFERED OR SOLD TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON PRIOR TO THE EXPIRATION OF THE REGULATION S DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN THE INDENTURE), AND NO TRANSFER OR EXCHANGE OF AN INTEREST IN THIS REGULATION S TEMPORARY GLOBAL NOTE MAY BE MADE FOR AN INTEREST IN A RESTRICTED GLOBAL NOTE OR IN AN UNRESTRICTED GLOBAL NOTE UNTIL AFTER THE DATE ON WHICH THE OWNER SECURITIES CERTIFICATION RELATING TO SUCH INTEREST HAVE BEEN DELIVERED IN ACCORDANCE WITH THE TERMS OF THE INDENTURE, TO THE EFFECT THAT THE BENEFICIAL OWNER OR OWNERS OF SUCH INTEREST ARE NOT U.S. PERSONS AND, IN THE CASE FOR AN INTEREST IN AN UNRESTRICTED GLOBAL NOTE, UNTIL THE DATE OF TERMINATION OF THE REGULATION S DISTRIBUTION COMPLIANCE PERIOD, IF LATER.

                  (d) Definitive Notes sold to Institutional Accredited Investors that are not QIBs, in addition to the legend set forth in Section 2.1.7(a), will also bear a legend substantially in the following form:

         THIS NOTE WILL NOT BE ACCEPTED IN EXCHANGE FOR A BENEFICIAL INTEREST IN A GLOBAL NOTE UNLESS THE HOLDER OF THIS NOTE, SUBSEQUENT TO SUCH EXCHANGE, WILL HOLD A MINIMUM AGGREGATE BENEFICIAL INTEREST IN SUCH GLOBAL NOTE OF AT LEAST TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000).

                  2.1.8 Transfer of Notes.

                  The Notes are issued in transactions exempt from the registration requirements of the Securities Act, and no Note (nor any interest therein) shall be assigned or transferred except in a transaction exempt from registration under the Securities Act. During the period beginning on the Closing Date and ending on the date two years from the Closing Date, all Notes offered and sold to QIBs in reliance on Rule 144A, all Notes offered and sold to Institutional Accredited Investors that are not QIBs and all Notes offered and sold to Pass-Through Entities shall be deemed "Restricted Notes" and shall bear on their face, and be subject to the restrictions on transfer provided in, the legend set forth in Section 2.1.7(a); provided, however, that the term "Restricted Notes" shall not include Notes as to which restrictions have terminated in accordance with Section 2.1.10(c).

                  2.1.9 Global Notes.

                  (a) (i) Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note, provided, however, that any such Note so issued that is registered in the name of a Person other than the Depositary or a nominee thereof shall not be a Global Note. Notwithstanding any other provision of this Indenture, a Global Note shall not be exchanged in whole or in part for a Note registered in the name of any Person other than the Depositary or one or more nominees thereof, unless (1) the Depositary (A) notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or (B) ceases to be a clearing agency registered under the Exchange Act, and in either case the Issuers fail to appoint a successor depositary (as described below) or
(2) there shall have occurred and be continuing an Event of Default. Any Global Note exchanged pursuant to clause (1) above shall be so exchanged from time to time in whole and not in part and any Global Note exchanged pursuant to clause
(2) above may be exchanged from time to time in whole or in part as directed by the Depositary.

         (ii) The Issuers hereby designate DTC as the Depositary with respect to the Global Notes. If at any time DTC notifies the Issuers that it is unwilling or unable to continue as Depositary for the Global Notes or if at any time DTC has ceased to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, the Issuers shall be entitled to appoint a successor depositary with respect to each Global Note and provide notice to the Note Trustee of such appointment. If (x) a successor depositary for such Global Note is not appointed by the Issuers within 90 days after the Issuers receive such notice or become aware of such unwillingness, inability or ineligibility, (y) an Event of Default has occurred and is continuing and the beneficial owners representing a majority in principal amount of the Notes represented by such Global Note advise DTC, with a copy to the Note Trustee and the Issuers, to cease acting as depositary for such Global Note or (z) the Issuers, in their sole discretion, determine at any time that all (but not less than all) Outstanding Notes issued or issuable in the form of a Global Note shall no longer be represented by such Global Note and advise the Note Trustee and DTC of such determination, then the Issuers shall execute, and the Note Trustee shall authenticate and deliver, Notes in definitive form in an aggregate principal amount equal to the principal amount of such Global Notes. On or after the earliest date on which such interests may be so exchanged as described above, each Global Note shall be surrendered for exchange by DTC to the Note Trustee; provided, however, that such exchange is subject to the terms of
Section 2.1.10(b) herein,

                  (b) Notes issued in exchange for a Global Note or any portion thereof shall be issued in definitive, fully registered form, shall have an aggregate principal amount equal to that of such Global Note or portion thereof to be so exchanged, shall be registered in such names and be in such authorized denominations as the Depositary shall designate and shall bear the applicable legends provided for herein. Any Global Note to be exchanged in whole shall be surrendered by the Depositary to the Note Trustee at the Corporate Trust Office to be so exchanged. With regard to any Global Note to be exchanged in part, either such Global Note shall be so surrendered or exchanged or, if the Note Trustee is acting as Custodian for the Depositary or its nominee with respect to such Global Note, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Note Trustee. Upon any such surrender or adjustment, the Note Trustee shall authenticate and deliver the Note issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof. Any Note delivered in exchange for the Global Note or any portion thereof shall, except as otherwise provided by Section 2.1.10, bear the legend regarding transfer restrictions required by Section 2.1.7.

                  (c) Subject to the provisions in the legends required by
Section 2.1.7, a registered Holder may grant proxies and otherwise authorize any Person, including any Agent Member and any Person who may hold an interest in an Agent Member, to take any action that such Holder is entitled to take under this Indenture.

                  (D) In the event of the occurrence of any of the events specified in paragraph (a) of this Section 2.1.9, the Issuers will promptly make available to the Note Trustee a reasonable supply of certificated Notes in definitive, fully registered form.

                  (e) Neither members of, or participants in, the Depositary ("Agent Members") nor any other Person on whose behalf Agent Members may act shall have any rights under this Indenture with respect to any Global Note held on its or their behalf by the Depositary or under any such Global Note, and the Depositary may be treated by the Issuers, the Note Trustee and any agent of the Issuers or the Note Trustee (including, without limitation, the Servicer) as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Note Trustee or any agent of the Issuers or the Note Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note. With respect to any Global Note deposited on behalf of the subscribers for the Notes represented thereby with the Note Trustee as custodian for the Depositary for credit to their respective accounts (or to such other accounts as they may direct) at Euroclear or Clearstream, the provisions of the "Operating Procedures of the Euroclear System" and the "Terms and Conditions Governing Use of Euroclear" and the applicable rules and procedures of Clearstream, respectively, shall be applicable to Global Notes.

                  2.1.10 Transfer and Exchange.

                  (a) General. At the option of each Holder but subject to the provisions of this Section 2.1.10, Notes may be exchanged for other Notes of any authorized denomination or denominations and of the same aggregate principal amount, upon surrender of the Notes to be exchanged at Corporate Trust Office. Subject to the terms of this Section 2.1.10, upon surrender for registration of transfer of any Note at the Corporate Trust Office, the Issuers shall prepare and the Issuers shall execute, and the Note Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination or denominations and of the same aggregate principal amount. The Note Trustee will, throughout the term of this Indenture, retain in its permanent records executed originals of all retired Notes delivered to it in connection with any exchanges or replacements hereunder.

                  All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuers evidencing the same debt, and entitled to the same benefits under this Indenture and the other security documents as the Notes surrendered upon such registration of transfer or exchange.

                  Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuers or the Note Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Note Registrar (it being understood that, until notice to the contrary is given to Holders of Notes, the Issuers and the Note Registrar shall each be deemed to have approved the form of instrument of transfer, if any, printed on any definitive Note), duly executed by the Holder or such Holder's attorney duly authorized in writing.

                  No service charge shall be made for any registration, registration of transfer or exchange of Notes, but the Issuers and the Note Trustee shall have the right to require payment from the Holder requesting any such registration of transfer or exchange of an amount in United States Dollars sufficient to pay or discharge any stamp duty, tax or other governmental charge or insurance charge that may be imposed in connection with such registration of transfer or exchange.

                  Neither the Issuers nor the Note Trustee shall be required to register the transfer of, or exchange, any Note as to which a Prepayment Notice has been given by the Issuers.

                  (b) Prepayment Period. Neither the Issuers nor the Note Trustee shall issue Notes, register the transfer of Notes or exchange Notes during a period beginning at the opening of business fifteen (15) Business Days prior to any proposed Prepayment Date and ending on the relevant Prepayment Date if the Note for which exchange is requested may be among those selected for prepayment.

                  (c) Notes. Every Note, including any Note issued upon transfer or exchange thereof, shall be subject to the restrictions on transfer provided in the legend required to be set forth on the face of such Note pursuant to
Section 2.1.7, and the Holder of each Note, by such Holder's acceptance thereof, agrees to be bound by such restrictions on transfer. In addition, whenever any Definitive Note is presented or surrendered for registration of transfer or for exchange for a Note registered in a name other than that of the Holder, such Note must be accompanied by a transferor's certificate in substantially the form set forth in Exhibit H-3 or Exhibit H-4, as applicable. The Note Registrar is entitled to conclusively rely upon such transferor certification and are under no duty to confirm the representations contained therein. The Note Registrar shall not be required to accept for such registration of transfer or exchange any Note unless the Note Registrar is satisfied that such transfer or exchange is being effected in compliance with the restrictions on transfer as set forth in this Indenture and in such Notes.

                  In the case of Restricted Notes, the restrictions imposed by this Section 2.1.10(c) and Sections 2.1.6 and Section 2.1.7 upon the transferability of any particular Restricted Note shall cease and terminate when such Restricted Note has been (i) sold pursuant to an effective registration statement, (ii) transferred pursuant to Rule 144 (or any successor provision thereto), unless the transferor in such transfer is an affiliate of any Issuer within the meaning of Rule 144 (or such successor provision), or (iii) transferred pursuant to Regulation S. Any Restricted Note as to which such restrictions on transfer shall have expired in accordance with their terms or shall have terminated may, upon surrender of such Restricted Note for exchange to the Registrar in accordance with the provisions of this Section 2.1.10 (accompanied, in the event that such restrictions on transfer have terminated by reason of a transfer pursuant to Rule 144 or any successor provision, by an opinion of counsel having substantial experience in practice under the Securities Act and otherwise reasonably acceptable to the Issuers, addressed to the Issuers and in form acceptable to the Issuers, to the effect that the transfer of such Restricted Note has been made in compliance with Rule 144 or such successor provision) be exchanged for a new Note or Notes, of like aggregate principal amount, which shall not bear the restrictive legend required by Section 2.1.7. The Note Trustee shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the aforementioned opinion of counsel and the Issuers shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the aforementioned opinion of counsel.

                  (d) Transfer of Global Notes and Interests Therein. Notwithstanding any other provision of this Indenture or the Notes, transfers of a Global Note, in whole or in part, and transfers of interests therein of the kind described in clauses (iii), (iv) or (v) below, shall be made only in accordance with this Section 2.1.10(d), and all transfers of an interest in a Regulation S Temporary Global Note shall comply with Sections 2.1.10(d)(ii), (v) and (vi) below.

                           (i) General. A Global Note may not be transferred, in whole or in part, to any Person other than the Depositary or a nominee thereof, and no such transfer to any such other Person may be registered; provided, however, that this clause (i) shall not prohibit any transfer of a Note that is issued in exchange for a Global Note but is not itself a Global Note. No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person. Nothing in this
         Section 2.1.10(d)(i) shall prohibit or render ineffective any transfer of a beneficial interest in a Global Note effected in accordance with the other provisions of this Section 2.1.10(d).

                           (ii) Regulation S Temporary Global Note. If the holder of a beneficial interest in a Regulation S Temporary Global Note wishes at any time to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in such Regulation S Temporary Global Note, such transfer may be effected, subject to Applicable Procedures, only in accordance with this Section 2.1.10(d)(ii). Upon delivery (i) by a beneficial owner of an interest in a Regulation S Temporary Global Note to Euroclear or Clearstream, as the case may be, of an Owner Securities Certification, (ii) by the proposed transferee of such beneficial interest in the Regulation S Temporary Global Note to Euroclear or Clearstream, as the case may be, of a written certification (a "Transferee Securities Certification") substantially in the form of Exhibit H-5 hereto, the Note Trustee may direct either Euroclear or Clearstream, as the case may be, to reflect on its records the transfer of a beneficial interest in the Regulation S Temporary Global Note from the beneficial owner providing the Owner Securities Certification to the Person providing the Transferee Securities Certification.

                           (iii) Restricted Global Note to Regulation S
         Temporary Global Note. If the holder of a beneficial interest in a Restricted Global Note wishes at any time to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Temporary Global Note, such transfer may be effected, subject to the rules and procedures of the Depositary, Euroclear or Clearstream and the Agent Member who acts on behalf of Euroclear and Clearstream, in each case to the extent applicable (the "Applicable Procedures"), only in accordance with the provisions of this Section 2.1.10(d)(iii). Upon receipt by (1) the Depositary of (A) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Depositary to credit or cause to be credited to a specified Agent Member's account a beneficial interest in a Regulation S Temporary Global Note in a principal amount equal to that of the beneficial interest in such Restricted Global Note to be transferred, (B) a written order from the Agent Member and/or Euroclear or Clearstream, as applicable, given in accordance with the Applicable Procedures containing information regarding the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest and (C) a certificate in substantially the form of Exhibit H-6 attached hereto given by the transferor of such beneficial interest in the Restricted Global Note and (2) the Note Trustee, as Note Registrar, at its Corporate Trust Office of (A) notification from the Depositary of the transaction described in (1) above and (B) the certificate described in (1)(C) above, then the Note Trustee, as Note Registrar, shall instruct the Depositary to reduce the principal amount of a Restricted Global Note, and to increase the principal amount of a Regulation S Temporary Global Note by the principal amount of the beneficial interest in the Restricted Global Note to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (which shall be the Agent Member for Euroclear and/or Clearstream or both, as the case may be) a beneficial interest in such Regulation S Temporary Global Note having a principal amount equal to the amount by which the principal amount of the Restricted Global Note was reduced upon such transfer.

                           (iv) Restricted Global Note to Unrestricted Global Note. If the holder of a beneficial interest in a Restricted Global Note wishes at any time to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, such transfer may be effected, subject to the Applicable Procedures, only in accordance with this Section 2.1.10(d)(iv). Upon receipt by (1) the Depositary of (A) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Depositary to credit or cause to be credited to a specified Agent Member's account a beneficial interest in an Unrestricted Global Note in a principal amount equal to that of the beneficial interest in such Restricted Global Note to be so transferred, (B) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member (and, in the case of any such transfer pursuant to Regulation S, the Euroclear or Clearstream account for which such Agent Member's account is held) to be credited with, and the account of the Agent Member to be debited for, such beneficial interest and (C) a certificate in substantially the form of Exhibit H-7 attached hereto given by the holder of such beneficial interest to be transferred and
         (2) the Note Trustee, as Note Registrar, at its Corporate Trust Office of (A) notification from the Depositary of the transaction described in
         (1) above and (B) the certificate described in (1)(C) above, the Note Trustee, as Note Registrar, shall instruct the Depositary to reduce the principal amount of a Restricted Global Note, and to increase the principal amount of an Unrestricted Global Note by the principal amount of the beneficial interest in the Restricted Global Note to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Unrestricted Global Note having a principal amount equal to the amount by which the principal amount of the Restricted Global Note was reduced upon such transfer.

                           (v) Regulation S Temporary Global Note or
         Unrestricted Global Note to Restricted Global Note. If the holder of a beneficial interest in a Regulation S Temporary Global Note, or the holder of a beneficial interest in an Unrestricted Global Note at any time, wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Restricted Global Note, such transfer may be effected only in accordance with the Applicable Procedures and this Section 2.1.10(d)(v); provided, that with respect to any transfer of a beneficial interest in a Regulation S Temporary Global Note (except a transfer pursuant to Section 2.1.10(d)(vii)(2)) the transferor and Euroclear or Clearstream, as the case may be, also must have previously delivered the certificates described in the first paragraph of Section 2.1.6(c) with respect to such beneficial interest. Upon receipt by (1) the Depositary of (A) written instructions given in accordance with the Applicable Procedures from an Agent Member, directing the Depositary to credit or cause to be credited to a specified Agent Member's account a beneficial interest in the Restricted Global Note equal to that of the beneficial interest in a Regulation S Temporary Global Note or an Unrestricted Global Note to be so transferred and (B) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member (and, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be) to be debited for, such beneficial interest, and (2) the Note Trustee, as Note Registrar, at its Corporate Trust Office of notification from the Depositary of the transaction described in (1) above, the Note Trustee, as Note Registrar, shall instruct the Depositary to reduce the principal amount of such Regulation S Temporary Global Note or Unrestricted Global Note as the case may be and increase the principal amount of the Restricted Global Note, by the principal amount of the beneficial interest in such Regulation S Temporary Global Note or Unrestricted Global Note to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Restricted Global Note having a principal amount equal to the amount by which the principal amount of such Regulation S Temporary Global Note or Unrestricted Global Note was reduced upon such transfer.

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                           (vi) Interests in Regulation S Temporary Global Note
         to be Held Though Euroclear or Clearstream. Until the later of the termination of the Regulation S Distribution Compliance Period and the delivery of the certifications required by Section 2.6(c), (A) interests in any Regulation S Temporary Global Note may be held only through Agent Members acting for and on behalf of Euroclear and Clearstream, and (B) any purchaser of Notes in a sale made in reliance on Regulation S may not sell or offer to sell such Notes within the United States or to a U.S. Person or for the account or benefit of a U.S. Person within the meaning of Regulation S, except to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note or in the form of a Definitive Note.

                           (vii) Other Exchanges. (1) In the event that a Global Note or any portion thereof is exchanged for Notes other than Global Notes, such other Notes may in turn be exchanged (on transfer or otherwise) for Notes that are not Global Notes or for beneficial interests in a Global Note only in accordance with such procedures, which shall be substantially consistent with the provisions of clauses
         (i) through (vi) above (including the certification requirements intended to insure that transfers of beneficial interests in a Global Note comply with Rule 144A, Rule 144 or Regulation S, as the case may
         be) and any Applicable Procedures, as may be from time to time adopted by the Issuers and the Note Trustee; provided that, except as permitted in Section 2.6(c) or in paragraph (2) hereof, no beneficial interest in a Regulation S Temporary Global Note shall be exchangeable for a definitive Note until the expiration of the Regulation S Distribution Compliance Period and then only if the certifications described in
         Section 2.6(c) have been provided in respect of such interest.

                           (2) Notwithstanding any other provision of this
         Section 2.1.10, any Initial Purchaser may exchange beneficial interests in a Regulation S Temporary Global Note held by it for one or more Restricted Notes (including an interest in a Restricted Global Note) upon delivery by such Initial Purchaser of instructions for such exchange substantially in the form of Exhibit H-8. Upon receipt of the instruction described in the preceding sentence, the Note Trustee shall instruct the Depositary to reduce the principal amount of a Regulation S Temporary Global Note by the principal amount of the beneficial interest in such Regulation S Temporary Global Note to be so transferred and either (A) the Note Trustee shall instruct the Depositary to increase the principal amount of the Restricted Global Note and credit or cause to be credited to the account of such Initial Purchaser a beneficial interest in such Restricted Global Note having a principal amount equal to the amount by which the principal amount of the Regulation S Temporary Global Note was reduced upon such transfer or (B) authenticate and deliver one or more Restricted Notes in definitive form and in the aggregate principal amount of the beneficial interest in the Regulation S Temporary Global Note to be so transferred, pursuant to the instructions described in the first sentence of this paragraph.

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                  (e) Transfer of Restricted Notes (Other Than a Restricted
Global Note) to a Global Note. If the Holder of a Restricted Note (other than a Restricted Global Note) wishes at any time to transfer such Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Restricted Global Note, a Regulation S Temporary Global Note or an Unrestricted Global Note, such transfer may be effected, subject to the other provisions of this Indenture and the Applicable Procedures, only in accordance with this
Section 2.1.10(e). Upon receipt by (1) the Depositary of (A) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Depositary to credit or cause to be credited to a specified Agent Member's account a beneficial interest in a Restricted Global Note, a Regulation S Temporary Global Note or an Unrestricted Global Note, as the case may be, in a principal amount equal to the principal amount of the Restricted Note to be so transferred, (B) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member (and, in the case of any transfer pursuant to Regulation S, the Euroclear and Clearstream account for which such Agent Member's account is held, or if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be) to be credited with such beneficial interest and
(C) an appropriately completed certificate substantially in the form of Exhibit H-5 hereto and (2) the Note Trustee of (A) the Restricted Note to be transferred, (B) notification from the Depositary of the transaction described in (1) above and (C) the certificate described in (l)(C) above, the Note Trustee shall cancel the Restricted Note and instruct the Depositary to increase the principal amount of a Restricted Global Note, Regulation S Temporary Global Note or Unrestricted Global Note, as the case may be, by the principal amount of the Restricted Note so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (which, in the case of any increase in the principal amount of such Regulation S Temporary Global Note, shall be the Agent Member for Euroclear or Clearstream or both, as the case may
be) a corresponding principal amount of such Restricted Global Note, such Regulation S Temporary Global Note or such Unrestricted Global Note. Any transfer of a Restricted Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Global Note other than a Restricted Global Note may only be effected in accordance with Regulation S or Rule 144.

                  (f) Notwithstanding any other provision of this Indenture or the Notes, each purchaser or transferee of a Note will be deemed to have represented and agreed that on each day it holds such Note that (A) it is not itself, and is not acquiring such Note with "plan assets" of, an employee benefit or other plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended (each, a "Plan"), or an entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity or (B) the use of such assets will not give rise to, or result in, a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code by reason of the application of one or more administrative or statutory exemptions from such prohibited transaction provisions.

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                  (g) Successive registrations and registrations of transfers and exchanges as aforesaid may be made from time to time as desired, and each such registration shall be noted on the Register.

                  2.1.11 Mutilated, Destroyed, Lost and Stolen Notes.

                  If any mutilated Note is surrendered to the Note Trustee, the Issuers shall execute, and the Note Trustee shall authenticate and deliver in exchange therefor, a new Note (a "New Note") of like tenor and principal amount and bearing a number not contemporaneously outstanding. Each New Note issued pursuant to this Section 2.1.11 in exchange for, in substitution for, or in lieu of a Predecessor Note shall be dated the date of, and be in the form of, such Predecessor Note.

                  If there shall be delivered to the Issuers and the Note Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by each of them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Issuers or the Note Trustee that such Note has been acquired by a bona fide purchaser, the Issuers shall execute and upon its request the Note Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Note, a New Note of like tenor and principal amount and bearing a number not contemporaneously outstanding. In every case of mutilation or defacement, the applicant shall surrender to the Note Trustee the Note so mutilated or defaced. Upon the issuance of any substitute Note, the Issuers may require the payment by the applicant of a sum sufficient to cover any stamp duty, tax or other governmental charge or insurance charge that may be imposed or incurred in relation thereto and any other expenses connected therewith.

                  Every New Note issued pursuant to this Section 2.1.11 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers evidencing the same debt as the Predecessor Note, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone having rights in such New Note thereunder and hereunder, and any such New Note shall be entitled to all the benefits of this Indenture and of the other Transaction Documents to the same extent as such Predecessor Note.

                  All Notes shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes or negotiable instruments without their surrender.

                  Section 2.2. Interest.

                  2.2.1 Generally. Interest on the Notes shall accrue at the Applicable Interest Rate and shall be calculated on the basis of a 360-day year and charged for the actual number of days elapsed in the Interest Accrual Period in question; provided, however, that, after any Securitization, interest on the Notes referenced in Section 2.1.3(c) shall accrue at a rate described in such Notes which rate shall be consistent, and determined in accordance, with the provisions of such Section.

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                  2.2.2 Determination of Interest Rate.

                  (a) The rate or rates at which the outstanding principal amount of the Notes bears interest from time to time shall be referred to as the "Applicable Interest Rate". The Applicable Interest Rate with respect to the Notes shall be LIBOR plus the applicable Spread with respect to each applicable Interest Accrual Period.

                  (b) Interest shall be charged and payable on the outstanding principal amount of the Notes at a rate per annum equal to the Applicable Interest Rate, but in no event to exceed the maximum rate permitted under applicable law. Subject to the terms and conditions of this Section 2.2.2, Issuers shall pay interest on the outstanding principal amount of the Notes at the Applicable Interest Rate for the applicable Interest Accrual Period. Each determination by Note Trustee of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error. Issuers hereby agree that at any time prior to a Securitization and provided that there is no material adverse economic impact on Issuers, Note Trustee may change the Interest Accrual Period upon ten (10) days prior written notice to Issuers.

                  (c) If, at any time prior to the completion of the first Securitization of the Notes, as a result of any Regulatory Change:

                           (i) the basis of taxation of payments to Note Trustee of the principal of or interest on the Notes is changed or Note Trustee or the Person controlling Note Trustee shall be subject to any tax, duty, charge or withholding (including without limitation any withholding or similar tax imposed by Mexico) of any kind with respect to this Indenture (excluding federal taxation of the overall net income of Note Trustee); or

                           (ii) any reserve, special deposit or similar requirements (other than such requirements as are taken into account in determining LIBOR) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Note Trustee is imposed, modified or deemed applicable to Note Trustee; or

                           (iii) any other condition affecting the Notes are imposed on Note Trustee;

and Note Trustee or any Person controlling Note Trustee reasonably determines that, by reason thereof, the cost to Note Trustee, Noteholders or any Person controlling Note Trustee of maintaining or extending the Notes is increased, or any amount receivable by Note Trustee or any Person controlling Note Trustee hereunder in respect of any portion of the Notes are reduced, in each case by an amount deemed by Note Trustee to be material (such increases in cost and reductions in amounts receivable being herein called "Increased Costs"), then Issuers shall pay to Note Trustee such additional amount or amounts as will compensate Note Trustee or any Person controlling Note Trustee for such Increased Costs to the extent Note Trustee reasonably determines that such Increased Costs are allocable to the Notes. Note Trustee will notify Issuers of any event occurring after the date hereof which will entitle Note Trustee to compensation pursuant to this Section (c) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation; provided, however, that, if Note Trustee fails to deliver a notice within 180 days after the date on which an officer of Note Trustee responsible for overseeing this Indenture knows or has reason to know of its right to additional compensation under this Section 2.2.2(c), Note Trustee shall only be entitled to additional compensation for any such Increased Costs incurred from and after the date that is 180 days prior to the date Issuers received such notice. If Note Trustee requests compensation under this Section 2.2.2(c), Issuers may, by notice to Note Trustee, require that (i) Note Trustee furnish to Issuers a reasonably detailed statement setting forth the basis for requesting such compensation and the method for determining the amount thereof; and/or (ii) the interest rate on the Notes be converted from the then applicable rate to the Prime Rate plus the Spread.

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                  (d) (i) At all times for all amounts payable that accrue
during periods prior to the first Securitization of the Notes and at all times solely with respect to U.S./Mexico Taxes imposed by Mexico, Issuers shall, to the extent permitted by law, make all payments hereunder free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the date hereof as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of a Noteholder, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by a Noteholder's net income by the United States of America, Mexico or any Governmental Authority of the jurisdiction under the laws of which such Noteholder is organized or maintains a lending office (all such non-excluded taxes, levies, imposts, deduction, charges, withholdings and liabilities with respect thereto which Note Trustee determines to be applicable to this Indenture, the other Transaction Documents and the Notes being hereinafter referred to as "U.S./Mexico Taxes"). If, at any time prior to the first Securitization of the Notes and at all times solely with respect to U.S./Mexico Taxes imposed by Mexico, the Issuers shall be required by law to deduct any U.S./Mexico Taxes from or in respect of any sum payable hereunder or under any other Transaction Document to a Noteholder, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.2(d)) the Noteholders receive an amount equal to the sum it would have received had no such deductions been made, (B) the Issuers shall make such deductions, and (C) the Issuers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable after the date of this Indenture, to such payments by the Issuers made to the lending office or any other office, Note Trustee shall use reasonable efforts to make and maintain its lending office in another jurisdiction so as to reduce the Issuers' liability hereunder, if the making, funding or maintenance of such other lending office does not, in the judgment of Note Trustee, otherwise adversely affect the Notes or the Note Trustee.

                  (ii) In addition, for all amounts payable that accrue during periods prior to the first Securitization of the Notes, each Issuer agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Indenture, the other Transaction Documents, or the Notes (hereinafter referred to as "Other Taxes").

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

                  (iii) The Issuers shall indemnify Note Trustee for all periods prior to the first Securitization of the Notes and solely with respect to U.S./Mexico Taxes imposed by Mexico for all periods during which the Notes are outstanding and for any U.S./Mexico Taxes imposed on any accrued interest paid in connection with a foreclosure or delivery of a deed-in-lieu of foreclosure for the full amount of U.S./Mexico Taxes and Other Taxes (including any U.S./Mexico Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.2.2(d)) paid by Note Trustee or any Noteholder and any liability (including penalties, interest, additions thereto, and expenses) arising therefrom or with respect thereto, whether or not such U.S./Mexico Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date Note Trustee or a Noteholder makes written demand therefore.

                  (iv) Without prejudice to the survival of any other agreement of the Issuers and Note Trustee hereunder, the agreements and obligations of the Issuers contained in Section 2.2.2(c) and this
         Section 2.2.2(d)) shall survive the payment in full of principal and interest hereunder, and the termination of this Indenture.

                  (v) Prior to the first Securitization of the Notes, if Note Trustee or any of its successors or assigns is a foreign person (i.e., a person other than a United States person for United States federal income tax purposes), Note Trustee shall:

                           (1) not later than the Closing Date (or, in the case
                  of a successor or assign of Note Trustee, the date such successor or assign becomes a successor or assign) deliver to Issuers one accurate and complete signed original of Internal Revenue Service Form W-8 ECI or any successor form ("Form W-8 ECI"), or one accurate and complete signed original of Internal Revenue Service Form W-8 BEN or any successor form ("Form W-8 BEN"), as appropriate, in each case indicating that the Noteholders (or such successor or assign, as applicable) are on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Indenture free from withholding of United States federal income tax;

                           (2) if at any time it makes any changes necessitating
                  a new Form W-8 ECI or Form W-8 BEN, with reasonable promptness deliver to Issuers in replacement for, or in addition to, the forms previously delivered by it hereunder, one accurate and complete signed original of Form W-8 ECI or Form W-8 BEN, as appropriate, in each case indicating that it is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Indenture free from withholding of United States federal income tax; and

                           (3) promptly upon Issuers' reasonable request to that
                  effect, deliver to Issuers such other forms or similar documentation as may be required from time to time by applicable law, treaty, rule or regulation in order to establish its tax status for United States federal tax withholding purposes.

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

                  (vi) Issuers will not be required to pay any additional amounts in respect of United States federal income tax pursuant to this
         Section 2.2.2(d) to the Noteholders if the obligation to pay such additional amounts would not have arisen but for a failure by Note Trustee to comply with its obligations under Section 2.2.2(d)(v) above.

                  (e) Without limiting the effect of Section (c) or (d) above, prior to the first Securitization of the Notes, in the event that, (i) by reason of any Regulatory Change, Note Trustee or any Noteholder incurs Increased Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of Note Trustee, which includes deposits by reference to which LIBOR is determined, (ii) Note Trustee or any Noteholder shall have determined in good faith after reasonable investigation that U.S. dollar deposits in the principal amount of the Notes are not generally available in the London interbank market, (iii) reasonable means do not exist for ascertaining the Applicable Interest Rate, (iv) Note Trustee or any Noteholder ascertains that LIBOR determined or to be determined for any Interest Accrual Period will not adequately and fairly reflect the cost to Note Trustee and the Noteholder of purchasing and holding the Notes during such Interest Accrual Period, or (v) maintenance of any portions of the Notes at LIBOR at any suitable lending office would violate any applicable law, rule, regulation or directive, whether or not having the force of law, then, if Note Trustee or the Noteholder so elects by notice to Issuers, the interest rate applicable to the then outstanding principal balance of the Notes shall be converted to the Prime Rate plus the Spread.

                  (f) Note Trustee shall use reasonable good faith efforts to avoid or mitigate any increased cost, reduced receivable or suspension of the availability of LIBOR under Sections 2.2.2(c), (d) or (e) to the greatest extent practicable (including transferring the obligations under this Indenture to another lending office or Affiliate of Note Trustee and reasonably assisting Issuers' recovery of any tax payment made by it) unless, in the opinion of Note Trustee, such efforts would be likely to have any material adverse effect upon it or the Noteholders.

                  (g) In the event that Note Trustee or the Noteholders makes a request to the Issuers for compensation in accordance with Section 2.2.2(c), (d) or (e), then, provided that no Event of Default has occurred and is continuing at such time, the Issuers may at their option, request that Note Trustee use its reasonable efforts (consistent with legal and regulatory restrictions) to avoid the need for paying such compensation or such inability, including changing the jurisdiction of its applicable lender office; provided, however, that the taking of such action would not, in the sole judgment of such Note Trustee, be disadvantageous to such Note Trustee or the Noteholders.

                  2.2.3 Default Rate. If an Event of Default shall have occurred and is continuing (including the failure of Issuers to make a payment of principal or interest on the Payment Date therefor), Issuers shall pay interest at the Default Rate on the outstanding amount of the Notes and due but unpaid interest thereon, upon demand from time to time (which interest is payable both before and after Note Trustee has obtained a judgment with respect to the Notes), to the extent permitted by applicable law. Payment or acceptance of the increased rates provided for in this Section is not a permitted alternative to timely payment or full performance by Issuers and shall not constitute a waiver of any Default or Event of Default or an amendment to this Indenture or any other Transaction Document and shall not otherwise prejudice or limit any rights or remedies of Note Trustee or the Noteholders.

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                  Section 2.3. Repayment.

                  2.3.1 Payments at Closing. On the Closing Date, Issuers paid an installment of interest in an amount equal to Stub Interest as provided in
Section 2.1.2(vii).

                  2.3.2 Monthly Debt Service Payments. Commencing with the Initial Payment Date, and on each and every Payment Date thereafter until but excluding the Maturity Date, Issuers shall pay Note Trustee interest at the Applicable Interest Rate for and through the end of the applicable Interest Accrual Period on the Outstanding Principal Amount as computed in accordance with Section 2.2.2 hereof (the "Monthly Debt Service Payment Amount").

                  2.3.3 Payment on Maturity Date. (a) Issuers shall repay any Outstanding Principal Amount in full on the Maturity Date, together with all accrued and unpaid interest thereon through the end of the Interest Accrual Period during which such Maturity Date occurs (even if such period extends beyond the Maturity Date) and all other amounts which are then due and payable to Note Trustee or the Noteholders hereunder or under the Notes, the Mortgage, and the other Transaction Documents.

                  (b) The "Maturity Date" shall initially be the Initial Maturity Date. Notwithstanding the foregoing, the Issuers shall have three successive options to extend the Initial Maturity Date. The scheduled Maturity Date if (a) one such option is exercised shall be the Payment Date in July, 2007, (b) two such options are exercised shall be the Payment Date in July, 2008, and (c) three such options are exercised shall be the Payment Date in July, 2009. In order to exercise any such extension right, Issuers shall deliver to Note Trustee notice of such extension at least thirty (30) days, but not more than 120 days, prior to the Maturity Date as in effect immediately prior to such extension (the Maturity Date, as so in effect, is hereinafter referred to as the "Extension Date" applicable to such extension), and the following conditions must be satisfied as of the Extension Date applicable to the corresponding extension: (i) no Event of Default (including, without limitation, an Event of Default of the type described in Article 10(a)(i)) shall then be continuing;
(ii) Issuers shall have obtained an Extension Interest Rate Cap Agreement for the First, Second or Third Extension Term, as applicable, and collaterally assigned such Extension Interest Rate Cap Agreement to Note Trustee as described in Sections 2.7(b) and 2.7(c); and (iii) Issuers shall have paid (A) all reasonable out-of-pocket expenses incurred by Note Trustee or the Noteholders (and, if applicable, any servicer in connection with a Securitization) up to an aggregate total of $10,000, and (B) the actual expenses incurred by each of the Rating Agencies, in each case, in connection with Issuers' exercise of such extension option. Upon the giving of each notice of extension hereunder, and subject to the conditions set forth below in this Section 2.3.3, the Maturity Date as theretofore in effect will be extended to the respective Payment Date specified above (the first, second and third such extension periods are hereinafter respectively referred to as the "First Extension Term", the "Second Extension Term" and the "Third Extension Term"). If Issuers fail to exercise any extension option in accordance with the provisions hereof, such extension option, and any subsequent extension option hereunder, will automatically cease and terminate.

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                  2.3.4 Making of Payments. Each payment by Issuers hereunder or under the Notes shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Note Trustee by 11:00 a.m. New York City time, on the date such payment is due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the Deposit Account, or such other account pursuant to such other wiring instructions as provided by Note Trustee. Any funds received by Note Trustee after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business
Day. Note Trustee shall notify Issuers in writing of any changes in the account to which payments are to be made. Except as otherwise provided herein, whenever any payment hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business
Day immediately prior thereto.

                  2.3.5 Intentionally Deleted.

                  2.3.6 No Setoffs. All amounts due hereunder or under the Notes or the other Transaction Documents shall be payable without setoff, counterclaim or any other deduction whatsoever.

                  2.3.7 Account. Note Trustee shall maintain an account on its books in the name of Issuers in which will be recorded the Notes and all payments and prepayments of principal of and interest on the Notes (provided that any error in such issuance account shall not in any manner affect the obligations of Issuers to repay the Notes in accordance with the terms of this Indenture, the Notes and the other Transaction Documents). In addition to the rights of Issuers to have informational computer access to the Deposit Account, the Holding Account, the Tax and Insurance Escrow Account and any other Reserve Accounts, Note Trustee shall, upon the written request of Issuers, not more often than monthly, provide such information as it has in its possession regarding the records maintained in accordance with the first sentence hereof and information regarding funds on deposit in the Holding Account. In addition, Note Trustee shall (or shall direct any servicer in connection with a Securitization), to provide to Issuers, within five (5) Business Days of the end of each month, monthly reports showing deposits into and disbursements, transfers or credits, as the case may be, from the Tax and Insurance Escrow Account and each other Reserve Account, and setting forth, as of the end of each month, a schedule of the Permitted Investments contained in each such account and schedules of all transactions involving Permitted Investments during the month.

                  Section 2.4. Prepayment.

                  2.4.1 No Prepayment. Other than as set forth in Sections 2.4.2 and 10.1(d) below, or as required or permitted pursuant hereto in connection with a Casualty or Condemnation, Issuers shall have no right to prepay all or any portion of the Notes prior to the Permitted Prepayment Date.

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

                  2.4.2 Permitted Prepayment. A. From and after the Permitted Prepayment Date and subject to the terms and conditions set forth in this
Section 2.4.2, the Issuers may prepay the Notes at any time in whole or in part (hereinafter, a "Prepayment"), provided that (a) the Issuers shall provide not less than 30 days' and not more than 120 days' prior written notice (a "Prepayment Notice") to Note Trustee specifying the date on which the Prepayment is scheduled to occur and such scheduled payment date shall not be on any date during the two (2) Business Day period prior to the beginning of any Interest Accrual Period, but not including, the first day of such Interest Accrual Period in such calendar month (such scheduled date, the "Prepayment Date"), which notice shall indicate the principal amount of the Notes to be so prepaid and the specific Property to be released from the Lien of the Transaction Documents pursuant to such Prepayment and (b) the Issuers shall have paid Debt Service (i.e., accrued and unpaid interest on the principal amount being repaid) upon making such Prepayment through the end of the Interest Accrual Period in which the Prepayment is to occur (even if such period extends beyond the scheduled prepayment date). It is the intention and agreement of the parties that, subject to the requirements and limitations set forth in the previous sentence, any Property may, from and after the Permitted Prepayment Date, be the subject of a Prepayment and simultaneous release of the Liens of the Transaction Documents; provided (i) the amount of the Prepayment equals or exceeds the Release Amount for the Property, and (ii) the provisions of Section 2.5.2 are complied with. On the Prepayment Date, Issuers shall pay to Note Trustee the amount of the Prepayment specified in the notice, all accrued and unpaid interest on the principal balance of the Notes being so repaid through and including the date that is the last day of the Interest Accrual Period in which such Prepayment occurs, all other sums then due under the Notes, this Indenture, the applicable Mortgage and the other Transaction Documents, and all reasonable costs and expenses of Note Trustee incurred in connection with the Prepayment, including reasonable attorneys' fees and disbursements. Note Trustee shall not be obligated to accept any Prepayment of the principal balance of the Notes, or any portion thereof, unless it is accompanied by the prepayment consideration due in connection therewith pursuant to the terms hereof.

                  B. Notwithstanding anything to the contrary herein, if a Prepayment Notice has been sent in good faith and no Event of Default is then continuing, such Prepayment Notice may be rescinded or deferred by Issuers upon delivery of written notice to Note Trustee (specifying, in the case of a deferral, the new Prepayment Date for such Prepayment) at least five Business Days prior to the Prepayment Date specified in the applicable Prepayment Notice (provided that Issuers shall compensate Note Trustee and the Noteholders for any and all reasonable costs and expenses incurred by Note Trustee, Noteholders, and/or their agents resulting from such rescission or deferral).

                  2.4.3 Repayment upon Default. If all or any part of the principal amount of the Notes are prepaid upon acceleration of the Notes following the occurrence of an Event of Default, Issuers shall be obligated to pay all amounts that would be payable in connection with a Prepayment under
Section 2.4.2A, including all accrued and unpaid interest on the principal balance of the Notes through the date that is the final day of the applicable Interest Accrual Period or, if prohibited by law, through the date of repayment plus Breakage Costs (including interest owed at the Default Rate), the Acceleration Prepayment Premium (if such prepayment is made during the Lockout Period), all other sums then due under the Notes, this Indenture, the Mortgage and the other Transaction Documents, and all costs and expenses of Note Trustee and the Noteholders incurred in connection with such Event of Default, including reasonable attorneys' fees and disbursements.

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                  2.4.4 Waiver of Prepayment Rights. Each Issuer acknowledges that the inclusion of the waiver of prepayment rights and the agreement to pay any amounts necessary in connection with the right to prepay the Notes as set forth in this Section 2.4, as applicable, as well as the other agreements set forth herein in respect of prepayment, were separately negotiated with Note Trustee, that the economic value of the various elements of this waiver and agreement was discussed, that the consideration given by Issuers for the Notes was adjusted to reflect the specific waiver and agreement negotiated between Issuers and Note Trustee and contained herein.

                  2.4.5 Intentionally Deleted.

                  Section 2.5. Release of Properties. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Notes shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of any Mortgage on any Property.

                  2.5.1 Release upon Payment in Full. (a) Note Trustee shall, at the expense of Issuers, upon payment in full of all principal and interest on the Notes and all other amounts due and payable under the Transaction Documents in accordance with the terms and provisions of the Notes and this Indenture, release or assign (at Issuers' cost and expense) the Lien of the Mortgage and related Transaction Documents with respect to all of the Properties; provided, however, that voluntary prepayments and any related releases of Properties from the Lien of the Mortgage will be subject to the conditions set forth in Sections
2.4 and 2.5.

                  (b) In connection with the release of the Lien contemplated in
Section 2.5.1(a), Issuers shall submit to Note Trustee, not less than ten (10) days prior to the date of such release, a release of Liens (and related Transaction Documents) for each applicable Property (for execution by Note Trustee) in a form appropriate in the applicable state and otherwise satisfactory to Note Trustee in its reasonable discretion and all other documentation Note Trustee reasonably requires to be delivered by Issuers in connection with such release (collectively, "Release Instruments"), together with an Officer's Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Indenture.

                  2.5.2 Release of Individual Properties. On one or more occasions, subject to satisfaction of each of the conditions set forth in paragraphs (a) through (e) below and the terms of Section 2.4.2 hereof, the Issuers may obtain (i) the release of any Property or Properties from the Lien of the Mortgage thereon and related Transaction Documents, (ii) the release of the obligations of the Issuers under the Transaction Documents with respect to such released Property or Properties (other than those expressly stated to survive) and (iii) the remittance to Issuers of any amounts held in any Reserve Accounts specifically relating to the subject Property or Properties:

                  (a) Issuers shall have paid the Release Amount for such Property in connection with a Prepayment of the Notes pursuant to Section 2.4.2.

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

                  (b) Issuers shall submit to Note Trustee not less than ten
(10) days prior to the date of such release, all Release Instruments for each applicable Property (for execution by Note Trustee) together with an Officer's Certificate certifying that (i) the Release Instruments are in compliance with all Legal Requirements, (ii) the release to be effected will not violate the terms of this Indenture, (iii) the release to be effected will not impair or otherwise adversely affect the Liens, security interests and other rights of Note Trustee under the Transaction Documents not being released (or as to the parties to the Transaction Documents and Properties subject to the Transaction Documents not being released) and (iv) the requirement described in paragraph
(c) below is satisfied in connection with such Release (together with calculations demonstrating the same in reasonable detail).

                  (c) With respect to any release of a Property, after giving effect to such release, the Aggregate DSCR as of the date of the proposed release, for all of the Properties then remaining subject to the Liens of the Mortgages shall not be less than the greater of (A) the Closing Date DSCR and
(B) the Aggregate DSCR for the Properties subject to the Lien of the Mortgage immediately prior to the release in question; provided, however, that this
Section 2.5.2(c) shall not be applicable in connection with a partial prepayment of any of the Notes required to be made in connection with a Casualty or Condemnation. Issuers shall have the right to repay a portion of the Notes in excess of the applicable Release Amount that is necessary to comply with the requirement in this Section 2.5.2(c).

                  (d) Notwithstanding anything to the contrary contained herein, provided no Event of Default has occurred and is continuing, at Issuers' request and at Issuers' sole cost and expense, in lieu of applying any monies as a prepayment of the Notes along with a release of the Lien of the Mortgage and the other Transaction Documents with respect to any Property released in accordance with the terms hereof from and after the Permitted Prepayment Date, Note Trustee agrees that it shall, in consideration of an amount equal to the Release Amount for such Property and any additional amount paid pursuant to Section 2.5.2(c), sever the Note in two, with one Note in the amount of the Release Amount and any additional amount paid pursuant to Section 2.5.2(c) and the other Note in the amount of the remaining Outstanding Principal Amount, endorse the Note in the amount of the Release Amount and any additional amount paid pursuant to Section 2.5.2(c), and assign the Mortgage and other Transaction Documents with respect to such Property, to a lender designated by Issuer, and Note Trustee shall execute and deliver to Issuer such instruments and other documents as shall be necessary or appropriate to evidence any such assignment of the Transaction Documents and that portion of the principal balance of the Notes.

                  (e) No Event of Default shall exist on the date the Prepayment is made (except as otherwise provided in Section 10.1(d)).

                  (f) Provided the Aggregate DSCR requirement in Section 2.5.2(c)(B) is satisfied and subject to the provisions of the next sentence, Issuer shall not be obligated to prepay the Notes by more than 100% of the net sale proceeds received from a bona-fide third party purchaser in connection with a sale and permitted release of an individual Property or group of Properties. Notwithstanding the foregoing, in no event shall the principal amount of the Notes prepaid be less than the applicable Release Amount with respect to an individual Property or group of Properties, as applicable.

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                  2.5.3 Release of Las Palmas Outparcel. In order to comply with that certain Real Estate Lease, dated August 14, 1981, by and among Marriott Corporation and William Bone, as amended by that certain Assignment and Amendment of Real Estate Lease, dated May 17, 1988, by and among Marriott Corporation, William Bone, Rancho Las Palmas Association, Inc. and the Equitable Life Assurance Society of the United States (the "Amended Las Palmas Real Estate Lease"), Issuers may obtain (and Note Trustee agrees to reasonably cooperate with Issuers to obtain) (i) releases of the portion of the Marriott Las Palmas Property set forth on Exhibit G (as such release parcel legal description may be modified as required by applicable laws or the Amended Las Palmas Real Estate Lease, provided that such modification does not have a Material Adverse Effect, in the reasonable discretion of the Note Trustee, on the use or value of the Marriott Las Palmas Property) required to be transferred to the Ranchos Las Palmas Association, Inc. pursuant to the Amended Las Palmas Real Estate Lease (the "Las Palmas Outparcel") from the Lien of the Mortgage thereon and related Transaction Documents and (ii) the release of the obligations of the Issuers under the Transaction Documents with respect to the Las Palmas Outparcel (other than those expressly stated to survive), upon the satisfaction by Issuer of each of the conditions set forth below in paragraphs (a) through (k):

                  (a) The Las Palmas Outparcel shall constitute a separate conveyable legal parcel in accordance with the subdivision map act or the equivalent thereof in the jurisdiction of the applicable Property or other relevant granted government approvals in such jurisdiction.

                  (b) To the extent any easements benefiting or burdening the Las Palmas Outparcel are necessary or appropriate for the use or operation of such parcel or the remaining portions of the applicable Property (such remaining portion of an applicable Property, the "Remaining Property"), such easements shall have been granted or reserved prior to or at the time of the release or reconveyance of the Las Palmas Outparcel and shall either (i) be required by the Amended Las Palmas Real Estate Lease or (ii) have been approved by a majority (by Outstanding Principal Amount) of the Noteholders, which approval shall not be unreasonably withheld or delayed.

                  (c) The Remaining Property shall remain a legal parcel (or parcels) in compliance in all material respects with all Legal Requirements, zoning, subdivision, land use and other applicable laws and regulations.

                  (d) At the time of, but not prior to, any release or reconveyance, the Las Palmas Outparcel shall be transferred to a person or entity that does not result in a breach of Issuer's obligation to be a Single Purpose Entity.

                  (e) Note Trustee shall have received satisfactory evidence that (i) any tax, bond or assessment that constitutes a lien against the applicable Property has prior to such release, been properly allocated between the Las Palmas Outparcel and the Remaining Property and (ii) all of the necessary papers have been filed with the appropriate agencies to provide for separate assessment against each of the Las Palmas Outparcel and the Remaining Property.

                  (f) Note Trustee shall have received such endorsements to the Qualified Title Policy (or substantially equivalent assurance) for the applicable Property as Note Trustee may reasonably require confirming continuing title insurance and that (i) the Mortgage constitutes a first priority lien (subject to Permitted Encumbrances) on the Remaining Property after the release and (ii) such release shall not result in the Remaining Property ceasing to comply in all material respects with all applicable zoning, land use and subdivision laws.

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

                  (g) Issuer shall have executed and delivered such documents (including amendments to the Transaction Documents) as Note Trustee may reasonably require to reflect such release.

                  (h) Issuer shall impose deed restrictions (which run with the land) or obtain such transferee's covenant (which, in either case, shall be enforceable by the owner of the applicable Remaining Property and its successors and assigns) as provided in Section 5.1 of the Amended Las Palmas Real Estate Lease above and Issuer shall further covenant and agree to enforce in Issuer's reasonable judgment, such transferee's deed restrictions and covenants, the foregoing covenants of Issuer shall survive the release of the Las Palmas Outparcel.

                  (i) Issuer shall pay to Note Trustee all reasonable out-of-pocket costs and expenses incurred by Note Trustee or the Noteholders (including, without limitation, attorneys fees and any applicable costs and expenses of the Rating Agencies) in connection with the release.

                  (j) Issuer shall have provided Note Trustee at least thirty
(30) days prior written notice of the release.

                  (k) Issuers shall submit to Note Trustee not less than ten
(10) days prior to the date of such release, all Release Instruments for the Las Palmas Outparcel (for execution by Note Trustee) together with an Officer's Certificate certifying that (i) the Release Instruments are in compliance with all Legal Requirements, (ii) the release to be effected will not violate the terms of this Indenture and (iii) the release to be effected will not impair or otherwise adversely affect the Liens, security interests and other rights of Note Trustee under the Transaction Documents not being released (or as to the parties to the Transaction Documents and Properties subject to the Transaction Documents not being released).

                  2.5.4 Further Assurances. To the extent any Release Instrument executed and delivered under Sections 2.5.2(b) or 2.5.3(k), as the case may be, is insufficient to effect the release to be effected in accordance with the terms hereof, Note Trustee (and any servicer in connection with a Securitization) shall remain obligated to execute and deliver, at the expense of the Issuers, such further Release Instruments as Issuers may reasonably request and submit to Note Trustee, together with an Officer's Certificate covering the matters to be covered in the Officer's Certificate described in Sections 2.5.2(b) or 2.5.3(k), as the case may be.

                  In addition to the foregoing, the Issuer which as of the Closing Date was the owner of a Property being released from the Lien of the Mortgage pursuant to any provision of Section 2.5 hereof, shall be released from all liability with respect to the Debt, the Notes and all other Transaction Documents with the express exception that such Issuer shall continue to be jointly and severally liable for and with respect to any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever which (and to the extent) have become due and payable under Section 12.13 prior to the date of the release of such Property.

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

                  Section 2.6. Intentionally Omitted.

                  Section 2.7. Interest Rate Cap Agreements.

                  (a) Issuers shall maintain the Interest Rate Cap Agreement with an Acceptable Counterparty in effect and having a term extending through July 14, 2006 and an initial notional amount equal to the Outstanding Principal Amount. The Interest Rate Cap Agreement shall have a strike rate equal to an amount such that the maximum interest rate paid by Issuers after giving effect to payments made under the Interest Rate Cap Agreement shall equal no more than the Maximum Pay Rate. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time and in an amount equal to any prepayment which is applied to reduce the principal balance of the Notes in accordance with Section
2.4 hereof; provided that the strike rate shall be equal to an amount such that the maximum interest rate paid by Issuers after giving effect to payments made under the Interest Rate Cap Agreement shall equal no more than the Maximum Pay Rate.

                  (b) In the event of (x) any downgrade, withdrawal or qualification (each, a "Downgrade") of the rating of the Counterparty such that, thereafter, the Counterparty shall cease to be an Acceptable Counterparty and
(y) the Counterparty shall fail to comply with the requirements contained in the Interest Rate Cap Agreement which are described in Exhibit C upon such occurrence, the Issuers shall either (i) obtain a Rating Confirmation from the Applicable Rating Agency with respect to the Counterparty or (ii) replace the Interest Rate Cap Agreement with a Replacement Interest Cap Agreement, (x) having a term extending through the end of the Interest Accrual Period in which occurs the Maturity Date, (y) in a notional amount at least equal to the Outstanding Principal Amount, and (z) having a strike rate equal to an amount such that the maximum interest rate paid by Issuer after giving effect to payments made under such Replacement Interest Rate Cap Agreement shall equal no more than the Maximum Pay Rate.

                  (c) Each Issuer hereby pledges, assigns, transfers, delivers and grants a continuing first priority lien to Note Trustee, as security for payment of all sums due in respect of the Notes and the performance of all other terms, conditions and covenants of this Indenture and any other Transaction Document on such Issuer's part to be paid and performed, in, to and under all of such Issuer's right, title and interest: (i) in the Interest Rate Cap Agreement (as soon as such agreement is effective or when and if any replacement agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement); (ii) to receive any and all payments under the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), whether as contractual obligations, damages or otherwise; and (iii) to all claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement (as soon as such agreement is effective or when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any of the foregoing. Issuers shall deliver to Note Trustee an executed counterpart of such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Note Trustee and require that payments be made directly to Note Trustee) and notify the Counterparty of such assignment (either in such Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement or by separate instrument). No Issuer shall, without obtaining the prior written consent of a majority (by Outstanding Principal Amount) of the Noteholders, further pledge, transfer, deliver, assign or grant any security interest in the Interest Rate Cap Agreement (or, when and if any such agreement becomes effective, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement), or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming Note Trustee as the secured party, to be filed with respect thereto.

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

                  (d) Issuers shall comply with all of their obligations under the terms and provisions of the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement). All amounts paid by the Counterparty under the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) to Issuers or Note Trustee shall be deposited immediately into the Deposit Account. Issuers shall take all action reasonably requested by Note Trustee to enforce Note Trustee's rights under the Interest Rate Cap Agreement (or, as applicable, any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

                  (e) If Issuers exercise any of their options to extend the Maturity Date pursuant to Section 2.3.3(b) hereof, then, on or prior to each Extension Date, the Issuers shall obtain or have in place an Extension Interest Rate Cap Agreement (i) having a term through the end of the Interest Accrual Period in which occurs the Maturity Date as so extended, (ii) in a notional amount at least equal to the Outstanding Principal Amount as of such Extension Date, and (iii) having a strike rate equal to an amount such that the maximum interest rate paid by the Issuers after giving effect to payments made under such Extension Interest Rate Cap Agreement shall equal no more than the Maximum Pay Rate.

                  Section 2.8. Rule 144A Information. For so long as any of the Notes remain Outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, the Issuers will, during any period in which the Issuers are neither subject to Section 13 or 15(d) under the Exchange Act nor exempt from reporting under the Exchange Act pursuant to Rule 12g3-2(b) thereunder, make available to any Holder of a Restricted Note or any owner of a beneficial interest in a Restricted Global Note, to a prospective purchaser of such Note or beneficial interest therein who is a QIB, or to the Note Trustee for delivery to such Holder or beneficial owner or prospective purchaser, as the case may be, in connection with any sale thereof, in each case at a Holder's or the Note Trustee's written request to the Issuers, the Rule 144A Information.

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

                                   ARTICLE III

                              CONDITIONS PRECEDENT
                              --------------------

                  Section 3.1. Conditions Precedent. The closing is subject to the fulfillment by Issuers or waiver by Note Trustee of the following conditions precedent no later than the Closing Date; provided, however, that unless a condition precedent shall expressly survive the Closing Date pursuant to a separate agreement, by funding the Notes, Note Trustee shall be deemed to have waived any such conditions not theretofore fulfilled or satisfied:

                  (a) Representation and Warranties; Compliance with Conditions. Each of the representations and warranties of Issuers contained in this Indenture or any other Transaction Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made as of such date, and no Default or Event of Default shall have occurred and be continuing; and Issuers shall be in compliance in all respects with all terms and conditions set forth in this Indenture and in each other Transaction Document on its part to be observed or performed.

                  (b) Indenture and Note. Note Trustee shall have received an original of this Indenture and the Notes, in each case, duly executed and delivered on behalf of each Issuer.

                  (c) Delivery of Transaction Documents; Title Insurance; Reports; Leases.

                           (i) Mortgage, Assignments of Agreements. Note Trustee shall have received from Issuers fully executed and acknowledged counterparts of each Mortgage, Assignment of Leases and the appropriate UCC financing statements, each in form satisfactory for recording or filing in the appropriate public records, and evidence that counterparts of each Mortgage, Assignment of Leases and UCC financing statements shall have been delivered to the title company for recording or filing, so as to effectively create upon such recording a valid and enforceable Lien upon each Property, of first lien priority, in favor of Note Trustee (or a deed trustee if required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Transaction Documents. Note Trustee shall have also received fully executed counterparts of each of the Agreements with Managers, each Assignment of Agreements, the Environmental Indemnity and each of the other Transaction Documents.

                           (ii) Title Insurance. Note Trustee shall have received a Qualified Title Policy with respect to each Property and evidence that all premiums in respect thereof have been paid.

                           (iii) Survey. Note Trustee shall have received a Qualified Survey with respect to each Property, subject to the terms of
         Section 4.1(z) hereof.

                           (iv) Insurance. Note Trustee shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Note Trustee in its reasonable discretion, and evidence of the payment of all premiums then due and payable for the existing policy period.

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

                           (v) Environmental Reports. Note Trustee shall have received Phase I environmental reports (and, where recommended by such Phase I environmental reports, Phase II environmental reports) in respect of each Property that are satisfactory to Note Trustee.

                           (vi) Zoning. Note Trustee shall have received, at Note Trustee's option, letters or other evidence with respect to each Property from the appropriate authorities (or other Persons) concerning applicable zoning and building laws, or zoning endorsements in the Qualified Title Policy, if available.

                           (vii) Encumbrances. Issuers shall have taken or caused to be taken such actions in such a manner so that Note Trustee has a valid and perfected first priority Lien as of the Closing Date with respect to the Mortgage on each Property, subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Transaction Documents, and evidence thereof satisfactory to Note Trustee shall have been received thereby.

                           (viii) Engineering Reports. Note Trustee shall have received engineering reports in respect of each Property satisfactory to Note Trustee.

                           (ix) Material Agreements; Operating Lease; Property Management Agreements. Note Trustee shall have received true and complete copies of all Material Agreements, Operating Leases and all of the Property Management Agreements.

                           (x) Operating Agreements. Note Trustee shall have received true and complete copies of all Operating Agreements and any ground leases with respect to any Property.

                           (xi) Burbank Indebtedness. Note Trustee shall have received evidence that the Burbank Indebtedness has been paid in full and is no longer outstanding.

                  (d) Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Note Trustee shall have received and approved certified copies thereof.

                  (e) Delivery of Organizational Documents. On or before the Closing Date, Issuers shall deliver or cause to be delivered to Note Trustee copies certified by an officer of the managing member of each Issuer and/or Operating Lessee of all organizational documentation related to such Issuer and/or Operating Lessee and/or the formation, structure, existence, good standing and/or qualification to do business as Note Trustee may request in its reasonable discretion, including good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the transactions contemplated by the Transaction Documents and incumbency certificates as may be requested by Note Trustee.

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

                  (f) Opinions of Counsel to the Issuers. Note Trustee shall have received legal opinions of Issuers' counsel reasonably satisfactory to Note Trustee (i) with respect to the non-consolidation of each Issuer in the event of an insolvency proceeding being brought against, or the bankruptcy of certain Beneficial owners of such Issuer, (ii) with respect to due execution, delivery, authority, enforceability of this Indenture, each Mortgage and each of the other Transaction Documents and (iii) with respect to each Issuer's continued existence as a limited liability company under the laws of the State of Delaware or the laws of Mexico, as applicable, and such other matters as Note Trustee and the Noteholders may require, all such opinions in form, scope and substance satisfactory to Note Trustee and the Noteholders and Note Trustee's and Noteholder's counsel in their sole discretion.

                  (g) Budgets. Issuers shall have delivered the Annual Budget for the Properties for 2004.

                  (h) Completion of Proceedings. All corporate, partnership or limited liability company and other proceedings taken or to be taken in connection with the transactions contemplated by this Indenture and other Transaction Documents and all documents incidental thereto shall be satisfactory in form and substance to Note Trustee, and Note Trustee shall have received all such counterpart originals or certified copies of such documents as Note Trustee may reasonably request.

                  (i) Estoppels. Note Trustee shall have received estoppel letters from (i) the Ground Lessor, in each case in form, scope and substance satisfactory to Note Trustee.

                  (j) Photographs. If Note Trustee shall have so requested, Note Trustee shall have received photographs of the interior and exterior of each Property.

                  (k) No Material Adverse Change. On the Closing Date, Note Trustee shall be satisfied that since December 31, 2003, there shall have been no circumstances or conditions with respect to the Properties, any Issuer, any Single Purpose Entity (including SPE Member), Sponsor or the Property Managers that can reasonably be expected to cause the Notes to become delinquent or be in default, adversely affect the value or marketability of the Notes or Properties, or cause institutional investors to regard the Notes or any security derived in whole or in part from the Notes as an unacceptable investment. In addition, there shall not have occurred or be continuing on or after December 31, 2003 any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or any material adverse change in the liquidity in the fixed income market and/or condition of the commercial mortgage-backed securities or whole loan market as determined by Note Trustee in its sole discretion; or (iii) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, if the effect of any such event specified in this clause (iii) in the sole discretion of Note Trustee makes it impracticable or inadvisable to proceed with the purchase of the Notes on the terms and in the manner contemplated herein and in the Term Sheet.

                  (l) Marriott Litigation Documents. Note Trustee shall have received from Issuer all Material Filings (defined below) in the Marriott Litigation. "Material Filings" shall mean any order or decision of the court or other pleading or court papers filed with the court in connection with the Marriott Litigation which could reasonably be expected to have a Material Adverse Effect on the applicable Issuer or applicable Property; provided, however, Issuers shall not be obligated to provide discovery materials or any other decision or order of the court or other filings with the court which are purely procedural and, in no event shall Issuers be required to provide any pleadings or other documents or information which, if disclosed, would (x) violate any confidentiality agreement or order or the court or (y) compromise any applicable attorney client or work product privilege.

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

                  (m) Operating Agreement Estoppels. Note Trustee shall have received an executed estoppel letter from each party to an Operating Agreement, which shall be in form and substance satisfactory to Note Trustee.

                  (n) Appraisals. Note Trustee shall have received an Appraisal for each Property satisfactory to Note Trustee evidencing that the Required Loan-to-Value Ratio has been satisfied.

                  (o) Financial Statements. Issuers shall have provided operating statements for the Properties described in Schedule 3.1(o) together with operating statements for each Property for the Year-to-Date Period (which statements are either audited, combined or prepared in accordance with agreed upon procedures which are mutually acceptable to the Issuers and the Note Trustee, all as specified in such Schedule 3.1(o)), and, to the extent that such Year-to-Date Period statements show material changes to the operating results of any Property since the most recent operating statements relating to such Property, a letter from a "Big Four" accounting firm verifying Year-to-Date Period expenses and revenues for the Properties if requested by the Note Trustee in its sole discretion. Each of the operating statements and financial statements described in the previous sentence shall be satisfactory to Note Trustee and shall be accompanied by an Officer's Certificate certifying that each such financial statement presents fairly the financial condition or operating results, as applicable, of each Issuer and Property in question and, if such statement is audited, has been prepared in accordance with GAAP with respect to the accounts presented therein, as applicable.

                  (p) Seismic Reports. Note Trustee shall have received seismic reports in respect of the Properties located in the State of California satisfactory to Note Trustee (which reports shall include, without limitation, calculations of probable maximum losses for such Properties).

                  (q) Deposit Account Agreement. Note Trustee shall have received the Deposit Account Agreement duly executed by Issuers and the depository institutions party thereto.

                  (r) Property Management Agreement; Agreements with Managers. Note Trustee shall have received a copy of (i) each Property Management Agreement duly executed by Issuers and the applicable Property Manager certified as true and correct pursuant to an Officer's Certificate and (ii) each Agreement with Manager in form and substance satisfactory to Note Trustee duly executed by each Property Manager.

                  (s) Certified Rent Rolls. Note Trustee shall have received a rent roll for each Property, dated as of the Rent Roll Date, accompanied by an Officer's Certificate certifying that such rent roll is true, complete and correct as of its date.

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

                  (t) Consents, Licenses, Approvals, Etc. Note Trustee shall have received copies or other evidence of all material consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by each Issuer and each Property Manager, and the validity and enforceability, of the Transaction Documents, and such consents, licenses and approvals shall be in full force and effect.

                  (u) Closing Statement. Note Trustee shall have received a detailed closing statement from Issuers in a form acceptable to Note Trustee, which includes a complete description of Issuers' sources and uses of funds on the Closing Date, together with a fully executed counterpart of the Closing Statement prepared by Note Trustee.

                  (v) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Note Trustee would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Notes or the consummation of the transactions contemplated hereby.

                  (w) Payments by Issuers. Issuers shall have paid all Expenses.

                  (x) Additional Information. Note Trustee shall have received such other information and documentation with respect to Issuers and its Affiliates, Sponsor, the Properties and the transactions contemplated herein as Note Trustee may reasonably request (including, without limitation, such information as is necessary for the determination of coverage amounts under the Policies required pursuant to Sections 8.1(b)(i) and (ix)), such information and documentation to be satisfactory in form and substance to Note Trustee.

                  (y) Interest Rate Cap Agreement. Issuers shall have delivered to Note Trustee written evidence that the Interest Rate Cap Agreement required to be maintained by Issuers in accordance with Section 2.7 hereof has been purchased.

                  (z) Appointment of Process Agent. The Mexican Issuers shall have granted their appointed process agent (as provided in Section 12.3(b) hereunder) a power-of-attorney for lawsuits and collections, in form and substance satisfactory to Note Trustee.

                  (aa) Registration of Notes with CNBV. The Notes shall have been approved for registration with the Special Section (Seccion Especial) of the National Securities Registry (Registro Nacional de Valores) maintained by the National Banking and Securities Commission (Comision Nacional Bancaria y de Valores) of Mexico.

                  Section 3.2. Reliance Language. All third party reports delivered to Note Trustee pursuant to Section 3.1 shall contain reliance language satisfactory to Note Trustee in its sole discretion.

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

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

                  Section 4.1. Issuers' Representations. Each Issuer represents and warrants that, as of the Closing Date:

                  (a) Organization. Each of Issuer and Operating Lessee has been duly organized and is validly existing and in good standing with requisite limited liability company power and authority to own its properties and to transact the businesses in which it is now engaged. Each of Issuer and Operating Lessee is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each of Issuer and Operating Lessee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and its sole business has been and is the ownership, management and operation of one or more of the Properties.

                  (b) Proceedings. Each of Issuer and Operating Lessee has taken all necessary action to authorize the execution, delivery and performance of this Indenture and the other Transaction Documents to which it is a party. This Indenture and such other Transaction Documents have been duly executed and delivered by it and constitute legal, valid and binding obligations of such Issuer and Operating Lessee enforceable against such Issuer and Operating Lessee in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) without offset, defense or counterclaim.

                  (c) No Conflicts. The execution, delivery and performance of this Indenture and the other Transaction Documents by each of Issuer and Operating Lessee will not conflict with or result in a material breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Transaction Documents) upon any of its properties or assets pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, License, partnership agreement, Property Management Agreement, Operating Lease, or other Material Agreement to which it is a party or to which any of its properties or assets is subject nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by it of this Indenture or any other Transaction Documents to which it is a party has been obtained and is in full force and effect except where the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect.

                  (d) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and to the best of its knowledge there are no such actions, suits or proceedings threatened against or affecting each of Issuer and Operating Lessee or a Property, which actions, suits or proceedings, alone or in the aggregate, if determined against it or a Property, are likely to have a Material Adverse Effect.

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                  (e) Agreements. Each of Issuer and Operating Lessee is not a
party to any agreement which is likely to have a Material Adverse Effect. Each of Issuer and Operating Lessee is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or a Property is bound.

                  (f) Title. It has good, marketable and indefeasible title in fee to the real property comprising part of each Property (except for (a) the Lincolnshire Property, as to which the Lincolnshire Issuer has good and marketable title to the leasehold estate created therein pursuant to the Ground Lease, and (b) the Mexican Properties as to which the Mexican Issuers have good and marketable title to the rights of second beneficiary under the Mexican Trust Agreement), and Issuer or Operating Lessee has good and marketable title to the balance of each Property, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Transaction Documents and the Liens created by the Transaction Documents. Each Mortgage, when properly recorded in the appropriate records (and public registries), together with the Assignment of Leases and any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Properties or its leasehold interest therein, as the case may be, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Transaction Documents and the Liens created or permitted by the Transaction Documents. The Permitted Encumbrances do not and will not materially adversely affect or interfere with the value, or current use or operation, of any Property, or the security intended to be provided by the Mortgage or Issuers' ability to repay the Notes or any other Transaction Document in accordance with the terms of the Transaction Documents. Except as indicated in and insured over by a Qualified Title Insurance Policy issued as of the Closing Date, there are no claims for payment for work, labor or materials affecting any Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Transaction Documents (other than mechanics' or materialmen's liens for work or materials performed or supplied the costs for which are not yet past due or which are being contested in accordance with Section 5.1(b)(ii) hereof). Nothing in this paragraph may be relied on by the title insurance company issuing a policy covering any Property. Each Assignment of Leases, when properly recorded in the appropriate records (and public registries), creates a valid first priority assignment of, or a valid first priority security interest in, certain rights under the related Leases and the Rents, subject only to the terms of such Assignments of Leases, including a license granted to the applicable Issuer or Operating Lessee to exercise certain rights and to perform certain obligations of the lessor under such Leases, including the right to operate the applicable Property. Except as set forth in the Property Management Agreements, no Person other than the applicable Issuer and/or Operating Lessee owns any interest in any payments due under such Leases that is superior to or of equal priority with the Note Trustee's interest therein.

                  (g) No Bankruptcy Filing. Each of Issuer and Operating Lessee is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

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                  (h) Ground Leased Property. Other than those items
specifically identified on Schedule 4.1(h) hereto, with respect to the Lincolnshire Property:

                           (i) the Ground Lease or a memorandum thereof has been duly recorded; the Ground Lease permits the interest of the lessee thereunder to be encumbered by the Mortgage and does not restrict the use of the Lincolnshire Property by the Lincolnshire Issuer in a manner that would adversely affect the value or use of the Lincolnshire Property or the security provided to Note Trustee by the Mortgage; and a true and complete copy of the Ground Lease has been delivered to Note Trustee;

                           (ii) the Ground Lease has an original term (or an original term plus one or more optional renewal terms which have been previously exercised) which extends not less than ten (10) years beyond the Maturity Date (assuming the exercise of all applicable extension options by Issuer hereunder); and the base rental under the Ground Lease is not subject to increase;

                           (iii) the Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage (other than the related ground lessor's fee interest); there is no deed of trust or Lien encumbering Ground Lessor's fee interest (or if any such deed of trust or Lien exists, it is subordinate to the Lien held by Note Trustee under the Mortgage), and the Ground Lease shall remain prior to any deed of trust or other Lien upon the related fee interest that may hereafter be granted;

                           (iv) the Ground Lease is assignable by a holder of a deed of trust or mortgage encumbering the Lincolnshire Issuer's interest therein upon a foreclosure of such deed of trust or mortgage without the consent of the Ground Lessor;

                           (v) on the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease nor, to the best of the Lincolnshire Issuer's knowledge after due inquiry and investigation, is there any existing condition which, but for the passage of time or the giving of notice or both, would result in a default under the terms of the Ground Lease;

                           (vi) the Ground Lease requires the Ground Lessor to give notice of any default by the Lincolnshire Issuer to a holder of a deed of trust or mortgage encumbering the Lincolnshire Issuer's interest therein; and the Ground Lease further provides that no notice given thereunder is effective against such holder, unless a copy has been given to such holder in the manner described in the Ground Lease; Note Trustee constitutes a "mortgagee" as such term is used in the Ground Lease;

                           (vii) a holder of a deed of trust or mortgage encumbering the Lincolnshire Issuer's interest therein is permitted at least thirty (30) days in addition to the Lincolnshire Issuer's applicable cure period to cure any default under the Ground Lease which is curable after the receipt of notice of any such default before the Ground Lessor may terminate the Ground Lease (and, where necessary, is permitted the opportunity to gain possession of the interest of the Lincolnshire Issuer under the Ground Lease through legal proceedings or to take other action so long as such holder is proceeding diligently); in the case of any such default which is not curable by a holder of a deed of trust or mortgage encumbering the Lincolnshire Issuer's interest therein, or in the event of the bankruptcy or insolvency of the Lincolnshire Issuer under the Ground Lease, such holder has the right, following termination of the existing Ground Lease or rejection thereof by a bankruptcy trustee or similar party, to enter into a new ground lease with the Ground Lessor on the same terms as the existing Ground Lease; and all rights of the lessee under the Ground Lease may be exercised by or on behalf of such holder;

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                           (viii) the Ground Lease does not impose any
         restrictions on subletting; and the Ground Lessor is not permitted to disturb the possession, interest or quiet enjoyment of any subtenant of the Lincolnshire Issuer in the relevant portion of the Lincolnshire Property subject to the Ground Lease for any reason, or in any manner, which could reasonably be expected to adversely affect the security provided to Note Trustee by the Mortgage; and

                           (ix) under the terms of the Ground Lease, any Proceeds from a Condemnation or Casualty (or any portion thereof) will be applied either to restoration of the Lincolnshire Property (with Note Trustee or a third-party trustee having the right to hold and disburse the Proceeds as the restoration progresses) or (after payment to the Ground Lessor of an amount equal to the value of the leased land) to the repayment of the Notes.

                  (i) No Plan Assets. It is not an Employee Benefit Plan subject to Title I of ERISA, and none of its assets constitutes or will constitute Plan Assets.

                  (j) Compliance. Except as set forth on Schedule 6.1(g), each of Issuer and Operating Lessee and each Property and the use thereof comply in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes. Except as set forth on Schedule 6.1(g), each Property is not a non-conforming use or legal non-conforming use (except to the extent that the same would not affect in any material respect the operation, maintenance, value or use of the Property in question or the ability to reconstruct such Property). Each of Issuer and Operating Lessee is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority (including laws and regulations concerning facility licensing and operation and certificate of need), the violation of which could have a Material Adverse Effect. There has not been committed by or on behalf of each of Issuer and Operating Lessee or, to the best of its knowledge, any other person in occupancy of or involved with the operation or use of any Property any act or omission affording the federal government or any state or local government the right of forfeiture as against any Property or any part thereof or any monies paid in performance of its obligations under any of the Transaction Documents. Each of Issuer and Operating Lessee hereby covenants and agrees not to commit, and to use all reasonable efforts not to permit or suffer to exist any act or omission affording such right of forfeiture.

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

                  (k) Contracts. Except as disclosed in Schedule F, there are no Material Agreements. Each contract, other than the Operating Lease, affecting each Property has been entered into at arm's length in the ordinary course of business by or on behalf of the applicable Issuer or its predecessors in interest and provides for the payment of fees in amounts and upon terms not less favorable to the applicable Issuer than market rates and terms.

                  (l) Financial Information. All financial statements described in Schedule 3.1(o) were prepared by or on behalf of Issuers and delivered to Note Trustee prior to the date hereof, (i) are true, complete and correct in all respects, to the extent not subsequently corrected in a written document delivered to Note Trustee, (ii) accurately represent in all respects the financial condition or operating results, as applicable, of the Properties and/or the Issuers as of the date of such reports, and (iii) to the extent that such financial statements are audited financial statements, such financial statements have been prepared in accordance with GAAP (or, in respect of the Mexican Issuers, Mexican GAAP) with respect to the accounts presented therein. Issuers do not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, that are known to it and reasonably likely to have a materially adverse effect on any Property or the operation thereof, except as referred to or reflected in said financial statements and operating statements and except for other contingent liabilities not prohibited by Section 6.1(h) hereof. Except as set forth in the certified information delivered to Note Trustee pursuant to Section 3.1(o) hereof, since the Closing Date, there has been no change in the financial condition, operations or business of Issuers from that set forth in said financial statements and operating statements that could reasonably be expected to have a Material Adverse Effect.

                  (m) Condemnation. No Condemnation or other proceeding has been commenced or, to its best knowledge, is contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to any Property.

                  (n) Federal Reserve Regulations. No part of the proceeds of the Notes will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Indenture or the other Transaction Documents.

                  (o) Utilities and Public Access. Each Property has rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its current uses. All public utilities necessary for the full use and enjoyment of each Property are located in the public right-of-way abutting the applicable Property or in or through a recorded irrevocable easement in favor of such Property, and all such utilities are connected so as to serve the applicable Property without passing over other property, except to the extent that such utilities are accessible to the applicable Property by virtue of a recorded irrevocable easement or similar agreement or right. All roads necessary for the use of each Property for its current purposes have been completed and are either part of the applicable Property (by way of deed or recorded easement) or dedicated to public use and accepted by all relevant Governmental Authorities.

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                  (p) Not a Foreign Person. Each Issuer other than the Issuers that own the Mexican Properties, or if any such Issuer is classified as a "disregarded entity" for United States federal income tax purposes (a "DRE"), the owner of such Issuer (and, if such owner is a DRE, the first upper-tier entity that is not a DRE), is not a "foreign person" within the meaning of ss. 1445(f)(3) of the Code.

                  (q) Separate Lots. Each Property is comprised of one (1) or more parcels which constitute one or more separate tax lots which do not include any property not a part of the applicable Property.

                  (r) Basic Carrying Costs; Assessments. Except for Basic Carrying Costs deposited with Note Trustee in accordance with this Indenture or deposited in the applicable Hotel Operating Account pursuant to the applicable Property Management Agreement, it has paid all Basic Carrying Costs due and payable as of the Closing Date. To the best of its knowledge there are no pending or proposed special or other assessments for public improvements or other matters affecting any Property (except as shown in the financial statements described in clause (l) above), nor, to the best of its knowledge, are there any contemplated improvements to any Property that are likely to result in such special or other assessments.

                  (s) Enforceability. The Transaction Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Issuer and/or Operating Lessee, including the defense of usury, nor would the operation of any of the terms of the Transaction Documents, or the exercise of any right thereunder, render the Transaction Documents unenforceable, subject to laws affecting the enforcement of the rights or remedies of creditors generally and/or equitable principles of general application, and no Issuer has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

                  (t) No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding, except in connection with indebtedness either to be repaid in full from the proceeds of the Notes or secured by Liens which have been released concurrently with the Closing Date.

                  (u) Insurance. It has obtained and has delivered to Note Trustee insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Indenture. All premiums on such insurance policies required to be paid as of the date hereof have been paid for the current policy period. No claims have been made under any such policy that would have a material adverse effect with respect to any Property, and no Person, including any Issuer, has done, by act or omission, anything which would impair the coverage of any such policy.

                  (v) Certificate of Occupancy; Licenses. Except as disclosed in
Schedule 4.1(v), Issuers have obtained, or have caused each of the Property Managers to obtain pursuant to the Property Management Agreements, all material certifications, permits, licenses, approvals registrations, authorizations, accreditations or consents (collectively, the "Licenses"), including certificates of completion and occupancy permits (or other local equivalent), required by, and accomplished all filings, notifications, registrations and qualifications with (or obtained exemptions from any of the foregoing from), any federal, state, or local government or government department, agency, board, commission, bureau or instrumentality (i) to properly and legally own, manage and operate the Properties after any restructuring that will occur in connection with the transaction contemplated by the Transaction Documents and (ii) which are necessary for the conduct of its business. Each License has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of any Issuer, threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. No Issuer is in default or violation with respect to any of the Licenses in a manner that would have a Material Adverse Effect, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by any Issuer under, or a violation of, any License that would have a Material Adverse Effect. Each Property has a certificate of occupancy or other local equivalent (where required by applicable Legal Requirements) and the use being made of each Property is in conformity with such applicable certificate of occupancy.

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                  (w) Flood Zone. Except as may be disclosed in Schedule 4.1(w), none of the Improvements on any Property is located in an area as identified by the Federal Emergency Management Agency or the Federal Insurance Administration as an area having special flood hazards (Zone A), and, to the extent that any part of any Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a "100 year flood plain," such Property is covered by flood insurance meeting the requirements set forth in
Section 8.1(b)(i) hereof.

                  (x) Physical Condition. Except as disclosed in the engineering reports listed on Schedule 4.1(x), each Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all respects material to the use, operation or value of the applicable Property. There exists no structural or other material defects or damages in any Property, whether latent or otherwise (except for such matters as are expressly referred to in Section 9.2, for which reserves are being established), after taking into account in making such determination remedial efforts being taken by any Issuer to correct such defect or damages following discovery thereof. It has not received written notice and is not otherwise aware from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

                  (y) Leases. No Person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of the Leases, and true and complete copies of all Leases executed and delivered on or before the Rent Roll Date have been delivered to Note Trustee (and any Leases executed and delivered since such date shall be delivered promptly after the Closing Date). As to all present Leases and (upon execution thereof) all future Leases relating to each Property, the applicable Issuer will be the sole owner of the lessor's interest. As to all Leases:

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                           (i) There are no outstanding landlord obligations
         with respect to tenant allowances or free rent periods or tenant improvement work; all of the obligations and duties of landlord under the Leases that are due or are to be performed (as applicable) on or prior to the date hereof have been fulfilled, and there are no pending claims asserted by any Tenant for offsets or abatements against rent or any other monetary claim;

                           (ii) All of the Leases are free and clear of any right or interest of any real estate broker or any other person (whether or not such brokers or other persons have negotiated the Leases or have contracted with Issuers for the collection of the rents thereunder), and no brokerage or leasing commission or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases;

                           (iii) Schedule 4.1(gg) sets forth all security deposits and letters of credit held by or on behalf of the lessor under the Leases. All security deposits have been held in accordance with law and the terms of the applicable Leases, and no security deposits have been applied, or letters of credit drawn upon, following a default by a Tenant still in possession;

                           (iv) An Issuer is the sole owner of the lessor's interest in all of the Leases and no Issuer has given or suffered any other assignment, pledge or encumbrance in respect of any of the Leases or its interests thereunder, and the applicable Issuer or Property Manager has the sole right to collect rents and other amounts due under the Leases;

                           (v) Except as disclosed on Schedule 4.1(gg), no Tenant (i) is more than thirty (30) days in arrears on its rent or other amounts due to the landlord under its Lease and (ii) no Issuer has accepted Rent under any Lease or Operating Agreement for more than one month in advance, except for security deposits, which on the Closing Date have been deposited with the Note Trustee in accordance with the provisions hereof relating to security deposits received from and after the date hereof; and

                           (vi) None of the Leases contains any option to purchase, any right of first refusal to purchase or any right to terminate the lease term (except in the event of the destruction of all or substantially all of the applicable Property).

                  (z) Survey. Except as disclosed in writing to Note Trustee, the survey for each Property delivered to Note Trustee in connection with this Indenture is a Qualified Survey. Except as may be shown on the Qualified Survey, all of the improvements relating to each Property lie wholly within the boundaries and building restriction lines of the applicable Property, and no improvements on adjoining properties encroach upon such Property, and no easements or other encumbrances upon such Property encroach upon any of the improvements, so as, in either case, to materially adversely affect the value or marketability of the Property in question except Permitted Encumbrances and those which are insured against by a Qualified Title Insurance Policy. Since the date of the Qualified Survey relating to each Property referenced in the applicable Qualified Title Insurance Policy, no new improvement has been constructed on such Property and there has been no alteration to the exterior of any existing improvement on such Property (other than routine repair and replacements of roofs, walls or windows).

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                  (aa) Filing and Recording Taxes. All transfer taxes, deed
stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of any of a Property to any Issuer have been paid in full or deposited with the issuer of a Qualified Title Insurance Policy for payment upon recordation of the deeds effecting such transfer. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Transaction Documents, including the Mortgage, and the Liens intended to be created thereby, have been paid or deposited with the issuer of a Qualified Title Insurance Policy for payment upon recordation of the Mortgage.

                  (bb) Single-Purpose. Each Issuer and Operating Lessee hereby represents and warrants to, and covenants with, Note Trustee that, as of the date hereof, and except with respect to the Mexican Issuers, at all times prior hereto and until such time as the Debt shall be paid in full or its property is no longer subject to the Lien securing the Debt:

                           (i) It has not owned and will not own any property or any other assets other than (A) with respect to the Issuer, the Properties currently owned by it, and (B) with respect to the Issuer and the Operating Lessee, incidental personal and intangible property relating to the ownership, leasing or operation of the Properties;

                           (ii) It was formed solely for the purpose of engaging in, and has not engaged and will not engage in, any business other than the ownership, leasing, management, financing and operation of the Properties;

                           (iii) It has not entered and will not enter into any contract or agreement with any of its Affiliates (other than the Transaction Documents and Operating Leases), any of its constituent parties or any Affiliate of any constituent party, except contracts or agreements that are upon terms and conditions that are substantially similar to those that would be available on an arm's-length basis with third parties;

                           (iv) It will not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than the Permitted Indebtedness. Except as set forth in the immediately preceding sentence, no indebtedness other than the Debt may be secured (subordinate or pari passu) by any Property and no indebtedness other than the Debt and the indebtedness described in clauses (iii) and (vi) of the definition of Permitted Indebtedness may be secured (subordinate or pari passu) by any personal property;

                           (v) Other than as provided in the Transaction Documents, it will not make any loans or advances to, and it will not pledge its assets for the benefit of, any other Person (including any Affiliate or constituent party or any Affiliate of any constituent party), and shall not acquire obligations or securities of any Affiliate or constituent party or any Affiliate of any constituent party;

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                           (vi) It is and will remain solvent and it will pay
         its debts and liabilities (including employment and overhead expenses) from its assets as the same shall become due;

                           (vii) It has done or caused to be done and will do all things necessary to observe limited liability company formalities (in all material respects), as the case may be, and preserve its existence, and it will not, nor, to the extent possible under applicable law, will it permit or suffer any constituent party to amend, modify or otherwise change its partnership certificate, partnership agreement, certificate of formation (except as required by law), limited liability company agreement, articles of incorporation and bylaws (estatutos sociales), trust or other organizational documents or those of such constituent party in a manner which would adversely affect its existence as a Single Purpose Entity;

                           (viii) It has and will maintain books and records, financial statements and accounts separate and apart from those of any other Person and it will file its own tax returns (except to the extent consolidation is required under GAAP or Mexican GAAP, permitted for tax purposes or as a matter of law, provided that any consolidated financial statements contain a note indicating that it and its Affiliates are separate legal entities and maintain records, books of account and accounts separate and apart from any other Person);

                           (ix) It has and will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party), has and shall conduct business in its own name, has and shall exercise reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and has and shall maintain and utilize separate stationery, invoices and checks and it will reasonably allocate any overhead that is shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an Affiliate;

                           (x) It has and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

                           (xi) To the fullest extent permitted by law, neither it nor any constituent party has nor will seek any Issuer's or Operating Lessee's dissolution or winding up, in whole or in part;

                           (xii) It does not and will not commingle its funds and other assets with those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person except that each Issuer and Operating Lessee may commingle its funds with the funds of the other Issuers and Operating Lessees in the Deposit Account, in the Holding Account, in the Tax and Insurance Escrow Account and in each of the other Reserve Accounts;

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                           (xiii) It has and will maintain its assets in such a
         manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person;

                           (xiv) Except in its capacity as a co-obligor under the Notes together with the other Issuers, if applicable, it does not and will not hold itself or its credit out to be responsible for or available to satisfy, and it has not guaranteed or otherwise become liable for, and has not and will not guarantee or otherwise become liable for, the debts, securities or obligations of any other Person;

                           (xv) If it is a limited liability company, either (a) at least one of its members is and shall be a Single Purpose Entity (the "SPE Member") whose sole assets are its interest in the applicable Issuer or Operating Lessee and that has no less than a one percent (1%) membership interest in the applicable Issuer or Operating Lessee, and such Issuer or Operating Lessee shall be deemed hereby to have made each of the representations, warranties and covenants contained in this
         Section 4.1(bb) with respect to the SPE Member, and the SPE Member shall have two (2) Independent Directors as duly appointed members of its board of directors or (b) it shall have two (2) Independent Directors on its board of managers or board of directors (as applicable);

                           (xvi) It has and shall, at all times, have a limited liability company agreement or estatutos sociales which provides that, for so long as the Notes are outstanding and the applicable Issuer's Property remains subject to the Lien securing the Debt, its board of directors (or (a) if such Issuer or Operating Lessee is a limited liability company with a managing member SPE Member, the board of directors of the SPE Member or (b) if such Issuer or Operating Lessee is a board managed limited liability company with two (2) Independent Directors on its board of directors) will not be permitted to take any action which, under applicable law or the terms of any certificate of incorporation or certificate of formation, limited liability company agreement, by-laws or any voting trust agreement with respect to any common stock, requires the vote of its board of directors or board of managers, unless at the time of such action there shall be at least two members of such board who are Independent Directors; provided, however, that, subject to any applicable Legal Requirement, its board of directors (or if such Issuer or Operating Lessee is a limited liability company and is not self managed, the board of directors of its SPE Member) may, at its discretion, be permitted to take any action without regard to the preceding clause of this sentence other than the following actions, which actions may not be taken: (A) to the fullest extent permitted by law, dissolve or liquidate, in whole or in part;
         (B) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity unless the applicable Issuer is releasing that Property from the Lien of the Mortgage or paying off the Notes in accordance with the terms herein; (C) engage in any business other than the ownership, maintenance and operation of the Properties or, with respect to the SPE Member (if applicable), acting as a member of an Issuer or Operating Lessee;


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         (D) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of its SPE Member or any Issuer or Operating Lessee or of any substantial part of their property, or ordering the winding up or liquidation of its affairs, or make or consent to an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; (E) except as required by law, amend its SPE Member's certificate of incorporation (if applicable) or the limited liability company agreement of the applicable Issuer or Operating Lessee, but only to the extent such amendment impacts the Company's status as a Single Purpose Entity; (F) enter into any transaction with an Affiliate not in the ordinary course of the applicable Issuer's or Operating Lessee's business; or (G) withdraw the SPE Member, if applicable, or remove the two (2) Independent Directors of an Issuer or Operating Lessee; provided, however, clause (D) above may be taken with the affirmative consent of the two (2) Independent Directors;

                           (xvii) It has no liabilities, contingent or otherwise, other than those normal and incidental to the ownership, operation and leasing of the Properties;

                           (xviii) Each Issuer and Operating Lessee shall conduct its business so that the assumptions made with respect to such Issuer or Operating Lessee in that certain opinion letter dated the date hereof delivered by Greenberg Traurig, LLP addressing substantive non-consolidation and other matters in connection with the Notes shall at all times be true and correct in all respects;

                           (xix) No Issuer or Operating Lessee will permit any Affiliate or constituent party independent access to its bank accounts except that each Issuer and Operating Lessee may commingle its funds with the funds of the other Issuers and Operating Lessees in the Deposit Account, in the Holding Account, in the Tax and Insurance Escrow Account and in each of the other Reserve Accounts;

                           (xx) Each Issuer and Operating Lessee has and shall pay the salaries of its own employees (or paid the appropriate consideration under the corresponding Administrative Services Agreement), if any, and maintain a sufficient number of employees in light of its contemplated business operations;

                           (xxi) Each Issuer and Operating Lessee has and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred. Upon the withdrawal or the disassociation of the Independent Director from any constituent entity of any Issuer or Operating Lessee (or from an Issuer or Operating Lessee directly), such Issuer or Operating Lessee shall immediately appoint a new director or special member or cause such entity to appoint a new director or special member that satisfies the requirements of an Independent Director under this Indenture; and

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                           (xxii) Each Issuer and Operating Lessee is subject to
         and complies with all of the limitations on powers and separateness requirements set forth in its organizational documentation as of the Closing Date.

                  (cc) Investment Company Act. Each of Issuer and Operating Lessee is not (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; or (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended. Its sole business is the ownership, operation, maintenance, repair, financing, refinancing and disposition of the Properties and such matters as are incidental to the foregoing.

                  (dd) Fraudulent Transfer. Each of Issuer and Operating Lessee
(i) has not entered into the Notes, the Operating Leases, or any Transaction Document with the actual intent to hinder, delay, or defraud any creditor and
(ii) has received reasonably equivalent value in exchange for its obligations under the Transaction Documents and the Operating Leases. Giving effect to the transactions contemplated by the Transaction Documents, the fair saleable value of each of Issuer's and Operating Lessee's assets exceeds and will, immediately following the execution and delivery of the Transaction Documents, exceed its total liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of its assets is and will, immediately following the execution and delivery of the Transaction Documents, be greater than each of its probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Each of Issuer's and Operating Lessee's assets do not and, immediately following the execution and delivery of the Transaction Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Each of Issuer and Operating Lessee does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of its obligations).

                  (ee) Material Agreements, Operating Leases, and Property Management Agreements. Each of the Material Agreements, the Operating Leases and each Property Management Agreement is in full force and effect and is valid and enforceable in all material respects, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and, where applicable, to general equity principles; there are no defaults, breaches or violations thereunder by any Issuer or Operating Lessee, and neither Issuer nor Operating Lessee has given written notice of any defaults, breaches or violations (except with respect to the Marriott Litigation) by any other party thereto except as have already been cured or as are disclosed on Schedule 4.1(ee) hereto, where with respect to any such Agreement the effect of one or more of any such defaults would have a Material Adverse Effect. Neither the execution and delivery of the Transaction Documents, the performance of the Issuers or Operating Lessees thereunder, the recordation of each Mortgage, nor the exercise of any remedies by Note Trustee, will adversely affect any Issuer's or Operating Lessee's rights under any of the Material Agreements, the Operating Leases, or Property Management Agreements.

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

                  (ff) Employees. Each of Issuer and Operating Lessee either has no employees or has no material liability which has been incurred by it and remains unsatisfied for any taxes or penalties with respect to (i) any Employee Benefit Plan established, sponsored, maintained or contributed to by it on behalf of its employees at any Property or (ii) any Multiemployer Plan as to which it is making or has an obligation to make contributions or (iii) any lien which has been imposed on its assets pursuant to Section 412 of the Code or Sections 302 or 4068 of ERISA or (iv) in the case of the Mexican Issuers, any similar employee benefit plan established, sponsored, maintained or contributed to by it on behalf of its employees at any Mexican Property.

                  (gg) Rent Roll. The Leases reflected in the most recent occupancy reports described in Schedule 4.1(gg) are in full force and effect, and are valid and enforceable in all material respects, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and, where applicable, to general equity principles and (ii) except as set forth in Schedule 4.1(gg), the Leases are in full force and effect, there are no material defaults thereunder by any Issuer or, to the best of each Issuer's knowledge, the other party thereto, and to the best of each Issuer's knowledge, there are no conditions (other than payments that are due but not yet delinquent and other non-delinquent executory obligations) that, with the passage of time or the giving of notice, or both, would constitute a material default thereunder.

                  (hh) Legal Compliance. To its best knowledge, neither any Property, nor any portion thereof, is on the date hereof in violation of any Legal Requirement or any Insurance Requirement (including, without, limitation all Legal Requirements relating to all security deposits with respect to any Property), in a manner that is likely to have a Material Adverse Effect.

                  (ii) No Change in Facts or Circumstances; Disclosure. All information submitted by Issuers to Note Trustee and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Notes or in satisfaction of the terms thereof and all statements of fact made by any Issuer in this Indenture or in any other Transaction Document, are, or with respect to any such documents or information that were prepared by a third-party, are to the best of Issuer's knowledge, accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would have a Material Adverse Effect. Each Issuer has disclosed to Note Trustee all material facts to which such Issuer has knowledge and has not failed to disclose any material fact of which it has knowledge that would have a Material Adverse Effect.

                  (jj) Illegal Activity. No Issuer has purchased any portion of any Property with proceeds of any illegal activity.

                  (kk) Loans to Related Parties. There are no loans payable by any Issuer (a) to any member of such Issuer or to any other lender which is an Affiliate or subsidiary entity of such Issuer or of any such member of such Issuer; (b) to any stockholder, officer, director, member, or general or limited partner of any member of any Issuer or to any other lender which is an Affiliate or subsidiary entity of any such stockholder, officer, director, member, or general or limited partner of any member of such Issuer; (c) to any stockholder, officer, director, member, or general or limited partner of any member of any Issuer or to any other lender which is an Affiliate or subsidiary entity of any such stockholder, officer, director, member, or general or limited partner of any member of such Issuer; or (d) to any stockholder, officer, director, member, or general or limited partner of any stockholder, officer or director of any member of any Issuer or to any other lender which is an Affiliate or subsidiary entity of any such stockholder, officer, director, member, or general or limited partner of any stockholder, officer or director of any member of such Issuer.

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

                  (ll) Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. (i) None of Issuer, Operating Lessee, Sponsor or any Person who Controls Issuer or Sponsor is currently identified on the OFAC List or otherwise qualifies as a Prohibited Person, and Issuer has implemented procedures to ensure that no Person who now or hereafter owns any direct equity interest in Issuer is a Prohibited Person or Controlled by a Prohibited Person, and (ii) none of Issuer, Operating Lessee, or Sponsor is in violation of any Legal Requirements relating to anti-money laundering or anti-terrorism, including, without limitation, Legal Requirements related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time. To the best of Issuer's knowledge, no Manager or tenant at any of the Properties is currently identified on the OFAC List or otherwise qualifies as a Prohibited Person, and no Manager or tenant at any of the Properties is owned or Controlled by a Prohibited Person. Issuer has determined that Manager has implemented procedures to ensure that no tenant at any of the Properties is a Prohibited Person or owned or Controlled by a Prohibited Person.

                  (mm) Breach by Affiliate. The breach by an Affiliate of any agreement to which any Issuer and its Affiliates are parties shall not affect the enforceability of the terms hereof or of any Transaction Document against Issuers.

                  (nn) Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by any Issuer of this Indenture or the other Transaction Documents which has not been obtained.

                  (oo) Environmental Matters. Except for matters set forth in the Environmental Reports delivered to Note Trustee prior to the date hereof:

                           (i) Each Property is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the applicable Issuer or the applicable Property Manager of all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of each Property under all Environmental Laws) except where the failure to comply with such laws is not reasonably likely to result in a Material Adverse Effect.

                           (ii) There is no Environmental Claim pending or, to the actual knowledge of any Issuer, threatened, except as is not reasonably likely to result in a Material Adverse Effect.

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

                           (iii) There are no present, or to the knowledge of any Issuer, past Releases of any Hazardous Substance that are reasonably likely to form the basis of any Environmental Claim except as is not reasonably likely to result in a Material Adverse Effect.

                           (iv) Without limiting the generality of the foregoing, there is not present at, on, in or under any Property, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Substances, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint, except as is not reasonably likely to result in a Material Adverse Effect.

                           (v) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any Property and, to each Issuer's actual knowledge, no Governmental Authority has been taking or is in the process of taking any action to subject any Property to Liens under any Environmental Law.

                           (vi) There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of any Issuer in relation to any Property which have not been made available to Note Trustee.

                  (pp) Adequate Parking. Except as set forth on Schedule 6.1(g) hereto, each Property has available to it adequate parking to comply with all Legal Requirements and to permit the operation of the Property as a first class full service resort or business hotel, operated in compliance with the standards set forth in the applicable Property Management Agreement.

                  (qq) Rooms in Service. All of the rooms at each Property are in service, except for rooms that are temporarily out of service for remodeling in the ordinary course of business or routine maintenance and repair.

                  (rr) Funds for Capital Expenditures and FF&E Expenses. It has or anticipates that it will have sufficient funds available to it for implementing its reasonable anticipated Capital Expenditures and FF&E expenditures.

                  (ss) Sharing Agreements. Other than as set forth on Schedule 4.1(ss) hereto, there are no joint services, reciprocal easement or other similar sharing agreements relating to any of the Properties.

                  (tt) Labor Matters. No Issuer is a party to any collective bargaining agreements.

                  (uu) Liquor Licenses. The legal arrangements for service of alcoholic beverages at the Properties are as identified on Schedule 4.1(uu).

                  (vv) Certain Improvements. The "Product Improvement Plans" required under those certain License Agreements relating to each of the Properties known as the Embassy Suites Lake Buena Vista, Orlando, Florida have been completed, and all costs and expenses thereof have been paid.

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                  (ww) Marriott Litigation. Issuer has delivered to Note Trustee true, correct and complete copies of the Marriott Litigation Documents.

                  (xx) Burbank Indebtedness. The Burbank Indebtedness has been repaid and discharged. No other amounts are payable by the Issuers to the Redevelopment Agency of the City of Burbank.

                  (yy) Office of Foreign Asset Control. Neither Issuer, Operating Lessee, nor Sponsor shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the OFAC List) that prohibits or limits any Note Trustee from making any advance or extension of credit to Issuer or from otherwise conducting business with Issuer, Operating Lessee and/or Sponsor, or (b) fail to provide documentary and other evidence of Issuer's identity as may be requested by any Note Trustee at any time to enable any Note Trustee to verify Issuer's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (the "Patriot Act"). In addition, Issuer hereby agrees to provide to Note Trustee with any additional information that Note Trustee deems reasonably necessary from time to time in order to ensure compliance with all Legal Requirements concerning money laundering and similar activities.

                  (zz) Intentionally Deleted.

                  (aaa) Intentionally Deleted.

                  (bbb) Las Palmas Indebtedness. Issuers have delivered to Note Trustee true, correct and complete copies of the Las Palmas FF&E Loan Agreement, the guaranty related thereto and Note (as defined in the Las Palmas FF&E Loan Agreement) (and all amendments and modifications in connection therewith). The Las Palmas FF&E Loan Agreement is in full force and effect and the Las Palmas Issuer is not in default thereunder and has not received any notice of default thereunder. Except for such copies so delivered, there are no other documents related to the Las Palmas Indebtedness. The outstanding amount of the Las Palmas indebtedness as of the date hereof is $6,917,747 of which $0 represents interest amounts which have been capitalized and added to principal pursuant to the Las Palmas Indebtedness.

                  (ccc) Common Charges. All amounts owed to date by owners of the Properties in the nature of common area maintenance expenses, parking fees, common association dues, assessments and similar charges have been paid in full.

                  (ddd) Corporate Structure. Schedule 4.1(ddd) contains a true and complete diagram showing all direct and indirect ownership interests of the Sponsor in the Issuers and Operating Lessees as of the Closing Date. Except as set forth on Schedule 4.1(ddd), Sponsor owns, directly or indirectly, 100% of the legal, beneficial and equitable interests in the Issuers and Operating Lessees.

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                  (eee) Non-Consolidation. None of the Issuers or Operating
Lessees is a party to any agreements with either Sponsor or any other Affiliate of Sponsor, pertaining to allocation and reimbursement of general overhead expenses.

                  (fff) Outstanding Debts. Except with respect to the Las Palmas Indebtedness, and $[___________] (as of April 30, 2004) for amounts due to Property Managers and their affiliates on account of Management Fees and payments for centralized services paid by Issuers in the ordinary course under the Property Management Agreements, there are no outstanding loans, advances or other indebtedness of any kind owing by any of the Issuers to any Property Manager or Affiliate of any Property Manager.

                  Section 4.2. Survival of Representations. Each Issuer agrees that all of the representations and warranties of each Issuer set forth in
Section 4.1 hereof and elsewhere in this Indenture and in the other Transaction Documents shall survive for so long as any portion of the Debt is outstanding (it being acknowledged by Note Trustee that such representations and warranties have been made as of the Closing Date). All representations, warranties, covenants and agreements made in this Indenture or in the other Transaction Documents by any Issuer shall be deemed to have been relied upon by Note Trustee notwithstanding any investigation heretofore or hereafter made by Note Trustee or on its behalf.

                                   ARTICLE V

                             AFFIRMATIVE COVENANTS
                             ---------------------

                  Section 5.1. Covenants of the Issuers. Each Issuer hereby covenants and agrees with Note Trustee that:

                  (a) Existence; Compliance with Legal Requirements; Insurance. Each of Issuer and Operating Lessee shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and each Property. Each of Issuer and Operating Lessee shall at all times maintain and preserve each Property and shall keep each Property in good working order and repair, reasonable wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements thereto except as would not have a Material Adverse Effect with respect to any Property. Each of Issuer and Operating Lessee will operate, maintain, repair and improve each Property, or will cause each Property to be operated, maintained, repaired or improved in compliance with all Legal Requirements, and will not cause or allow the same to be misused or wasted or to deteriorate.

                  (b) Taxes and Other Charges; Contest for Taxes and Other Charges, Legal Requirements and Liens.


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

                           (i) Subject to the provisions of Section 5.1(b)(ii) hereof, Issuers shall pay, or cause to be paid, all Taxes and Other Charges now or hereafter levied or assessed or imposed against any Property or any part thereof prior to the date on which such sums become delinquent. Issuers will deliver, or cause to be delivered, to Note Trustee, upon request, receipts for payment or other evidence satisfactory to Note Trustee that the Taxes and Other Charges have been so paid (provided, however, that Issuers shall not be required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Note Trustee pursuant to Section 9.3.2 hereof). Subject to the provisions of Section 5.1(b)(ii) hereof and other than Permitted Encumbrances, Issuers shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against any Property, and shall promptly pay for or cause to be paid all utility services provided to each Property. Subject to Section 5.1(b)(ii) hereof, Issuers shall pay, bond or otherwise discharge, or cause to be paid, bonded or otherwise discharged, from time to time when the same shall become due, all claims and demands of mechanics, materialmen, laborers and others that, if unpaid, might result in, or permit the creation of, a lien or encumbrance on any Property (as defined in the Mortgage), or on the Rents arising therefrom.

                           (ii) Notwithstanding the foregoing, after prior written notice to Note Trustee, an Issuer, at its own expense, may contest by appropriate legal, administrative or other proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges or Lien therefor or any Legal Requirement or Insurance Requirement or the application of any instrument of record affecting a Property or any part thereof (other than the Transaction Documents) or any claims or judgments of mechanics, materialmen, suppliers, vendors or other Persons or any Lien therefor, and may withhold payment of the same pending such proceedings if permitted by law; provided that (A) no Event of Default has occurred and remains uncured, except for, prior to acceleration, a Default caused by the matter being contested, (B) such proceeding shall suspend any collection of the contested Taxes, Other Charges or Liens from the applicable Property, Issuers or Note Trustee,
         (C) neither the applicable Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (D) to the extent not already reserved with the Property Manager or the Note Trustee under Section 9.3 hereof or bonded or otherwise deposited or paid in connection with such proceedings, Issuers shall have furnished Note Trustee with security (in an amount approved by a majority (by Outstanding Principal Amount) of the Noteholders) to insure the payment of any such Taxes or Other Charges, or the cost of the contested Legal Requirement or Insurance Requirement or the removal of the Lien, in each case together with all reasonably anticipated interest and penalties thereon, (E) in the case of an Insurance Requirement, the failure of Issuers to comply therewith shall not impair the validity of any insurance required to be maintained by the Issuers hereunder or the right to full payment of any claims thereunder, (F) in the case of any essential or significant service with respect to any Property, any contest or failure to pay will not result in a discontinuance of any such service except to the extent such service is replaced, (G) in the case of any instrument of record affecting a Property or any part thereof, the contest or failure to perform under any such instrument shall not result in the placing of any Lien on such Property or any part thereof (except if such Lien would be removed upon completion of such proceedings and the compliance by the parties with the terms of the resulting order, decision or determination and the removal costs for such Lien have been escrowed with Note Trustee or in the proceeding or bonded or otherwise deposited or paid in connection with such proceedings), (H) neither the failure to pay or perform any obligation which an Issuer is permitted to contest under this Section nor an adverse determination of any such contest could reasonably be expected to have a Material Adverse Effect, and (I) Issuers shall promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or Liens, together with all costs, interest and penalties which have been determined to be due and payable in connection therewith. Note Trustee may pay over any such cash deposit or part thereof held by Note Trustee to the claimant entitled thereto at any time when, in the reasonable judgment of Note Trustee, the entitlement of such claimant is finally determined, and Note Trustee shall otherwise remit any remaining such amounts to the Issuers. Note Trustee shall give Issuers written notice of any such payments promptly following the making thereof. Subject to the foregoing, upon the timely request from the Issuers, Note Trustee shall not pay from the Tax and Insurance Escrow Account the contested Taxes or Other Charges being contested.

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                  (c) Litigation. Each Issuer shall give prompt written notice to Note Trustee of any litigation or governmental proceedings pending or threatened in writing against any Issuer, Operating Lessee or against or affecting any Property which, if determined adversely to any Issuer, Operating Lessee or any Property, could be reasonably expected to result in a Material Adverse Effect.

                  (d) Inspection. Issuers and Operating Lessees shall permit agents, representatives and employees of Note Trustee (including any servicer and/or special servicer in connection with a Securitization) to inspect a Property on any Business Day at reasonable hours upon reasonable advance notice.

                  (e) Notice of Default. Issuers shall promptly advise Note Trustee of any change in any Issuer's or Operating Lessee's condition (financial or otherwise) that could be expected to materially impair the ability of any Issuer or Operating Lessee to comply with its obligations hereunder, or of the occurrence of any Default or Event of Default of which any Issuer has knowledge.

                  (f) Cooperate in Legal Proceedings. Issuers shall cooperate fully in good faith with Note Trustee with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Note Trustee hereunder or any rights obtained by Note Trustee under any of the other Transaction Documents and, in connection therewith, permit Note Trustee, at its election, to participate in any such proceedings.

                  (g) Intentionally Omitted.

                  (h) Insurance Benefits. Issuers shall cooperate in good faith with Note Trustee in obtaining for Note Trustee or, in the case of the Mexican Issuers, the Mexican Trustee the benefits of any insurance proceeds lawfully or equitably payable in connection with any Property, and Note Trustee or, in its case, Mexican Trustee shall be reimbursed for any out-of-pocket expenses reasonably incurred in connection therewith (including reasonable attorneys' fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an appraisal on behalf of Note Trustee in case of a fire or other Casualty affecting a Property or any part thereof) out of such insurance proceeds.

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                  (i) Further Assurances. Each Issuer shall, at such Issuer's sole (but reasonable) cost and expense:

                           (i) furnish to Note Trustee all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Issuers pursuant to the terms of the Transaction Documents or, without additional material expense to Issuers, reasonably requested by Note Trustee in connection therewith;

                           (ii) execute and deliver to Note Trustee such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Lien of the Note Trustee at any time securing or intended to secure the obligations of Issuers under the Transaction Documents, as Note Trustee may reasonably require;

                           (iii) be responsible for, and shall pay within thirty
         (30) days after demand therefore all Expenses; and

                           (iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Indenture and the other Transaction Documents, as Note Trustee shall reasonably require from time to time.

                  (j) Financial Reporting and Other Information.

                           (i) Issuers will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP or, in respect of the Mexican Issuers, Mexican GAAP, to the extent applicable, proper and accurate books, records and accounts reflecting all of its financial affairs and all items of Adjusted Operating Income, Operating Expenses and Capital Expenditures. Note Trustee shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Issuers or subject to the Property Management Agreements, such other Person maintaining such books, records and accounts and to make such copies or extracts thereof, as Note Trustee shall desire. After the occurrence of an Event of Default, Issuers shall pay any costs and expenses incurred by Note Trustee to examine its accounting records with respect to the Properties, as Note Trustee shall determine to be necessary or appropriate.

                           (ii) Issuers shall furnish to Note Trustee within ninety (90) days following the end of each Fiscal Year (A) a complete copy of the annual financial statements of the Issuers in the aggregate, audited by a "Big Four" accounting firm or another independent certified public accounting firm acceptable to Note Trustee (which audit report may rely on the report of another independent certified public accounting firm provided such other independent certified public accounting firm is also a "Big Four" accounting firm or other independent certified public accounting firm acceptable to Note Trustee), in accordance with GAAP, or Mexican GAAP, as applicable, for such Fiscal Year and containing a balance sheet, a statement of operations, and (B) unaudited annual income statements with respect to each Issuer, including a statement of operations for each Issuer. The annual financial statements of the Issuers in the aggregate and each Issuer's annual financial statements shall be accompanied by (i) an Officer's Certificate certifying that each such annual financial statement presents fairly, in all material respects, the financial condition and results of operation of the Property or Properties being reported upon and has been prepared in accordance with GAAP or Mexican GAAP, as the case may be, and (ii) a management report, in form and substance reasonably satisfactory to Note Trustee, discussing the reconciliation between the financial statements for such Fiscal Year and the most recent Annual Budget. Together with such Issuer's annual financial statements, the applicable Issuer shall furnish to Note Trustee (A) an Officer's Certificate certifying as of the date thereof whether, to Issuers' knowledge, there exists a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (B) an annual report, for the most recently completed fiscal year, containing:

                                             (1) Capital Expenditures (including
                           for this purpose any and all additions to, and replacements of, FF&E,) made in respect of any Property, including separate line items with respect to any project costing in excess of $500,000;

                                             (2) occupancy levels at each
                           Property and the Properties for such period; and

                                             (3) average daily room rates at
                           each Property and for the Properties for such period.

                           (iii) Intentionally Omitted.

                           (iv) Issuers will furnish, or cause to be furnished, to Note Trustee on or before the forty-fifth (45th) day after the end of each fiscal quarter or, if unable to provide the same on or before the forty-fifth (45th) day, shall use their best efforts to provide as promptly thereafter as possible, the following items, accompanied by an Officer's Certificate, certifying that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Issuers and the Properties in a manner consistent with GAAP or Mexican GAAP, as applicable (subject to normal year end adjustments), to the extent applicable:

                                    (A) quarterly and year to date financial
                  statements prepared for such fiscal quarter with respect to the Issuers in the aggregate, including a balance sheet and operating statement for such quarter, and with respect to each Issuer, including a balance sheet and operating statement for each Issuer for such quarter;

                                    (B) a comparison of the budgeted income and
                  expenses and the actual income and expenses for such quarter for the Properties, together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts in the aggregate and on a line-item basis for such period and year to date; provided, however, that Issuers shall not be obligated to provide such detailed explanation for line items the actual amounts for such quarter of which are less than $100,000;

                                    (C) to the extent available from the
                  Property Managers, occupancy levels at the Properties for such period, including average daily room rates and the average revenue per available room;

                                    (D) concurrently with the provision of such
                  reports, each Issuer shall also furnish a report of Adjusted Operating Income and Operating Expenses (as well as a calculation of Net Operating Income based thereon) with respect to each Property, and for the Issuers and the Properties in the aggregate, in each case for the most recently completed quarter;

                                    (E) a STAR Report for the most recently
                  completed quarter and, to the extent available from the Property Managers, PACE Report as of the most recently completed quarter;

                                    (F) to the extent available from the
                  Property Managers, a report of aged accounts receivable relating to each Property as of the most recently completed quarter; and

                                    (G) a statement that the representations and
                  warranties of Issuers set forth in Section 4.1(bb)(iv) hereof are true and correct as of the date of such certificate.

                           (v) Issuers shall furnish to Note Trustee, within twenty-five days after the end of each calendar month, unaudited operating statements, aged accounts receivable reports, rent rolls, STAR Reports and PACE Reports; occupancy and ADR reports, in each case, for each Property and for the Properties in the aggregate and accompanied by an Officer's Certificate, certifying that (i) with respect to the operating statements, that such statements are true, correct, accurate and complete and fairly present the results of the operations of Issuers and the Properties, (ii) with respect to the aged accounts receivable reports, rent rolls, occupancy and ADR reports, that such items are to the best of Issuers' knowledge true, correct and accurate and fairly present the results of the operations of Issuers and the Properties (provided that Issuers shall not be required to (x) furnish to Note Trustee any information which Issuers have been unable to obtain from the applicable Property Manager after using reasonable efforts to do so or (y) provide the certification in clauses (i) or
         (ii) above solely with respect to the monthly Star Reports and Pace Reports and (iii) a calculation of Aggregate DSCR for the trailing twelve (12) month period ending with such month. Issuers shall also furnish to Note Trustee, within twenty-five days after the end of each calendar month, a certificate in the form of Schedule I to this Indenture;

                           (vi) Issuers shall furnish to Note Trustee, within ten (10) Business Days after request, such further detailed information with respect to the operation of any Property and the financial affairs of Issuers as may be reasonably requested by Note Trustee; provided that Issuers shall not be required to furnish to Note Trustee any information which Issuers can only obtain from the applicable Property Manager if either (i) Issuers are not entitled to such information under the applicable Property Management Agreement, or (ii) Issuers have been unable to obtain such information from the applicable Property Manager after using reasonable efforts to do so.

                           (vii) Issuers shall furnish to Note Trustee, promptly after receipt, a copy of any notice received by or on behalf of any Issuer from any Governmental Authority having jurisdiction over any of the Properties with respect to a condition existing or alleged to exist or emanate therefrom or thereat.

                           (viii) Issuers will, at any and all times, within a reasonable time after written request by Note Trustee, furnish or cause to be furnished to Note Trustee, in such manner and in such detail as may be requested by Note Trustee, such information as may be necessary to permit Note Trustee to comply with any request for information made by an investor or prospective investor in the Notes and to be furnished under Rule 144A(d) under the Securities Act.

                           (ix) Intentionally Deleted

                           (x) If any Issuer fails to provide to Note Trustee or its designee any of the financial statements, certificates, reports or information (the "Required Records") required by this Section 5.1(j) on the date upon which such Required Record is due, the same shall become an Event of Default; provided that Note Trustee shall have given to Issuers at least thirty (30) days' prior written notice of such failure by Issuers to timely submit the applicable Required Records and Issuers shall not have delivered such Required Records within such 30 day notice period. Notwithstanding anything to the contrary contained herein, if, following written notice from Issuers to Note Trustee of Note Trustee's failure (or the failure of any servicer in connection with a Securitization) to provide any financial information pursuant to
         Section 2.3.7 hereof, Issuers are unable to include certain financial information required to be included in such Required Record or to make certain calculations required therefor, due to the failure of Note Trustee (or any servicer in connection with a Securitization) or either of their agents, representatives or employees to deliver such financial information, Issuers shall prepare and deliver to Note Trustee the Required Records without such information, and calculations to the extent feasible (and, to the extent feasible, with good faith estimates with respect to such missing information, clearly stated as estimates); provided, further, that Issuers shall deliver revised financial reports or statements promptly following receipt of the necessary financial information from Note Trustee (or any servicer in connection with a Securitization) or other sources.

                           (xi) The information required to be furnished by Issuers to Note Trustee under this Section 5.1(j) shall be provided in both hard copy format and electronic format; provided that Issuers shall only be required to provide the information required under this
         Section 5.1(j) in electronic format if such information is so available in the ordinary course of the operations of the Issuers and Property Managers and without significant expense.

                           (xii) Note Trustee shall have the right at any time and from time to time to audit the financial information provided by Issuers pursuant to the terms of this Indenture in accordance with the then customary audit policies and procedures of Note Trustee. Note Trustee shall pay for the costs of its auditors, provided, however, if such audit shall have been commenced during an Event of Default, Issuers shall pay the cost and expenses of such audit.

                  (k) Business and Operations; Material Agreements; Operating Leases; Property Management Agreements. Each Issuer and Operating Lessee will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of each Property. Each Issuer and Operating Lessee will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of each Property. Issuers shall at all times (i) maintain each Property or cause each Property to be maintained at a standard at least equal to that maintained by prudent owners of similar facilities or land in the region where the applicable Property is located and as required under the Property Management Agreements; (ii) maintain or cause to be maintained sufficient inventory and Equipment of types and quantities at each Property to enable the operation of each Property and as required under the Property Management Agreements; (iii) maintain such licenses and permits, or arrangements in connection therewith so as to permit each of the Properties to be maintained at a standard at least equal to that maintained by prudent owners of similar hotel properties located near any Property and as required under the Property Management Agreements; (iv) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by the Issuers and Operating Lessee under each Property Management Agreement and any Material Agreement, and do all things necessary to preserve and to keep unimpaired the rights of the Issuers thereunder; (v) promptly notify Note Trustee in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware, each Property Management Agreement and Operating Lease; and (vi) promptly enforce in a commercially reasonable manner the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement, Operating Lease and each Property Management Agreement.

                  (l) Title to the Properties. Each Issuer will warrant and defend against the claims of all Persons whomsoever (i) with respect to its title to each Property and every part thereof and (ii) the validity and priority of the Lien of the Mortgage, subject only in each case to Liens permitted under the Transaction Documents (including Permitted Encumbrances) and will provide notice to Note Trustee of any title defects or claims made under any title insurance policy insuring Issuers' interests in the Properties.

                  (m) Costs of Enforcement. In the event (i) that any Mortgage is foreclosed in whole or in part or any of the Notes, or any Transaction Document, including any Mortgage, is put into the hands of an attorney for collection, suit, action or foreclosure, (ii) of the foreclosure of any Lien or mortgage prior to or subsequent to any Mortgage in which proceeding Note Trustee is made a party, (iii) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Issuer or an assignment by any Issuer for the benefit of its creditors, or (iv) Note Trustee shall attempt to remedy any Event of Default hereunder, Issuers and their successors or assigns shall be chargeable with and agree to pay all reasonable costs incurred by Note Trustee as a result thereof, including costs of collection and defense (including reasonable attorneys', experts', consultants' and witnesses' fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

                  (n) Estoppel Statement.

                           (i) After written request by Note Trustee, Issuers shall within fifteen (15) Business Days furnish Note Trustee with a statement, duly acknowledged and certified, setting forth (A) the unpaid principal amount of the Notes, (B) the Applicable Interest Rates, (C) the date installments of interest and/or principal were last paid, (D) any offsets or defenses to the payment of the Debt, (E) that the Notes, this Indenture, each Mortgage and the other Transaction Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, and
         (F) such other matters as Note Trustee may reasonably request. Any prospective purchaser of any interest in the Notes shall be permitted to rely on such certificate.

                           (ii) Issuers shall request and use all reasonable efforts to obtain for Note Trustee, upon request, (i) Tenant estoppel certificates from each Tenant and (ii) and an estoppel certificate from Ground Lessor, in each case on forms reasonably satisfactory to Note Trustee; provided that Issuers shall -------- not be required to deliver such certificates more frequently than once in any calendar year (including estoppel certificates obtained in connection with the origination of the Notes); provided, however, that there shall be no limit on the number of times Issuers may be required to ------- obtain such certificates if a Default hereunder or under any of the Transaction Documents has occurred and is continuing.

                  (o) Intentionally Omitted.

                  (p) Performance by Issuers. Issuers shall (i) cure the Deferred Maintenance Conditions on or prior to the first anniversary of the funding of the Notes, and (ii) remediate Environmental Conditions in a reasonably diligent manner, in each case in the manner set forth in Section 7.1(g) herein. In addition, each Issuer shall observe, perform and satisfy in a commercially reasonable manner or cause the applicable Property Manager to observe, perform and satisfy in a commercially reasonable manner all of the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it or the applicable Property Manager, and shall pay when due all costs, fees and expenses required to be paid by it and/or the applicable Property Manager under the applicable Property Management Agreement subject, in each case, to any applicable cure periods provided therein.

                  (q) Annual Budget. Not later than March 1 of each Fiscal Year hereafter, Issuers shall prepare or cause to be prepared and deliver to Note Trustee, for informational purposes only, an Annual Budget in respect of the Properties for the Fiscal Year in which such delivery date falls. If Issuers subsequently amend the Annual Budget, Issuers shall promptly deliver the amended Annual Budget to Note Trustee.

                  (r) No Joint Assessment. Issuers shall not suffer, permit or initiate the joint assessment of any Property (i) with any other real property constituting a tax lot separate from such Property, and (ii) unless required by applicable law, with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the applicable Property.

                  (s) Leasing Matters.

                           (i) Issuers shall not, and shall not permit the applicable Property Manager to, amend or modify any existing Lease or Leases or enter into any new Lease or Leases if the same would have a Material Adverse Effect.

                           (ii) Issuers shall furnish Note Trustee with an executed copy of each Lease within thirty (30) days after execution thereof.

                           (iii) All new Leases entered into from and after the date hereof shall be the result of arm's-length negotiations, shall provide for "market" rental rates and other market terms and shall not contain any terms which would adversely affect Note Trustee's rights under the Transaction Documents; provided that the rent payable under a new Lease may be below market rate if the rent from the space leased under the new Lease was, immediately prior to the entry into that new Lease, below market rate and such new Lease was given in exchange for the surrender of the prior Lease.

                           (iv) All Leases (except for Leases with respect to the Mexican Properties) shall provide that they are subordinate to the Mortgage and, subject to Note Trustee entering into a Subordination, Non-Disturbance and Attornment Agreement satisfactory to Note Trustee, that the lessee thereunder agrees to attorn to Note Trustee at Note Trustee's request.

                           (v) Issuers (A) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (B) shall enforce the terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (C) shall not collect any of the base or minimum rents more than one (1) month in advance (other than security deposits) and (D) shall not execute any assignment of lessor's interest in the Leases or the Rents (except for the Assignment of Leases).

                           (vi) Any proposed Lease in excess of 20,000 square feet shall be subject to approval by a majority (by Outstanding Principal Amount) of the Noteholders (not to be unreasonably withheld). Any proposed Lease submitted to Note Trustee for approval by the Noteholders shall be accompanied by a summary of the terms of such proposed Lease and (including the economic terms and any termination options) shall be deemed approved if Note Trustee shall have not notified Issuers in writing of the disapproval by a majority (by Outstanding Principal Amount) of the Noteholders (together with a statement of the grounds of such disapproval) within ten (10) Business Days after Issuers shall have given Note Trustee written notice confirming that at least two (2) Business Days have elapsed since such submission.

                           (vii) Issuers shall not enter into a Lease of all or substantially all of any one or more of the Properties except after having received a Rating Confirmation as to such Lease and the Tenant thereunder, and otherwise in compliance with all terms and conditions hereof and the other Transaction Documents. Any such Lease shall (A) not result in a decrease in Issuers' Net Operating Income of each affected Property from the Net Operating Income of such Property immediately prior to the effective date of such Lease or, if higher, the Net Operating Income of such Property as of the Closing Date, (B) be subject and subordinate to the Lien of the Mortgage and Note Trustee shall not be obligated to deliver a nondisturbance agreement in favor of the Tenant thereunder, and (C) impose on the Tenant thereunder all the obligations of Issuers hereunder in respect of each affected Property.

                  (t) Security Deposits. Issuers shall, immediately upon receipt, deliver (and with respect to security deposits, letters of credit or other collateral already paid or delivered to any Issuer or its predecessor in interest, Issuers are concurrently herewith delivering) to Note Trustee all security deposits, letters of credit or other collateral that it receives (or has received) from time to time from any Tenant as security for the performance by such Tenant of its obligations under its Lease (1) the cash portion of which exceeds $100,000, or (2) the aggregate amount of which (both cash and non-cash portions) exceeds $185,000. Note Trustee shall deposit (or shall direct the applicable Issuers to deposit directly) any cash to be delivered by any Issuer pursuant to the preceding sentence in an escrow account in the name of Note Trustee and, except to the extent required by law or the applicable Lease, such account shall be maintained in accordance with the terms of Section 12.2 hereof. Note Trustee shall make such security available to Issuers or the applicable Tenant on or prior to the tenth (10th) Business Day after notice from Issuers to the extent required to comply with obligations owed to such Tenant under the terms of its Lease or to Issuers, in the event of such Tenant's default under its Lease, subject to Note Trustee's approval, which approval shall not be unreasonably withheld (based on, among other things, the intended use of such deposit and whether a replacement Lease has been executed). Note Trustee may commingle funds deposited hereunder and Note Trustee shall not be obligated to segregate, designate or separately account for any specific security deposit, except to the extent that any Issuer notifies Note Trustee in writing at or prior to the time of any deposit that such deposit is required to be segregated by the applicable Lease or under applicable law. Notwithstanding the foregoing,
(x) Note Trustee shall not acquire a security interest or Lien in respect of security deposits to the extent that such acquisition would be prohibited by applicable law and (y) to the extent required by law, security deposits shall be maintained within the state in which the Property in question is situate and, if permitted by law, shall be transferred to escrow accounts in the name of Note Trustee within the applicable states (which escrow accounts shall be maintained in accordance with the terms of Section 12.2 hereof).

                  (u) Plan Assets. Each Issuer will do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.

                  (v) Marriott Litigation. Issuer will, at its sole cost and expense, promptly (i) deliver to Note Trustee any additional Marriott Litigation Documents as the same become available and (ii) (A) provide on a quarterly basis to Note Trustee and each Rating Agency within ten days of each January 1, April 1, July 1 and October 1 an Officer Certificate to the effect that no decision or order of the court in connection with the Marriott Litigation has been issued by the court which could reasonably be expected to have a Material Adverse Effect on the applicable Issuer or applicable Property or, (B) if any decision or order has been made available to the public by the court in connection with the Marriott Litigation which could reasonably be expected to have a Material Adverse Effect with respect to any Issuer or applicable Property, Issuers shall attach a copy of such decision or order to such quarterly Officer Certificate and summarize the status of such decision or order, including whether the Issuers have appealed, challenged or otherwise contested such decision or order. Upon the reasonable request of Note Trustee or the servicer of the Notes, Issuers shall provide copies of any other documentation reasonably requested with respect to the Marriott Litigation; subject, however, to limitations based on confidentiality and the privileges set forth in Section 3.1(l) above.

                                   ARTICLE VI

                               NEGATIVE COVENANTS
                               ------------------

                  Section 6.1. Negative Covenants of the Issuers. Each Issuer and Operating Lessee covenants and agrees with Note Trustee that it will not, directly or indirectly, violate any of the following:

                  (a) Operation of Property. Each of Issuer and Operating Lessee shall not, without the prior consent of a majority (by Outstanding Principal Amount) of the Noteholders (except as elsewhere herein expressly provided): (i) surrender or terminate any Material Agreement or Operating Lease unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable, (ii) surrender or terminate any Property Management Agreement (unless such Property Manager is being replaced with an Acceptable Property Manager pursuant to an Acceptable Property Management Agreement), or permit or suffer any significant delegation or contracting of the applicable Property Manager's duties unless the applicable Property Manager has the right to do so under the applicable Property Management Agreement without the consent of the applicable Issuer and/or the applicable Operating Lessee or unless such delegation or contracting would not constitute a Material Agreement if entered into by the applicable Issuer or the applicable Operating Lessee itself, (iii) increase or consent to the increase of the amount of any charges under any Material Agreement, except as provided therein or on an arm's-length basis and commercially reasonable terms; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement in any material respect, except on an arm's-length basis and commercially reasonable terms.

                  (b) Liens. Subject to Section 5.1(b)(ii) hereof, no Issuer or Operating Lessee shall, without the prior written consent of a majority (by Outstanding Principal Amount) of the Noteholders, create, incur, assume, permit or suffer to exist any Lien on any portion of any Property, except (i) Permitted Encumbrances, (ii) Liens created by or permitted pursuant to the Transaction Documents and (iii) Liens for Taxes or Other Charges not yet delinquent.

                  (c) Dissolution. Each of Issuer and Operating Lessee shall not dissolve, terminate, liquidate, merge with or consolidate into another Person. Each of Issuer and Operating Lessee shall not, prior to the release of its Property from the Lien of the Mortgage, (i) except as expressly permitted in Sections 2.5 and 6.1(i) hereof, transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of its properties or assets, or (ii) cause any other member of any Issuer or Operating Lessee to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which such Issuer or Operating Lessee would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the limited liability company agreement of any Issuer or Operating Lessee, without, in each instance, obtaining the prior written consent of a majority (by Outstanding Principal Amount) of the Noteholders.

                  (d) Change in Business. No Issuer or Operating Lessee shall enter into any line of business other than the ownership, maintenance, financing, refinancing and operation of the Properties (in each case subject to the terms hereof), or make any material change in the scope or nature of its business objectives or purposes, or undertake or participate in activities other than the continuance of its present business.

                  (e) Debt Cancellation. No Issuer or Operating Lessee shall cancel or otherwise forgive or release any claim or debt owed to such Issuer or Operating Lessee by any Person, including any arising under any of the Leases, the Property Management Agreements and Material Agreements except (i) with respect to the Leases, the Property Management Agreements and Material Agreements, in accordance with and subject to the terms of this Indenture, (ii) with respect to other matters, for adequate consideration in the ordinary course of such Issuer's or Operating Lessee's business and on commercially reasonable terms, subject to other restrictions contained herein or in any other Transaction Document.

                  (f) Affiliate Transactions. No Issuer or Operating Lessee shall enter into, or be a party to, any transaction with an Affiliate of such Issuer or Operating Lessee or any of the members of such Issuer or Operating Lessee except in the ordinary course of business and on terms which are fully disclosed to Note Trustee in advance and, for any transaction entered into on or after the Closing Date, are no less favorable to such Issuer or Operating Lessee or such Affiliate than would be obtained in a comparable arm's-length transaction with an unrelated third party, provided, however, that the foregoing shall not prohibit any transfer permitted by the terms of Section 6.1(i) hereof.

                  (g) Zoning and Uses. Except as disclosed on Schedule 6.1(g) hereto, no Issuer or Operating Lessee shall (i) initiate or support any limiting change in the permitted uses of any Property (or to the extent applicable, zoning reclassification of any Property) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to any Property or use or permit the use of any Property in a manner that would result in such use becoming a non-conforming use under applicable land-use restrictions (and, if any, zoning ordinances) or that would violate the terms of the Transaction Documents or of any Lease, Legal Requirements or any Permitted Encumbrance, (ii) modify, amend or supplement any of the terms of any Permitted Encumbrance in a manner adverse to the interests of Note Trustee or that could reasonably be expected to have a Material Adverse Effect with respect to such Property, (iii) modify, amend or supplement any of the terms of any other Permitted Encumbrance in a manner adverse to the interest of Note Trustee or that could reasonably be expected to have a Material Adverse Effect, (iv) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances upon any Property in any manner that could reasonably be expected to have a Material Adverse Effect, (v) execute or file any subdivision plat affecting a Property, institute, or permit the institution of, proceedings to alter any tax lot comprising any Property or (vi) permit or suffer a Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

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                  (h) Debt. Other than the Permitted Indebtedness, no Issuer or
Operating Lessee shall create, incur or assume any of the following: (i) indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) indebtedness evidenced by a note, bond, debenture or similar instrument; (iii) any letter or letters of credit issued for the account of an Issuer or Operating Lessee to the extent there are unreimbursed amounts drawn thereunder; (iv) indebtedness secured by a Lien on any property owned by any Issuer or Operating Lessee (whether or not such indebtedness has been assumed) except obligations for impositions which are not yet due and payable; (v) any obligation of any Issuer or Operating Lessee directly or indirectly guaranteeing any indebtedness or other obligation of any other Person in any manner; (vi) any payment obligations of any Issuer or Operating Lessee under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements (except with respect to the Interest Rate Cap Agreement or any replacement thereof, which obligations (other than replacements) each Issuer or Operating Lessee represents have been satisfied in full by a one-time payment made on or prior to the date hereof); or (vii) any contractual indemnity obligations of any Issuer or Operating Lessee other than as set forth in (A) the Property Management Agreements or (B) any other normal and customary agreements entered into in the ordinary course of business.

                  (i) Transfers.

                           (i) General Limitation. Unless such action is permitted by the subsequent provisions of this Section 6.1(i), is a Lease which complies with Section 5.1(s) or is a sale of a Property upon or after its release from the Lien of the Transaction Documents in accordance with Section 2.5 hereof (or is a sale of ownership interests in an Issuer or Operating Lessee after such release of the Property of such Issuer or Operating Lessee), Issuers and Operating Lessees will not, without the consent of a majority (by Outstanding Principal Amount) of the Noteholders and a Rating Confirmation with respect to the transfer or other matter in question, (A) sell, assign, convey, transfer or otherwise dispose of or encumber (except as otherwise provided herein or in connection with the Revolver Loan) legal, Beneficial or direct or indirect equitable interests in all or any part of any Property, any Issuer, any Operating Lessee or any SPE Member,
         (B) permit or suffer any owner, directly or indirectly, of a legal, Beneficial or equitable interest in any Property, any Issuer, any Operating Lessee or any SPE Member to transfer such interest, whether by transfer of stock or other legal, Beneficial or equitable interest in any of Issuer, Operating Lessee or SPE Member (except in connection with the Revolver Loan), (C) mortgage, hypothecate or otherwise encumber or grant a security interest in all or any part of the legal, Beneficial or equitable interests in all or any part of any Property, any Issuer, any Operating Lessee or any SPE Member (except in connection with the Revolver Loan), or (D) file a declaration of condominium with respect to any Property. Except as provided in this
         Section 6.1(i) Sponsor may not sell, assign, convey, transfer, mortgage, hypothecate, encumber or otherwise dispose of any legal, Beneficial or equitable interests held by Sponsor directly or indirectly in any Issuer or Operating Lessee.

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                           (ii) Sale of the Properties. In addition to any
         transfer of a Property after it has been released from the Lien of the Transaction Documents pursuant to the provisions of Sections 2.4.5 and
         2.5 (which transfers are permitted hereunder without restriction), Issuers and Operating Lessees shall have the one-time-right to sell, assign, convey or transfer (but not mortgage, hypothecate or otherwise encumber or grant a security interest in) legal or equitable title to all (but not fewer than all) of the Properties only if:

                                    (A) after giving effect to the proposed
                  transaction:

                                             (1) the Properties will be owned by
                           one or more Single Purpose Entities wholly owned by a Permitted Issuer Transferee, Pre-approved Transferee or such other entity (specifically approved in writing by both a majority (by Outstanding Principal Amount) of the Noteholders and each Rating Agency) which will be in compliance with the representations, warranties and covenants contained in Section 4.1(bb) hereof (as if such transferee shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the proposed transaction), and which shall have executed and delivered to Note Trustee an assumption agreement and such other agreements as Note Trustee may reasonably request (collectively, the "Assumption Agreement") in form and substance acceptable to Note Trustee, evidencing the proposed transferee's agreement to abide and be bound by all the terms, covenants and conditions set forth in this Indenture, the Notes, the Mortgages and the other Transaction Documents and all other outstanding obligations under the Notes, together with such legal opinions and title insurance endorsements as may be reasonably requested by Note Trustee;

                                             (2) one or more Acceptable Property
                           Managers with respect to each Property shall continue to act as Property Manager for that Property pursuant to the existing Property Management Agreements or Acceptable Property Management Agreements; and

                                             (3) no Event of Default shall have
                           occurred and be continuing;

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                                    (B) the Assumption Agreement shall state the
                  applicable transferee's agreement to abide by and be bound by the terms in the Notes (or such other promissory notes to be executed by the transferee, such other promissory note or notes to be on the same terms as the Notes), the Mortgage, this Indenture (or such other agreements to be executed by such transferee, which shall contain terms substantially identical to the terms hereof) and such other Transaction Documents (or other documents to be delivered by such transferee, which shall contain terms substantially identical to the terms of the applicable Transaction Documents) whenever arising, and Issuers, and/or such transferee shall deliver such legal opinions and title insurance endorsements as may reasonably be requested by Note Trustee;

                                    (C) upon execution of a contract for the
                  sale of the Properties and not less than thirty (30) days prior to the date of such sale, Issuers shall submit notice of such sale to Note Trustee. Issuers shall submit to Note Trustee, not less than ten (10) days prior to the date of such sale, the Assumption Agreement for the Properties subject to the proposed transfer for execution by Note Trustee. Such documents shall be in a form appropriate for the jurisdictions in which the Properties are located and shall be reasonably satisfactory to Note Trustee. In addition, Issuers shall provide all other documentation Note Trustee reasonably requires to be delivered by Issuers and Operating Lessees in connection with such assumption, together with an Officer's Certificate certifying that (i) the assumption to be effected will be effected in compliance with the terms of this Indenture and (ii) will not impair or otherwise adversely affect the validity or priority of the Lien of the Mortgages;

                                    (D) prior to any such transaction, the
                  proposed transferee shall deliver to Note Trustee an Officer's Certificate stating that either (x) such transferee is an employee pension plan or other retirement arrangement or account that is subject to Title I of ERISA or is a Plan and the obligations under this Indenture are not, and the exercise of rights under this Indenture will not, constitute a non-exempt prohibited transaction; or (y) the transferee is a "governmental plan" (as defined in Section 3(32) of ERISA), and the obligations under this Indenture, and the exercise of rights under this Indenture, do not and will not violate any applicable state statutes regulating investments by or fiduciary obligations with respect to governmental plans; or
                  (z) the proposed transferee is not an Employee Benefit Plan or a "governmental plan" or a Plan, and (i) such proposed transferee is not subject to state statutes regulating investments by or fiduciary obligations with respect to "governmental plans" and (ii) the underlying assets of the proposed transferee do not, for purposes of ERISA, constitute assets of the Employee Benefit Plans holding an equity interest in such proposed transferee;

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                                    (E) if the transfer is to an entity other
                  than a Pre-approved Transferee, a Rating Confirmation shall have been received in respect of such proposed transfer (or, if the proposed transfer shall occur prior to a Securitization, such transfer shall be subject to the consent of a majority (by Outstanding Principal Amount) of the Noteholders in their sole discretion); provided, however, notwithstanding the foregoing, each of Issuer and Operating Lessee hereby agrees that if such proposed transfer is to a Pre-approved Transferee and such transfer will occur subsequent to the Payment Date in July 2006, such transfer shall also require Issuer and/or Operating Lessee to deliver to Note Trustee a Rating Confirmation in respect of such transfer;

                                    (F) the terms of Section 6.1(i)(v) shall be
                  complied with and Issuer shall cause the transferee to deliver to Standard & Poor's and to any other Rating Agency Note Trustee requests its organizational documents solely for the purpose of Standard & Poor's and any other Rating Agency Note Trustee requests confirming that such organizational documents comply with the single purpose bankruptcy remote entity requirements set forth herein; and

                                    (G) Note Trustee and the Noteholders shall
                  have received the payment of, or reimbursement for, all reasonable costs and expenses incurred by Note Trustee (and any servicer in connection with a Securitization) in connection therewith (including, without limitation, reasonable attorneys' fees and disbursements).

                           (iii) Transfers of Interests in any Issuer and/or Operating Lessee. The holders of any direct or indirect interest in any Issuer and/or Operating Lessee shall have the one-time-right to simultaneously transfer (but not pledge, hypothecate or encumber) an identical portion of its equity interest in all Issuers and/or Operating Lessees to a Permitted Issuer Transferee without the consent of a majority (by Outstanding Principal Amount) of the Noteholders or a Rating Agency Confirmation if Section 6.1(i)(v) is complied with and, after giving effect to such transfer:

                                    (A) (i) the Properties will be directly
                  owned by one or more Single Purpose Entities in compliance with the representations, warranties and covenants in Section 4.1(bb) hereof (as if each Issuer and/or Operating Lessee shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the transfer), and which shall have executed and delivered to Note Trustee an assumption agreement in form and substance acceptable to Note Trustee, evidencing the continuing agreement of the Issuers and/or Operating Lessees to abide and be bound by all the terms, covenants and conditions set forth in this Indenture, the Notes, the Mortgage and the other Transaction Documents and all other outstanding obligations under the Notes, together with such legal opinions and title insurance endorsements as may be reasonably requested by Note Trustee;

                                    (B) one or more Acceptable Property Managers
                  with respect to each Property shall continue to act as Property Manager for that Property pursuant to the existing Property Management Agreements or Acceptable Property Management Agreements;

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

                                    (C) Sponsor or a Close Affiliate of Sponsor
                  owns directly or indirectly at least fifty-one percent (51%) of the equity interests in each of the Issuers and/or Operating Lessees and the Person that is the proposed transferee is not a Disqualified Transferee; provided that, after giving effect to any such transfer, in no event shall any Person other than Sponsor or a Close Affiliate of Sponsor exercise Management Control over the Issuers and/or Operating Lessees. In the event that Management Control shall be exercisable jointly by Sponsor or a Close Affiliate of Sponsor with any other Person or Persons, then Sponsor or such Close Affiliate shall be deemed to have Management Control only if Sponsor or such Close Affiliate retains the ultimate right as between the Sponsor or such Close Affiliate and the transferee to unilaterally make all material decisions with respect to the operation, management, financing and disposition of the Property subject to the rights and entitlements of the Property Managers;

                                    (D) if there has been a transfer of
                  forty-nine percent (49%) or more of the direct membership interests, stock or other direct equity ownership interests in any Issuer and/or Operating Lessee or a transfer of any portion of any SPE Member's interest in any Issuer and/or Operating Lessee, Issuers and/or Operating Lessees shall have first delivered to Note Trustee (and, after a Securitization, the Rating Agencies) an Officer's Certificate and legal opinion of the types described in clause 6.1(i)(v) below;

                                    (E) Issuer shall cause the transferee, if
                  Note Trustee so requests, to deliver to Standard & Poor's and to any other Rating Agency Note Trustee requests its organizational documents solely for the purpose of Standard & Poor's and such other Rating Agency Note Trustee requests confirming that such organizational documents comply with the single purpose bankruptcy remote entity requirements set forth herein; and

                                    (F) without limiting the generality of the
                  introductory phrase of this clause Section 6.1(i) , if there has been a transfer of any direct interest in the SPE Member, such transfer will require an Officer's Certificate and legal opinion of the types described in clause 6.1(i)(v) below.

                           (iv) Intentionally Omitted.

                           (v) Notice Required; Legal Opinions. Not less than five (5) Business Days prior to the closing of any transaction permitted under the provisions of this Section 6.1(i) (other than a transfer permitted pursuant to clause (vii) of this Section 6.1(i)), Issuers and/or Operating Lessees shall deliver or cause to be delivered to Note Trustee (A) an Officer's Certificate describing the proposed transaction and stating that such transaction is permitted hereunder and under the other Transaction Documents, together with any documents upon which such Officer's Certificate is based, and (B) a legal opinion of counsel to Issuers or the transferee selected by either of them (to the extent approved by a majority (by Outstanding Principal Amount) of the Noteholders and the Rating Agencies), in form and substance consistent with similar opinions then being required by the Rating Agencies and acceptable to the Rating Agencies, confirming, among other things, that the assets of each Issuer, and of its managing general partner or SPE Member, as applicable, will not be substantively consolidated with the assets of such owners or Controlling Persons of the applicable Issuer and/or Operating Lessee as Note Trustee or the Rating Agencies may specify, in the event of a bankruptcy or similar proceeding involving such owners or Controlling Persons.

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

                           (vi) Sale of Equipment. Notwithstanding the above provisions of this Section 6.1(i) and to the extent permitted to be carried out by the Property Managers without the consent of the applicable Issuer, Issuers may transfer or dispose of Equipment that is either being replaced or that is no longer necessary in connection with the operation of any Property free from the interest of Note Trustee under this Indenture or any other Transaction Document, provided that such transfer or disposal (when compared to the non-transfer or non-disposal of such Equipment) will not materially adversely affect the value of any Property, will not impair the utility thereof and (except where the same would not have a Material Adverse Effect), will not result in a reduction or abatement of, or right of offset against, the rentals or other amounts payable under any Lease or any Operating Agreement, in either case as a result thereof, provided that any new Equipment acquired by any Issuer (and not so disposed of) shall be subject to the interest of Note Trustee under this Indenture and the other Transaction Documents unless leased to Issuers (in which event, Note Trustee shall be made a collateral assignee of the applicable Issuer's interest in such lease (but, unless expressly subsequently assumed by Note Trustee, Note Trustee shall have no obligations under the applicable Issuer's interest therein)).

                           (vii) Notwithstanding any provision of this Indenture (including the other provisions of this Section 6.1(i) or the provisions of any other Transaction Document), there shall be no restriction or limitation in any respect to (and no Default or Event of Default shall result or arise from) the sale, assignment, conveyance, transfer, mortgage, hypothecation or other disposition of or encumbering of any direct or indirect legal, Beneficial or direct or indirect equitable interest in Sponsor or any Person owning a direct or indirect interest therein.

                  (j) Nonexempt ERISA Transactions. No Issuer and/or Operating Lessee shall engage in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, as such sections relate to any Issuer or Operating Lessee, or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Note Trustee of any of its rights under the Notes, this Indenture, any Mortgage or any other Transaction Document) to be a non-exempt prohibited transaction under ERISA.

                  (k) Misapplication of Funds. No Issuer or Operating Lessee shall distribute any Adjusted Operating Income from any Property or any Proceeds in violation of the provisions of this Indenture, fail to remit amounts to the Deposit Account, the Holding Account or any of the Reserve Accounts if and as required under this Indenture, or misappropriate any security deposits or portion thereof.

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                  (l) Assignment of Licenses and Permits. Except in connection with a transfer permitted under Section 2.5 or Section 6.1(i) hereof, no Issuer or Operating Lessee shall assign or transfer any of its interest in any Permits pertaining to any Property, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to any Property.

                  (m) Place of Business. No Issuer or Operating Lessee shall change its chief executive office or its principal place of business without giving Note Trustee at least thirty (30) days' prior written notice thereof and promptly providing Note Trustee such information as Note Trustee may reasonably request in connection therewith.

                  (n) Las Palmas Indebtedness. Except as set forth in the Marriott Side Letter, Las Palmas Issuer shall not amend, modify, supplement or change any of the terms of the documents relating to the Las Palmas Indebtedness without first obtaining the prior written consent of a majority (by Outstanding Principal Amount) of the Noteholders, which consent may be withheld by the Noteholders in their sole and absolute discretion.

                  (o) Intentionally Deleted.

                  (p) Ground Lease. Issuer shall not amend, modify, supplement, cancel or terminate the Ground Lease without first obtaining the prior written consent of a majority (by Outstanding Principal Amount) of the Noteholders, and any such action without such consent is void.

                  (q) Termination Payments. Issuer shall not pay (i) the Loews Termination Payment, (ii) the Personal Property Termination Payment and/or (iii) the Hilton Termination Payment unless such payments are contributed from Sponsor or made from funds disbursed to Issuer pursuant to Section 9.4.1(xii) hereof.

                                  ARTICLE VII

                      ALTERATIONS AND EXPANSIONS; LEASING
                      -----------------------------------

                  Section 7.1. Alterations and Expansions. No Issuer or Operating Lessee will perform or undertake or consent to the performance or undertaking of (including, without limitation, the approval of any budget with respect to a Property which includes) any Alteration or Expansion, except in accordance with the following terms and conditions:

                  (a) The Alteration or Expansion shall be undertaken in accordance with the applicable provisions of this Indenture, the other Transaction Documents, the Property Management Agreements, the Operating Agreements and the Leases, and all Legal Requirements.

                  (b) No Event of Default shall have occurred and be continuing or shall occur as a result of such action.

                  (c) A Material Alteration or Material Expansion, to the extent architects are customarily used for alterations or expansions of those types, but including any structural change to any of the Properties or the Improvements, shall be conducted under the supervision of an Independent Architect and shall not be undertaken until ten (10) Business Days after there shall have been filed with Note Trustee, for information purposes only and not for approval by Note Trustee, detailed plans and specifications and cost estimates therefor, prepared and approved in writing by such Independent Architect. Such plans and specifications may be revised at any time and from time to time, provided that revisions of such plans and specifications shall be filed with Note Trustee, for information purposes only.

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                  (d) The Alteration or Expansion may not in and of itself,
either during the Alteration or Expansion or upon completion, be reasonably expected to have a Material Adverse Effect with respect to a Property or adversely affect the annual Net Operating Income, taking into account the required escrows (or completion bond) provided under Section 7.1(h)(i) below; provided that if, as reasonably determined by the Note Trustee, such Alteration or Expansion would adversely affect the annual Net Operating Income, then in order to proceed with the Alteration or Expansion the Issuers shall deliver to Note Trustee Eligible Collateral in the total amount of the estimated reduction in Net Operating Income resulting from the Alteration or Expansion as additional security for the Debt. On each Payment Date during the period in which such Alteration or Expansion is being performed, Note Trustee shall release a portion of such Eligible Collateral to Issuer in an amount equal to the estimated reduction in the Net Operating Income resulting from the Alteration or Expansion for the month in which the Payment Date occurs. Any remaining Eligible Collateral shall be returned to Issuers after completion of the Alteration or Expansion if the reduction in Net Operating Income has been restored and no Event of Default has occurred and is continuing.

                  (e) All work done in connection with any Alteration or Expansion shall be performed with due diligence to Final Completion in a good and workmanlike manner, all materials used in connection with any Alteration or Expansion shall be not less than the standard of quality of the materials generally used at the applicable Property as of the date hereof (or, if greater, the then-current customary quality in the submarket in which such Property is located) and all work shall be performed and all materials used in accordance with all applicable Legal Requirements and Insurance Requirements.

                  (f) The cost of any Alteration or Expansion shall be promptly and fully paid for by Issuers, subject to the next succeeding sentence. No payment made prior to the Final Completion of an Alteration or Expansion or Restoration to any contractor, subcontractor, materialman, supplier, engineer, architect, project manager or other Person who renders services or furnishes materials in connection with such Alteration shall exceed ninety percent (90%) (other than with respect to FF&E for which Issuer may make payments in full prior to Final Completion if it has received delivery of such items and otherwise has complied with the terms of Section 9.2.16) of the aggregate value of the work performed by such Person from time to time and materials furnished and incorporated into the Improvements.

                  (g) All work performed in connection with the (i) cure of the Deferred Maintenance Conditions and (ii) remediation of the Environmental Conditions shall be performed in accordance with the terms and conditions set forth in clauses (a), (c), (e) and (f) of this Section 7.1. Subject to Section 7.1(f) above, from time to time as the cure or remediation of any particular Deferred Maintenance Condition or Environmental Condition progresses, Note Trustee shall, subject to and upon the satisfaction of the terms and conditions set forth in Section 9.2.2 herein, disburse to Issuers from the Deferred Maintenance and Environmental Conditions Reserve Account, amounts incurred by Issuers in connection with the cure or remediation of the Deferred Maintenance Condition or Environmental Condition in question.

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

                  (h) With respect to any Material Alteration or Material
Expansion:

                           (i) Issuers shall have delivered to Note Trustee Eligible Collateral in an amount equal to at least the total estimated remaining unpaid costs of such Material Alteration or Material Expansion which Eligible Collateral shall be held by Note Trustee as security for the Debt and released to the applicable Issuer as such work progresses in accordance with Section 7.1(h)(iii) hereof; provided, however, in the event that any Material Alteration or Material Expansion shall be made in conjunction with any Restoration with respect to which an Issuer shall be entitled to withdraw Proceeds pursuant to Section 8.1.2(b) hereof (including any Proceeds remaining after completion of such Restoration), the amount of the Eligible Collateral to be furnished pursuant hereto need not exceed the aggregate cost of such Restoration and such Material Alteration or Material Expansion (in either case, as estimated by the Independent Architect) less the sum of the amount of any Proceeds which any Issuer is entitled to withdraw pursuant to Section 8.1 hereof;

                           (ii) Prior to commencement of construction of such Material Alteration or Material Expansion, Issuers shall deliver to Note Trustee a schedule (with the concurrence of the Independent Architect) setting forth the projected stages of completion of such Alteration or Expansion and the corresponding amounts expected to be due and payable by or on behalf of Issuers in connection with such completion, such schedule to be updated quarterly by Issuers (and with the concurrence of the Independent Architect) during the performance of such Alteration or Expansion.

                           (iii) Any Eligible Collateral that an Issuer delivers to Note Trustee pursuant hereto (and the proceeds of any such Eligible Collateral) shall be invested (to the extent such Eligible Collateral can be invested) by Note Trustee in Permitted Investments for a period of time consistent with the date on which such Issuer notifies Note Trustee that such Issuer expects to request a release of such Eligible Collateral in accordance with the next succeeding sentence. From time to time as the Alteration or Expansion progresses, the amount of any Eligible Collateral so furnished may, upon the written request of any Issuer to Note Trustee, be withdrawn by Issuers and paid or otherwise applied by or returned to Issuers in an amount equal to the amount Issuers would be entitled to so withdraw if Section 8.1.2(e) hereof were applicable, and any Eligible Collateral so furnished which is a Credit Facility may be reduced by Issuers in an amount equal to the amount Issuers would be entitled to so reduce if Section 8.1.2(e) hereof were applicable, subject, in each case, to the satisfaction of the conditions precedent to withdrawal of funds or reduction of the Credit Facility set forth in Section 8.1.2(e) hereof, provided however that, notwithstanding the terms of Section 8.1.2(e), instead of reimbursing Issuers for amounts already paid in respect of such Alteration or Expansion, Eligible Collateral shall be disbursed to Issuer or, at Note Trustee's election, the applicable contractor upon presentation to Note Trustee of a draw request together with copies of invoices for the amounts to be withdrawn. In connection with the above-described quarterly update of the projected stages of completion of the Material Alteration or Material Expansion (as concurred with by an Independent Architect), Issuers shall increase (or be permitted to decrease, as applicable) the Eligible Collateral then deposited with Note Trustee as necessary to comply with Section 7.1(h)(i) hereof.

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                           (iv) At any time after Final Completion of such
         Alterations or Expansions, the whole balance of any Cash deposited with Note Trustee pursuant to Section 7.1(h) hereof then remaining on deposit may be withdrawn by Issuers and shall be paid by Note Trustee to Issuers, and any Eligible Collateral so deposited shall, to the extent it has not been called upon, reduced or theretofore released, be released by Note Trustee to Issuers, within ten (10) days after receipt by Note Trustee of an application for such withdrawal and/or release together with an Officer's Certificate, and as to the following clauses
         (A) and (B) of this clause also a certificate of the Independent Architect, setting forth in substance as follows:

                                    (A) that such Alteration(s) or Expansion(s)
                  has been completed in all material respects in accordance with any plans and specifications therefor previously filed with Note Trustee under Section 7.1(c) hereof;

                                    (B) that to the knowledge of the certifying
                  Person, (x) such Alteration(s) or Expansion(s) has been completed in compliance with all Legal Requirements, and (y) to the extent required for the legal use or occupancy of the portion of the Property affected by such Alteration(s) or Expansion(s), the applicable Issuer has obtained a temporary or permanent certificate of occupancy (or similar certificate) or, if no such certificate is required, a statement to that effect;

                                    (C) that to the knowledge of the certifying
                  Person, all amounts that an Issuer is or may become liable to pay in respect of such Alteration(s) or Expansion(s) through the date of the certification have been paid in full or adequately provided for and, to the extent that such are customary and reasonably obtainable by prudent property owners in the area where the applicable Property is located, that Lien waivers have been obtained from the general contractor and subcontractors performing such Alteration(s) or Expansion(s) or at its sole cost and expense, Issuers shall cause a nationally recognized title insurance company to deliver to Note Trustee an endorsement to the Qualified Title Policy, updating such policy and insuring over such Liens without further exceptions to such policy other than Permitted Encumbrances, or shall, at its sole cost and expense, cause a reputable title insurance company to deliver a lender's title insurance policy, in such form, in such amounts and with such endorsements as the Qualified Title Policy, which policy shall be dated the date of completion of the Material Alteration and shall contain no exceptions other than Permitted Encumbrances; provided, however, that if, for any reason, Issuers are unable to deliver the certification required by this clause (C) with respect to any costs or expenses relating to the Alteration(s) or Expansion(s), then, assuming Issuers are able to satisfy each of the other requirements set forth in clauses (A) and
                  (B) above, Issuers shall be entitled to the release of the difference between the whole balance of such Eligible Collateral and the total of all costs and expenses to which Issuers are unable to certify; and

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                                    (D) that to the knowledge of the certifying
                  Person, no Event of Default has occurred and is continuing.

                  Section 7.2. Leasing. Each Issuer shall observe the covenants set forth in Section 5.1(s) hereof.

                                  ARTICLE VIII

                           CASUALTY AND CONDEMNATION
                           -------------------------

                  Section 8.1. Insurance; Casualty and Condemnation.

                  (a) Issuers, at their sole cost and expense, for the mutual benefit of Issuers and Note Trustee, shall keep each Property insured and obtain and maintain policies of insurance insuring against loss or damage by standard perils included within the classification "All Risks of Physical Loss" including earthquake damage to the extent required by Section 8.1(b)(viii) hereof and political risk insurance to the extent required by Section 8.1(b)(xii). Such insurance (other than earthquake insurance and political risk insurance) (i) shall be in an aggregate amount equal to the then full replacement cost of each Property and the Equipment (without deduction for physical depreciation), or such lesser amounts approved by a majority (by Outstanding Principal Amount) of the Noteholders in their sole discretion (or after a Securitization, upon receipt of a Rating Confirmation), and (ii) shall have deductibles no greater than $100,000 (as escalated by the CPI Increase) (or, with respect to windstorm insurance, deductibles no greater than 5% of the full replacement cost of each Property, and, with respect to earthquake insurance, deductibles no greater than 5.0% of the full replacement cost of each Property). The policies of insurance carried in accordance with this paragraph shall be paid annually in advance and shall contain a "Replacement Cost Endorsement" with a waiver of depreciation.

                  (b) Issuers, at their sole cost and expense, for the mutual benefit of Issuers and Note Trustee, shall also obtain and maintain the following policies of insurance:

                           (i) Flood insurance if any part of any Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a "100 year flood plain" (an "Affected Property" and collectively the "Affected Properties") and (A) flood insurance is generally available at reasonable premiums and in such amount as generally required by institutional lenders for similar properties or (B) if not so available from a private carrier, from the federal government at commercially reasonable premiums to the extent available. In either case, the flood insurance shall be in an amount at least equal to the aggregate principal amount of the Notes outstanding from time to time or the maximum limit of coverage available with respect to the applicable Property under said program, whichever is less; provided, however, notwithstanding the foregoing, Issuers hereby agree to maintain at all times flood insurance in an amount equal to at least $[25,000,000] (per occurrence) for the Affected Properties;


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                           (ii) Commercial general liability insurance,
         including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of $1,000,000 with a $2,000,000 general aggregate for any policy year. In addition, at least $100,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for claims, including legal liability imposed upon Issuers and all related court costs and attorneys' fees and disbursements;

                           (iii) Rental loss and/or business interruption insurance in an amount sufficient to avoid any co-insurance penalty and equal to the greater of (A) the estimated gross revenues from the operation of the applicable Property (including (x) the total payable under the Leases and all Rents and (y) the total of all other amounts to be received by Issuers or third parties that are the legal obligation of the Tenants), net of non-recurring expenses, for a period of up to the next succeeding eighteen (18) months, or (B) the projected Operating Expenses (including debt service) for the maintenance and operation of the applicable Property for a period of up to the next succeeding eighteen (18) months as the same may be reduced or increased from time to time due to changes in such Operating Expenses. The amount of such insurance shall be increased from time to time as and when the Rents increase or the estimates of (or the actual) gross revenue, as may be applicable, increases or decreases to the extent Rents or the estimates of gross revenue decrease;

                           (iv) Insurance against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Properties;

                           (v) Worker's compensation insurance with respect to all employees of Issuers as and to the extent required by any Governmental Authority or Legal Requirement and employer's liability coverage of at least $2,000,000 which is scheduled to the excess and/or umbrella liability insurance as referenced in clause (ii) above;

                           (vi) During any period of repair or restoration, completed value (non-reporting) builder's "all risk" insurance in an amount equal to not less than the full insurable value of the applicable Property against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Note Trustee may request, in form and substance acceptable to Note Trustee;

                           (vii) Coverage to compensate for the cost of demolition and the increased cost of construction for the applicable Property;

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                           (viii) With respect to the Mexican Properties, the
         Marriott Las Palmas Property and the Property known as the Hilton Burbank Airport, Burbank, California and the Loews Santa Monica, Los Angeles, California, earthquake insurance in an amount equal to twice the probable maximum loss (as determined by Note Trustee in its sole discretion) of the applicable Property, provided that (A) any credit enhancement proposed to be provided by or on behalf of Issuers in connection with the deductible on such earthquake insurance shall be subject to the prior receipt of a Rating Confirmation, and (B) in the event that such earthquake insurance shall not be available for any reason, Issuers shall have the right, subject to a Rating Confirmation, to deliver to Note Trustee in lieu of such insurance coverage Eligible Collateral or a guarantee from an entity acceptable to Note Trustee (prior to a Securitization) and each of the Rating Agencies in such amount and in such form and substance as shall be approved by a majority (by Outstanding Principal Amount) of the Noteholders (prior to a Securitization) and each of the Rating Agencies in their sole discretion (provided that such Eligible Collateral or guarantee will not be required to exceed the amount of coverage that would have been required if earthquake insurance were still available under this Section (viii));

                           (ix) Windstorm insurance in an amount equal to the probable maximum loss (as determined by Note Trustee in its sole discretion) of the applicable Property provided, that any credit enhancement proposed to be provided by or on behalf of Issuers in connection with the deductible on such windstorm insurance shall be subject to the prior receipt of a Rating Confirmation;

                           (x) Law and ordinance insurance coverage in an amount no less than that set forth in the insurance policies covering the Properties as of the date hereof;

                           (xi) Provided that insurance coverage relating to the acts of terrorist groups or individuals is available at commercially reasonable rates, Issuer shall be required to carry terrorism insurance throughout the term of the Notes (including any extension terms) in an amount equal to $[________] (per occurrence) (the "Initial Terrorism Coverage Amount"). Note Trustee agrees that terrorism insurance coverage may be provided under a blanket policy that is acceptable to Note Trustee. Notwithstanding the foregoing, Issuer agrees at all times to maintain terrorism insurance coverage throughout the term of the Notes (including extension terms) in an amount not less than that which can be purchased for a sum equal to $[___________] (the "Maximum Premium Amount") in any single policy year, provided, that under no circumstance shall terrorism coverage in excess of the Initial Terrorism Coverage Amount (per occurrence) of coverage be required hereunder. However, from and after the date any Property is released from the lien of the Mortgage in accordance with the terms hereof, the amount of terrorism insurance coverage thereafter required hereunder shall be adjusted (in each case, a "Terrorism Adjustment") to be in an amount equal to the lesser of (x) $[_________] and (y) 150% of the greatest Allocated Outstanding Principal Amount (per occurrence) applicable to any Property that continues, from time to time to be secured by the Mortgage (the "Adjusted Terrorism Coverage Amount"), per occurrence. In the event of any Terrorism Adjustment, the parties hereby agree that the Maximum Premium Amount shall also be ratably reduced from time to time based on the ratio that the (1) then applicable Adjusted Terrorism Coverage Amount bears to (2) the Initial Terrorism Coverage Amount;


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                           (xii) Political risk insurance for the Mexican
         Properties in an amount equal to seventy-five (75%) percent of the combined Allocated Outstanding Principal Amounts applicable to the Mexican Properties; and

                           (xiii) Such other insurance as may from time to time be reasonably required by Note Trustee in order to protect its interests.

                  (c) All policies of insurance (the "Policies") required pursuant to this Section 8.1 shall be issued by companies approved by a majority (by Outstanding Principal Amount) of the Noteholders and licensed or authorized to do business in the state where the applicable Property is located. Further, unless otherwise approved by a majority (by Outstanding Principal Amount) of the Noteholders in their reasonable discretion (prior to a Securitization) and the Rating Agencies in writing, the issuer(s) of the Policies required under this
Section 8.1 shall have a claims paying ability rating of "AA-" or better by Standard & Poor's and "Aa2" or better by Moody's, except that the issuer(s) of the Policies required under Section 8.1(b)(viii) hereof shall have a claims paying ability rating of "A" or better by Standard & Poor's and "A2" or better by Moody's; provided, however, if the insurance provided hereunder is procured by a syndication of more then five (5) insurers then the foregoing requirements shall not be violated if at least (i) sixty percent (60%) of the coverage is with carriers having a claims paying ability rating of "AA-" or better by Standard & Poor's and "Aa2" or better by Moody's and (ii) each other carrier providing coverage has a claims paying ability rating of "BBB-" or better by Standard & Poor's and Fitch Ratings and "Baa3" or better by Moody's. The Policies (i) shall name Note Trustee (or an agent on Note Trustee's behalf) or, in the case of the Mexican Properties, Mexican Trustee and its successors and/or assigns as their interest may appear as an additional insured or as a loss payee (except that in the case of general liability insurance, Note Trustee (or an agent on Note Trustee's behalf) or, in the case of the Mexican Properties, Mexican Trustee shall be named an additional insured and not a loss payee); (ii) shall contain a Non-Contributory Standard Lender Clause and, except with respect to general liability insurance, a Lender's Loss Payable Endorsement, or their equivalents, naming Note Trustee or, in the case of the Mexican Properties, Mexican Trustee as the Person to which all payments made by such insurance company shall be paid; (iii) shall include effective waivers by the insurer of all claims for insurance premiums against all loss payees, additional insureds and named insureds (other than Issuers) and all rights of subrogation against any loss payee, additional insured or named insured; (iv) shall be assigned to Note Trustee or, in the case of the Mexican Properties, Mexican Trustee; (v) except as otherwise provided above, shall be subject to a deductible, if any, not greater in any material respect than the deductible for such coverage on the date hereof; (vi) shall contain such provisions as Note Trustee deems reasonably necessary or desirable to protect its interest, including endorsements providing that neither Issuers, Note Trustee nor any other party shall be a Contributor-insurer under said Policies and that no material modification, reduction, cancellation or termination in amount of, or material change (other than an increase) in, coverage of any of the Policies shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof or ten (10) days after receipt of such notice with respect to nonpayment of premium; (vii) shall permit Note Trustee to pay the premiums and continue any insurance upon failure of Issuers to pay premiums when due, upon the insolvency of Issuers or through foreclosure or other transfer of title to the applicable Property (it being understood that Issuers' rights to coverage under such policies may not be assignable without the consent of the insurer); and (viii) shall provide that any proceeds shall be payable to Note Trustee and that the insurance shall not be impaired or invalidated by virtue of (A) any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by any Issuer, Note Trustee or any other named insured, additional insured or loss payee, except for the willful misconduct of Note Trustee knowingly in violation of the conditions of such policy, (B) the occupation, use, operation or maintenance of the applicable Property for purposes more hazardous than permitted by the terms of the Policy, (C) any foreclosure or other proceeding or notice of sale relating to the applicable Property, or (D) any change in the possession of the applicable Property without a change in the identity of the holder of actual title to such Property (provided that with respect to items (C) and (D), any notice requirements of the applicable Policies are satisfied). Notwithstanding the foregoing, for purposes hereof, the Noteholders hereby approve the existing blanket insurance policy.


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                  (d) Insurance Premiums; Certificates of Insurance.

                           (i) Issuers shall pay the premiums for such Policies (the "Insurance Premiums" ) as the same become due and payable and shall furnish to Note Trustee the receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Note Trustee (provided, however, that Issuers are not required to furnish such evidence of payment to Note Trustee if such Insurance Premiums are to be paid by Note Trustee pursuant to the terms of this Indenture). Within thirty (30) days after request by Note Trustee, Issuers shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested in writing by Note Trustee or as may be requested in writing by the Rating Agencies, taking into consideration changes in liability laws, changes in prudent customs and practices, and the like. In the event Issuers satisfy the requirements under this Section 8.1 through the use of a Policy covering properties in addition to the Properties (a "Blanket Policy"), then (unless such policy is provided in substantially the same manner as it is as of the date hereof), Issuers shall provide evidence satisfactory to Note Trustee that the Insurance Premiums for the applicable Property or Properties are separately allocated under such Policy to the applicable Property or Properties and that payment of such allocated amount (A) shall maintain the effectiveness of such Policy as to such Property or Properties and (B) shall otherwise provide the same protection as would a separate policy that complies with the terms of this Indenture as to such Property or Properties, notwithstanding the failure of payment of any other portion of the insurance premiums. If no such allocation is available, Note Trustee shall have the right to increase the amount required to be deposited into the Tax and Insurance Escrow Account in an amount sufficient to purchase a non-blanket Policy covering the applicable Property or Properties from insurance companies which qualify under this Indenture.

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                           (ii) Issuers shall deliver to Note Trustee on or
         prior to the Closing Date certificates setting forth in reasonable detail the material terms (including any applicable notice requirements) of all Policies from the respective insurance companies (or their authorized agents) that issued the Policies, including that such Policies may not be canceled or modified in any material respect without thirty (30) days' prior notice to Note Trustee, or ten (10) days' notice with respect to nonpayment of premium. Issuers shall deliver to Note Trustee, concurrently with each change in any Policy, a certificate with respect to such changed Policy certified by the insurance company issuing that Policy, in substantially the same form and containing substantially the same information as the certificates required to be delivered by Issuers pursuant to the first sentence of this clause ------- (d)(ii) and stating that all premiums then due thereon have been paid to the applicable insurers and ------- that the same are in full force and effect (or if such certificate and/or other information described in clause (d)(ii) shall not be obtainable by Issuers, Issuers may deliver an Officer's -------------- Certificate to such effect in lieu thereof).

                  (e) Renewal and Replacement of Policies.

                           (i) Not less than fifteen (15) Business Days prior to the expiration, termination or cancellation of any Policy, Issuers shall renew such policy or obtain a replacement policy or policies (or a binding commitment for such replacement policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to Note Trustee a certificate in respect of such policy or policies (A) containing the same information as the certificates required to be delivered by Issuers pursuant to clause (d)(ii) above, or a copy of the binding commitment for such policy or policies and (B) confirming that such policy complies with all requirements hereof.

                           (ii) If Issuers do not furnish to Note Trustee the certificates as required under clause (e)(i) above, Note Trustee may procure, but shall not be obligated to procure, such replacement policy or policies and pay the Insurance Premiums therefor, and Issuers agree to reimburse Note Trustee for the cost of such Insurance Premiums promptly on demand.

                           (iii) Concurrently with the delivery of each replacement policy or a binding commitment for the same pursuant to this clause (e), Issuers shall deliver to Note Trustee a report or attestation from a ---------- duly licensed or authorized insurance broker or from the insurer, setting forth the particulars as to all insurance obtained by Issuers pursuant to this Section 8.1 and then in effect and stating ----------- that all Insurance Premiums then due thereon have been paid in full to the applicable insurers, that such insurance policies are in full force and effect and that, in the opinion of such insurance broker or insurer, such insurance otherwise complies with the requirements of this Section 8.1 (or ----------- if such report shall not be available after Issuers shall have used reasonable efforts to provide the same, Issuers will deliver to Note Trustee an Officer's Certificate containing the information to be provided in such report).

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                  (f) Separate Insurance. Issuers will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 8.1 unless such insurance complies with clause (c) above.

                  (g) Securitization. Following any Securitization, Issuers shall name any trustee, servicer or special servicer designated by Note Trustee as a loss payee, and any trustee, servicer and special servicer as additional insureds, with respect to any Policy for which Note Trustee is to be so named hereunder.

                  8.1.2 Casualty; Application of Proceeds.

                  (a) Right to Adjust.

                           (i) If any Property is damaged or destroyed, in whole or in part, by a Casualty, Issuers shall give prompt written notice thereof to Note Trustee, generally describing the nature and extent of such Casualty. Following the occurrence of a Casualty, Issuers, regardless of whether proceeds are available, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the affected Property to the extent practicable to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations.

                           (ii) Subject to clause (v) below, in the event of a Casualty where the loss does not exceed $500,000, Issuers may settle and adjust such claim; provided that such adjustment is carried out in a competent and timely manner. In such case, Issuers are hereby authorized to collect and receipt for Note Trustee any Proceeds.

                           (iii) Subject to clause (v) below, in the event of a Casualty where the loss exceeds $500,000, Issuers may settle and adjust such claim only with the consent of a majority (by Outstanding Principal Amount) of the Noteholders (which consent shall not be unreasonably withheld or delayed) and Note Trustee or its designee on behalf of the Noteholders shall have the opportunity to participate, at Issuers' cost, in any such adjustments.

                           (iv) The proceeds of any Policy shall be due and payable solely to Note Trustee or in the case of the Mexican Properties, to the Mexican Trustee and held and applied in accordance with the terms hereof (or, if mistakenly paid to any Issuer, shall be held in trust by such Issuer for the benefit of Note Trustee and shall be paid over to Note Trustee by such Issuer within one (1) Business Day of receipt).

                           (v) Notwithstanding the terms of clauses (ii) and
         (iii) above, Note Trustee shall have the sole authority to adjust any claim with respect to a Casualty and to collect all Proceeds if an Event of Default shall have occurred and is continuing.

                  (b) Right of the Issuers to Apply to Restoration. In the event of (i) a Casualty that does not constitute a Material Casualty, or (ii) a Condemnation that does not constitute a Material Condemnation, Note Trustee shall permit the application of the Proceeds (after reimbursement of any expenses incurred by Note Trustee) to reimburse Issuers for the cost of restoring, repairing, replacing or rebuilding or otherwise curing title defects at the applicable Property (the "Restoration"), in the manner required hereby, provided and on the condition that (1) no Event of Default shall have occurred and be then continuing and (2) in the reasonable judgment of Note Trustee:

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                           (i) the applicable Property can be restored to an
         economic unit not less valuable (taking into account the effect of the termination of any Leases or Material Agreements and the proceeds of any rental loss or business interruption insurance which any Issuer receives or is entitled to receive, in each case, due to such Casualty or Condemnation) and not less useful than the same was prior to the Casualty or Condemnation,

                           (ii) the applicable Property, after such Restoration and stabilization, will adequately secure the outstanding balance of the Notes,

                           (iii) the Restoration can be completed by the earliest to occur of:

                                    (A) the 180th day following the receipt of
                  the Proceeds (or if earlier, the 365th day after the Casualty or Condemnation, as applicable), or, with Rating Confirmation, such longer period as may reasonably be required;

                                    (B) the 180th day prior to the Maturity
                  Date, and

                                    (C) with respect to a Casualty, the
                  expiration of the payment period on the rental loss or business interruption insurance coverage in respect of such Casualty; and

                           (iv) after receiving reasonably satisfactory evidence to such effect, during the period of the Restoration, the sum of (A) income derived from the applicable Property, plus (B) proceeds of rental loss insurance or business interruption insurance, if any, payable together with such other monies as Issuers may irrevocably make available for the Restoration, will equal or exceed 105% of the sum of
         (1) Operating Expenses and (2) the Debt Service.

Notwithstanding the foregoing, if any of the conditions set forth in sub-clauses
(1) and (2) of the proviso in this clause (b) is not satisfied, then, unless Note Trustee shall otherwise elect, at its sole option, the Proceeds shall be applied in the following order of priority: (A) first, to prepay the principal of the Notes in an amount up to the Release Amount of the Property which suffered the Casualty or Condemnation; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the principal amount of the Debt so prepaid through the date which is the final day of the Interest Accrual Period in which such prepayment is made or, if prohibited by law, through the date of repayment plus Breakage Costs (including, if an Event of Default has occurred and is then continuing, interest owed at the Default Rate), and (2) all other sums then due and owing under the Transaction Documents; and (C) third, to reimburse Note Trustee for any fees and expenses of Note Trustee incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A), (B) and (C) of this sentence, Issuers shall be entitled to receive a release of the Lien of the Mortgage and the other Transaction Documents with respect to the affected Property in accordance with and subject to the terms of Section 2.5 hereof).

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                  (c) Material Casualty or Condemnation and Note Trustee's Right
to Apply. In the event of a Material Casualty or a Material Condemnation or any title claim or defect, then Note Trustee shall have the option to (i) apply the Proceeds hereof in the following order of priority: (A) first, to prepay the principal of the Notes in an amount up to the Release Amount of the Property which suffered the Casualty or Condemnation or title claim; (B) second, to pay the amount of (1) all accrued and unpaid interest in respect of the principal amount of the Debt so prepaid through the date which is the final day of the Interest Accrual Period in which such prepayment is made or, if prohibited by law, through the date of repayment plus Breakage Costs (including, if an Event of Default has occurred and is then continuing, interest owed at the Default
Rate), and (2) all other sums then due and owing under the Transaction
Documents; and (C) third, to reimburse Note Trustee for any fees and expenses of Note Trustee and the Noteholders incurred in connection therewith (it being agreed that, upon satisfaction in full of the entitlements under clauses (A),
(B) and (C) of this sentence, Issuers shall be entitled to receive a release of the Lien of the Mortgage and the other Transaction Documents with respect to the affected Property in accordance with and subject to the terms of Section 2.5 hereof), or (ii) make such Proceeds available to reimburse Issuers for the cost of any Restoration or curing of such title defect in the manner set forth below in Section 8.1.2(e) hereof; provided, however, that, if the applicable Property Management Agreement provides that the applicable Issuer is required to use the Proceeds to restore the Property in question and such Issuer does not have the right to terminate the applicable Property Management Agreement pursuant to the terms of the applicable Property Management Agreement as a result of such Casualty or Condemnation or otherwise, then Note Trustee shall be obligated to make such Proceeds available to such Issuer for the Restoration of such Property pursuant to clause (e) below. Notwithstanding anything to the contrary contained herein, in the event of a Material Casualty or a Material Condemnation or title defect, where the applicable Issuer cannot restore, repair, replace or rebuild the affected Property to be of at least equal value and of substantially the same character as prior to the Material Casualty or Material Condemnation or title defect because the affected Property is a legally non-conforming use or as a result of any other Legal Requirement, Issuer hereby agrees that Note Trustee may apply the Proceeds payable in connection therewith in accordance with clauses (A), (B), (C) and (D) above.

                  (d) Intentionally Omitted.

                  (e) Manner of Restoration and Reimbursement. If an Issuer is entitled pursuant to Section 8.1.2(b) or (c) above to reimbursement out of Proceeds (and the conditions specified therein shall have been satisfied), such Proceeds shall be disbursed on a monthly basis upon Note Trustee's being furnished with (i) such architect's certificates, waivers of lien, contractor's sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as a majority (by Outstanding Principal Amount) of the Noteholders may reasonably require and approve, and
(ii) all plans and specifications for such Restoration, such plans and specifications to be approved by a majority (by Outstanding Principal Amount) of the Noteholders prior to commencement of any work (such approval not to be unreasonably withheld or delayed). In addition, no payment made prior to the Final Completion of the Restoration shall exceed ninety percent (90%) of the aggregate value of the work performed from time to time; funds other than Proceeds shall be disbursed prior to disbursement of such Proceeds; and at all times, the undisbursed balance of such Proceeds remaining in the hands of Note Trustee, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Note Trustee by or on behalf of Issuers for that purpose, shall be at least sufficient in the reasonable judgment of Note Trustee to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Prior to any disbursement, Note Trustee shall have received evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration (such estimate to be made by Issuers' architect or contractor and approved by a majority (by Outstanding Principal Amount) of the Noteholders in their reasonable discretion), and Issuers shall have deposited with Note Trustee Eligible Collateral in an amount equal to the excess (if any) of such estimated cost of completion over the net Proceeds. Any surplus which may remain out of Proceeds received pursuant to a Casualty shall be paid to Issuers after payment of such costs of Restoration. Any surplus which may remain out of Proceeds received pursuant to a Condemnation shall be delivered to Note Trustee for deposit into the Deposit Account to be held and disbursed in accordance with the terms of this Indenture.

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                  8.1.3 Condemnation.

                  (a) Issuers shall promptly give Note Trustee written notice of the actual or threatened commencement of any Condemnation and shall deliver to Note Trustee copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Issuers, regardless of whether Proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with the terms hereof applicable to Alterations.

                  (b) Note Trustee is hereby irrevocably appointed as each Issuer's attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Proceeds in respect of a Condemnation and to make any compromise or settlement in connection with such Condemnation, subject to the provisions of this Section. Provided no Event of Default has occurred and is continuing, (x) in the event of a Condemnation where the loss does not exceed $250,000, Issuers may settle and compromise such Proceeds; provided that the same is effected in a competent and timely manner, and (y) in the event of a Condemnation, where the loss exceeds $250,000, Issuers may settle and compromise the Proceeds only with the consent of a majority (by Outstanding Principal Amount) of the Noteholders (which consent shall not be unreasonably withheld or delayed) and Note Trustee or its designee on behalf of the Noteholders shall have the opportunity to participate, at Issuers' cost, in any litigation and settlement discussions in respect thereof. Notwithstanding any Condemnation by any public or quasi-public authority (including any transfer made in lieu of or in anticipation of such a Condemnation), Issuers shall continue to pay the Debt at the time and in the manner provided for in the Notes, this Indenture and the other Transaction Documents, and the Debt shall not be reduced unless and until any Proceeds shall have been actually received and applied by Note Trustee to discharge the Debt, pay required interest and pay any other required amounts, in each case, pursuant to the terms of Sections 8.1.2(b) and (c) above. Note Trustee shall not be limited to the interest paid on the Proceeds by the condemning authority but shall be entitled to receive out of the Proceeds interest at the rate or rates provided in the Notes. Issuers shall cause any Proceeds that are payable to Issuers to be paid directly to Note Trustee to be held and applied in accordance with the terms hereof. With respect to a total or partial condemnation of the Mexican Properties, each Mexican Issuer agrees to deliver, at the request of the Note Trustee, a notarized power-of-attorney appointing Note Trustee as its attorney-in-fact for the purposes set forth in this paragraph (b). Condemnation proceeds received in respect of a condemnation of a Mexican Property will be initially received by the Mexican Trustee and forthwith delivered by Mexican Trustee to Note Trustee for application as provided herein.

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                                   ARTICLE IX

                             ACCOUNTS AND RESERVES
                             ---------------------

                  Section 9.1. Establishment and Maintenance of Cash Management Deposit Account.

                  (a) On or prior to the Closing Date, Issuers and Operating Lessees shall establish with Note Trustee, or if Note Trustee is not a depository institution or if Note Trustee shall otherwise elect, with one or more depository institutions selected by Note Trustee, a separate deposit account (the "Deposit Account") which has been established as a deposit account and a separate holding account (the "Holding Account") which has been established as a securities account. Both the Deposit Account and the Holding Account shall be in the name of and under the sole dominion and control of Note Trustee, subject only to Note Trustee's obligations hereunder to advance funds therefrom in accordance with this Indenture and the other Transaction Documents, and no Issuer or Operating Lessee shall have the authority or power to make withdrawals from either the Deposit Account or the Holding Account. Funds in either the Deposit Account or the Holding Account shall not be commingled with any other monies. Pursuant to the Deposit Account Agreement, Depositary Bank on a daily basis shall transfer all collected and available funds as determined by Depositary Bank's then current funds availability schedule received in the Deposit Account to the Holding Account. In recognition of Note Trustee's security interest in the funds deposited into the Deposit Account and the Holding Account, Issuer and Operating Lessee shall identify both the Deposit Account and the Holding Account with the name of Note Trustee, as secured party. The Deposit Account shall be named as follows: "Strategic Hotel Floating Rate Public Portfolio f/b/o LaSalle Bank National Association, as Note Trustee Deposit Account"). The Holding Account shall be named as follows: "Strategic Hotel Floating Rate Public Portfolio f/b/o LaSalle Bank National Association, as Note Trustee Holding Account"). Without limiting the foregoing, all deposits into either the Deposit Account or the Holding Account shall be applied and disbursed in accordance with the terms and provisions of Section 9.4 hereof and the Deposit Account Agreement.

                  (b) On or prior to the date the Interest Rate Cap Agreement is effective, Issuers shall notify the Counterparty to make all payments due to each Issuer under the Interest Rate Cap Agreement (and Issuers shall similarly notify the Counterparty under any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) payable directly to the Deposit Account (the form of such notice shall be subject to the approval of Note Trustee and, shall be irrevocable without the consent of a majority (by Outstanding Principal Amount), of the Noteholders until the Debt has been paid in full), and if the Deposit Account is changed, a comparable notice shall be sent to the Counterparty. If, notwithstanding the provisions of this Section 9.1(b), an Issuer receives any sums due under the Interest Rate Cap Agreement (or any Replacement Interest Rate Cap Agreement or Extension Interest Rate Cap Agreement) then the applicable Issuer (x) shall be deemed to hold such amounts in trust for Note Trustee and (y) shall deposit any such sums in the Deposit Account within one Business Day of receipt thereof.

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                  (c) On or prior to the date hereof, (x) Operating Lessees
shall notify each of the Property Managers to make all payments due to a Operating Lessee under the applicable Property Management Agreement and/or Operating Lease or otherwise payable directly to the Deposit Account or, in the case of the Mexican Properties, to the trust accounts maintained by the Mexican Trustee (the form of such notice shall be subject to the approval of Note Trustee and, shall be irrevocable without the consent of a majority (by Outstanding Principal Amount) of the Noteholders until the Debt has been paid in full, it being understood that the notice contained in the Agreements with Managers is hereby approved by the Noteholders), and (y) Issuers shall notify Operating Lessees to make all payments due to Issuers under the Operating Leases (but only to the extent amounts received under the Operating Lease were not paid from amounts received by the Operating Lessee pursuant to Sections 9.4.1 (xii),
9.2 or 9.3 hereof) directly into the Deposit Account or, in the case of the Mexican Properties, to the trust accounts maintained by the Mexican Trustee (the form of such notice shall be subject to the approval of Note Trustee and, shall be irrevocable without the consent of a majority (by Outstanding Principal Amount) of the Noteholders until the Debt has been paid in full, it being understood that the notice contained in the Agreements with Managers is hereby approved by Noteholders). If the Deposit Account is changed, a comparable notice shall be sent to each Property Manager and Operating Lessee. If, notwithstanding the provisions of this Section 9.1(c), an Issuer or Operating Lessee receives any sums due under a Property Management Agreement, Operating Lease (but only to the extent amounts received under the Operating Lease were not paid from amounts received by the Operating Lessee pursuant to Sections 9.4.1 (xii), 9.2 or 9.3 hereof) or other amount (including any "key" or similar funds paid by any Property Manager or Affiliate thereof to Issuer or Operating Lessee but excluding only any amounts payable to Issuers or any Affiliates in connection with the Marriott Litigation) otherwise payable to such Issuer or Operating Lessee (except for amounts payable to such Issuer or Operating Lessee pursuant to Sections 9.4.1(xii) or amounts otherwise permitted to be paid or distributed to or on behalf of Issuers or Operating Lessees under Section 9.2 or Section 9.3 hereof), then the applicable Issuer or Operating Lessee (x) shall be deemed to hold such amounts in trust for Note Trustee and (y) shall deposit any such sums in the Deposit Account within one Business Day of receipt thereof. Issuers or Operating Lessees agree to provide Note Trustee with written notice of any amounts reimbursed to Sponsor pursuant to this Section within ten (10) Business Days from the date of such reimbursement. If and to the extent Sponsor or any affiliate (other than an Issuer or an Operating Lessee) makes a capital expenditure with respect to a Property that is provided for in an Annual Budget, provided no Event of Default has occurred and is continuing, Issuer will be entitled to receive reimbursement from the applicable Property Manager from the FF&E reserve account established under the applicable Property Management Agreement.

                  Section 9.2. Reserve Accounts.

                  9.2.1 Establishment and Maintenance of Reserve Accounts. At the respective times set forth below in Sections (a) though (j) of this Section 9.2.1, Issuer and Operating Lessee shall establish with Note Trustee, or if Note Trustee is not a depository institution or if Note Trustee shall otherwise elect, a depository institution designated by Note Trustee, the following subaccounts of the Holding Account which shall be maintained on a ledger entry basis:

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                  (a) on or before the date hereof, an account (the "Deferred
Maintenance and Environmental Conditions Reserve Account") in the initial amount of the $502,250.00 for the payment of the cost of remediating the Deferred Maintenance Conditions and the Environmental Conditions; which shall be maintained in accordance with Sections 9.2.2 and 9.2.3 hereof;

                  (b) subsequent to the Closing Date, at any time after the occurrence of an Earthquake Reserve Event, an account (the "Earthquake Deductible Reserve Account") which shall be maintained in accordance with
Section 9.2.8 hereof;

                  (c) on or before the date hereof, an account (the "Liquidity Reserve Account") in an amount equal to $1,932,125, which shall be maintained in accordance with Section 9.2.19 hereof;

                  (d) subsequent to the Closing Date, an account (the "Deficiency Reserve Account"), which shall be maintained in accordance with
Section 9.2.11 hereof;

                  (e) on or before the Closing Date, an account (the "Incentive Management Fee Reserve Account"), which shall be maintained in accordance with
Section 9.2.13 hereof;

                  (f) on or before the date hereof, an account (the "Unfunded Obligations Account"), in an amount equal to $0, which shall be maintained in accordance with Section 9.2.14 hereof;

                  (g) on or before the date hereof, an account (the "Current Debt Service Reserve Account"), which shall be maintained in accordance with
Section 9.2.15 hereof;

                  (h) on or before the date hereof, an account (the "FF&E Reserve Account"), which shall be maintained in accordance with Section 9.2.16 hereof;

                  (i) on or before the date hereof, an account (the "Property Manager Reserve Account") in an amount equal to $0, which shall be maintained in accordance with Section 9.2.20 hereof; and

                  (j) on or before the date hereof, an account (the "Ground Rent Reserve Account"), in an amount equal to $0, which shall be maintained in accordance with Section 9.2.10 hereof.

                  In addition, Issuers shall establish the Tax and Insurance Escrow Account as provided in Section 9.3 below.

Each of the Deposit Account, the Holding Account, the Deferred Maintenance and Environmental Conditions Reserve Account, the FF&E Reserve Account, the Ground Rent Reserve Account, the Liquidity Reserve Account, the Deficiency Reserve Account, the Incentive Management Fee Reserve Account, the Unfunded Obligations Account, the Current Debt Service Reserve Account, the Earthquake Deductible Reserve Account, the Property Manager Reserve Account and the Tax and Insurance Escrow Account (except for the Deposit Account, each, a "Reserve Account" and collectively, the "Reserve Accounts") shall be in the name of and under the sole dominion and control of Note Trustee, subject only to Note Trustee's obligations hereunder to advance or otherwise disburse or apply funds therefrom in accordance with this Indenture, and no Issuer or Operating Lessee shall have the authority or power to make withdrawals from the Reserve Accounts. The amount required in each Reserve Account as of the Closing Date may, at Note Trustee's election, be deposited on Issuers' behalf by Note Trustee's funding said amount out of the Notes proceeds. Funds in each Reserve Account shall not be commingled with any other monies. Issuers shall pay the costs of establishing and maintaining any Reserve Account and shall pay the costs to maintain and shall maintain all Reserve Accounts throughout the term of the Notes.

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                  9.2.2 Periodic Disbursements from the Deferred Maintenance and
Environmental Conditions Reserve Account. Issuers shall have the right to obtain disbursements from time to time with respect to the Deferred Maintenance and Environmental Conditions Reserve Account, in accordance with Sections 7.1(g),
9.2.3 and 9.2.5, on the following terms and conditions:

                  (a) disbursements shall be made only to pay or to reimburse Issuers in respect of actual costs of the work, which costs were (i) approved by a majority (by Outstanding Principal Amount) of the Noteholders (such approval not to be unreasonably withheld or delayed), (ii) set forth on Schedule 1.1 or
Schedule 1.2, as the case may be, or (iii) made in accordance with Section 7.1 hereof;

                  (b) each request for disbursement from the Deferred Maintenance and Environmental Conditions Reserve Account shall be substantially in a form attached hereto as Exhibit A, shall specify the work for which the disbursement is requested and shall include an Officer's Certificate certifying that such funds will be applied to pay or reimburse for materials or work permitted hereunder and done in accordance herewith, and copies of invoices for all items or materials purchased and all contracted labor or services shall be provided;

                  (c) Note Trustee shall have received from Issuers evidence reasonably satisfactory to Note Trustee that Issuers have incurred such expenses and that the materials for which the request is made are on site at the applicable Property and are properly secured or have been installed in such Property, funds remaining in the Deferred Maintenance and Environmental Conditions Reserve Account are, in Note Trustee's reasonable judgment, sufficient to pay the balance of the items contemplated to be funded therefrom when required to be so paid, and Note Trustee shall receive any Lien waivers or other releases which would customarily be obtained with respect to the work in question;

                  (d) Note Trustee shall disburse from the Deferred Maintenance and Environmental Conditions Reserve Account, or authorize such disbursement, within five (5) Business Days after the receipt of Issuers' request for such disbursement and the satisfaction of the other conditions set forth above in this Section, but in no event more often than once in any 30-day period, the amount requested by Issuers for such expenses, provided, however, that the Issuers shall be permitted to make one additional disbursement request in any given 30-day period in an amount in excess of $250,000 and provided, further in no event shall the amount so disbursed exceed the amount set forth in Schedule
1.1 attached hereto for the remediation of the item in question.

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                  9.2.3 Final Disbursements from Deferred Maintenance and
Environmental Conditions Reserve Account and Unfunded Obligations Account upon Completion or Determination. Upon the completion of, as applicable, the remediation of all of the Deferred Maintenance Conditions and the Environmental Conditions or all of the Unfunded Obligations, in each case to the reasonable satisfaction of Note Trustee, Note Trustee shall disburse to Issuers from the Deferred Maintenance and Environmental Conditions Reserve Account (in the case of the completion of the remediation of all of the Deferred Maintenance Conditions and the Environmental Conditions) or the Unfunded Obligations Account (in the case of the completion of the remediation of all of the Unfunded Obligations) any amounts remaining therein. In addition, if Note Trustee shall determine in its discretion, reasonably exercised, and concurred in by a Rating Confirmation, that one or more Deferred Maintenance Conditions, Environmental Conditions or Unfunded Obligations do not in fact require remediation, then Note Trustee shall disburse from, as applicable, the Deferred Maintenance and Environmental Conditions Reserve Account or the Unfunded Obligations Reserve Account the amount reserved for such work (i.e., 125% of the originally estimated cost of such work).

                  9.2.4 Intentionally Omitted.

                  9.2.5 Release of Reserve Accounts upon Repayment. Notwithstanding anything to the contrary contained herein:

                  (a) Note Trustee shall pay to Issuers and Operating Lessees, on the date that the Debt shall be paid in full by Issuers, all amounts remaining in the Holding Account, the Reserve Accounts and the Deposit Account (or at the option, and written direction, of the Issuers and Operating Lessees, Note Trustee shall apply such amounts to the full payment of the Debt on such date).

                  (b) In the event of any prepayment of the Notes by the Issuers that is permitted or required under this Indenture (whether or not such prepayment is accompanied by the release of any Property), the Note Trustee shall, provided no Event of Default has occurred and is continuing, disburse to the Issuers and Operating Lessees funds from the Liquidity Reserve Account and Current Debt Service Reserve Account (or, at the option and written direction of Issuers, Note Trustee shall apply such amounts to such Prepayment and provide Issuers and Operating Lessees a credit against any amounts due in connection with such Prepayment), representing the same proportion of the total amount deposited in such accounts immediately prior to such disbursement as the amount of the Notes prepaid by the Issuers bears to the total Debt outstanding immediately prior to such Prepayment.

                  (c) In the event of any prepayment of the Notes by the Issuers that is permitted or required under this Indenture which prepayment includes a release of a Property pursuant to the provisions hereof, (i) the Note Trustee shall, provided no Event of Default has occurred and is continuing, disburse to the Issuers and Operating Lessees funds from each of the Reserve Accounts (and subaccounts thereof) (or, at the option and written direction of Issuers and Operating Lessees, Note Trustee shall apply such amounts to such Prepayment and provide Issuers a credit against any amounts due in connection with such Prepayment) which are allocable hereunder to the applicable Property, and (ii) thereafter, the on-going amounts which are required to be deposited into each of the Reserve Accounts (and subaccounts thereof) shall be reduced accordingly to reflect the release of such Property and such Prepayment.

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                  9.2.6 Obligations Unaffected. The insufficiency of any balance in any Reserve Account shall not relieve any Issuer from its obligation to fulfill all preservation and maintenance covenants in the Transaction Documents.

                  9.2.7 Intentionally Deleted.

                  9.2.8 Earthquake Deductible Reserve Account. (a) After the occurrence of an Earthquake Reserve Event, by no later than the Payment Date immediately following the occurrence of such Earthquake Reserve Event, and by no later than each Payment Date thereafter to the extent necessary, Issuers shall be required to make deposits or monies shall be transferred in accordance with
Section 9.4 hereof from the Holding Account into the Earthquake Deductible Reserve Account in an amount up to the applicable Earthquake Deductible Reserve Amount; provided, however, that if an Earthquake Event occurs within 10 Business Days prior to any Payment Date, Issuer shall make the required deposits within 10 Business Days after such Earthquake Event.

                  (b) Issuers and Operating Lessees shall have the right to obtain disbursements from the Earthquake Deductible Reserve Account within five
(5) Business days after Note Trustee's receipt of Issuers' or Operating Lessees' request for such disbursement; provided that (i) such request shall set forth Issuers' or Operating Lessees' good faith estimate of the amounts required to be disbursed in connection with the Restoration of the damaged Property (or Properties) together with reasonable evidence supporting such amounts and (ii) any amounts so disbursed by Note Trustee shall be applied by Issuers or Operating Lessees only to the Restoration of such Property (or Properties). Upon the completion of the Restoration of the Property (or Properties) subject to the Earthquake Reserve Event in question to Note Trustee's reasonable satisfaction, any amounts remaining on deposit in the Earthquake Deductible Reserve Account shall be disbursed to Issuers and Operating Lessees.

                  9.2.9 Funding of Certain Reserve Accounts. (a) Notwithstanding any other provisions in this Section 9.2 to the contrary, Issuers and Operating Lessees may satisfy the obligation to fund each or any of the Reserve Accounts (or subaccounts thereof) other than the Current Debt Service Reserve Account and the Ground Rent Reserve Account by delivering to Note Trustee, a Credit Facility pledged to Note Trustee permitting the drawing thereunder by Note Trustee upon presentation to the issuing bank of a notice from Note Trustee that it is entitled to draw on such Credit Facility pursuant to this Indenture and otherwise in form and substance acceptable to Note Trustee in the total amount of the sum required to be maintained in such Reserve Account (or any subaccount thereof), provided that, if the sum required to be maintained in such Reserve Account (or any subaccount thereof) should change, the Issuers or Operating Lessees as applicable shall immediately change the total amount of such Credit Facility to reflect the same. In addition, at any time subsequent to the Closing Date, Issuers and Operating Lessees may also satisfy the obligation to fund each or any of the Reserve Accounts (or subaccounts thereof) other than the Current Debt Service Reserve Account and the Ground Rent Reserve Account by delivering to Note Trustee a Credit Facility pledged to Note Trustee permitting the drawing thereunder by Note Trustee upon presentation to the issuing bank of a notice from Note Trustee that it is entitled to draw on such Credit Facility pursuant to this Indenture and otherwise in form and substance acceptable to Note Trustee in the total amount of the sum required to be maintained in each Reserve Account (or any subaccount thereof), provided that, if the sum required to be maintained in such Reserve Account (or any subaccount thereof) should change, the Issuers or Operating Lessees as applicable shall immediately change the total amount of such Credit Facility to reflect the same. Upon the issuance of a Credit Facility as described in the previous sentence, all funds on deposit in the applicable Reserve Account (or subaccount thereof) shall be released to Issuers and Operating Lessees.

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                  (b) Notwithstanding anything to the contrary contained herein, to the extent funds deposited in any Reserve Account have not been utilized during any Fiscal Year, such funds shall not be released to the Issuers and Operating Lessees and shall continue to remain in such Reserve Account, provided that, other than with respect to the FF&E Reserve Accounts, such remaining funds shall be credited against future amounts required to be deposited into such Reserve Account pursuant to the terms hereof.

                  9.2.10 Ground Rent Reserve Account. By no later than each Payment Date, Issuers shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Holding Account into the Ground Rent Reserve Account as follows:

                  (a) one-twelfth (1/12) of the Ground Rent that is payable by the Lincolnshire Issuer (if such amounts have not been paid, reserved or set aside for such purpose by the applicable Property Manager) that Note Trustee reasonably estimates (it being agreed that Issuer will promptly furnish to Note Trustee any information reasonably requested by Note Trustee to enable Note Trustee to calculate such estimate) will be payable during the twelve (12) months next ensuing after such Payment Date in order to accumulate with Note Trustee sufficient funds to pay all Ground Rent at least thirty (30) days prior to its respective past due dates;

                  (b) the Ground Rent Reserve Account shall be in the name of and under the sole dominion and control of Note Trustee, subject only to Note Trustee's obligations hereunder to advance funds therefrom in accordance with this Indenture, and no Issuer shall have the authority or power to make withdrawals from the Ground Rent Reserve Account. Funds in the Ground Rent Reserve Account shall not be commingled with any other monies. Issuers shall pay the costs of establishing and maintaining the Ground Rent Reserve Account. On the Closing Date, Issuers shall deposit to the Ground Rent Reserve Account an amount equal to $0;

                  (c) To the extent required to be paid by the Lincolnshire Issuer, Note Trustee will apply (or authorize the application of) amounts in the Ground Rent Reserve Account to either (x) pay Ground Rent required to be paid by the Lincolnshire Issuer under the Ground Lease (and so long as the Ground Rent Reserve Account shall have a balance at least equal to the then-payable Ground Rent, Issuers shall not be in default hereunder if Note Trustee shall have not so applied such balance to the payment of such Ground Rent, unless Note Trustee shall have not so applied such balance at the request of Issuers) or (y) to reimburse Issuers for such amounts (provided there is a sufficient amount on deposit in the Ground Rent Reserve Account to enable Note Trustee to make such reimbursement) upon presentation of evidence of payment and an Officer's Certificate in form and substance satisfactory to Note Trustee. In making any payment from or to the Ground Rent Reserve Account, Note Trustee may do so according to any bill, statement or estimate procured from Issuers and Operating Lessees and/or the Ground Lessor, without inquiry into the accuracy of such bill, statement or estimate so procured or into the validity of such bill, statement or estimate unless given written notice by Issuers of such inaccuracy, invalidity or other contest in each case in accordance with Section 5.1(b)(ii) hereof. If the amount in the Ground Rent Reserve Account shall exceed the amounts due for Ground Rent, Note Trustee shall, at its option, return any excess to Issuers and Operating Lessees or credit such excess against future payments to be made to the Ground Rent Reserve Account. If at any time Note Trustee determines that the amount in the Ground Rent Reserve Account is not or will not be sufficient to pay the items set forth in Sections 9.2.10(a) above, Note Trustee shall notify Issuers of such determination and Issuers shall increase its monthly payments to Note Trustee by the amount that Note Trustee estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Ground Rent. Issuer agrees to immediately provide Note Trustee with written notice of any failure of the applicable Property Manager to pay Ground Lessor any Ground Rent due under the Ground Lease.

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                  9.2.11 Deficiency Reserve Account. If at any time the Property
Manager with respect to (i) the Loews Santa Monica Property makes any payment pursuant to Section 8.2 of the currently existing Property Management Agreement for such Property, (ii) the Lincolnshire Property makes any payment pursuant to the third sentence of Section 3.02 of the currently existing Property Management Agreement for such Property (iii) the Four Seasons Mexico City Property makes any payment pursuant to Section 8.02 of the currently existing Property Management Agreement for such Property, (iv) the Four Seasons Punta Mita
Property makes any payment pursuant to Sections 8.02, 10.02 and 13.01 of the currently existing Property Management Agreement for such Property or (v) any Property Manager makes any payment on behalf of Issuer or Operating Lessee pursuant to any Property Management Agreement for such Property (any such payments, a "Deficiency Payment") on account of any working capital advance, shortfall or deficiency at any such Property or Properties, then, by no later than the Payment Date immediately following such payment or payments, and by no later than each Payment Date thereafter to the extent necessary, Issuers and Operating Lessees shall be required to make cash deposits into the Deficiency Reserve Account until such time as the aggregate amount on deposit in the Deficiency Reserve Account shall equal the sum of all such payments. Provided no Default shall have occurred and be continuing, Note Trustee shall disburse to Issuers and Operating Lessees from the Deficiency Reserve Account an amount equal to the sum of any amounts required to be paid and actually paid by the Issuers or Operating Lessees to the Property Manager for such Property under the currently existing Property Management Agreement for such Property.

                  9.2.12 Intentionally Omitted.

                  9.2.13 Incentive Management Fee Reserve Account. (a) The Incentive Management Fee Reserve Account shall consist of eight (8) sub-accounts (each, an "Incentive Fee Sub-Account"), one corresponding to each Property. The funds in each Incentive Fee Sub-Account shall not be commingled with any other monies.

                  (b) By no later than each Payment Date, the Issuers and Operating Lessees shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Holding Account into the Incentive Management Fee Reserve Account in an amount equal to the Aggregate Monthly Incentive Fee Reserve Amount, and such amount shall be allocated on each Payment Date to the Incentive Fee Reserve Sub-Accounts such that an amount equal to the Monthly Incentive Fee Reserve Amount for the corresponding Property shall be deposited into the respective Sub-Account.

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                  (c) Upon the request of Issuers or Operating Lessees, Note
Trustee will, within five (5) Business Days after the receipt of such request and the satisfaction of the other conditions set forth in this Section, cause disbursements to the respective Issuers or Operating Lessees from the applicable Incentive Fee Sub-Accounts to pay or to reimburse Issuers or Operating Lessees for actual costs incurred in connection with Incentive Fees at the applicable Property (to the extent such Incentive Fees are required under the applicable Property Management Agreement), provided that (A) Note Trustee has either received evidence of payment of Incentive Fees or received invoices evidencing that the Incentive Fees for which such disbursements are requested are due and payable, are in respect of Incentive Fees at the applicable Property, and have not been previously paid; (B) any amounts previously disbursed pursuant to this paragraph have been properly applied; and (C) Note Trustee has received an Officer's Certificate confirming that the conditions in the foregoing clauses
(A) and (B) have been satisfied and that the copies of invoices (to the extent required above) attached to such Officer's Certificate are true, complete and correct.

                  (d) The parties hereby expressly agree that, under no circumstance, shall funds in any Incentive Fee Sub-Account be used to fund expenses of any kind incurred at any Property other than the Property to which such Sub-Account corresponds.

                  9.2.14 Unfunded Obligations Account. Issuers shall have the right to obtain disbursements from time to time with respect to Unfunded Obligations on the following terms and conditions:

                  (a) disbursements shall be made only to pay or to reimburse Issuers in respect of actual costs incurred in connection with Unfunded Obligations set forth on Schedule H;

                  (b) each request for disbursement from the Unfunded Obligations Account shall be substantially in a form attached hereto as Exhibit A, shall specify the work for which the disbursement is requested and shall include an Officer's Certificate certifying that such funds will be applied to pay or reimburse the Issuers for materials or work relating to Unfunded Obligations Account permitted hereunder and done in accordance herewith which the Issuers are required to fund, and copies of invoices relating thereto shall be provided;

                  (c) Note Trustee shall have received from Issuers evidence reasonably satisfactory to Note Trustee that Issuers have incurred such expenses and that any materials relating to such request are on site at the applicable Property and are properly secured or have been installed in such Property, funds remaining in the Unfunded Obligations Account are, in Note Trustee's reasonable judgment, sufficient to pay the balance of the items contemplated to be funded therefrom when required to be so paid, and Note Trustee shall receive any Lien waivers or other releases which would customarily be obtained with respect to the work in question;

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                  (d) Note Trustee shall disburse from the Unfunded Obligations
Account, or authorize such disbursement, within five (5) Business Days after the receipt of Issuers' request for such disbursement and the satisfaction of the other conditions set forth above in this Section, but in no event more often than once in any 30-day period, the amount requested by Issuers for such expenses, provided, however, that the Issuers shall be permitted to make one additional disbursement request in any given 30-day period in an amount in excess of $250,000 and provided, further in no event shall the amount so disbursed exceed the amount set forth in Schedule H attached hereto for the funding of the item in question.

                  9.2.15 Current Debt Service Reserve Account. (a) By no later than each Payment Date, the Issuers shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Holding Account into the Current Debt Service Reserve Account in an amount equal to the sum of: (i) the amount necessary to pay any fees and expenses which will be due and payable as of such Payment Date to any trustee, fiscal agent, servicer and/or special servicer, including without limitations, any master servicing fees, special servicing fees and servicer advances ("Third Party Securitization Amount"); plus (ii) following any Securitization, the amount necessary to pay any costs which will be due and payable as of such Payment Date and which were incurred in connection with the ongoing rating surveillance being provided by the Rating Agencies in connection with such Securitization ("Rating Agency Securitization Amount"); plus (iii) (a) the amount of all scheduled or past due Debt Service, (b) all amounts paid on account of any prepayment of the Notes, including, without limitation, all Acceleration Prepayment Premiums, if any made by the Issuers pursuant to Section
2.4.3 hereof and (c) all Proceeds required to be paid to the Note Trustee pursuant to Sections 8.1.2 or 8.1.3 hereof (other than Proceeds to be applied to the restoration or repair of a related Property) (collectively, the "Debt Service Amount"); plus (iv) the amount of all interest, costs, expenses, fees and other amounts which will be due and payable under the Transaction Documents or incurred by Noteholders as of such Payment Date, other than Debt Service Amounts ("Cost and Expense Amount").

                  9.2.16 Disbursements from the FF&E Reserve Account. (a) The FF&E Reserve Account shall consist of eight (8) sub-accounts (such eight (8) sub-accounts, which shall each correspond to one Property, each being, a "FF&E Reserve Sub-Account"). The funds in each FF&E Reserve Sub-Account shall not be commingled with any other monies.

                           (i) By no later than each Payment Date, the Issuers and Operating Lessees shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Holding Account into the FF&E Reserve Account in an amount equal to the Aggregate Monthly FF&E Reserve Amount, and such amount shall be allocated on each Payment Date to the FF&E Reserve Sub-Accounts such that an amount equal to the Monthly FF&E Reserve Amount for the corresponding Property shall be deposited into the corresponding Sub-Account.

                           (ii) Upon the request of Issuers and Operating Lessees, Note Trustee will, within five (5) Business Days after the receipt of such request and the satisfaction of the other conditions set forth in this clause (ii), cause disbursements to Issuers and Operating Lessees from the applicable FF&E Reserve Sub-Account to pay or to reimburse Issuers and Operating Lessees for actual costs incurred in connection with capital expenditures relating to FF&E at the applicable Property (to the extent such expenditures are not prohibited hereunder and under the applicable Property Management Agreement), provided that (A) Note Trustee has received invoices evidencing that the costs for which such disbursements are requested are due and payable and are in respect of capital expenditures relating to FF&E at the applicable Property, (B) Issuers and Operating Lessees have applied any amounts previously received by them in accordance with this Section 9.2.16(a) for the expenses to which specific draws made hereunder relate and received any Lien waivers or other releases which would customarily be obtained with respect to the work in question, (C) the applicable Property Manager has theretofore disbursed for capital expenditures relating to FF&E at the applicable Property all amounts it originally reserved in the applicable Hotel Operating Account (or otherwise withheld from disbursement to the Operating Lessees) for such purpose pursuant to the related Property Management Agreement; and (D) Note Trustee has received an Officer's Certificate confirming that the conditions in the foregoing clauses (A) through (C) have been satisfied and that the copies of invoices and evidence of Lien waivers (to the extent required above) attached to such Officer's Certificate are true, complete and correct.

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                  9.2.17 Intentionally Deleted.

                  9.2.18 Intentionally Deleted.

                  9.2.19 Disbursements from the Liquidity Reserve Account. On the Closing Date, Issuers shall deposit to the Liquidity Reserve Account as additional collateral for the Notes an amount equal to $1,932,125 (the "Initial Liquidity Reserve Amount"). Subsequent to November 9, 2004, Note Trustee shall, until exhausted, release (or authorize the release of) 1/6 of the Initial Liquidity Reserve Amount to Issuers on a monthly basis if the Aggregate DSCR (tested for the most recent trailing twelve (12) month period based upon the most recent monthly financial information delivered by Issuers to Note Trustee pursuant to the terms of Section 5.1(j)(v) hereof) (which, for purposes hereof shall be calculated after deducting any amounts that have been deposited into the FF&E Reserve Account) exceeds Closing Date DSCR. From and after the occurrence and continuation of an Event of Default, Note Trustee shall have the right to apply any amounts then remaining in the Liquidity Reserve Account to repay the Debt or any other amounts due hereunder or under the other Transaction Documents in such order, manner and amount as Note Trustee shall determine in its sole discretion.

                  9.2.20 Disbursements from the Property Manager Reserve Account. Pursuant to and in accordance with the provisions of Section 9.4.1, if at any time (i) Operating Lessee or any Affiliate of Operating Lessee shall provide notice to the applicable Property Manager of its intention to terminate the Property Management Agreement for the Marriott Las Palmas Property (such Property Management Agreement, an "Affected Property Management Agreement") or
(ii) Operating Lessee has consented that it will agree to an assignment of an Affected Property Management Agreement by the then applicable Property Manager to a new Acceptable Property Manager which is not an Affiliate of such Property Manager (the effective date of any such termination or assignment, an "Affected Property Management Agreement Termination"), commencing twenty (20) Business Days prior to any such Affected Property Management Agreement Termination (such date, a "Management Agreement Trigger Event"), monies shall be transferred in accordance with Section 9.4.1 from the Holding Account into the Property
Manager Reserve Account established by Note Trustee, and retained by Note Trustee as additional security for the Debt and shall be applied or disbursed as hereinafter provided. At least twenty-five (25) Business Days prior to an Affected Property Management Agreement Termination, Operating Lessee agree to deliver to Note Trustee (i) written notice thereof and (ii) a copy of the applicable Management Agreement Termination Budget. From and after the occurrence and continuation of an Event of Default, Note Trustee shall have the right to apply any amounts then remaining in the Property Manager Reserve Account to repay the Debt or any other amounts due hereunder or under the other Transaction Documents in such order, manner and amount as Note Trustee shall determine in its sole discretion. Note Trustee shall make (or shall authorize) disbursements from the Property Manager Reserve Account to Issuers and Operating Lessees in an amount equal to the Applicable Property Manager Amount relating to the Property for which a Management Agreement Trigger Event has occurred (to the extent sufficient funds are on deposit in such account) within five (5) Business Days after Issuer or Operating Lessee delivers to Note Trustee an Officer's Certificate (i) attaching a duly signed and effective copy of an Acceptable Property Management Agreement with an Acceptable Property Manager for such Property entered into in accordance with the terms hereof and (ii) certifying that such disbursements shall be used to pay for the costs associated with Issuers and Operating Lessees entering into the new Acceptable Property Management Agreement and converting the applicable Property to a new acceptable brand. In addition, Note Trustee shall remit to Issuers and Operating Lessees excess funds remaining on deposit in the Property Manager Reserve Account within five (5) Business Days after Issuers and Operating Lessees deliver to Note Trustee an Officer's Certificate to the effect that all applicable conversion costs have been paid.


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                  Section 9.3. Tax and Insurance Escrow Account.

                  9.3.1 Establishment. On the Closing Date, Issuers and Operating Lessees shall establish and maintain with Note Trustee, or if Note Trustee is not a depository institution or if Note Trustee shall otherwise elect, with one or more depository institutions selected by Note Trustee, a separate account (the "Tax and Insurance Escrow Account") and, by no later than each Payment Date, Issuers and Operating Lessees shall deposit or monies shall be transferred in accordance with Section 9.4 hereof from the Holding Account into the Tax and Insurance Escrow Account:

                  (a) one-twelfth (1/12) of the Taxes and Other Charges that are payable by an Issuer or Operating Lessee (except to the extent that such amounts are paid, reserved or set aside for such purpose by the applicable Property Manager) (plus any deficiency in any amounts required to be deposited into a tax and insurance premiums reserve account each month by a Property Manager pursuant to the Agreements with Managers) that Note Trustee reasonably estimates will be payable during the twelve (12) months next ensuing after such Payment Date in order to accumulate with Note Trustee sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective past due dates, and

                  (b) at any time when the insurance required to be maintained pursuant to this Indenture is not provided under a Blanket Policy in accordance with Article VIII hereof and the premiums in respect of such Blanket Policy are not paid or caused to be paid at least 3 months before such premiums become due and payable, one-twelfth (1/12) of the Insurance Premiums that are paid by an Issuer or Operating Lessees (except to the extent that such amounts are paid, reserved or set aside for such purpose by the applicable Property Manager) pursuant to any Property Management Agreement or otherwise (plus any deficiency in any amounts required to be deposited into a tax and insurance premiums reserve account each month by a Property Manager pursuant to the Agreements with Managers) that Note Trustee estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Note Trustee sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies.

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                  The Tax and Insurance Escrow Account shall be in the name of and under the sole dominion and control of Note Trustee, subject only to Note Trustee's obligations hereunder to advance funds therefrom in accordance with this Indenture, and no Issuer or Operating Lessee shall have the authority or power to make withdrawals from the Tax and Insurance Escrow Account. Funds in the Tax and Insurance Escrow Account shall not be commingled with any other monies. Issuers shall pay the costs of establishing and maintaining the Tax and Insurance Escrow Account. On the Closing Date, Issuers and Operating Lessees shall deposit to the Tax and Insurance Escrow Account an amount (the "Initial Tax and Insurance Escrow Amount") equal to (i) the product of the next installment of Taxes and Other Charges that are payable by an Issuer or Operating Lessee (rather than the applicable Property Manager) times a fraction, the numerator of which is the number of months in the installment period for such Taxes and Other Charges elapsed as of the Closing Date (rounded up to the nearest integer) and the denominator of which is the number of months in such installment period, and (ii) the product of the next installment of Insurance Premiums that are payable by an Issuer or Operating Lessee (rather than the applicable Property Manager) times a fraction, the numerator of which is the number of months in the installment period for such premiums elapsed as of the Closing Date (rounded up to the nearest integer) and the denominator of which is the number of months in such installment period; provided that if Issuers and Operating Lessees have a Blanket Policy that covers properties in addition to the Properties, Note Trustee shall have the right to increase the amount required to be deposited into the Tax and Insurance Escrow Account in an amount sufficient to purchase a non-blanket Policy in accordance with the terms of
Section 8.1(d)(i) hereof.

                  9.3.2 Application Generally. To the extent required to be paid by an Issuer with respect to a Property, Note Trustee will apply amounts in the Tax and Insurance Escrow Account either: (x) to pay Taxes and Other Charges (excluding any Ground Rent) and Insurance Premiums required to be paid by Issuers or Operating Lessees hereunder (and so long as the Tax and Insurance Escrow Account shall have a balance at least equal to the then-payable Taxes, Other Charges and Insurance Premiums, Issuers shall not be in default hereunder if Note Trustee shall have not so applied such balance to the payment of such Taxes, Other Charges and Insurance Premiums, unless Note Trustee shall have not so applied such balance at the request of Issuers or Operating Lessees) or (y) to reimburse Issuers or Operating Lessees for such amounts upon presentation of evidence of payment and an Officer's Certificate in form and substance satisfactory to Note Trustee, subject, however, to Issuers' and Operating Lessees' right to contest Taxes and Other Charges in accordance with the terms hereof. In making any payment from or to the Tax and Insurance Escrow Account, Note Trustee may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes and Other Charges) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless given written notice by Issuers or Operating Lessees of such inaccuracy, invalidity or other contest, in each case in accordance with Section 5.1(b)(ii) hereof. If the amount in the Tax and Insurance Escrow Account shall exceed the amounts due for Taxes and Other Charges and Insurance Premiums, Note Trustee shall, at its option, return any excess to Issuers and Operating Lessees or credit such excess against future payments to be made to the Tax and Insurance Escrow Account. Provided no Event of Default has occurred and is continuing, Issuers and Operating Lessees shall have the right to have Note Trustee apply amounts deposited in the Tax and Insurance Escrow Account on account of Taxes and Other Charges toward the payment of such Taxes and Other Charges prior to their delinquent dates for the purpose of achieving a discount on such Taxes and Other Charges. If at any time Note Trustee determines that the amount in the Tax and Insurance Escrow Account is not or will not be sufficient to pay the items set forth in Sections 9.3.1(a) and 9.3.1(b) above, Note Trustee shall notify Issuers of such determination and Issuers and Operating Lessees shall increase their monthly payments to Note Trustee by the amount that Note Trustee estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and Other Changes and/or expiration of the Policies, as the case may be.

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

                  9.3.3 Tax and Insurance Sub-Account. (a) On the Closing Date, Issuers and Operating Lessees shall establish and maintain with Note Trustee, or, if Note Trustee is not a depository institution or if Note Trustee shall otherwise elect, with one or more depository institutions selected by Note Trustee, a separate sub-account of the Tax and Insurance Escrow Account (the "Tax and Insurance Sub-Account"). On the Closing Date, Note Trustee shall deposit into the Tax and Insurance Sub-Account an amount equal to $0 (the "Initial Tax and Insurance Sub-Account Amount")

                  (b) The parties hereby agree that, if, at any time, the aggregate Taxes, Other Charges and (at any time when insurance required hereunder is not provided under a Blanket Policy) Insurance Premiums estimated by Note Trustee to be payable by or on behalf of the Issuers and Operating Lessees in respect of the Properties during the ensuing twelve months increases over such aggregate as of the Closing Date, then, in the event of such an increase, by no later than the first Payment Date following such an increase, the Issuers and Operating Lessees shall deposit, or monies shall be transferred in accordance with Section 9.4 hereof from the Holding Account, into the Tax and Insurance Sub-Account, in an amount equal to the Tax and Insurance Incremental Amount at such time. The "Tax and Insurance Incremental Amount" at any time means the positive excess (if any) of (i) an amount equal to one-twelfth of the aggregate Taxes, Other Charges and (at any time when insurance required hereunder is not provided under a Blanket Policy) Insurance Premiums estimated by Note Trustee to be payable by or on behalf of the Issuers and Operating Lessees in respect of the Properties during the ensuing twelve months, over (ii) the amount then on deposit in the Tax and Insurance Sub-Account.

                  Section 9.4. Disbursements from the Deposit Account and the Holding Account; Issuers' Obligation to Fund Deposit Account.

                  9.4.1 Disbursements. On each Business Day the Depositary Bank shall transfer all collected and available funds in the Deposit Account to the Holding Account and on each Business Day (or as otherwise provided for in the Deposit Account Agreement), provided no Event of Default has occurred and is continuing, and subject to Section 9.4.2 hereof, Note Trustee shall transfer from the Holding Account (or authorize such transfer) in accordance with the terms of the Deposit Account Agreement, to the extent available therein, the following payments in accordance with the following priorities:

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                           (i) First, to the Tax and Insurance Escrow Account,
         payment of all amounts in the Holding Account until the amounts required to be deposited in the Tax and Insurance Escrow Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.3 hereof (other than Section 9.3.3(b)) have been so deposited;

                           (ii) Second, to the Tax and Insurance Sub-Account, payment of all amounts in the Holding Account until the Tax and Insurance Incremental Amount, if any, required to be deposited in the Tax and Insurance Sub-Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to
         Section 9.3.3(b) hereof have been so deposited;

                           (iii) Third, to the Ground Rent Reserve Account, payment of all amounts in the Holding Account until all amounts required to be deposited in the Ground Rent Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.10 hereof have been so deposited

                           (iv) Fourth, to the Current Debt Service Reserve Account, payment of all amounts in the Holding Account until the Third Party Securitization Amount and the Rating Agency Securitization Amount required to be deposited in the Current Debt Service Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.15 hereof have been so deposited;

                           (v) Fifth, to the Current Debt Service Reserve Account, payment of all amounts in the Holding Account until the Debt Service Amount required to be deposited in the Current Debt Service Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.15 hereof has been so deposited;

                           (vi) Sixth, after the occurrence of an Earthquake Reserve Event, payment of all amounts in the Holding Account until the amounts required to be deposited in the Earthquake Deductible Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.8 hereof have been so deposited.

                           (vii) Seventh, after the occurrence of a Deficiency Payment, payment of all amounts in the Holding Account until the amounts required to be deposited in the Deficiency Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.11 hereof have been so deposited;

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                           (viii) Eighth, to the Current Debt Service Reserve
         Account, payment of all amounts in the Holding Account until the Cost and Expense Amount required to be deposited in the Current Debt Service Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.15 hereof has been so deposited;

                           (ix) Ninth, to the FF&E Reserve Account, payment of all amounts in the Holding Account until the amounts required to be deposited in the FF&E Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to
         Section 9.2.16 hereof have been so deposited;

                           (x) Tenth, to the Incentive Management Fee Reserve Account, payment of all amounts in the Holding Account until the amounts required to be deposited in the Incentive Management Fee Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 9.2.13 hereof have been so deposited;

                           (xi) Eleventh, to the extent a Management Agreement Trigger Event has occurred, to the Property Manager Reserve Account, a sum equal to (i) if only one of the Affected Property Management Agreements has been terminated, the Applicable Property Manager Amount corresponding to such Property or (ii) if more than one of the Affected Property Management Agreements have been terminated, the sum of each Applicable Property Manager Amount corresponding to each applicable Property (the amount required to be transferred to the Property Reserve Account pursuant to foregoing clauses (i) and (ii) is referred to herein as the "Required Amount"), in each case until the amount on deposit in the Property Manager Reserve Account is equal to the Required Amount; and

                           (xii) Twelfth, if no monetary Default or Event of Default is then continuing to such accounts of Issuers and Operating Lessees, as Issuers and Operating Lessees may direct, all amounts remaining in the Holding Account.

                  9.4.2 Obligation to Fund; Deemed Payment. In the event that on any Payment Date the amount in the Holding Account shall be insufficient to make all of the transfers described in Sections 9.4.1(i) through and including (x) as applicable, Issuers shall deposit into the Deposit Account on such Payment Date the amount of such deficiency (without the need for any notice or demand from Note Trustee (but subject to the terms of the Deposit Account Agreement)), and if Issuers shall fail to make such deposit, the same shall be an Event of Default and, in addition to all other rights and remedies provided for hereunder, Note Trustee may disburse and apply the amounts in the Holding Account in such order as Note Trustee may determine. If on any Payment Date the amount in the Holding Account shall be sufficient to make all of the transfers described in Sections 9.4.1(i) through and including (x) as applicable, Issuers shall be deemed to have paid the Monthly Debt Service Payment Amount unless Note Trustee is legally constrained from transferring such amount as aforesaid by reason of any insolvency related to any Issuer or any other event.

                  Section 9.5. No Release if Event of Default Exists. Notwithstanding the terms hereof, in no event shall Note Trustee have any obligation to disburse funds from the Deposit Account, the Holding Account, the Tax and Insurance Escrow Account or any other Reserve Account for so long as an Event of Default shall have occurred and be continuing.

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                  Section 9.6. Grant of Security Interest; Rights upon Default.

                  (a) Each Issuer and Operating Lessee hereby pledges, assigns and grants a security interest to Note Trustee, as security for payment of all sums due in respect of the Notes and the performance of all other terms, conditions and covenants of this Indenture and any other Transaction Document on such Issuer's part to be paid and performed, in all of such Issuer's and Operating Lessee's right, title and interest in and to the Deposit Account, the Holding Account and each Reserve Account (including, without limitation, the Tax and Insurance Escrow Account), together with the deposits therein, including all interest earned thereon and Permitted Investments held therein. No Issuer or Operating Lessee shall, without obtaining the prior written consent of a majority (by Outstanding Principal Amount) of the Noteholders, further pledge, assign or grant any security interest in the Deposit Account, the Holding Account or any Reserve Account (including, without limitation, the Tax and Insurance Escrow Account), or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming Note Trustee as the secured party, to be filed with respect thereto.

                  (b) Upon the occurrence and continuation of an Event of Default, Note Trustee may apply amounts in the Deposit Account, the Holding Account and any Reserve Account (including the Tax and Insurance Escrow Account) (or any portion thereof) for any of the following purposes relating to the Notes or Issuers' or Operating Lessees' obligations hereunder or under any other Transaction Document, and in any order, as Note Trustee shall elect in its sole discretion: (i) Taxes and Other Charges; (ii) Insurance Premiums; (iii) interest on the unpaid principal balance of the Notes; (iv) amortization of the unpaid principal balance of the Notes; (v) completion of all work required to be performed hereunder; (vi) reimbursement of Note Trustee for all losses and expenses (including reasonable legal fees and disbursements) suffered or incurred by Note Trustee as a result of such Event of Default; (vii) the cost of any necessary or reasonable repair or replacement to any Property; (viii) payment of any amount expended in exercising rights and remedies available to Note Trustee at law or in equity or under this Indenture or under any of the other Transaction Documents; (ix) Operating Expenses; or (x) any other portion of the Debt.

                  Section 9.7. Note Trustee Not Responsible. Nothing in this
Article IX or elsewhere in the Transaction Documents shall make Note Trustee responsible for making or completing any work in respect of any Property, or obligate Note Trustee to demand from any Issuer additional sums to make or complete any work.

                  Section 9.8. Inspections; Undertaking of Work.

                  (a) Subject to the applicable Property Management Agreement, Issuers and Operating Lessees shall permit Note Trustee and Note Trustee's agents and representatives (including any servicer or special servicer in connection with a Securitization or Note Trustee's engineer, architect or inspector) to enter onto the applicable Property during normal business hours after reasonable notice (subject to the rights of Tenants under the Leases other than the Operating Leases) to inspect the progress of any work being performed by or on behalf of any Issuer or Operating Lessee, including any Alterations, and all materials being used in connection therewith, to examine all plans and shop drawings relating thereto and, upon the occurrence and during the continuance of an Event of Default, to undertake and complete any work required to be undertaken in accordance with the terms hereof. Issuers shall cause all contractors and subcontractors to cooperate with Note Trustee or Note Trustee's representatives or such other persons described above in connection with inspections described in this Section 9.8 or the undertaking or completion of work pursuant to this Section 9.8.

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

                  (b) Subject to the applicable Property Management Agreement, Note Trustee may inspect the applicable Property in connection with any work undertaken by or on behalf of any Issuer or Operating Lessee at such Property (subject to the limitations set forth in Section 9.8(a) above) prior to disbursing funds, from any Reserve Account or otherwise, for such work. Note Trustee, at Issuers' expense, may require that such inspection be conducted by an appropriate independent qualified professional selected by Note Trustee and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Note Trustee prior to the disbursement of any amounts therefor. Issuers shall pay a reasonable inspection fee for each inspection conducted by a third party.

                  (c) Issuers and Operating Lessees shall collaterally assign to Note Trustee, as additional security for the Notes, to the extent permitted, all rights and claims any Issuer or Operating Lessee may have against all Persons supplying labor or materials in connection with any Alterations; provided, however, Note Trustee may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

                  Section 9.9. Bankruptcy. Each Issuer, Operating Lessee and Note Trustee hereby acknowledge and agree that upon the filing of a bankruptcy petition by or against any Issuer or Operating Lessee under the Bankruptcy Code, the Reserve Accounts and the Adjusted Operating Income (whether then already in the Reserve Account, or then due or becoming due thereafter) shall be deemed not to be property of the applicable Issuer's or Operating Lessee's bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code or Title Third of the Ley de Concursos Mercantiles. In the event, however, that a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Reserve Accounts and the Adjusted Operating Income by each Issuer, Operating Lessee and Note Trustee, the Reserve Accounts and/or the Adjusted Operating Income do constitute property of the applicable Issuer's or Operating Lessee's bankruptcy estate, then each Issuer, Operating Lessee and Note Trustee hereby further acknowledge and agree that all such Adjusted Operating Income, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Note Trustee. Each Issuer and Operating Lessee acknowledges that Noteholders do not consent to any Issuer's or Operating Lessee's use of such cash collateral and that, in the event a majority (by Outstanding Principal Amount) of the Noteholders elects (in their sole discretion) to give such consent, such consent shall only be effective if given in writing signed by such majority of the Noteholders. Except as provided in the immediately preceding sentence, no Issuer or Operating Lessee shall have the right to use or apply or require the use or application of such cash collateral
(i) unless the applicable Issuer or Operating Lessee shall have received a court order authorizing the use of the same, and (ii) the applicable Issuer or Operating Lessee shall have provided such adequate protection to Note Trustee as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

                                      149
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                                  ARTICLE X

                                   DEFAULTS
                                   --------

                  Section 10.1. Events of Default. (a) Each of the following events shall constitute an event of default hereunder (each, an "Event of Default"):

                           (i) Payment. If any portion of the Debt is not paid when due (subject to the final sentence of Section 9.4.2 hereof);

                           (ii) Taxes and Other Charges. If any of the Taxes or Other Charges are not paid prior to the date when the same become delinquent, subject to Issuers' right to contest Taxes in accordance with Section 5.1(b)(ii) hereof and subject to Section 9.3.2(x) hereof;

                           (iii) Insurance Policies. (x) If the Policies are not kept in full force, or (y) if the Policies or insurance certificates or other evidence of insurance acceptable to Note Trustee are not delivered to Note Trustee within ten (10) days after written notice thereof from Note Trustee;

                           (iv) Transfers. If (A) any Issuer or Operating Lessee transfers or encumbers all or any portion of any Property, except as permitted herein, (B) any direct or indirect interest in any Issuer or Operating Lessee is transferred or assigned, other than, in each case, for Permitted Encumbrances or as is permitted in Section 6.1(i) hereof, or (C) Sponsor shall make any transfer in violation of Section 6.1(i) or otherwise violate the provisions of Section 6.1(i);

                           (v) Representations. If any representation or warranty made by any Issuer or any Operating Lessee herein or in any other Transaction Document shall be false in any material respect as of the date the representation or warranty was made and, with respect to any such false statement that is reasonably susceptible to cure and does not have a Material Adverse Effect with respect to any Property, the Liens intended to be created by the Transaction Documents thereon or any other collateral or the Single Purpose Entity structure of any Issuer is not cured within thirty (30) days after receipt by Issuer of notice thereof;

                           (vi) Inability to Pay Debts. If any Issuer or any Operating Lessee shall make an assignment for the benefit of creditors, or if any Issuer shall generally not be paying its debts as they become due or has admitted in writing its inability to pay its debts;

                           (vii) Bankruptcy. If a receiver, liquidator or trustee shall be appointed for any Issuer or Operating Lessee or if any Issuer or Operating Lessee shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, concurso mercantil reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Issuer or Operating Lessee, or if any proceeding for the dissolution or liquidation of any Issuer shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Issuer or Operating Lessee, upon the same not being discharged, stayed or dismissed within sixty (60) days;

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

                           (viii) Prohibited Assignment. If any Issuer or Operating Lessee attempts to assign its respective rights under this Indenture or under any other Transaction Document or any interest herein or therein in contravention of this Indenture or any of the Transaction Documents;

                           (ix) Breach of Covenant. If any Issuer or Operating Lessee breaches any of its negative covenants contained in Section 6.1 hereof or if any Issuer or Operating Lessee breaches any covenant contained in Section 4.1(bb) hereof and, if the same is susceptible of cure, the same is not cured within fifteen (15) days after written notice thereof from Note Trustee; provided that no cure of a breach of any covenant contained in Section 4.1(bb) hereof shall be effective unless Issuers cause to be delivered to Note Trustee an opinion as to non-consolidation in form and substance and from counsel reasonably satisfactory to Note Trustee, which opinion takes into account such breach;

                           (x) Default under Other Transaction Documents. If an Event of Default as defined or described in any of the other Transaction Documents occurs, or if any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Note Trustee to accelerate the maturity of all or any portion of the Debt in accordance with the terms of any such Transaction Document;

                           (xi) Failure to Deposit Reserve Payments. Subject to the final sentence of Section 9.4.2 hereof, if any Issuer shall be in default of its obligations to make deposits into the Tax and Insurance Escrow Account, or any of the other Reserve Accounts or in any other reserve or escrow account required hereunder; or

                           (xii) Covenant Defaults. If any Issuer or Operating Lessee shall continue to be in default under any of the other terms, covenants or conditions of this Indenture not specified in Sections (i) to (xi) above, for ten (10) days after notice to Issuers from Note Trustee, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Note Trustee in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and Issuers or Operating Lessees shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Issuers or Operating Lessees in the exercise of due diligence to cure such Default, but the aggregate cure period under this Section (xii) shall not exceed one hundred and twenty (120) days.

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

                           (xiii) Property Management Agreements; Material Agreements; Operating Leases. (a) If any Issuer shall be in default in any material respect under any Property Management Agreement, Operating Lease, or Material Agreements to which it is party, subject to any applicable cure periods set forth therein or (b) if any Property Management Agreement shall be terminated and an Acceptable Property Manager is no longer managing the Property pursuant to an Acceptable Property Management Agreement, unless, subject to Section 6.1(a), contemporaneously with such termination the applicable Issuer enters into an Acceptable Property Management Agreement with an Acceptable Property Manager.

                           (xiv) Ground Lease Default. If the Lincolnshire Issuer shall fail, beyond any applicable notice and grace period permitted to the Lincolnshire Issuer under the Ground Lease, to pay any rent, additional rent or other charge mentioned in or made payable pursuant to the Ground Lease when such rent, additional rent or other charge is due and payable (other than where the same is being contested in good faith in accordance with the terms of Section 5.1(b)(ii) hereof); or if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever.

                  (b) Upon the occurrence and during the continuation of an Event of Default and at any time thereafter, Note Trustee may, in addition to any other rights or remedies available to it pursuant to this Indenture or any other Transaction Document, or at law or in equity, take such action, without notice or demand, that Note Trustee deems advisable to protect and enforce its rights against any Issuer and in and to all or any part of a Property, including, without limitation, declaring the Debt to be immediately due and payable (provided, however, with respect to an Event of Default described in clause (vi), (vii) or (viii) above, the Debt and all other obligations of any Issuer hereunder and under the other Transaction Documents shall immediately and automatically become due and payable, without notice or demand, and each Issuer hereby expressly waives any such notice or demand, anything contained herein or in any other Transaction Document to the contrary notwithstanding), and Note Trustee may enforce or avail itself of any or all rights or remedies provided in the Transaction Documents against any Issuer and all or any portion of a Property, including all rights or remedies available at law or in equity.

                  (c) Upon the occurrence and during the continuation of any Event of Default, Note Trustee may, but without any obligation to do so and without notice to or demand on any Issuer and without releasing any Issuer from any obligation hereunder, take any action to cure such Event of Default. Note Trustee may enter upon any Property upon reasonable notice to Issuers for such purposes or appear in, defend, or bring any action or proceeding to protect their interests and the interests of Note Trustee in such Property or to foreclose the applicable Mortgage or collect the Debt. The costs and expenses incurred by Note Trustee in exercising rights under this paragraph (including reasonable attorneys' fees to the extent permitted by law), with interest at the Default Rate for the period after notice from the Note Trustee that such costs or expenses were incurred to the date of payment to Note Trustee, shall constitute a portion of the Debt, shall be secured by the Mortgages and the other Transaction Documents and shall be due and payable to Note Trustee upon demand therefor.

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

                  (d) Notwithstanding anything contained herein or in the other Transaction Documents, if an Event of Default is caused by a Default in respect of a Property (such as, without limitation, a Default arising from an inability to maintain a material license for the operation of a Property), then, provided
(i) Note Trustee shall have not accelerated the Notes, and (ii) the elimination of such Property from the collateral securing the Notes and from the ownership of Issuers would eliminate the condition or circumstance giving rise to the Event of Default, then Issuers may, after the expiration of the Lockout Period, by notice to Note Trustee, elect to prepay the Notes in the manner provided in (and subject to the requirements of) Section 2.4 in an amount equal to the Release Amount of such Property, so as to obtain the release thereof from the Lien of the applicable Mortgage pursuant to Section 2.5, together with accrued interest in respect of such amount through the end of the applicable Interest Accrual Period. Upon such prepayment and release, such Event of Default shall be deemed cured hereunder.

                  Section 10.2. Remedies. Upon the occurrence and during the continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Note Trustee against any Issuer under this Indenture or any of the other Transaction Documents executed and delivered by, or applicable to, any Issuer or at law (including, without limitation, an action for collection) or in equity may be exercised by Note Trustee at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Note Trustee shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents with respect to all or any portion of a Property. Any such actions taken by Note Trustee shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Note Trustee may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Note Trustee permitted by law, equity or contract or as set forth herein or in the other Transaction Documents. Without limiting the generality of the foregoing, each Issuer agrees that if an Event of Default is continuing (i) Note Trustee is not subject to any "one action" or "election of remedies" law or rule, and (ii) all liens and other rights, remedies or privileges provided to Note Trustee shall remain in full force and effect until Note Trustee has exhausted all of its remedies against each Property and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

                  Section 10.3. Remedies Cumulative. The rights, powers and remedies of Note Trustee under this Indenture shall be cumulative and not exclusive of any other right, power or remedy which Note Trustee may have against any Issuer pursuant to this Indenture or the other Transaction Documents, or existing at law or in equity or otherwise. Note Trustee's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Note Trustee may determine in Note Trustee's sole discretion. No delay or omission to exercise any remedy, right or power accruing upon the occurrence and during the continuation of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to an Issuer shall not be construed to be a waiver of any subsequent Default or Event of Default with respect to any Issuer or to impair any remedy, right or power consequent thereon.

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                                   ARTICLE XI

                              PROPERTY MANAGEMENT
                              -------------------

                  Section 11.1. Property Management.

                  (a) Each Issuer or Operating Lessee represents, warrants and covenants that each Property shall at all times be managed by an Acceptable Property Manager pursuant to an Acceptable Property Management Agreement.

                  (b) Notwithstanding any provision to the contrary contained herein or in the other Transaction Documents, except as provided in this Section 11.1(b), no Issuer or Operating Lessee may amend, modify, supplement, alter or waive any right under any Property Management Agreement without the receipt of a Rating Confirmation. Without the receipt of a Rating Confirmation, an Issuer or Operating Lessee shall be permitted to make any nonmaterial modification, change, supplement, alteration or amendment to any Property Management Agreement and to waive any nonmaterial rights thereunder, provided that no such modification, change, supplement, alteration, amendment or waiver shall affect the cash management procedures set forth in the Property Management Agreements or the Transaction Documents, decrease the cash flow of the applicable Property covered thereunder, adversely affect the marketability of the applicable Property covered thereunder, change the definitions of "default" or "event of default," change the definitions of "operating expense" or words of similar meaning to add additional items to such definitions, change the definitions of "owner's distribution" or "owner's equity" or "debt service amount" or words of similar meaning so as to reduce the payments due the related Issuer thereunder, change the timing of remittances to the related Issuer or Operating Lessee thereunder, increase or decrease reserve requirements, change the term of such Property Management Agreement or increase any Management Fees payable under such Property Management Agreement.

                  (c) An Issuer or Operating Lessee may enter into a new Property Management Agreement with an Acceptable Property Manager upon receipt of a Rating Confirmation with respect to such Property Management Agreement.

                  (d) Issuer and Operating Lessee hereby agrees that subject to the terms of the respective Property Management Agreement (as modified by any Agreement with Managers) or Acceptable Property Management Agreements, Note Trustee shall have the right to terminate and replace property managers subsequent to (i) an Event of Default under this Indenture and (ii) an acceleration of the Notes.

                  (e) The Noteholders by their acceptance of the Notes hereby agree that upon delivery by Issuers of amendments to the Management Agreements described in the Marriott Side Letter in a form and substance no less favorable to Issuers and the Noteholders than the applicable terms set forth on the term sheets attached hereto as Exhibit F (as determined by a majority (by Outstanding Principal Amount) of the Noteholders in their sole but reasonable discretion) and that are otherwise in a form and substance reasonably acceptable to a majority (by Outstanding Principal Amount) of the Noteholders, the Note Trustee on behalf of the Noteholders shall consent to Issuers entering into such amendments.

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                                   ARTICLE XII

                                  MISCELLANEOUS
                                  -------------

                  Section 12.1. Survival. This Indenture and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Note Trustee of the Notes and the execution and delivery to Note Trustee of the Notes, and shall continue in full force and effect so long as all or any of the Debt of Issuers is outstanding and unpaid. Whenever in this Indenture any Person is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such Person (provided that the foregoing shall not be deemed to permit any transfer of any ownership interest that is otherwise prohibited hereunder). All covenants, promises and agreements in this Indenture contained, by or on behalf of any Issuer, shall inure to the benefit of the respective legal representatives, successors and assigns of Note Trustee.

                  Section 12.2. Permitted Investments; Eligible Accounts; Eligible Institutions. Note Trustee shall invest any amounts to be held by Note Trustee in accordance with the terms of this Indenture or any other Transaction Document (other than amounts held in the Deposit Account, which may be an interest bearing account), pending the application of such amounts to the purposes herein or therein provided, in one of the Permitted Investments as directed by Issuers from time to time (provided no Event of Default has occurred and is continuing); or Note Trustee from time to time (if any Event of Default has occurred and is continuing). Note Trustee shall not be responsible for its inability to invest funds received after 1:30 p.m. New York City time, but shall invest such sums on the following Business Day. After application to the purposes for which any amounts invested pursuant to this Section 12.2 are held and so long as no Event of Default has occurred and is continuing hereunder, any investment income earned from such investments shall be paid to Issuers. All accounts maintained hereunder, including the Deposit Account, the Holding Account, the Tax and Insurance Escrow Account and the other Reserve Accounts, shall, at Note Trustee's election, be Eligible Accounts. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other instrument. Each Eligible Account (A) shall be a separate and identifiable account from all other funds held by the holding institution, (B) shall be established and maintained in the name of the Note Trustee (and subsequent to any Securitization, shall bear a designation clearly indicating that the funds deposited therein are held for the benefit of the holders of the Notes), (C) shall be under the sole dominion and control of Note Trustee, and should contain only funds held for its benefit. Following a rating downgrade, withdrawal, qualification or suspension of an Eligible Institution which maintains an Eligible Account each such Eligible Account must promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying Eligible Institution. The out-of-pocket costs reasonably incurred in establishing and maintaining any account or reserve held by Note Trustee pursuant to this Indenture or any other Transaction Document shall be borne by Issuers.

                  Section 12.3. Governing Law; Consent to Jurisdiction.

                  (a) THIS INDENTURE WAS NEGOTIATED IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS INDENTURE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH ISSUER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS INDENTURE AND THE NOTES, AND THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO ss. 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

                  (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST NOTE TRUSTEE OR ANY ISSUER ARISING OUT OF OR RELATING TO THIS INDENTURE SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, PURSUANT TO ss. 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND NOTE TRUSTEE AND EACH ISSUER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND NOTE TRUSTEE AND EACH ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. NOTE TRUSTEE AND EACH ISSUER HEREBY WAIVE THE JURISDICTION OF ANY OTHER COURTS THAT MAY CORRESPOND TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE. EACH ISSUER DOES HEREBY DESIGNATE AND APPOINT CORPORATION SERVICE COMPANY, WITH OFFICES AT 1133 AVENUE OF THE AMERICAS, SUITE 3100, NEW YORK, NEW YORK 10036, OR AT SUCH OTHER OFFICE IN NEW YORK, NEW YORK, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF ANY ISSUER MAILED OR DELIVERED TO ANY ISSUER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH ISSUER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH ISSUER (I) SHALL GIVE PROMPT NOTICE TO NOTE TRUSTEE OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

                  Section 12.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Indenture, or of the Notes, or of any other Transaction Document, nor consent to any departure by any Issuer therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on any Issuer, shall entitle an Issuer to any other or future notice or demand in the same, similar or other circumstances.

                  Section 12.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Note Trustee in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Notes or under any other Transaction Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Indenture, the Notes or any other Transaction Document, Note Trustee shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Indenture, the Notes or the other Transaction Documents, or to declare a default for failure to effect prompt payment of any such other amount.

                  Section 12.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Transaction Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

                           If to Note Trustee:

                                    LaSalle Bank National Association
                                    135 South LaSalle Street, Suite 1625
                                    Chicago, Illinois 60603

                                    With a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, New York 10036
                                    Attention: Harvey R. Uris, Esq.

                                    With a copy to:

                                   [SERVICER]
                                   [                           ]
                                   [                           ]
                                   [                           ]

                           If to any Issuer:

                                    c/o Strategic Hotel Funding, L.L.C.
                                    77 West Wacker, Suite 4600
                                    Chicago, Illinois  60601
                                    Attention: Chief Financial Officer and
                                    General Counsel

                           with a copy to:

                                    Sullivan & Cromwell LLP
                                    125 Broad Street
                                    New York, New York 10004
                                    Attention: Anthony J. Colletta, Esq.

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.

                  Section 12.7. Trial by Jury. NOTE TRUSTEE AND EACH ISSUER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, WHETHER IN CONTRACT OR IN TORT, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE TRANSACTION DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF NOTE TRUSTEE AND EACH ISSUER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. NOTE TRUSTEE AND EACH ISSUER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

                  Section 12.8. Headings. The Article and/or Section headings and the Table of Contents in this Indenture are included herein for convenience of reference only and shall not constitute a part of this Indenture for any other purpose.

                  Section 12.9. Severability. Wherever possible, each provision of this Indenture shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Indenture shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Indenture.

                  Section 12.10. Preferences. Subject to Article IX hereof, Note Trustee shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Issuers to any portion of the obligations of Issuers hereunder. To the extent any Issuer makes a payment or payments to Note Trustee, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Note Trustee.

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                  Section 12.11. Waiver of Notice. No Issuer shall be entitled to any notices of any nature whatsoever from Note Trustee except with respect to matters for which this Indenture or the other Transaction Documents specifically and expressly provide for the giving of notice by Note Trustee to Issuers and except with respect to matters for which Issuers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Issuer hereby expressly waives the right to receive any notice from Note Trustee with respect to any matter for which this Indenture or the other Transaction Documents do not specifically and expressly provide for the giving of notice by Note Trustee to Issuers.

                  Section 12.12. Remedies of Issuers. In the event that a claim or adjudication is made that Note Trustee or its agents, including any servicer or special servicer in connection with a Securitization, have acted unreasonably or unreasonably delayed (or refrained from), acting in any case where by law or under this Indenture or the other Transaction Documents, Note Trustee or such agent, as the case may be, has an obligation to act reasonably or promptly, each Issuer agrees that neither Note Trustee nor its agents, including any servicer and special servicer in connection with a Securitization, shall be liable for any monetary damages, and Issuers' sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment, except in any instance in which it has been finally determined that Note Trustee's action, delay or inaction has constituted gross negligence, fraud, willful misconduct or an illegal act. The parties hereto agree that any action or proceeding to determine whether Note Trustee has acted reasonably shall be determined by an action seeking declaratory judgment.

                  Section 12.13. Expenses; Indemnity.

                  (a) Each Issuer covenants and agrees to reimburse Note Trustee upon receipt of written notice from Note Trustee for all (i) Expenses; (ii) costs and expenses reasonably incurred by Note Trustee or the Noteholders in connection with (A) Issuers' ongoing performance of and compliance with Issuers' respective agreements and covenants contained in this Indenture and the other Transaction Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Indenture and the other Transaction Documents and any other documents or matters requested by any Issuer or by Note Trustee; (C) filing and recording fees and expenses, title insurance and reasonable fees and disbursements of counsel for providing to Note Trustee or the Noteholders all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Note Trustee pursuant to this Indenture and the other Transaction Documents; (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Issuers, this Indenture, the other Transaction Documents or any other security given for the Notes or the Properties; and (E) enforcing any obligations of or collecting any payments due from any Issuer under this Indenture, the other Transaction Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Indenture in the nature of a "work-out" or of any insolvency or bankruptcy proceedings; provided , however, that Issuers shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Note Trustee. Any costs and expenses due and payable to Note Trustee hereunder which are not paid by Issuers within thirty (30) days after demand may be paid from any amounts in the Holding Account, with notice thereof to Issuers. Notwithstanding the foregoing, except as provided in Article XIII herein, Issuer shall not be required to pay (and Note Trustee shall promptly reimburse Issuer for) any costs or expenses relating to the securitization, syndication or sale of participation interests in the Notes, other than Issuer's internal costs and expenses and the fees and disbursements of Issuer's counsel with the review of any documentation related to such transactions and the delivery of legal opinions (other than a 10(b)(5) opinion) in connection with any such securitization, syndication or sale or participation interests in the Notes, provided Issuer shall not be required to incur unreimbursed third party costs and expenses in excess of $10,000.

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                  (b) Issuers shall indemnify and hold harmless Note Trustee from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Note Trustee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Note Trustee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Note Trustee in any manner relating to or arising out of any breach by any Issuer of its obligations under, or any misrepresentation by any Issuer contained in, this Indenture or the other Transaction Documents; provided, however, no Issuer shall be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Note Trustee. Any costs and expenses due and payable to Note Trustee or the Noteholders hereunder which are not paid by Issuers within ten (10) days after demand may be paid from any amounts in the Holding Account, with notice thereof to Issuers.

                  Section 12.14. Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Indenture with the same effect as if set forth in the body hereof.

                  Section 12.15. Offsets, Counterclaims and Defenses. Any assignee of Note Trustee's interest in and to this Indenture, the Notes and the other Transaction Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which any Issuer may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by an Issuer in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by each Issuer.

                  Section 12.16. No Joint Venture or Partnership. Issuers and Note Trustee intend that the relationships created hereunder and under the other Transaction Documents be solely that of Issuer and Note Trustee. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Issuers and Note Trustee nor to grant Note Trustee any interest in the Properties other than that of mortgagee or lender.

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                  Section 12.17. Publicity. All news releases, publicity or
advertising by any Issuer or its Affiliates through any media intended to reach the general public which refers to the Transaction Documents or the financing evidenced by the Transaction Documents, to Note Trustee, the Notes purchaser, the servicer or the trustee in a Securitization shall be subject to the prior written approval of Note Trustee.

                  Section 12.18. Waiver of Marshalling of Assets. To the fullest extent Issuers may legally do so, each Issuer waives all rights to a marshalling of the assets of Issuers, Issuers' partners, if any, and others with interests in Issuers, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Note Trustee under the Transaction Documents to a sale of any one or more of the Properties for the collection of the related Debt without any prior or different resort for collection, of the right of Note Trustee or any deed of trust trustee to the payment of the related Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, each Issuer, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgage, any equitable right otherwise available to any Issuer which would require the separate sale of portions of a Property.

                  Section 12.19. Waiver of Counterclaim. Each Issuer hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Note Trustee or its agents, including any servicer and special servicer in connection with a Securitization.

                  Section 12.20. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Indenture and any of the other Transaction Documents, the provisions of this Indenture shall control. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Transaction Documents and that such Transaction Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

                  Section 12.21. Brokers and Financial Advisors. Each Issuer hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Indenture. Issuers hereby indemnify Note Trustee and hold Note Trustee harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of any Issuer in connection with the transactions contemplated herein. The provisions of this
Section 12.21 shall survive the expiration and termination of this Indenture and the repayment of the Debt.

                  Section 12.22. No Third Party Beneficiaries. This Indenture and the other Transaction Documents are solely for the benefit of Note Trustee, the Noteholders and the Issuers, and nothing contained in this Indenture or the other Transaction Documents shall be deemed to confer upon anyone other than Note Trustee, the Noteholders and Issuers any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Note Trustee to make the Notes hereunder are imposed solely and exclusively for the benefit of Note Trustee and the Noteholders, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Note Trustee will refuse to enter into this Indenture and the Noteholders will refuse to purchase the Notes in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Note Trustee if, in Note Trustee's sole discretion, Note Trustee deems it advisable or desirable to do so.

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                  Section 12.23. Prior Agreements. This Indenture and the other
Transaction Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between any Issuer and Note Trustee are superseded by the terms of this Indenture and the other Transaction Documents.

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

                  Section 12.24. Exculpation. Anything contained herein, in the Notes or in any other Transaction Document to the contrary notwithstanding (except as set forth in the balance of this Section or in the Environmental Indemnity), no recourse shall be had for the payment of the principal or interest on the Notes or for any other portion of the Debt hereunder or under the other Transaction Documents against (i) any Affiliate, parent company, trustee or advisor of any Issuer or owner of a direct or indirect Beneficial or equitable interest in an Issuer or Sponsor, any member in any Issuer, or any partner, shareholder or member therein (other than against Sponsor pursuant to the Sponsor Indemnity Agreement); (ii) any legal representative, heir, estate, successor or assign of any thereof; (iii) any corporation (or any officer, director, employee or shareholder thereof), individual or entity to which any ownership interest in any Issuer shall have been transferred; (iv) any purchaser of any asset of any Issuer; or (v) any other Person (except Issuers), for any deficiency or other sum owing with respect to the Notes or the Debt. It is understood that the Notes and the Debt (except as set forth in the balance of this Section 12.24 and in the Environmental Indemnity) may not be enforced against any Person described in clauses (i) through (v) above (other than against Sponsor pursuant to the Sponsor Indemnity Agreement as set forth in clause (i) above) and Note Trustee agrees not to sue or bring any legal action or proceeding against any such Person in such respect. Notwithstanding the foregoing, the foregoing shall not: (a) prevent recourse to the Issuers or the assets of any Issuer, or enforcement of the Mortgages or other instrument or document by which Issuers are bound pursuant to the Transaction Documents; (b) estop Note Trustee from instituting or prosecuting a legal action or proceeding or otherwise making a claim against Issuer as a result of any of the following or against the Person or Persons committing any of the following: (i) fraud or intentional misrepresentation by any Issuer or Operating Lessee in connection with the Notes, (ii) the misappropriation by any Issuer, Operating Lessee or any Affiliate of Issuer or Operating Lessee of any Proceeds (including, without limitation, any Rents and any security deposits), (iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, (iv) any transfer in violation of Section 6.1(i) or otherwise violate the provisions of such Section 6.1(i); (v) any loss, damage, cost or expense incurred by or on behalf of Note Trustee or the Noteholders by reason of all or any part of the Property, the Deposit Account, the Holding Account, the Reserve Accounts or the Rate Cap Agreement being encumbered by a Lien (other than pursuant to the Transaction Documents in favor of Note Trustee) in violation of the Transaction Documents, (vi) physical damage to any Property from intentional waste committed by any Issuer, Operating Lessee or any Affiliate of any Issuer or Operating Lessee, (vii) any loss, damage, cost or expense incurred by or on behalf of Note Trustee or the Noteholders by reason of the failure of any Issuer and/or any Operating Lessee to comply with any of the provisions of Article XIV hereof, (viii) any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Note Trustee, in the event (and arising out of such circumstances) that (x) any Issuer should raise any defense, counterclaim and/or allegation in any foreclosure action by Note Trustee relative to the Property, the Deposit Account, the Holding Account, the Reserve Accounts or assignment of any Issuer's rights to the Interest Rate Cap Agreement (including the right to receive any proceeds derived therefore) or any part thereof which is found by a court to have been raised by any Issuer or Operating Lessee in bad faith or to be wholly without basis in fact or law, or (y) an involuntary case is commenced against any Issuer or Operating Lessee under the Bankruptcy Code with the collusion of any Issuer or Operating Lessee, Sponsor or any of their Affiliates or (z) an order for relief is entered with respect to any Issuer or Operating Lessee under the Bankruptcy Code through the actions of any Issuer or Operating Lessee, Sponsor or any of their Affiliates, (ix) to the extent of the Existing Debt, any loss or damage actually incurred by Note Trustee or the Noteholders by reason of any previous assignment, transfer, encumbrance or satisfaction (in whole or in part) of any Existing Notes prior to the date hereof, (x) any loss, damage, cost or expense incurred by or on behalf of Note Trustee or the Noteholders (including, by (i) any successor and or assign of Note Trustee or (ii) any nominee, designee or purchaser of any portion of the Notes or Properties in connection with a foreclosure or deed in lieu of foreclosure transaction) by reason of the failure of any Issuer to (x) pay the, the Personal Property Termination Payment, the Hilton Termination Payment and/or the Loews Termination Payment when due in accordance with the terms of the Personal Property Lease, the Hilton Burbank Property Management Agreement or the Loews Santa Monica Property Management Agreement (as applicable) or (y) complete and pay for the work set forth on Exhibit A to the Sponsor Indemnity Agreement at the Properties; (xi) any loss, damage, cost or expense incurred by or on behalf of Note Trustee or the Noteholders, including any successor and or assign of Note Trustee, by reason of any U.S./Mexico Taxes being imposed by the United Mexican States, while the Notes are outstanding or on any accrued interest paid in connection with a foreclosure or delivery of a deed-in-lieu of foreclosure; or (xii) attorney's fees, costs and expenses incurred by Note Trustee or the Noteholders, their agents or any servicer of the Notes in connection with any successful suit by Note Trustee or the Noteholders to enforce the terms of the Transaction Documents; or (c) estop Note Trustee from enforcing its rights under the indemnity agreement being executed concurrently herewith by the Sponsor in favor of the Note Trustee, for losses caused by any of the foregoing items set forth in section (b) above. Issuer hereby agrees that notwithstanding any provision to the contrary herein or in any other Transaction Document, to the extent otherwise permitted by law, its obligations pursuant to clause (b)(x) of this Section shall survive the full repayment of the Notes and/or the passage of title to all or any portion of the Properties to Note Trustee.

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                  Notwithstanding the foregoing, (i) Note Trustee agrees that its sole recourse against any Operating Lessee for such Operating Lessee's obligations hereunder or under the other Transaction Documents shall be to the collateral owned by such Operating Lessee and pledged to Note Trustee pursuant to the terms of the Transaction Documents and (ii) the total liability of any Issuer under this Indenture, the Notes, the Mortgages or any of the other Transaction Documents shall not:

                           (i) at any time during the period from the Closing Date to a date one year and a day after the Closing Date exceed the sum of (A) the Allocated Outstanding Principal Amount for the Property or Properties as being owned by such Issuer plus (B) such Issuer's Net Worth on the date hereof, less (C) $1,000, and

                           (ii) at any time after the period referred to in clause (i) above exceed the sum of (A) the Allocated Outstanding Principal Amount for the Properties as being owned by such Issuer plus
         (B) the greater of such Issuer's Net Worth on the date hereof and such Issuer's Net Worth on the date such determination is being made (it being understood that for purposes of determining such Issuer's Net Worth on any date subsequent to the date that is one year and a day after the Closing Date, such Issuer's liabilities shall only include liabilities that are permitted under the terms of the Transaction Documents), less (C) $1,000.

                  For purposes of the foregoing, "Net Worth" of an Issuer shall mean the positive net worth of such Issuer, based on the sum of (x) the fair saleable value of its assets (determined after giving effect to distributions, if any, by such Issuer to such Issuer's partners, members or other equity investors, as applicable, of the proceeds of the Notes received by such Issuer on account of the issuance of the Notes and determined in accordance with applicable laws governing determinations of the insolvency of debtors), less (y) its liabilities (determined as in clause (x) above), including a portion of the Notes (as applicable) equal to the Allocated Outstanding Principal Amount for the Property or Properties identified on Schedule A as being owned by such Issuer, but excluding amounts payable under this Indenture, the Transaction Documents, the Notes, the Mortgages and any other Transaction Documents in excess of such Allocated Outstanding Principal Amount.

                  Section 12.25. Assignability. This Indenture and the Notes, and each Note Trustee's and the Noteholders' rights, remedies and privileges hereunder and the other Transaction Documents, shall be assignable by the Note Trustee and the Noteholders at any time and from time to time, in whole or in part, in such Note Trustee's discretion. In addition, the Noteholders may participate to one or more Persons all or any portion of its rights and obligations hereunder and the other Transaction Documents (including without limitation, all or a portion of the Notes) utilizing such documentation to evidence such participation and the parties' respective rights thereunder as Noteholder, in its sole discretion, shall elect. Each assignee pursuant to this Section may sell participations to one or more Persons (other than Issuer or any of its Affiliates) in or to all or a portion of its rights and obligations hereunder and the other Transaction Documents (including, without limitation, all or a portion of the Notes held by it); provided, however, that (i) such assignee's obligations hereunder and the other Transaction Documents shall remain unchanged, (ii) such assignee shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such assignee shall remain the holder of any such Notes for all purposes of hereunder and the other Transaction Documents, and (iv) Issuer, Note Trustee and the assignees pursuant to this Section shall continue to deal solely and directly with such assignee in connection with such assignee's rights and obligations hereunder and the other Transaction Documents. In the event that more than one
(1) party comprises the Note Trustee or Noteholders, the Note Trustee or the Noteholders, as applicable, shall designate one party to act on the behalf of all parties comprising the Noteholders in providing approvals and all other necessary consents under the Transaction Documents and on whose statements Issuer may rely. Prior to the transfer of any interest in the Notes to any Person, such Person shall be required by the transferor of such interest to deliver to such transferor a certificate executed by an authorized signatory for such Person making a representation that such transfer will not result in a prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code for which no exemption is available. Except as expressly set forth in Section 6.1(i)(ii), no Issuer may sell, assign or transfer any interest in the Transaction Documents or any portion thereof (including, without limitation, any Issuer's rights, title, interests, remedies, powers and duties hereunder and thereunder).

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                  Section 12.26. Exculpation of Note Trustee. Note Trustee
neither undertakes nor assumes any responsibility or duty to any Issuer or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform any Issuer or any third party of (a) the existence, quality, adequacy or suitability of appraisals of any Property or any other collateral, (b) any environmental report, or (c) any other matters or items, including, but not limited to, engineering, soils and seismic reports which are contemplated in the Transaction Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Note Trustee or the Noteholders, is solely for the purpose of protecting Note Trustee's rights under the Transaction Documents, and shall not render Note Trustee liable to any Issuer or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

                  Section 12.27. Contribution Among Issuers.

                  (a) Contribution. To provide for just and equitable contribution among Issuers, if any payment is made by an Issuer (a "Funding Issuer") hereunder or under the Notes or any other Transaction Document in respect of the Obligations such Funding Issuer shall be entitled to a contribution from other Issuers for all payments, damages and expenses incurred by such Funding Issuer under or in connection with such Obligations, such contributions to be made in the manner and to the extent set forth below. Any amount payable as a contribution under this Indenture shall be determined as of the date on which the related payment is made by a Funding Issuer.

                  (b) Calculation of Contributions. Each Issuer shall be liable for contribution to each Funding Issuer in respect of all payments, damages and expenses incurred by such Funding Issuer hereunder or under the Notes or any other Transaction Document in an aggregate amount, subject to Section 12.27(c) below, equal to (i) the ratio of (x) the Property Worth of the Property owned by such Issuer to (y) the Property Worth of the Properties owned by all Issuers, multiplied by (ii) the aggregate amount of such payments, damages and expenses incurred by such Funding Issuer under or in connection with the Obligations.

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                  (c) Rights to Contribution Subordinated. Each Issuer agrees that all of its rights to receive contribution under this Section 12.27 (whether for payments, damages, expenses or otherwise) and all of its rights, if any, to be subrogated to any of the rights of Note Trustee and the Noteholders shall be subordinated in right of payment (in liquidation or otherwise) to the prior payment in full in cash of all of the obligations of the Issuers in respect of the Debt (whether for principal, interest, premium or otherwise). If any amount shall at any time be paid to an Issuer on account of such rights of contribution or subrogation, or in contravention of the provisions of this Section 12.27(c) at any time, such amount shall be held in trust, segregated from the other assets of such Issuer, for the benefit of the Note Trustee and shall promptly be paid to the Note Trustee. The foregoing shall constitute a continuing offer to, and agreement with, all persons that from time to time may become holders of, or continue to hold, obligations under this Indenture, and the provisions of the foregoing sentence are made for the benefit of such holders and such holders, as third party beneficiaries hereunder, are entitled to enforce such provisions.

                  Section 12.28. Joint and Several Obligations.

                  (a) Notwithstanding anything to the contrary set forth in this Indenture or any of the other Transaction Documents, the obligations of the Issuers hereunder shall be joint and several (as to the Mexican Issuers, their obligations hereunder are considered to be Obligaciones Solidarios for purposes of articles 1987 and 1988 of the Federal Civil Code of Mexico).

                  (b) Each Issuer's obligations hereunder shall remain outstanding until all Debt has been paid in full.

                  (c) No payment or payments with respect to the obligations of any Issuer hereunder made by any other Issuer or any other Person or received or collected by the Note Trustee from such other Issuer or such other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Debt or any release of security hereunder shall be deemed to modify, reduce, release or otherwise affect the primary liability of such Issuer in respect thereof.

                  (d) If any amount shall at any time be paid to an Issuer on account of such rights of contribution or subrogation, in contravention of the provisions of this Section 12.28 at any time, such amount shall be held in trust, segregated from the other assets of such Issuer, for the benefit of the Note Trustee and shall promptly be paid to the Note Trustee.

                  Section 12.29. Note Trustee's Rights. The rights of "Note Trustee" under this Indenture with respect to any time shall mean the rights of each and every Note Trustee at such time.

                  Section 12.30. Acts of Noteholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agents duly appointed in writing; and except as herein otherwise expressly provided such action shall become effective when such instrument or instruments are delivered to the Note Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied herein and evidenced thereby) are herein sometimes referred to as the "Act" of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 15.1) conclusive in favor of the Note Trustee and the Issuer, if made in the manner provided in this Section 12.30.

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                  (b) The ownership of the Notes shall be proved by the
Register.

                  (c) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Note Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

                                  ARTICLE XIII

                                SERVICE PROVIDERS
                                -----------------

                  Section 13.1. Retention of Servicer, Securitization Note Trustee. Note Trustee reserves the right to retain a servicer (as well as a special servicer) prior to or in connection with any Securitization to act as its agent with respect to the Notes and the Transaction Documents with such powers as are specifically delegated to the servicer (or such special servicer) by Note Trustee, whether pursuant to this Indenture, a servicing agreement, the Deposit Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto. Issuers shall be responsible for the payment of such servicer's fees and expenses for servicing, master servicing or subservicing, including, without limitation, any fee or expense for any special servicing Note Trustee reasonably deems to be required and any fees and expenses of such servicer, including, without limitation, in connection with a release of any Property, satisfaction of any Mortgage, assumption of the Notes, modification of the Notes made at Issuers' request, any requests by Issuers for waivers or consents, protective advances, and the enforcement of the Transaction Documents. Issuers shall have the right to rely on any notices given by any servicer with the same force and affect as if Note Trustee had given such notices. In addition, in connection with a Securitization, Note Trustee reserves the right to retain a Securitization trustee for the benefit of the holders of the Notes. Issuers shall pay all costs associated with the retention and ongoing services provided by the Securitization trustee pursuant to any indenture or similar document.

                  Section 13.2. Rating Surveillance. Note Trustee will have the right to retain the Rating Agencies to provide rating surveillance services in connection with or prior to a Securitization and the annual cost of such ongoing surveillance will be at the expense of the Issuers.

                                  ARTICLE XIV

                                 SECURITIZATION
                                 --------------

                  Section 14.1. Sale of Note and Securitization. At the request of Note Trustee and, to the extent not already required to be provided by Issuers and Operating Lessees under this Indenture, Issuers or Operating Lessees shall use reasonable efforts to satisfy the market standards which may be reasonably required in the marketplace or by the Rating Agencies in connection with the Securitization of rated single or multi-class securities (the "Securities") secured by or evidencing ownership interests in the Note and this Indenture, including using reasonable efforts to do (or cause to be done) the following (but Issuers and Operating Lessees will not in any event be required to incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or greater obligations than as currently set forth in the Transaction Documents and (ii) except as set forth in Section 12.13 or Article XIII, any expense or any liability:

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                  14.1.1 Provided Information. (i) Provide such non-confidential financial and other information (but not projections) with respect to the Property, Issuers, Operating Lessees and Property Managers to the extent such information is reasonably available to Issuers, Operating Lessees or Property Managers, (ii) provide business plans (but not projections) and budgets relating to the Property, to the extent prepared by the Issuers, Operating Lessees or Property Managers and (iii) cooperate with the holder of the Note (and its representatives) in obtaining such site inspection, appraisals, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or reasonably requested by the Rating Agencies (all information provided pursuant to this Section 14.1 together with all other information heretofore provided to Note Trustee or the Noteholders in connection with the Notes, as such may be updated, at Issuer's or Operating Lessee's request, in connection with a Securitization, or hereafter provided to Note Trustee or the Noteholders in connection with the Notes or a Securitization, being herein collectively called the "Provided Information");

                  14.1.2 Updates to Opinions of Counsel. Shall use reasonable efforts to cause to be rendered such customary updates or customary modifications to the opinions of counsel delivered at the closing of the Notes as may be reasonably requested by the holder of the Note or the Rating Agencies in connection with the Securitization (it being agreed that in no event shall Issuer or Operating Lessee be obligated to deliver an opinion of counsel with respect to "true sale", " or no fraudulent conveyance" matters). Issuers' or Operating Lessees' failure to use reasonable efforts to deliver or cause to be delivered the opinion updates or modifications required hereby within twenty
(20) Business Days after written request therefor shall constitute an "Event of Default" hereunder.

                  14.1.3 Modifications to Transaction Documents. Execute such amendments to the Mortgage and Transaction Documents as may be reasonably requested by Note Trustee or the Noteholders or the Rating Agencies in order to achieve the required rating or to effect the Securitization (including, without limitation, modifying the Payment Date to a date other than as originally set forth in this Indenture), provided, that nothing contained in this Section
14.1.3 shall result in any economic or other material adverse change in the transaction contemplated by the Transaction Documents (unless Issuers and Operating Lessees are made whole by the holder of Note) or result in any operational changes that are unduly burdensome to the Properties, Issuers or Operating Lessees.

                  Notwithstanding anything to the contrary contained herein, neither Issuer nor Operating Lessee shall be required to modify any Transaction Document or organizational document in a manner which would increase Issuer's or Operating Lessee's obligations or have adverse effect whatsoever on Issuers or Operating Lessees (other than to a de-minimis extent).

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                  Section 14.2. Cooperation with Rating Agencies. Issuers and
Operating Lessees shall (i) at Note Trustee's request, meet with representatives of such Rating Agencies at reasonable times to discuss the business and operations of the Property, and (ii) cooperate with the reasonable requests of the Rating Agencies in connection with the Property and (iii) gather any reasonable environmental information reasonably required by the Rating Agencies in connection with the Securitization.

                  Section 14.3. Securitization Financial Statements. Issuers and Operating Lessees acknowledge that all such financial information delivered by Issuers or Operating Lessees to Note Trustee or the Noteholders pursuant to
Section 5.1(j) may, at Note Trustee's option, be delivered to the Rating
Agencies.

                  Section 14.4. Securitization Indemnification.

                  14.4.1 Disclosure Documents. Each of Issuers and Operating Lessees understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including a prospectus or private placement memorandum or a public registration statement (each, a "Disclosure Document") and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or to the Mexican National Banking and Securities Commission (Comision Nacional Bancoria a de Valores) in connection with any registration of Notes with such Commission or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, upon request, each of Issuers and Operating Lessees will reasonably cooperate with the holder of the Note in updating the Provided Information for inclusion or summary in the Disclosure Document by providing all current information pertaining to Issuers, Operating Lessees and the Properties necessary to keep the Disclosure Documents accurate and complete in all material respects with respect to such matters.

                  14.4.2 Indemnification Certificate. In connection with each of
(x) a preliminary and a private placement memorandum, or (y) a preliminary and final prospectus, as applicable, each of Issuers and Operating Lessees agree to provide, at Note Trustee's reasonable request, an indemnification certificate:

                           (i) certifying that each of Issuers and Operating Lessees have carefully examined those portions of such memorandum or prospectus, as applicable, reasonably designated in writing by Note Trustee for Issuers' or Operating Lessees' review pertaining to Issuers, Operating Lessees, the Properties, the Notes and/or the Provided Information) and insofar as such sections or portions thereof specifically pertain to Issuers, Operating Lessees, the Properties, the Provided Information or the Notes, (the "Relevant Portions"), the Relevant Portions do not (except to the extent specified by Issuers or Operating Lessees if Issuers or Operating Lessees do not agree with the statements therein), as of the date of such certificate, to Issuers' and Operating Lessees' actual knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and

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

                           (ii) indemnifying Note Trustee, the Noteholders, Deutsche Bank Securities, Inc., and the Affiliates of Deutsche Bank Securities, Inc. (collectively, "DBS") that have filed the Disclosure Document relating to the Securitization, each of its directors, each of its officers who have signed the Disclosure Document and each person or entity who controls DBS within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "DBS Group"), and DBS, together with the DBS Group, each of their respective directors and each person who controls DBS or the DBS Group, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the "Underwriter Group") for any actual, out-of-pocket losses, third party claims, damages (excluding lost profits, diminution in value and other consequential damages) or liabilities arising out of third party claims (the "Liabilities") to which any member of the Underwriter Group may become subject to the extent such Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Relevant Portions or arise out of or are based upon the omission by Issuer or Operating Lessee to state therein a material fact required to be stated in the Relevant Portions in order to make the statements in the Relevant Portions or in light of the circumstances under which they were made, not misleading (except that (x) Issuers' and Operating Lessees' obligation to indemnify in respect of any information contained in a preliminary or final registration statement, private placement memorandum or preliminary or final prospectus that is derived in part from information provided by Issuers or Operating Lessees and in part from information provided by others unrelated to or not employed by Issuers or Operating Lessees shall be limited to any untrue statement or omission of material fact therein known to Issuers or Operating Lessees that results directly from an error in any information provided (or which should have been provided) by Issuers or Operating Lessees which either of Issuers or Operating Lessees have been given the opportunity to examine and reasonably and promptly approve and (y) Issuers and Operating Lessees shall have no responsibility for the failure of any member of the Underwriting Group to accurately transcribe written information supplied by Issuers or Operating Lessees or to include such portions of the Provided Information).

                           (iii) Each of Issuers' and Operating Lessees' liability under clauses (a) and (b) above shall be limited to Liabilities arising out of or based upon any such untrue statement or omission by Issuers or Operating Lessees made therein in reliance upon and in conformity with information furnished to Note Trustee by, or furnished at the direction and on behalf of Issuers or Operating Lessees in connection with the preparation of those portions of the registration statement, memorandum or prospectus pertaining to Issuers, Operating Lessees, the Properties or the Notes, including financial statements of Issuers or Operating Lessees and operating statements with respect to the Properties. This indemnity agreement will be in addition to any liability which Issuers or Operating Lessees may otherwise have.

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

                           (iv) Promptly after receipt by an indemnified party under this Article XIV of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article XIV, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Article XIV of its assumption of such defense, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or in conflict with those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party. The indemnifying party shall not be liable for the expenses of separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in conflict with those available to another indemnified party

                           (v) In order to provide for just and equitable contribution in circumstances in which the indemnity provided for in this Article XIV is for any reason held to be unenforceable by an indemnified party in respect of any actual, out-of-pocket losses, claims, damages or liabilities relating to third party claims (or action in respect thereof) referred to therein which would otherwise be indemnifiable under this Article XIV, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such actual, out of pocket losses, third party claims, damages or liabilities (or action in respect thereof) (but excluding damages for loss profits, diminution in value of the Property and consequential damages); provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution for Liabilities arising therefrom from any person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the DBS Group's and Issuer's or Operating Lessee's relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; (iii) the limited responsibilities and obligations of Issuer and Operating Lessee as specified herein; and (iv) any other equitable considerations appropriate in the circumstances.

                                   ARTICLE XV

                                THE NOTE TRUSTEE
                                ----------------

                  Section 15.1. Duties of the Note Trustee (a) If an Event of Default has occurred and is continuing of which a Responsible Officer of the Note Trustee has actual knowledge, the Note Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such Person's own affairs.

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

                  (b) Except during the continuance of an Event of Default of which a Responsible Officer of the Note Trustee has actual knowledge:

                           (i) the Note Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Note Trustee; and

                           (ii) in the absence of bad faith on its part, the Note Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions which are furnished to the Note Trustee and conform to the requirements of this Indenture; however, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Note Trustee, the Note Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture; provided, however, that the Note Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Issuers hereunder.

                  (c) The Note Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

                           (i) this paragraph does not limit the effect of paragraph (d) of this Section 15.1;

                           (ii) the Note Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Note Trustee was negligent in ascertaining the pertinent facts;

                           (iii) the Note Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it;

                           (iv) no provision of this Indenture shall require the Note Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;

                           (v) anything in this Indenture to the contrary notwithstanding, in no event shall the Note Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Note Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and

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

                           (vi) the right of the Note Trustee to perform any discretionary act enumerated in this Indenture shall not be construed as a duty, and the Note Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act.

                  (d) Every provision of this Indenture that in any way relates to the Note Trustee acting in any of its capacities is subject to this Section 15.1.

                  (e) The Note Trustee shall not be liable for interest on any money received by it except as the Note Trustee may agree in writing with the Issuers.

                  (f) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Note Trustee shall be subject to the provisions of this Section 15.1.

                  (g) The Note Trustee shall not be charged with knowledge of any Event of Default unless either (1) a Responsible Officer shall have actual knowledge of such Event of Default or (2) written notice of such Event of Default shall have been received by a Responsible Officer in accordance with the provisions of this Indenture.

                  Section 15.2. Rights of Note Trustee. (a) The Note Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Note Trustee need not investigate any fact or matter stated in such document.

                  (b) Any request or direction of the Issuers mentioned herein shall be sufficiently evidenced by an Issuer Order or an Issuer Request and any resolution of a board of directors may be sufficiently evidenced by a resolution of such board of directors.

                  (c) Before the Note Trustee acts or refrains from acting, it may require an Authorized Officer Certificate or an Opinion of Counsel. The Note Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Authorized Officer Certificate or Opinion of Counsel.

                  (d) The Note Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through delegates, agents or attorneys or a custodian or nominee, and the Note Trustee shall not be responsible for any misconduct or negligence on the part of, or for the supervision of, any such agent, attorney, custodian or nominee appointed with due care by it hereunder.

                  (e) The Note Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

                  (f) The Note Trustee may consult with counsel, and the advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in reliance thereon.

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

                  (g) The Note Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Noteholders pursuant to this Indenture or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders pursuant to this Indenture, unless such Noteholders shall have offered to the Note Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

                  (h) The Note Trustee shall not be bound to make any investigation into the facts or matters stated in any document, but the Note Trustee, in its direction, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Note Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by an agent or attorney; and

                  (i) The Note Trustee shall not be required to give any bond or surety in respect of the execution of the trust created hereby or the powers granted hereunder.

                  Section 15.3. Individual Rights of Note Trustee. The Note Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or its Affiliates with the same rights it would have had if it were not Note Trustee.

                  Section 15.4. Note Trustee's Disclaimer. The Note Trustee (i) shall not be responsible for, and makes no representation, as to the validity or adequacy of this Indenture or the Notes and (ii) shall not be accountable for the Issuers' use of the proceeds from the Notes, or responsible for any statement of the Issuers in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Note Trustee's Certificate of Authentication.

                  Section 15.5. Notice of Defaults. If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Note Trustee, the Note Trustee shall mail to each Noteholder and the Issuers with a copy to the Rating Agency, notice of such Default within thirty (30) calendar days after obtaining actual knowledge of such Default. Except in the case of a Default in payment of principal of or interest on any Note, the Note Trustee may withhold the notice, and be protected against liability in withholding such notice, if, and so long as the Note Trustee in good faith determines that withholding the notice is in the best interests of the Noteholders and shall so advise the Issuers in writing. Where a notice of the occurrence of an Event of Default has been given to the Noteholders pursuant to this Section 15.5 and the Event of Default is thereafter cured, the Note Trustee shall give notice that the Event of Default is no longer continuing to the Noteholders within thirty
(30) calendar days after a Responsible Officer of the Note Trustee obtains actual knowledge that the Event of Default has been cured.

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                  Section 15.6. Compensation and Indemnity. (a) On the Closing
Date and from time to time thereafter, the Issuers shall pay to the Note Trustee any costs, fees and expenses of its counsel and a fee as agreed upon between the Issuers and the Note Trustee in a letter agreement, dated as of the date hereof, as compensation for its services as Note Trustee hereunder. The Note Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Note Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include, but will not be limited to, the reasonable compensation and expenses, disbursements and advances of the Note Trustee's agents (including any receiver), delegates, counsel, accountants and experts. The Issuers shall indemnify the Note Trustee against any and all loss, liability or expense (including reasonable attorney's fees) incurred by it in connection with the administration of this trust and the performance of its duties in its various capacities hereunder including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Note Trustee shall notify the Issuers and the Noteholders promptly of any claim for which it may seek indemnity. Failure by the Note Trustee to so notify the Issuers shall not relieve the Issuers of its obligations hereunder. The Issuers need not reimburse any expense or indemnity against any loss, liability or expense incurred by the Note Trustee through the Note Trustee's own willful misconduct, negligence or bad faith. To the extent the Note Trustee renders services or incurs expenses after an Event of Default specified in Section 10.1(a)(vii), the compensation for services and expenses incurred by it are intended to constitute expenses of administration under any applicable federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect.

                  (b) The Issuers' payment obligations to the Note Trustee pursuant to this Section 15.6 shall survive the resignation or removal of the Note Trustee and the discharge of this Indenture.

                  Section 15.7. Replacement of Note Trustee. (a) No resignation or removal of the Note Trustee, and no appointment of a successor Note Trustee, shall become effective until the acceptance of appointment by the successor Note Trustee pursuant to this Section 15.7. The Note Trustee may resign at any time by so notifying the Issuers upon not less than sixty (60) calendar days prior written notice. The Holders of two-thirds of the Outstanding Principal Amount of the Notes may remove the Note Trustee without cause by so notifying the Note Trustee and the Issuers and may appoint a successor Note Trustee. The Issuers shall remove the Note Trustee promptly if:

                           (i) the Note Trustee fails to comply with Section 15.10;

                           (ii) the Note Trustee is adjudged to be bankrupt or insolvent;

                           (iii) a receiver or other public officer takes charge of the Note Trustee or its property; or

                           (iv) the Note Trustee otherwise becomes incapable of acting.

If the Note Trustee resigns or is removed or if a vacancy exists in the office of Note Trustee for any reason (the Note Trustee in such event being referred to herein as the retiring Note Trustee), the Issuers shall promptly appoint a successor Note Trustee.

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

                  (b) Any successor Note Trustee shall deliver a written acceptance of its appointment to the retiring Note Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Note Trustee shall become effective, and the successor Note Trustee shall have all the rights, powers and duties of the Note Trustee under this Indenture. The successor Note Trustee shall mail a notice of its succession to Noteholders. If the retiring Note Trustee resigns or is removed, the retiring Note Trustee, the Issuers or the Holders of a majority of the Outstanding Principal Amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Note Trustee. If the Note Trustee fails to comply with Section 15.10, any Noteholder may petition any court of competent jurisdiction for the removal of the Note Trustee and the appointment of a successor Note Trustee.

                  (c) Notwithstanding the replacement of the Note Trustee pursuant to this Section 15.7, the Issuers' obligations under Section 15.6 shall continue for the benefit of the retiring Note Trustee.

                  Section 15.8. Successor Note Trustee by Merger. (a) If the Note Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Note Trustee; provided, however, that such corporation or banking association shall be otherwise qualified and eligible under Section 15.9 and
Section 15.10. The Note Trustee shall provide the Rating Agency with written notice of any such transaction.

                  (b) In case at the time such successor or successors by merger, conversion or consolidation to the Note Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Note Trustee may adopt the Certificate of Authentication of any predecessor trustee, and deliver such Notes so authenticated, and in case at that time any of the Notes shall not have been authenticated, any successor to the Note Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Note Trustee. In all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Note Trustee shall have.

                  Section 15.9. Eligibility; Disqualification. The Note Trustee or its parent shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report and shall have a long-term senior unsecured debt rating of no lower than "BBB-" by the Rating Agency, or shall otherwise be acceptable to the Rating Agency.

                                  ARTICLE XVI

                    NOTEHOLDERS' LISTS, REPORTS AND MEETINGS
                    ----------------------------------------

                  Section 16.1. Preservation of Information; Communications to Noteholders. The Note Trustee shall preserve in as current a form as is reasonably practicable, the names and addresses of Holders of Global Notes received by the Note Trustee in its capacity as Note Registrar.

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

                  Section 16.2. Fiscal Year. Unless the Issuers otherwise determine, the fiscal year of the Issuers shall correspond to the calendar year.

                  Section 16.3. Voting by Noteholders. Except as otherwise provided in the Indenture (including, without limitation, the provisions of Section 17.2) all resolutions of the Noteholders shall be passed by votes representing more than 50 percent of the Outstanding Principal Amount.

                  Section 16.4. Purposes for Which Noteholder Meetings May Be Called. A meeting of Noteholders may be called at any time and from time to time pursuant to this Article to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be made, given or taken by the Noteholders.

                  Section 16.5. Call, Notice and Place of Meetings.

                  (a) The Note Trustee may at any time call a meeting of Noteholders for any purpose specified in Section 16.4, to be held at such time and at such place in New York, New York as the Note Trustee shall determine. Notice of every meeting of Noteholders, setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given by the Note Trustee, in the manner provided in Section 12.6, not less than ten (10) nor more than 180 calendar days prior to the date fixed for the meeting.

                  (b) In case at any time an Issuer, pursuant to a resolution of the Board of Directors of such Issuer, or the Holders of at least ten percent (10%) of the Outstanding Principal Amount of the Notes shall have requested the Note Trustee to call a meeting of the Noteholders for any purpose specified in
Section 16.4, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Note Trustee shall not have made the first publication of the notice of such meeting within ten (10) calendar days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Issuers or the Noteholders in the amount above specified, as the case may be, may determine the time and the place in New York, New York, for such meeting and may call such meeting for such purposes by giving notice thereof as provided in subsection (a) above.

                  Section 16.6. Persons Entitled to Vote at Meetings.

                  To be entitled to vote at any meeting of the Noteholders a Person shall (a) be a Holder of one or more of the Outstanding Notes or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Outstanding Notes. The only Persons who shall be entitled to be present or to speak at any meeting of Noteholders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Note Trustee and its counsel, and any representatives of the Issuers and their counsel.

                  Section 16.7. Quorum; Action.

                  The Persons entitled to vote at least a majority of the Outstanding Principal Amount of the Notes shall constitute a quorum for a meeting of the Noteholders. In the absence of a quorum within 60 minutes of the time appointed for any such meeting, the meeting shall, if convened at the request of Noteholders, be dissolved. In any other case the meeting may be adjourned for a period of not less than ten (10) calendar days as determined by the chairman of the meeting prior to the adjournment of such meeting. In the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than ten (10) calendar days as determined by the chairman of the meeting prior to the adjournment of such adjourned meeting. Notice of the reconvening of any adjourned meeting shall be given as provided in Section 12.6, except that such notice need be given only once not less than five (5) calendar days prior to the date on which the meeting is scheduled to be reconvened. Notice of the reconvening of an adjourned meeting shall state expressly the percentage, as provided above, of the Outstanding Principal Amount of the Notes that shall constitute a quorum.

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

                  Except as limited by the proviso to the first paragraph of
Section 17.2, any resolution presented to a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid may be adopted by the affirmative vote of the Holders of at least a majority of the Outstanding Principal Amount of the Notes; provided, however, that, except as limited by the proviso to the first paragraph of Section 17.2, any resolution with respect to any consent or waiver that this Indenture expressly provides may be given by the Holders of at least a majority of the Outstanding Principal Amount of the Notes may be adopted at a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid only by the affirmative vote of the Holders of at least a majority of the Outstanding Principal Amount of the Notes; and provided, further, that, except as limited by the proviso to the first paragraph of Section 17.2, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that this Indenture expressly provides may be made, given or taken by the Holders of a specified percentage, which is less than a majority of the Outstanding Principal Amount of the Notes may be adopted at a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid by the affirmative vote of the Holders of such specified percentage of the Outstanding Principal Amount of the Notes.

                  Any resolution passed or decision taken at any meeting of Holders of Notes duly held in accordance with this Section 16.7 shall be binding on all the Noteholders, whether or not present or represented at the meeting.

                  Notwithstanding the foregoing provisions of this Section 16.7, if any action is to be taken at a meeting of Noteholders with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that this Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in aggregate Outstanding Principal Amount of the Notes affected thereby, or of the Noteholders:

                           (i) there shall be no minimum quorum requirement for such meeting; and

                           (ii) the aggregate Outstanding Principal Amount of the Notes that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under this Indenture.

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

                  Section 16.8. Determination of Voting Rights; Conduct and Adjournment of Meetings.

                  (a) Notwithstanding any other provisions of this Indenture, the Note Trustee may make such reasonable regulations as it may deem advisable for any meeting of Noteholders in regard to proof of the holding of the Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of Notes shall be proved in the manner specified in Section 2.1.10 and the appointment of any proxy shall be proved in the manner specified in Section 2.1.10 or by having the signature of the person executing the proxy witnessed or guaranteed by any trust company, bank or banker authorized by Section 2.1.10 to certify to the holding of Notes. Such regulations may provide that written instruments appointing proxies, regular on their face, may be presumed valid and genuine without the proof specified in Section 2.1.10 or other proof.

                  (b) The Note Trustee shall, by an instrument in writing, appoint a chairman of the meeting, unless the meeting shall have been called by the Issuers or by Holders of Notes as provided in Section 16.5, in which case the Issuers or the Holders of Notes calling the meeting, as the case may be, shall in like manner appoint a chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Persons entitled to vote at least a majority of the Outstanding Principal Amount of the Notes represented at the meeting.

                  (c) At any meeting each Noteholder or proxy shall be entitled to one vote for each $[1,000] of the Outstanding Principal Amount of the Notes held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote, except as a Noteholder or of a proxy.

                  (d) Any meeting of Noteholders duly called pursuant to Section
16.5 at which a quorum is present may be adjourned from time to time by Persons entitled to vote at least a majority of the Outstanding Principal Amount of the Notes represented at the meeting; and the meeting may be held as so adjourned without further notice.

                  Section 16.9. Counting Votes and Recording Action of Meetings.

                  The vote upon any resolution submitted to any meeting of Noteholders shall be by written ballots on which shall be subscribed the signatures of the Noteholders or their representatives by proxy and the principal amounts and serial numbers of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record, at least in duplicate, of the proceedings of each meeting of Noteholders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 16.5 and, if applicable, Section 16.7. Each copy shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one such copy shall be delivered to the Issuers, and another to the Note Trustee to be preserved by the Note Trustee, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.

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

                                  ARTICLE XVII

                             SUPPLEMENTAL INDENTURES
                             -----------------------

                  Section 17.1. Supplemental Indentures Without Consent of Noteholders. Without the consent of the Noteholders but with prior notice to the Rating Agency, the Issuers and the Note Trustee, when authorized by an Issuer Order, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Note Trustee, for any of the following purposes:

                           (i) to evidence the succession, in compliance with the applicable provisions hereof, of another Person to the Issuers, and the assumption by any such successor of the covenants of the Issuers herein and in the Notes;

                           (ii) to add to the covenants of the Issuers, for the benefit of the Holders of the Notes, or to surrender any right or power herein conferred upon the Issuers;

                           (iii) to convey, transfer, assign, mortgage or pledge any property to or with the Note Trustee;

                           (iv) to cure any ambiguity, to correct or supplement any provision herein or in any supplemental indenture that may be inconsistent with any other provision herein or in any supplemental indenture or to make any other provisions with respect to matters or questions arising under this Indenture which will not be inconsistent with other provisions of the Indenture; or

                           (v) to evidence and provide for the acceptance of the appointment hereunder by a successor trustee with respect to the Notes and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one trustee, pursuant to the requirements of
         Article XV;

provided, however, that (i) such action shall not, as evidenced by an Opinion of Counsel, adversely affect the interests of any Noteholder, (ii) the Rating Agency Condition shall have been satisfied with respect to such action and (iii) such action shall not amend, modify or waive any of the subordination provisions. The Note Trustee is hereby authorized to join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations that may be therein contained.

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

                  Section 17.2. Supplemental Indentures with Consent of Noteholders. The Issuers and the Note Trustee, when authorized by an Issuer Order, also may, with the consent of the Holders of not less than a majority of the Outstanding Principal Amount of the Notes affected thereby, by Act of such Holders evidenced by a resolution adopted at a meeting of the Noteholders delivered to the Issuers and the Note Trustee, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, this Indenture or modifying in any manner the rights of the Holders of the Notes under this Indenture; provided that (i) the Rating Agency Condition shall have been satisfied with respect to such action and (ii) no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:

                           (i) change the Maturity Date or any Payment Date, or reduce the Outstanding Principal Amount thereof, the interest rate thereon (or manner of calculation of the interest rate) or change any time or place of payment where, or the coin or currency in which, any principal of or interest on any Note is payable, or impair the right to institute suit for the enforcement of the provisions of this Indenture requiring the application of funds available therefor, as provided in
         Article X, to the payment of any such amount due on the Notes on or after the respective due dates thereof;

                           (ii) reduce the percentage of the Outstanding Principal Amount of the Notes the consent of the respective Noteholders of which is required for any such supplemental indenture, or the consent of the respective Noteholders of which is required for any waiver of future compliance with certain provisions of this Indenture or certain past defaults hereunder and their consequences provided for in this Indenture;

                           (iii) modify any provision of this Indenture specifying a percentage of the aggregate Outstanding Principal Amount of the Notes necessary to amend this Indenture or the other Transaction Documents except to increase any percentage specified herein or to provide that certain additional provisions of this Indenture or the other Transaction Documents cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby;

                           (iv) modify any of the provisions of this Indenture in such manner as to affect the calculation of the amount of any payment of interest or the Note Repayment Amount, as applicable, due on any Note on any Payment Date or Maturity Date (including the calculation of any of the individual components of such calculation) or to affect the rights of the Holders of the Notes to the benefit of any provisions for the mandatory redemption of the Notes contained herein; or

                           (v) change the dates upon which optional redemption of the Notes are permitted.

                  It shall not be necessary for any Act of the Noteholders under this Section 17.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

                  Promptly after the execution by the Issuers and the Note Trustee of any supplemental indenture pursuant to this Section 17.2, the Note Trustee shall mail to the Holders of the Notes to which such amendment or supplemental indenture relates a notice setting forth in general terms the substance of such supplemental indenture. Any failure of the Note Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

                  Section 17.3. Execution of Supplemental Indentures. In executing, or permitting the additional trusts created by, any supplemental indenture permitted by this Article XVII or the modification thereby of the trusts created by this Indenture, the Note Trustee shall be entitled to receive, and subject to Sections 15.1 and 15.2, shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent to the execution and delivery of such supplemental indenture have been satisfied. The Note Trustee may, but shall not be obligated to, enter into any such supplemental indenture that affects the Note Trustee's own rights, duties, liabilities or immunities under this Indenture or otherwise.

                  Section 17.4. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to the provisions hereof, this Indenture shall be and shall be deemed to be modified and amended in accordance therewith with respect to the Notes affected thereby, and the respective rights, limitations of rights, obligations, duties, liabilities and immunities under this Indenture of the Note Trustee, the Issuers and the Holders of the Notes shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

                  Section 17.5. Reference in Notes to Supplemental Indentures. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article XVII may, and if required by the Note Trustee shall, bear a notation in form approved by the Note Trustee as to any matter provided for in such supplemental indenture. If the Issuers or the Note Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Note Trustee and the Issuers, to any such supplemental indenture may be prepared and executed by the Issuers and authenticated and delivered by the Note Trustee in exchange for Outstanding Notes.

                  IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed by their duly authorized representatives, all as of the day and year first above written.

                                    NOTE TRUSTEE:

                                    LASALLE BANK NATIONAL ASSOCIATION, a
                                        national banking association


                                    By: ____________________________
                                        Name:
                                        Title:

                                    ISSUERS:

                                        SHC LINCOLNSHIRE LLC, a Delaware
                                           limited liability company


                                        By: ____________________________
                                            Name:
                                            Title:


                                        SHC LAKE BUENA VISTA II, L.L.C., a
                                            Delaware limited liability company


                                        By: ____________________________
                                            Name:
                                            Title:


                                        NEW RANCHO, L.L.C., a Delaware limited
                                            liability company


                                        By: ____________________________
                                            Name:
                                            Title:


                                        SHC SCHAUMBURG II, L.L.C., a Delaware
                                            limited liability company


                                        By: ____________________________
                                            Name:
                                            Title:


                                        NEW SANTA MONICA BEACH HOTEL, L.L.C.,
                                            a Delaware limited liability company


                                        By: ____________________________
                                            Name:
                                            Title:

                                         NEW BURBANK, L.L.C., a Delaware
                                             limited liability company


                                         By: ____________________________
                                             Name:
                                             Title:


                                         INMOBILIARIA NACIONAL MEXICANA, S.A DE
                                             R.L. DE C.V., a Mexican limited
                                             liability company


                                         By: ____________________________
                                             Name:
                                             Title:


                                         PUNTA MITA RESORT, S. DE R.L. DE C.V.,
                                             a Mexican limited liability company


                                         By: ____________________________
                                             Name:
                                             Title:

                  By signing below, Operating Lessee agrees, in consideration of the substantial benefit that it will receive from Note Trustee making the Notes to Issuer, to comply (or permit Issuer to take such action necessary to comply) with all of the terms, conditions, obligations and restrictions expressly applicable to Operating Lessee set forth herein:

                               OPERATING LESSEES:

                                          DTRS LINCOLNSHIRE, L.L.C., a Delaware
                                             limited liability company


                                          By: ____________________________
                                              Name:
                                              Title:


                                          DTRS LAKE BUENA VISTA, L.L.C., a
                                              Delaware limited liability company


                                          By: ____________________________
                                              Name:
                                              Title:


                                          DTRS RANCHO LAS PALMAS, L.L.C., a
                                              Delaware limited liability company


                                          By: ____________________________
                                              Name:
                                              Title:


                                          DTRS SCHAUMBURG, L.L.C., a Delaware
                                              limited liability company


                                          By: ____________________________
                                              Name:
                                              Title:

                                          DTRS SANTA MONICA, L.L.C., a Delaware
                                              limited liability company


                                          By: ____________________________
                                              Name:
                                              Title:


                                          DTRS BURBANK, L.L.C., a Delaware
                                              limited liability company


                                          By: ____________________________
                                              Name:
                                              Title:


                                          PUNTA MITA RESORT TRS, S. DE R.L. DE
                                              C.V., a Mexican limited liability
                                              company


                                          By: ____________________________
                                              Name:
                                              Title: